As filed with the Securities and Exchange Commission on May 25, 2005
Registration No. 333-123309

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

AMENDMENT NO. 3
TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

THE PROCTER & GAMBLE COMPANY
(Exact name of Registrant as specified in its charter)

Ohio	2840	31-0411980
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
One Procter & Gamble Plaza
Cincinnati, Ohio 45202
(513) 983-1100
(Address, Including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)
James J. Johnson, Esq.
The Procter & Gamble Company
One Procter & Gamble Plaza
Cincinnati, Ohio 45202
(513) 983-2069
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Chris B. Walther, Esq. The Procter & Gamble Company One Procter & Gamble Plaza Cincinnati, Ohio 45202 (513) 983-7854	Dennis J. Block, Esq. Cadwalader, Wickersham & Taft LLP One World Financial Center New York, New York 10281 (212) 504-6000	Richard K. Willard, Esq. The Gillette Company Prudential Tower Building Boston, Massachusetts 02199 (617) 421-7000	George R. Bason, Jr., Esq. Davis Polk & Wardwell 450 Lexington Ave. New York, New York 10017 (212) 450-4000
     Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the effective date of this registration statement and the effective time of the merger (the “Merger”) of Aquarium Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of The Procter & Gamble Company, an Ohio corporation (“Procter & Gamble”), with and into The Gillette Company, a Delaware corporation (“Gillette”), as described in the Agreement and Plan of Merger, dated as of January 27, 2005 (the “Merger Agreement”), attached as Annex A to the joint proxy statement/ prospectus forming part of this registration statement.
     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this joint proxy statement/ prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary joint proxy statement/ prospectus is not an offer to sell and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated May 25, 2005

MERGER PROPOSAL — YOUR VOTE IS IMPORTANT
      The boards of directors of The Procter & Gamble Company and The Gillette Company have approved a merger that will result in a company with world-class brands, technologies and capabilities. We believe the combined company will be able to create substantially more shareholder value than could be achieved by either company individually.
      If the merger is completed, Gillette shareholders will receive, for each share of Gillette common stock, 0.975 shares of Procter & Gamble common stock. Procter & Gamble shareholders will continue to own their existing Procter & Gamble shares. Upon completion of the merger, Procter & Gamble shareholders will own approximately 71% of the combined company on a fully diluted basis, and Gillette shareholders will own approximately 29% of the combined company on a fully diluted basis. The shares of the combined company will be traded on the New York Stock Exchange under the symbol “PG”.
      We are asking the Procter & Gamble shareholders to adopt the merger agreement and approve the issuance of Procter & Gamble common stock in the merger. Procter & Gamble’s special meeting will be held:
July 12, 2005
9:00 a.m., local time
Procter & Gamble General Offices
Two Procter & Gamble Plaza
Cincinnati, Ohio 45202
      Procter & Gamble’s board of directors unanimously recommends that Procter & Gamble shareholders vote FOR the adoption of the merger agreement and the approval of the issuance of Procter & Gamble common stock in the merger.
      We are asking the Gillette shareholders to adopt the merger agreement and approve the merger. Gillette’s special meeting will be held:
July 12, 2005
1:00 p.m., local time
Hotel du Pont
11th and Market Streets
Wilmington, Delaware 19801
      Gillette’s board of directors unanimously recommends that Gillette shareholders vote FOR the adoption of the merger agreement and approval of the merger.
      We cannot complete the merger unless the shareholders of Gillette adopt the merger agreement and approve the merger and the shareholders of Procter & Gamble adopt the merger agreement and approve the issuance of Procter & Gamble common stock in the merger. Your vote is important.
      We believe this merger will create a strong combined company that will deliver important benefits to its shareholders, customers and consumers.

A.G. Lafley	James M. Kilts
Chairman of the Board, President and Chief Executive	Chairman of the Board, President and Chief Executive Officer
The Procter & Gamble Company	The Gillette Company
Consider the risks described on pages I-16 through I-18 of this document.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities to be issued under this joint proxy statement/ prospectus or determined if this joint proxy statement/ prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.
      This joint proxy statement/ prospectus is dated May 25, 2005, and is first being mailed to the shareholders of Procter & Gamble and Gillette on or about June 3, 2005.

REFERENCES TO ADDITIONAL INFORMATION
      This joint proxy statement/ prospectus incorporates important business and financial information about Procter & Gamble and Gillette from other documents that are not included in or delivered with this joint proxy statement/ prospectus. This information is available to you without charge upon your written or oral request. You can obtain those documents incorporated by reference in this joint proxy statement/ prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

if you are a Procter & Gamble shareholder:		if you are a Gillette shareholder:
By Mail:	The Procter & Gamble Company	By Mail:	The Gillette Company
	P.O. Box 5572		Prudential Tower Building
	Cincinnati, OH 45201-5572		Boston, MA 02199-8004
	Attention: Shareholder Services		Attention: Office of the Secretary
By Telephone:	(800) 764-7483	By Telephone:	(617) 421-7000
If you would like to request documents, please do so by July 1, 2005 in order to receive them before your special meeting.
See “Where You Can Find More Information” beginning on page V-2.
VOTING ELECTRONICALLY OR BY TELEPHONE
Procter & Gamble shareholders of record may submit their proxies:

•	Through the Internet, by visiting a web site established for that purpose at www.proxyvote.com and following the instructions; or

•	By telephone, by calling the toll-free number (800) 690-6903 in the United States, Canada or Puerto Rico on a touch-tone phone and following the recorded instructions; or

•	By mail, by marking, signing, and dating your proxy and returning it in the postage-paid envelope provided or returning it to The Procter & Gamble Company, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.
Gillette shareholders of record may submit their proxies:

•	Through the Internet, by visiting a web site established for that purpose at www.proxyvote.com and following the instructions; or

•	By telephone, by calling the number (800) 690-6903 in the United States, Canada or Puerto Rico on a touch-tone phone and following the recorded instructions; or

•	By mail, by marking, signing, and dating your proxy and returning it in the postage-paid envelope provided or returning it to The Gillette Company, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.
If you are a beneficial owner, please refer to your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS OF
THE PROCTER & GAMBLE COMPANY
       NOTICE IS HEREBY GIVEN that The Procter & Gamble Company will hold a special meeting of its shareholders on July 12, 2005 at 9:00 a.m., local time, at the Procter & Gamble General Offices, Two Procter & Gamble Plaza, Cincinnati, Ohio 45202. The purpose of the Procter & Gamble special meeting is to consider and vote upon the following matters:

1.	A proposal to adopt the Agreement and Plan of Merger, dated as of January 27, 2005, among Procter & Gamble, Aquarium Acquisition Corp., a wholly owned subsidiary of Procter & Gamble, and Gillette, and approve the issuance of Procter & Gamble common stock in the merger. A copy of the merger agreement is attached as Annex A to the joint proxy statement/ prospectus accompanying this notice;

2.	A proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement and approve the issuance of Procter & Gamble common stock in the merger; and

3.	To transact such other business as may properly come before the special meeting and any adjournment or postponement thereof.
      Holders of record of Procter & Gamble common stock, Series A ESOP Convertible Class A Preferred Stock, and Series B ESOP Convertible Class A Preferred Stock at the close of business on May 19, 2005 are entitled to receive this notice and vote their shares, as a single class, at the special meeting or any adjournment or postponement of that meeting. As of that date, there were 2,474,553,691 shares of common stock outstanding, 87,832,935 shares of Series A ESOP Convertible Class A Preferred Stock outstanding and 68,726,896 shares of Series B ESOP Convertible Class A Preferred Stock outstanding. Each share of stock is entitled to one vote on each matter properly brought before the meeting.
      If you plan to attend the special meeting, you should present the admission ticket included with the accompanying joint proxy statement/ prospectus in order to gain admittance to the meeting. This ticket admits only the shareholder listed on the reverse side and is not transferable. If the shares are held in the name of a broker, trust, bank or other nominee, you should bring with you a proxy or letter from the broker, trustee, bank or nominee confirming your beneficial ownership of the shares. If you plan to vote via proxy and your shares are held in “street name”, please note that your broker will not be permitted to vote on the adoption of the merger agreement and approval of the issuance of Procter & Gamble common stock in the merger unless you provide your broker with instructions on how to vote. A failure to vote is the same as a vote against this proposal.
      Your Board of Directors unanimously recommends that you vote to adopt the merger agreement and approve the issuance of Procter & Gamble common stock in the merger.

By Order of the Board of Directors

James J. Johnson
Secretary
Cincinnati, Ohio
May 25, 2005
IMPORTANT
  Your vote is important. Please either (1) mark, sign, date and return the enclosed proxy card as promptly as possible in the enclosed postage-paid envelope; (2) use the telephone number shown on the proxy card to submit your proxy by telephone or (3) visit the web site noted on your proxy card to submit your proxy on the Internet. Remember, your vote is important, so please act today!

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS OF
THE GILLETTE COMPANY
       NOTICE IS HEREBY GIVEN that The Gillette Company will hold a special meeting of its shareholders at Hotel du Pont, 11th and Market Streets, Wilmington, Delaware 19801, at 1:00 p.m., local time, on July 12, 2005. The purpose of the Gillette special meeting is to consider and vote upon the following matters:

1.	A proposal to adopt the Agreement and Plan of Merger, dated as of January 27, 2005, among Procter & Gamble, Aquarium Acquisition Corp., a wholly owned subsidiary of Procter & Gamble, and Gillette and approve the merger contemplated by the merger agreement. A copy of the merger agreement is attached as Annex A to the joint proxy statement/ prospectus accompanying this notice;

2.	A proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement and approve the merger; and

3.	To transact such other business as may properly come before the special meeting and any adjournment or postponement thereof.
      Holders of record of Gillette common stock at the close of business on May 19, 2005 are entitled to receive this notice and to vote their shares at the special meeting or any adjournment or postponement of that meeting. As of the record date, there were 997,614,555 shares of Gillette common stock outstanding. Each share of common stock is entitled to one vote on each matter properly brought before the meeting.
      If you owned shares on the record date and wish to attend the special meeting in person, proof of ownership of Gillette common stock, as well as a form of personal identification, may be requested in order to be admitted to the meeting. If you are a shareholder of record, your name can be verified against Gillette’s shareholder list. If your shares are held in the name of a bank, broker, or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be admitted to the meeting. If you plan to vote via proxy and your shares are held in “street name”, please note that your broker will not be permitted to vote on the adoption of the merger agreement and approval of the merger unless you provide your broker with instructions on how to vote. A failure to vote is the same as a vote against this proposal.
      Your Board of Directors unanimously recommends that you vote to adopt the merger agreement and approve the merger. Your attention is directed to the joint proxy statement/ prospectus accompanying this notice for a discussion of the merger and the merger agreement.

By Order of the Board of Directors

Peter M. Green
Secretary
Boston, Massachusetts
May 25, 2005
IMPORTANT
     Your vote is important. Please either (1) mark, sign, date and return the enclosed proxy card as promptly as possible in the enclosed postage-paid envelope; (2) use the telephone number shown on the proxy card to submit your proxy by telephone; or (3) visit the web site noted on your proxy card to submit your proxy on the Internet. Remember, your vote is important, so please act today!

-i-

-ii-

-iii-

CHAPTER ONE:
THE MERGER
QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	What do I need to do now?

A:	After you carefully read this document, mail your signed proxy card in the enclosed return envelope, or submit your proxy by telephone or on the Internet, as soon as possible, so that your shares may be represented at your meeting. In order to assure that your vote is obtained, please vote your proxy as instructed on your proxy card even if you currently plan to attend your meeting in person.

Q:	Why is my vote important?

A:	If you do not return your proxy card or submit your proxy by telephone or through the Internet or vote in person at your special meeting, it will be more difficult for Procter & Gamble and Gillette to obtain the necessary quorum to hold their special meetings. In addition, if you are a Procter & Gamble shareholder, your failure to vote will have the same effect as a vote against the merger agreement and the issuance of Procter & Gamble common stock in the merger. If you are a Gillette shareholder, your failure to vote will have the same effect as a vote against the merger agreement and the merger.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	No. If you do not provide your broker with instructions on how to vote your “street name” shares, your broker will not be permitted to vote them on either the adoption of the merger agreement and approval of the merger by Gillette shareholders or adoption of the merger agreement and approval of the issuance of Procter & Gamble common stock by Procter & Gamble shareholders. You should therefore be sure to provide your broker with instructions on how to vote your shares. Please check the voting form used by your broker to see if it offers telephone or Internet submission of proxies.

Q:	What if I fail to instruct my broker?

A:	If you fail to instruct your broker to vote your shares and the broker submits an unvoted proxy, the resulting broker “non-vote” will be counted toward a quorum at the respective special meeting, but it will otherwise have the consequences set forth above under “Why is my vote important?”

Q:	How do I vote my shares if I am a participant in a Procter & Gamble employee benefit plan?

A:	If you are a participant in The Procter & Gamble Shareholder Investment Program, you can vote shares of Procter & Gamble common stock held for your account through the Shareholder Investment Program Custodian.

If you are a participant in The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan, you can instruct the trustees how to vote the shares of stock that are allocated to your account. If you do not vote your shares, the trustees will vote them in proportion to those shares for which they have received voting instructions. Likewise, the trustees will vote shares that have not been allocated to any account in the same manner.

Q:	Can I change my vote after I have mailed my proxy card?

A:	Yes. You can change your vote at any time before your proxy is voted at your company’s special meeting. You can do this in one of three ways:

• timely delivery of a valid, later-dated proxy or a later-dated proxy by telephone or Internet;

• written notice to your company’s Secretary before the meeting that you have revoked your proxy; or

• voting by ballot at either the Procter & Gamble special meeting or the Gillette special meeting.

If you have instructed a broker to vote your shares, you must follow directions from your broker to change those instructions.

Chapter One — The Merger

Q:	Am I entitled to exercise any dissenters’ or appraisal rights in connection with the merger?

A:	Under Delaware law, Gillette shareholders are not entitled to exercise appraisal rights in connection with the merger. Under Ohio law, however, Procter & Gamble shareholders are entitled to exercise dissenters’ rights provided they follow all of the legal requirements. You should review the section of this document entitled “Dissenters’ Rights” for further information.

Q:	When and where are the special meetings?

A:	The Procter & Gamble special meeting will take place on July 12, 2005 at the Procter & Gamble General Offices, Two Procter & Gamble Plaza, Cincinnati, Ohio 45202 at 9:00 a.m., local time.

The Gillette special meeting will take place on July 12, 2005 at Hotel du Pont, 11th and Market Streets, Wilmington, Delaware 19801 at 1:00 p.m., local time.

Q:	Should I send in my stock certificates now?

A:	No. After the merger is completed, Procter & Gamble will send Gillette shareholders written instructions for exchanging their stock certificates. Procter & Gamble shareholders will keep their existing stock certificates.

Q:	When do you expect the merger to be completed?

A:	Procter & Gamble and Gillette are working to complete the merger by the fall of 2005. However, it is possible that factors outside the control of both companies could result in the merger being completed at a later time. Procter & Gamble and Gillette hope to complete the merger as soon as reasonably practicable.

Q:	Will Procter & Gamble shareholders receive any shares as a result of the merger?

A:	No. Procter & Gamble shareholders will continue to hold the Procter & Gamble shares they currently own.

Q:	Who do I call if I have questions about the meetings or the merger?

A:	Procter & Gamble shareholders may call toll-free (800) 742-6253.

Gillette shareholders may call the Office of the Secretary at (617) 421-7000.

Chapter One — The Merger
SUMMARY
      This summary highlights selected information from this joint proxy statement/ prospectus and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger agreement, you should carefully read this entire document and the documents referred to herein. See “Where You Can Find More Information” on page V-2.
The Companies (see page I-42)

The Procter & Gamble Company
One Procter & Gamble Plaza
Cincinnati, Ohio 45202
(513) 983-1100
Internet address: www.pg.com
      Procter & Gamble is a recognized leader in the development, distribution, and marketing of superior Fabric Care, Home Care, Baby Care, Feminine Care, Family Care, Beauty Care, Health Care, and Snacks and Coffee products. Procter & Gamble has one of the largest and strongest portfolios of trusted brands, including Pampers®, Tide®, Ariel®, Always®, Pantene®, Head and Shoulders®, Wella®, Bounty®, Folgers®, Pringles®, Charmin®, Downy®, Iams®, Crest®, Actonel® and Olay®. Procter & Gamble employs approximately 110,000 people worldwide.

The Gillette Company
Prudential Tower Building
Boston, Massachusetts 02199
(617) 421-7000
Internet address: www.gillette.com
      The Gillette Company is the global market leader in nearly a dozen major consumer products categories, principally in the grooming, alkaline battery and oral care businesses. Gillette’s leading consumer products include the Mach3® family, the Venus® family, Sensor®, Duracell®, Braun®, Gillette Complete Skincare®, Gillette Series®, Right Guard®, Soft & Dri®, Dry Idea®, Oral-B® and Rembrandt®. Gillette employs approximately 28,700 people worldwide.
What Gillette Shareholders Will Receive in the Merger (see page I-71)
      Gillette shareholders will receive 0.975 shares of Procter & Gamble common stock for each share of Gillette common stock. Procter & Gamble will not issue fractional shares in the merger. As a result, the total number of shares of Procter & Gamble common stock that each Gillette shareholder will receive in the merger will be rounded down to the nearest whole number, and each Gillette shareholder will receive a cash payment for the remaining fraction of a share of Procter & Gamble stock that he or she would otherwise receive, if any, based on the market value of Procter & Gamble common stock at the close of business on the date the merger becomes effective.
Example: If you currently own 100 shares of Gillette common stock, you will be entitled to receive 97 shares of Procter & Gamble common stock and a check for the market value of 0.5 shares of Procter & Gamble common stock at the close of business on the date the merger becomes effective.
      The number of shares of Procter & Gamble common stock issued in the merger for each share of Gillette common stock is fixed. Accordingly, shareholders of Gillette may receive more or less value depending on fluctuations in the price of Procter & Gamble common stock. The merger may not be completed until a significant period of time has passed after the Procter & Gamble and Gillette special meetings, and at the time of their respective special meetings, Procter & Gamble and Gillette shareholders will not know the exact value of the Procter & Gamble common stock that will be issued in connection with the merger.

Chapter One — The Merger
Recommendations to Shareholders (see page I-30)
      To Procter & Gamble Shareholders:
      Procter & Gamble’s board of directors believes the merger is advisable and fair to you and in your best interests and recommends that you vote FOR the proposal to adopt the merger agreement and approve the issuance of Procter & Gamble common stock in the merger, and FOR the proposal to adjourn the special meeting, if necessary, to permit further solicitation of proxies on the proposal to adopt the merger agreement and approve the issuance of Procter & Gamble common stock in the merger.
      To Gillette Shareholders:
      Gillette’s board of directors believes the merger is advisable and fair to you and in your best interests and recommends that you vote FOR the proposal to adopt the merger agreement and approve the merger, and FOR the proposal to adjourn the special meeting, if necessary, to permit further solicitation of proxies on the proposal to adopt the merger agreement and approve the merger. When you consider the board of directors’ recommendation, you should be aware that Gillette’s directors may have interests in the merger that may be different from, or in addition to, your interests. These interests are described in “Interests of Certain Persons in the Merger”.
Reasons for the Merger (see page I-28)
      The boards of directors of Procter & Gamble and Gillette believe that this merger will create a leading global consumer products company with greater product diversity, geographic breadth, organizational capabilities and financial resources to take greater advantage of new opportunities and bring innovative new products to market faster.
      The boards of both companies believe that the combined company will be able to benefit from:

•	complementary strengths in innovation, selling and go-to-market capabilities to improve sales growth;

•	strengthened line-up of industry leading brands;

•	increased scale for better consumer value and lower costs; and

•	enhanced relationships with retail customers.
      As a result, the boards of directors of Procter & Gamble and Gillette believe the merger will lead to more consistent and stronger shareholder and consumer value creation over the long term.
Shareholder Votes Required (see page III-4)
      For Procter & Gamble Shareholders:
      Approval of the proposal to adopt the merger agreement and approve the issuance of Procter & Gamble common stock in the merger requires the affirmative vote of at least a majority of the outstanding shares of Procter & Gamble common stock, Series A ESOP Convertible Class A Preferred Stock and Series B ESOP Convertible Class A Preferred Stock, voting together as a single class. Approval of the proposal to adjourn the special meeting, if necessary, to permit further solicitation of proxies requires the affirmative vote of a majority of the shares represented at the special meeting and entitled to vote.
      On the record date, directors and executive officers of Procter & Gamble and their affiliates beneficially owned or had the right to vote 11,554,759 shares of Procter & Gamble common stock, 183,322 shares of Series A ESOP Convertible Class A Preferred Stock and 2,295 shares of Series B ESOP Convertible Class A Preferred Stock, representing approximately .45% of the shares entitled to vote at the special meeting. While there are no voting agreements or arrangements with any directors, officers or other shareholders of Procter & Gamble relating to the merger, to Procter & Gamble’s knowledge, directors and executive officers of Procter & Gamble and their affiliates intend to vote their common stock, Series A ESOP Convertible Class A Preferred Stock and Series B ESOP Convertible Class A Preferred Stock in favor of the proposal to adopt the merger agreement and approve the issuance of Procter & Gamble common stock in the merger.

Chapter One — The Merger
      For Gillette Shareholders:
      Adoption of the merger agreement and approval of the merger require the affirmative vote of at least a majority of the outstanding shares of Gillette common stock. Approval of the proposal to adjourn the special meeting, if necessary, to permit further solicitation of proxies requires the affirmative vote of a majority of the shares represented at the special meeting and entitled to vote. On the record date, directors and executive officers of Gillette and their affiliates beneficially owned or had the right to vote 13,164,364 shares of Gillette common stock, representing approximately 1.3% of the shares of Gillette common stock outstanding on the record date. While there are no voting agreements or arrangements with any directors, officers or other shareholders of Gillette relating to the merger of which Gillette is aware, to Gillette’s knowledge, directors and executive officers of Gillette and their affiliates intend to vote their common stock in favor of the adoption of the merger agreement and approval of the merger.
      Warren E. Buffett, Chairman and Principal Executive Officer of Berkshire Hathaway, Inc., which beneficially owns approximately 10.1% of Gillette’s outstanding common stock, and approximately 0.025% of Procter & Gamble’s outstanding common stock, has informed Procter & Gamble and Gillette, and has publicly stated, that he supports the merger. However, Mr. Buffett’s statements are a reflection of intent only, and do not create any contractual or other legal obligation to vote in favor of the merger or otherwise hold or acquire shares of Gillette common stock or Procter & Gamble common stock following consummation of the merger.
The Merger (see page I-71)
      Under the terms of the proposed merger, Aquarium Acquisition Corp., a wholly owned subsidiary of Procter & Gamble formed for the purpose of the merger, will be merged with and into Gillette. As a result, Gillette will continue as the surviving corporation and will become a wholly owned subsidiary of Procter & Gamble upon completion of the merger. Accordingly, Gillette shares will no longer be publicly traded.
      The merger agreement is attached as Annex A to this joint proxy statement/ prospectus. Please read the merger agreement carefully and fully as it is the legal document that governs the merger. For a summary of the merger agreement, see “The Merger Agreement” on page I-71.
Treatment of Gillette Stock Options and Other Equity-Based Awards (see page I-71)
      Each outstanding Gillette stock option (other than stock options that Gillette anticipates granting in June 2005) will become fully-vested and exercisable immediately prior to the consummation of the merger. Each outstanding, exercisable Gillette stock option may be exercised, in whole or in part, at that time entitling the holder to receive, at his or her election, either: (1) shares of Procter & Gamble common stock equal to the number of Gillette shares deliverable upon exercise of the option multiplied by the exchange ratio of 0.975 or (2) a cash payment equal to the number of Procter & Gamble shares that would have been deliverable upon exercise.
      Each Gillette stock option which remains outstanding at the effective time (including any stock options granted in June 2005) will be converted into an option to purchase Procter & Gamble common stock as follows: the number of shares subject to the option will be multiplied by the exchange ratio of 0.975 and the exercise price will be divided by the exchange ratio of 0.975.
Ownership of Procter & Gamble After the Merger
      Procter & Gamble will issue approximately 1,048,455,357 shares of Procter & Gamble common stock to Gillette shareholders in the merger. At the completion of the merger, it is expected that there will be outstanding approximately 3.6 billion shares of the combined company. The shares of Procter & Gamble common stock to be issued to Gillette shareholders in the merger will represent approximately 29% of the outstanding Procter & Gamble common stock after the merger on a fully diluted basis. This information is

Chapter One — The Merger
based on the number of Procter & Gamble and Gillette shares and options outstanding on May 19, 2005, taking into consideration anticipated share repurchases before completion of the merger.
Conditions to the Completion of the Merger (see page I-78)
      The completion of the merger depends upon the satisfaction or waiver of a number of conditions, including the following:

•	adoption of the merger agreement and approval of the merger by the Gillette shareholders and adoption of the merger agreement and approval of the issuance of Procter & Gamble common stock in the merger by the Procter & Gamble shareholders;

•	expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and approval of the merger by the European Commission;

•	absence of any law, order or injunction in the United States or European Union prohibiting the merger;

•	receipt of opinions of counsel to Procter & Gamble and Gillette that the merger will qualify as a tax-free reorganization;

•	absence of any pending action or proceeding by a governmental entity in the United States or European Union seeking to make the merger illegal or otherwise prohibiting consummation of the merger;

•	material accuracy, as of the closing, of the representations and warranties made by the parties and material compliance by the parties with their respective obligations under the merger agreement;

•	that neither party shall have suffered any change that would reasonably be expected to have a material adverse effect on that party; and

•	holders of not more than 5% of the outstanding common stock of Procter & Gamble shall have exercised their dissenters’ rights under the Ohio General Corporation Law.
Termination of Merger Agreement (see page I-79)
      Right to Terminate. The merger agreement may be terminated at any time prior to the effective time in any of the following ways:

•	by mutual written consent.

•	by either company:

•	if the merger has not been completed by November 30, 2005, or if the conditions to closing relating to antitrust or other governmental approvals of the merger have not been satisfied, but all other conditions to closing are satisfied or are capable of being satisfied, this date is automatically extended to February 28, 2006; except that a party may not terminate the merger agreement if the cause of the merger not being completed is that party’s failure to fulfill its material obligations under the merger agreement;

•	if a governmental authority or a court in the United States or European Union permanently orders or prohibits the completion of the merger or a governmental authority in the United States or European Union fails to grant any necessary approval of the merger, except that a party may not terminate the merger agreement if the cause of the prohibition or failure to obtain approval is a result of that party’s failure to fulfill its obligations under the provision of the merger agreement, which among other requirements, requires each party to use its commercially reasonable efforts to obtain government approvals for the completion of the merger and requires each party to divest certain assets in response to requirements imposed by antitrust authorities;

Chapter One — The Merger

•	if either Procter & Gamble’s shareholders fail to adopt the merger agreement and approve the issuance of Procter & Gamble common stock in the merger, or Gillette’s shareholders fail to adopt the merger agreement and approve the merger; or

•	if either party has breached in any material respect any of its representations or warranties, or has failed to perform in any material respect any of its covenants or obligations under the merger agreement and such breach:

•	would result in the failure of certain closing conditions to the merger being satisfied; and

•	is incapable of being cured or remains uncured at November 30, 2005.

•	by Procter & Gamble:

•	if Gillette’s board of directors either fails to make or changes its recommendation in a manner adverse to Procter & Gamble, or fails to call the Gillette special meeting to vote on the merger in the manner contemplated by the merger agreement.

•	by Gillette:

•	if Procter & Gamble’s board of directors either fails to make or changes its recommendation in a manner adverse to Gillette, or fails to call the Procter & Gamble special meeting to vote on the proposal to adopt the merger agreement and approve the issuance of Procter & Gamble common stock in the merger in the manner contemplated by the merger agreement;

•	if Gillette’s board of directors authorizes Gillette to enter into a written agreement concerning a transaction that Gillette’s board of directors has determined in accordance with the merger agreement is a superior proposal, except that Gillette cannot terminate the merger agreement for this reason unless (1) Gillette provides Procter & Gamble with notice of the existence and terms of the superior proposal, and a statement as to whether Gillette intends to enter into a definitive agreement for a business combination, (2) Procter & Gamble, within four business days of receiving such notice from Gillette, does not make an offer that the board of directors of Gillette determines is at least as favorable to the Gillette shareholders as the superior proposal Gillette received from the third party and (3) Gillette pays Procter & Gamble the termination fee described below in “— Termination Fee Payable by Gillette” at or prior to such termination.
      Termination Fee Payable by Gillette. Gillette has agreed to pay Procter & Gamble a termination fee of $1.92 billion (within one business day after the earlier of the date Gillette enters into a definitive agreement with respect to, or consummates, a business combination), if the merger agreement is terminated under one of the following circumstances:

•	the merger agreement is (1) terminated by Procter & Gamble because the board of directors of Gillette withdraws or changes its recommendation in a manner adverse to Procter & Gamble or for any reason Gillette fails to call its shareholders’ meeting in accordance with the terms of the merger agreement and (2) within twelve months of the termination, Gillette enters into a definitive agreement or completes a transaction with respect to a business combination with a third party;

•	the merger agreement is (1) terminated by Procter & Gamble or Gillette because Gillette’s shareholders failed to adopt the merger agreement and approve the merger (but only if, prior to the date of the Gillette special meeting, there was made public an offer or proposal for, or any public announcement with respect to, a business combination involving Gillette) and (2) within twelve months of the termination, Gillette enters into a definitive agreement or completes a transaction with respect to a business combination with a third party; or

•	the merger agreement is (1) terminated by Procter & Gamble or Gillette because regulatory approvals required to complete the merger have not been obtained by November 30, 2005 (or February 28, 2006, if the termination date is extended), and at the time of termination Gillette has not yet obtained its shareholder approval, and prior to November 30, 2005 (or February 28, 2006, if

Chapter One — The Merger

the termination date is extended) there has been an offer or proposal for, or announcement with respect to, a business combination involving Gillette, and (2) within twelve months of the termination Gillette enters into a definitive agreement or completes a transaction with respect to a business combination with a third party.
      Gillette also has agreed to pay Procter & Gamble the termination fee of $1.92 billion (at or prior to such termination), if Gillette terminates the merger agreement because Gillette’s board of directors has authorized Gillette to enter into a written agreement for a superior proposal and Procter & Gamble has not, within four business days of notice from Gillette, made an offer that the board of directors of Gillette determines is at least as favorable as the superior proposal Gillette has received from a third party.
Regulatory Approvals (see page I-36)
      Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the merger cannot be completed until the companies have made required notifications, given certain information and materials to the Federal Trade Commission or to the Antitrust Division of the United States Department of Justice and specified waiting period requirements have expired. Procter & Gamble and Gillette filed the required notification and report forms with the Antitrust Division and the Federal Trade Commission. On March 21, 2005, the Federal Trade Commission submitted a Request for Additional Information and Documentary Material, also referred to as a “second request,” to Procter & Gamble and Gillette. Procter & Gamble and Gillette are in the process of gathering information to respond to this second request, and are working cooperatively with the Federal Trade Commission as it reviews the merger.
      Procter & Gamble and Gillette each conduct business in member states of the European Union, and the merger therefore also requires the review of the European Commission. Procter & Gamble and Gillette intend to seek approval of the European Commission for the merger shortly.
      Procter & Gamble and Gillette are not permitted to complete the merger unless the regulatory conditions to completion of the merger described above are satisfied.
      Procter & Gamble and Gillette also have made or expect to make regulatory filings in a number of other countries including Mexico, China, Brazil, Canada, Argentina, Bulgaria, Colombia, Romania, Switzerland, Turkey and South Africa.
Material Federal Income Tax Consequences of the Merger (see page I-34)
      A Gillette shareholder’s receipt of Procter & Gamble common stock in the merger will be tax-free for United States federal income tax purposes, except for taxes which may result from any receipt of cash in lieu of fractional shares of Procter & Gamble common stock.
      There will be no United States federal income tax consequences to a holder of Procter & Gamble stock as a result of the merger, other than the United States federal income tax consequences to a holder of Procter & Gamble stock that exercises dissenters’ rights in connection with the merger. The exercise of dissenters’ rights by a holder of Procter & Gamble stock in connection with the merger will generally be a taxable transaction to such holder.
      The United States federal income tax consequences described above may not apply to some holders of Procter & Gamble and Gillette stock, including some types of holders specifically referred to on page I-34. Accordingly, please consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.
Transaction and Merger-Related Costs
      The transaction was valued at approximately $57 billion as of the date of its announcement. Procter & Gamble and Gillette also expect to incur costs associated with combining the operations of the two companies, including an anticipated cost of between $115 million and $125 million for transaction and merger-related costs (including filing and registration fees with the SEC and NYSE, printing and mailing costs associated with this joint proxy/registration statement, and legal, accounting, investment banking (other than Merrill Lynch), consulting, public relations and proxy solicitation fees). An additional cost

Chapter One — The Merger
associated with fees to be paid to Merrill Lynch will be in an amount mutually agreed upon by Procter & Gamble and Merrill Lynch; although the exact amount of the fee to be paid to Merrill Lynch has not been determined, it is anticipated that it will be in the range of $30 million. James Kilts and Gillette’s other four most highly compensated executive officers will receive approximately $284.5 million in severance and change in control benefits and Gillette’s other executive officers will receive approximately $175.9 million in severance and change in control benefits. Additional costs may be incurred in the integration of the businesses of Procter & Gamble and Gillette.
Listing of Procter & Gamble Common Stock
      The shares of Procter & Gamble common stock to be issued in the merger will be listed on the New York Stock Exchange under the ticker symbol “PG”.
Dissenters’ Rights (see page I-37)
      Procter & Gamble shareholders who (1) do not vote to adopt the merger agreement and approve the issuance of Procter & Gamble common stock in the merger, and (2) deliver a written demand for payment of the fair cash value of their shares of Procter & Gamble stock not later than ten days after the Procter & Gamble special meeting, shall be entitled, if and when the merger is completed, to receive the fair cash value of their shares of Procter & Gamble common stock. The right as a Procter & Gamble shareholder to receive the fair cash value of Procter & Gamble shares of common stock, however, is contingent upon strict compliance by the dissenting Procter & Gamble shareholder with the procedures set forth in Ohio Revised Code Section 1701.85, a copy of which is attached to this document as Annex E. If you wish to submit a written demand for payment of the fair cash value of your Procter & Gamble common stock, you should deliver your demand no later than ten days after the Procter & Gamble special meeting. Under Delaware law, Gillette shareholders will not have appraisal rights.

Comparison of Procter & Gamble/Gillette Shareholder Rights (see page IV-1)
      The rights of Gillette shareholders are currently governed by the Delaware General Corporation Law and Gillette’s certificate of incorporation and bylaws. The rights of Procter & Gamble shareholders are governed by the Ohio General Corporation Law and Procter & Gamble’s articles of incorporation and regulations. Upon completion of the merger, shareholders of Gillette and shareholders of Procter & Gamble will all be shareholders of Procter & Gamble, and their rights will be governed by the Ohio General Corporation Law and by Procter & Gamble’s articles of incorporation and regulations. Neither Procter & Gamble’s articles of incorporation nor its regulations will be affected by the merger.
Interests of Certain Persons in the Merger (see page I-65)
      When Gillette shareholders consider their board of directors’ recommendation that they vote in favor of the adoption of the merger agreement and approval of the merger, Gillette shareholders should be aware that Gillette executive officers and directors may have interests in the merger that may be different from, or in addition to, their interests.
      Some of these interests include:

•	compensatory payments and other benefits described in “Interests of Certain Persons in the Merger”; and

•	the rights of James M. Kilts, Chairman, President and Chief Executive Officer of Gillette, under his amended employment agreement with Gillette pursuant to which Mr. Kilts has agreed to continue his employment with the combined company in the position of Vice Chairman of Procter & Gamble and to serve on the Procter & Gamble board of directors, in each case for one year following consummation of the merger. As Chairman of the Gillette board of directors, Mr. Kilts voted, along with all of Gillette’s other directors, to approve the merger.

Chapter One — The Merger
Accounting Treatment of the Merger (see page I-34)
      Procter & Gamble will account for the merger under the purchase method of accounting for business combinations under accounting principles generally accepted in the United States of America.
Opinion of Procter & Gamble’s Financial Advisor (see page I-44)
      In connection with the merger, the Procter & Gamble board of directors considered the opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Procter & Gamble’s financial advisor. Merrill Lynch rendered a written opinion to the Procter & Gamble board of directors that, as of January 27, 2005, and based upon and subject to the factors and assumptions set forth therein, the exchange ratio of 0.975 was fair from a financial point of view to Procter & Gamble. This opinion, which is attached as Annex B, sets forth the procedures followed, assumptions made, matters considered and limitations on the review undertaken by Merrill Lynch in providing its opinion. Please read this opinion carefully and in its entirety.
      This opinion is directed to the board of directors of Procter & Gamble and does not constitute a recommendation to any shareholder as to how that shareholder should vote on, or take any other action with respect to, the merger.
Opinions of Gillette’s Financial Advisors (see page I-51)
      Goldman, Sachs & Co. and UBS Securities LLC have rendered their respective opinions to the Gillette board of directors that, as of January 27, 2005, and based upon and subject to the factors, assumptions, procedures, limitations and qualifications set forth therein, the exchange ratio of 0.975 of a share of Procter & Gamble common stock to be received for each share of Gillette common stock pursuant to the merger agreement was fair from a financial point of view to the holders of shares of Gillette common stock.
      The full text of the opinions of Goldman Sachs and UBS, each dated January 27, 2005, which set forth assumptions made, procedures followed, factors considered and limitations and qualifications on the review undertaken in connection with the opinions, are attached as Annexes C and D to this joint proxy statement/ prospectus. The opinions should be read in their entirety. Goldman Sachs and UBS provided their opinions for the information and assistance of the Gillette board of directors in connection with its consideration of the merger. The Goldman Sachs and UBS opinions are not recommendations as to how any holder of shares of Gillette common stock should vote with respect to the merger.
Repurchase of Common Stock (see page I-39)
      On January 28, 2005, at the time the proposed merger was announced, Procter & Gamble announced a common stock repurchase program pursuant to which it and/or one or more of its subsidiaries plan to repurchase up to $18 billion to $22 billion of its common stock over a period of 12-18 months. Procter & Gamble determined that an all stock transaction coupled with a stock repurchase program would serve as an effective method to mitigate the potential dilutive impact on Procter & Gamble’s earnings per share as a result of the issuance of additional shares in an all stock merger while still providing for a tax-free transaction for Gillette shareholders. The repurchase of shares under this repurchase program commenced on January 28, 2005 pursuant to a Rule 10b5-1(c) plan. Procter & Gamble is not legally or contractually obligated to repurchase its shares of common stock.

Chapter One — The Merger
Selected Historical Financial Information
      The following financial information is provided to assist you in your analysis of the financial aspects of the merger. The annual Procter & Gamble historical information is derived from the audited consolidated financial statements of Procter & Gamble as of and for each of the years ended June 30, 2000 through 2004. The annual Gillette historical information is derived from the audited consolidated financial statements of Gillette as of and for each of the years ended December 31, 2000 through 2004. The Procter & Gamble data for the nine months ended March 31, 2005 and 2004, has been derived from interim unaudited financial statements of Procter & Gamble and, in the opinion of Procter & Gamble’s management, includes all normal and recurring adjustments that are considered necessary for the fair presentation of the results for the interim period. The Gillette data for the three months ended March 31, 2005 and 2004, has been derived from the interim unaudited financial statements of Gillette and, in the opinion of Gillette’s management, includes all normal and recurring adjustments that are considered necessary for the fair presentation of the results for the interim period. The information is only a summary and should be read in conjunction with each company’s historical consolidated financial statements and related notes contained in the Procter & Gamble annual report on Form 10-K for the year ended June 30, 2004, as conformed to organizational and segment measurement changes contained in the Procter & Gamble Form 8-K filed October 22, 2004, and as conformed to present the reclassification of certain investments from cash and cash equivalents to investment securities as contained in the Procter & Gamble Form 8-K filed March 14, 2005, and quarterly report on Form 10-Q for the quarter ended March 31, 2005, and the Gillette annual report on Form 10-K for the year ended December 31, 2004, and quarterly report on Form 10-Q for the quarter ended March 31, 2005, all of which are incorporated in this document by reference, as well as other information that has been filed with the SEC. See “Where You Can Find More Information” on page V-2 for information on where you can obtain copies of this information. The historical results included below and elsewhere in this document are not indicative of the future performance of Procter & Gamble, Gillette or the combined company.
Procter & Gamble Historical Financial Information

	As of and for the

	Nine Months Ended		Year Ended
	March 31,		June 30,

	2005	2004	2004	2003	2002	2001	2000

	(in millions, except per share data)
Net Sales	$42,483	$38,445	$51,407	$43,377	$40,238	$39,244	$39,951
Operating Income	8,628	7,688	9,827	7,853	6,678	4,736	5,954
Net Earnings	5,760	5,107	6,481	5,186	4,352	2,922	3,542
Diluted Net Earnings per Common Share	2.10	1.83	2.32	1.85	1.54	1.03	1.23
Dividends per Common Share	0.75	0.68	0.93	0.82	0.76	0.70	0.64
Total Assets	63,076	53,868	57,048	43,706	40,776	34,387	34,366
Long-Term Debt	12,936	13,349	12,554	11,475	11,201	9,792	9,012

Chapter One — The Merger
Gillette Historical Financial Information

	Three Months
	Ended
	March 31,		As of and for the Year Ended December 31,

	2005	2004	2004	2003	2002	2001	2000

	(in millions, except per share data)
Net Sales	$2,610	$2,235	$10,477	$9,252	$8,453	$8,084	$8,310
Operating Income	640	556	2,465	2,003	1,809	1,498	1,512
Net Earnings	449	376	1,691	1,385	1,216	910	392
Diluted Net Earnings per Common Share	0.45	0.37	1.68	1.35	1.15	0.86	0.37
Dividends per Common Share	0.16	0.16	0.65	0.65	0.65	0.65	0.65
Total Assets	10,987	9,832	10,731	10,041	9,883	9,961	10,246
Long-Term Debt	2,125	2,453	2,142	2,453	2,457	1,654	1,650
Selected Unaudited Pro Forma Combined Financial Information
      The merger will be accounted for under the purchase method of accounting, which means the assets and liabilities of Gillette will be recorded, as of completion of the merger, at their respective fair values and added to those of Procter & Gamble. For a more detailed description of purchase accounting, see “The Proposed Merger — Accounting Treatment” on page I-34.
      The selected unaudited pro forma combined financial information presented below reflects the purchase method of accounting and is for illustrative purposes only. The selected unaudited pro forma combined financial information may have been different had the companies actually been combined. The selected unaudited pro forma combined financial information does not reflect the effect of asset dispositions, if any, or revenue, cost or other operating synergies that may result from the merger, nor does it reflect the effects of any financing, liquidity or other balance sheet repositioning that may be undertaken in connection with or subsequent to the merger. You should not rely on the selected unaudited pro forma combined financial information as being indicative of the historical results that would have occurred had the companies been combined or the future results that may be achieved after the merger. The following selected unaudited pro forma combined financial information has been derived from, and should be read in conjunction with, the Unaudited Pro Forma Condensed Combined Financial Statements and related notes included in Chapter Two of this joint proxy statement/ prospectus.

	As of and for the

	Nine Months
	Ended
	March 31, 2005	Year Ended June 30, 2004

	(in millions, except per share data)
Net Sales	$50,892	$61,112
Operating Income	10,400	11,889
Net Earnings	6,983	7,903
Diluted Net Earnings per Common Share	1.87	2.09
Dividends per Common Share	0.75	0.93
Total Assets	129,009	—
Long-Term Debt	15,061	—

Comparative Per Share Information
      The following table sets forth selected historical per share information of Procter & Gamble and Gillette and unaudited combined per share information after giving effect to the merger between Procter & Gamble and Gillette, under the purchase method of accounting, assuming that 0.975 shares of Procter & Gamble common stock had been issued in exchange for each outstanding share of Gillette common stock. You should read this information in conjunction with the selected historical financial information, included

Chapter One — The Merger
elsewhere in this document, and the historical financial statements of Procter & Gamble and Gillette and related notes that are incorporated in this document by reference. The unaudited pro forma combined per share information is derived from, and should be read in conjunction with, the Unaudited Pro Forma Condensed Combined Financial Statements and related notes included in Chapter Two of this joint proxy statement/ prospectus. The historical per share information is derived from audited financial statements as of and for the year ended June 30, 2004, and unaudited financial statements as of and for the nine months ended March 31, 2005 in the case of Procter & Gamble and from audited financial statements as of and for the year ended December 31, 2004 and unaudited financial statements as of and for the three months ended March 31, 2005, in the case of Gillette. The unaudited pro forma Procter & Gamble per share equivalents are calculated by combining the Procter & Gamble historical share amounts with pro forma amounts from Gillette, based on the exchange ratio of 0.975.
      The unaudited pro forma combined per share information does not purport to represent what the actual results of operations of Procter & Gamble and Gillette would have been had the companies been combined or to project Procter & Gamble’s and Gillette’s results of operations that may be achieved after the merger.
Procter & Gamble Historical Financial Data:

	As of and for the

	Nine Months Ended	Year Ended
	March 31, 2005	June 30, 2004

Net Earnings per Common Share — Basic	$2.24	$2.46
Net Earnings per Common Share — Diluted	2.10	2.32
Cash Dividends	0.75	0.93
Book Value per Common Share — Basic	7.51	6.79
Gillette Historical Financial Data:

	As of and for the

	Three Months Ended	Year Ended
	March 31, 2005	December 31, 2004

Net Earnings per Common Share — Basic	$0.45	$1.69
Net Earnings per Common Share — Diluted	0.45	1.68
Cash Dividends	0.16	0.65
Book Value per Common Share — Basic	3.22	2.86
Procter & Gamble Unaudited Pro Forma Combined Financial Data:
      The Procter & Gamble unaudited pro forma combined financial data has been prepared for the benefit of both companies’ shareholders. The data was prepared on the basis of the combined companies’ pro forma results and reflecting the share exchange ratio of 0.975 including the impacts of net shares issued to satisfy Gillette stock options using the treasury stock method.

	As of and for the

	Nine Months Ended	Year Ended
	March 31, 2005	June 30, 2004

Net Earnings per Common Share — Basic	$1.97	$2.19
Net Earnings per Common Share — Diluted	1.87	2.09
Cash Dividends	0.75	0.93
Book Value per Common Share — Basic	20.79	—

Chapter One — The Merger
Gillette Equivalent Pro Forma Combined Financial Data:
      The Gillette equivalent pro forma financial data was prepared on the basis of the combined companies’ pro forma results and reflecting the share exchange ratio of 0.975.

	As of and for the

	Nine Months Ended	Year Ended
	March 31, 2005	June 30, 2004

Net Earnings per Common Share — Basic	$1.92	$2.14
Net Earnings per Common Share — Diluted	1.82	2.04
Cash Dividends	0.73	0.91
Book Value per Common Share — Basic	20.27	—
Comparative Per Share Market Price and Dividend Information
      Procter & Gamble common stock and Gillette common stock are each listed on the New York Stock Exchange. Procter & Gamble’s and Gillette’s ticker symbols are “PG” and “G”, respectively. The following table shows, for the calendar quarters indicated, based on published financial sources: (1) the high and low sale prices of shares of Procter & Gamble and Gillette common stock as reported on the New York Stock Exchange Composite Transaction Tape and (2) the cash dividends per share of Procter & Gamble and Gillette common stock.

	Procter & Gamble			Gillette
	Common Stock*			Common Stock

	High	Low	Dividends	High	Low	Dividends

2003
First Quarter	$45.00	$39.79	$0.205	$32.34	$28.00	$0.1625
Second Quarter	46.27	43.80	0.205	33.78	29.80	0.1625
Third Quarter	46.72	43.26	0.2275	33.57	29.75	0.1625
Fourth Quarter	49.97	46.41	0.2275	36.78	30.80	0.1625
2004
First Quarter	$53.61	$48.89	$0.2275	$39.95	$35.01	$0.1625
Second Quarter	56.34	51.64	0.25	43.78	37.75	0.1625
Third Quarter	56.95	51.50	0.25	43.30	37.77	0.1625
Fourth Quarter	57.40	50.53	0.25	45.70	39.10	0.1625
2005
First Quarter	$57.04	$51.16	$0.25	$51.90	$43.60	$0.1625

*	Sales prices and dividends per share were adjusted, as needed, to reflect a 2 for 1 stock split effected May 21, 2004

Chapter One — The Merger
Recent Closing Prices
      The following table sets forth the closing prices per share of Procter & Gamble common stock and Gillette common stock as reported on the New York Stock Exchange Composite Transaction Tape on January 27, 2005, the last full trading day prior to the announcement of the merger agreement, and May 24, 2005, the most recent practicable date prior to the mailing of this joint proxy statement/ prospectus to Procter & Gamble’s and Gillette’s shareholders. This table also sets forth the equivalent price per share of Gillette common stock on those dates. The equivalent price per share is equal to the closing price of a share of Procter & Gamble common stock on that date multiplied by 0.975, the applicable exchange ratio in the merger. These prices will fluctuate prior to the special meetings and the merger, and shareholders are urged to obtain current market quotations prior to making any decision with respect to the merger.

			Gillette Common
	Procter & Gamble	Gillette Common	Stock per share
Date	Common Stock	Stock	Equivalent

January 27, 2005	$55.32	$45.85	$53.94
May 24, 2005	$56.00	$53.57	54.60
      Although dividends are subject to future approval and declaration by Procter & Gamble’s and Gillette’s respective boards of directors, Procter & Gamble and Gillette each currently plan to continue to pay regular dividends on their common stock until closing of the merger. The dividend policy following the merger will be determined by Procter & Gamble’s board of directors.

Chapter One — The Merger
RISK FACTORS
      Procter & Gamble and Gillette shareholders should carefully consider the following factors before voting at their respective special meetings.
The Value of Procter & Gamble Shares Received Will Fluctuate; Shareholders of Gillette May Receive More or Less Value Depending on Fluctuations in the Price of Procter & Gamble Common Stock
      The number of shares of Procter & Gamble common stock issued in the merger for each share of Gillette common stock is fixed. The market prices of Procter & Gamble common stock and Gillette common stock when the merger is completed may vary from their market prices at the date of this document and at the date of the special meetings of Procter & Gamble and Gillette. Because the exchange ratio will not be adjusted to reflect any changes in the market value of Procter & Gamble common stock, the market value of Procter & Gamble common stock issued in the merger may be higher or lower than the value of such shares on earlier dates. During the 12-month period ending on May 24, 2005, the most recent practical date prior to the mailing of this joint proxy statement/ prospectus, Procter & Gamble common stock traded in a range from a low of $50.53 to a high of $57.40 and ended that period at $56.00, and Gillette common stock traded in a range from a low of $37.77 to a high of $54.33 and ended that period at $53.57. See “Comparative Per Share Market Price and Dividend Information” on page I-14 for more detailed share price information.
      These variations may be the result of various factors including:

•	changes in the business, operations or prospects of Procter & Gamble or Gillette;

•	governmental and/or litigation developments and/or regulatory considerations;

•	market assessments as to whether and when the merger will be consummated;

•	governmental action affecting the consumer products industry generally; and

•	general market and economic conditions.
      The merger may not be completed until a significant period of time has passed after the Procter & Gamble and Gillette special meetings. At the time of their respective special meetings, Procter & Gamble and Gillette shareholders will not know the exact value of the Procter & Gamble common stock that will be issued in connection with the merger.
      Shareholders of Procter & Gamble and Gillette are urged to obtain current market quotations for Procter & Gamble and Gillette common stock.
Gillette Shareholders Will Have a Reduced Ownership and Voting Interest After the Merger and Will Exercise Less Influence Over Management
      After the merger’s completion, Gillette shareholders will own a significantly smaller percentage of Procter & Gamble than they currently own of Gillette. Following completion of the merger, Gillette shareholders will own approximately 29% of the combined company on a fully-diluted basis. Consequently, Gillette shareholders may be able to exercise less influence over the management and policies of Procter & Gamble than they currently exercise over the management and policies of Gillette.
The Combined Company May Be Unable to Successfully Integrate Operations and Realize the Full Anticipated Cost Savings, Which May Harm the Value of Procter & Gamble Common Stock
      The merger involves the integration of two companies that have previously operated independently. The difficulties of combining the companies’ operations include:

•	the necessity of coordinating geographically separated organizations, systems and facilities; and

•	integrating personnel with diverse business backgrounds.

Chapter One — The Merger
      The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of one or more of the combined company’s businesses and the loss of key personnel. The diversion of management’s attention and any delays or difficulties encountered in connection with the merger and the integration of the two companies’ operations could result in the disruption of the combined company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that negatively affect the combined company’s ability to maintain relationships with customers, suppliers, employees and others with whom it has business dealings.
      Among the factors considered by the Procter & Gamble and the Gillette boards of directors in connection with their respective approvals of the merger agreement were the opportunities for operating efficiencies that could result from the merger. These savings may not be realized within the time periods contemplated or at all. If the combined company is not able to successfully achieve these savings, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected.
The Combined Company Will Incur Significant Transaction and Merger-Related Costs in Connection with the Merger
      Procter & Gamble and Gillette expect to incur a number of non-recurring costs associated with combining the operations of the two companies. The substantial majority of non-recurring charges resulting from the merger will be comprised of employee termination costs and other exit costs related to the Gillette business to achieve desired synergies. Procter & Gamble and Gillette have just recently begun collecting information in order to formulate detailed integration plans to deliver planned synergies. Procter & Gamble and Gillette will also incur transaction fees and other costs related to the merger, anticipated to be between $145 million and $155 million. This amount is a preliminary estimate and subject to change. Additional unanticipated costs may be incurred in the integration of the businesses of Procter & Gamble and Gillette. Although Procter & Gamble and Gillette expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses may offset incremental transaction and merger-related costs over time, this net benefit may not be achieved in the near term, or at all.
The Merger May Cause Dilution to Procter & Gamble Earnings Per Share, Which May Harm the Market Price of Procter & Gamble Common Stock
      The merger and the transactions contemplated by the merger agreement are expected to have a dilutive effect on earnings per share of Procter & Gamble common stock of approximately 25-35 cents per share in the first year after completion of the merger and 5-10 cents per share in the second year. The majority of this dilution will be caused by the additional shares of Procter & Gamble common stock that will be issued in the merger. The remaining dilution relates primarily to non-recurring charges resulting from employee termination and other exit costs. Procter & Gamble and Gillette have just recently begun collecting information in order to formulate detailed integration plans to deliver planned synergies. Accordingly, these amounts are preliminary estimates and subject to change. Procter & Gamble and Gillette could also encounter other transaction and integration-related costs or other factors such as the failure to realize any benefit from synergies anticipated in the merger. All of these factors could harm the market price of Procter & Gamble common stock.
Obtaining Required Approvals and Satisfying Closing Conditions May Delay or Prevent Completion of the Merger or Reduce the Anticipated Benefits of the Merger
      Completion of the merger is conditioned upon the receipt of all material governmental authorizations, consents, orders and approvals, including the expiration or termination of the applicable waiting periods, and any extension of the waiting periods, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and approval by the European Commission. Procter & Gamble and Gillette intend to pursue all required approvals in accordance with the merger agreement. These approvals may impose

Chapter One — The Merger
conditions on or require divestitures relating to the divisions, operations or assets of Procter & Gamble or Gillette. Such conditions or divestitures may jeopardize or delay completion of the merger or may reduce the anticipated benefits of the merger. See “The Merger Agreement — Conditions” on page I-78 for a discussion of the conditions to the completion of the merger and “The Proposed Merger — Regulatory Matters Relating to the Merger” on page I-36 for a description of the regulatory approvals necessary in connection with the merger.
Certain Directors and Executive Officers of Gillette May Have Potential Conflicts of Interests In Recommending That You Vote in Favor of the Merger
      Certain directors and executive officers may have interests that differ from yours. Following the completion of the merger, James M. Kilts will be a vice chairman of Procter & Gamble and entered into an amendment to his employment agreement concurrently with the execution of the merger agreement that is described under “The Proposed Merger — Interests of Certain Persons in the Merger.” Other executive officers of Gillette are subject to agreements and arrangements that may be affected by the merger in accordance with their terms that are also described under “The Proposed Merger — Interests of Certain Persons in the Merger.” Gillette directors will be entitled to continuation of indemnification and insurance arrangements under the merger agreement. See “Interests of Certain Persons in the Merger” for a description of the interests that Gillette’s directors and executive officers have in the merger, including the amounts of compensatory payments and other benefits to which they will be entitled to receive in connection with the merger. You should be aware of these interests when you consider your board of directors’ recommendation that you vote in favor of the merger.

Adverse Changes In Procter & Gamble’s Credit Ratings May Negatively Impact its Ability to Access Capital Markets
      Procter & Gamble has been notified by Standard & Poor’s, Moody’s and Fitch Ratings that borrowings associated with Procter & Gamble’s announced stock repurchase program have resulted in the re-examination and possible downgrading of its credit rating. While credit ratings reflect the opinions of the credit agencies issuing such ratings and may not necessarily reflect actual performance, a downgrade in Procter & Gamble’s credit rating could restrict or impede its ability to access capital markets at attractive rates and increase its borrowing costs.

Chapter One — The Merger
FORWARD-LOOKING STATEMENTS
      Procter & Gamble and Gillette have made forward-looking statements in this document, and in documents that are incorporated by reference in this document, that are subject to risks and uncertainties. These statements are based on the beliefs and assumptions of each company’s management. Generally, forward-looking statements include information concerning possible or assumed future actions, events or results of operations of Procter & Gamble, Gillette and the combined company. Forward-looking statements specifically include, without limitation, the information in this document regarding: projections; efficiencies/cost avoidance; cost savings; income and margins; earnings per share; growth; economies of scale; combined operations; the economy; future economic performance; conditions to, and the timetable for, completing the merger; future acquisitions and dispositions; litigation; potential and contingent liabilities; management’s plans; business portfolios; taxes; and merger and integration-related expenses.
      Forward-looking statements may be preceded by, followed by or include the words “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates” or similar expressions. Procter & Gamble and Gillette claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all forward-looking statements.
      Forward-looking statements are not guarantees of performance. You should understand that the following important factors, in addition to those discussed in “Risk Factors” above and elsewhere in this document, and in the documents which are incorporated by reference in this document, could affect the future results of Procter & Gamble and Gillette, and of the combined company after the completion of the merger, and could cause those results or other outcomes to differ materially from those expressed or implied in the forward-looking statements:

•	the ability to achieve business plans, including with respect to lower income consumers and growing existing sales and volume profitably despite high levels of competitive activity, especially with respect to the product categories and geographical markets (including developing markets) in which the combined company has chosen to focus;

•	the ability to successfully execute, manage and integrate key acquisitions and mergers, including Wella A.G. (in the case of Procter & Gamble) and the merger;

•	the ability to manage and maintain key customer relationships;

•	the ability to maintain key manufacturing and supply sources (including sole supplier and plant manufacturing sources);

•	the ability to successfully manage regulatory, tax and legal matters (including product liability, patent and other intellectual property matters), and to resolve pending matters within current estimates;

•	the ability to successfully implement, achieve and sustain cost improvement plans in manufacturing and overhead areas, including outsourcing projects;

•	the ability to successfully manage currency (including currency issues in volatile countries), debt (including debt related to Procter & Gamble’s share repurchase plan), interest rate and certain commodity cost exposures;

•	the ability to manage the continued global political and/or economic uncertainty and disruptions, especially in the combined company’s significant geographical markets, as well as any political and/or economic uncertainty and disruptions due to terrorist activities;

•	the ability to successfully manage the pattern of its sales, including the variation in sales volume within periods;

•	the ability to successfully manage competitive factors, including prices, promotional incentives and trade terms for its products;

Chapter One — The Merger

•	the ability to obtain patents and respond to technological advances attained by competitors and patents granted to competitors;

•	the ability to successfully manage increases in the prices of raw materials used to make the combined company’s products;

•	the ability to stay close to consumers in an era of increased media fragmentation; and

•	the ability to stay on the leading edge of innovation.

Chapter One — The Merger
THE PROPOSED MERGER
General
      Procter & Gamble’s board of directors is using this joint proxy statement/ prospectus to solicit proxies from the holders of Procter & Gamble common stock, Series A ESOP Convertible Class A Preferred Stock (“Series A ESOP Preferred Stock”), and Series B ESOP Convertible Class A Preferred Stock (“Series B ESOP Preferred Stock”) for use at the Procter & Gamble special meeting. Gillette’s board of directors is also using this document to solicit proxies from the holders of Gillette common stock for use at the Gillette special meeting.
Procter & Gamble Proposals
      At the Procter & Gamble special meeting, holders of Procter & Gamble common stock, Series A ESOP Preferred Stock, and Series B ESOP Preferred Stock will be asked to vote upon the adoption of the merger agreement and the approval of the issuance of Procter & Gamble common stock in the merger, and a proposal to adjourn the special meeting, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to adopt the merger agreement and approve the issuance of Procter & Gamble common stock in the merger.
      The merger will not be completed unless Procter & Gamble’s shareholders adopt the merger agreement and approve the issuance of Procter & Gamble common stock in the merger.
Gillette Proposals
      At the Gillette special meeting, holders of Gillette common stock will be asked to vote upon the adoption of the merger agreement and approval of the merger, and a proposal to adjourn the special meeting, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to adopt the merger agreement and approve the merger.
      The merger will not be completed unless Gillette’s shareholders adopt the merger agreement and approve the merger.
Background of the Merger
      During the past several years, senior management and the board of directors of Gillette have regularly reviewed the company’s strategic growth objectives and means of achieving those objectives, including potential strategic initiatives and various business combinations. In particular, Gillette’s senior management and board of directors have focused on Gillette’s long-term ability to compete in the consumer products market and Gillette’s reliance on its blades and razors business. Gillette’s senior management and board of directors considered whether an appropriate business combination would provide an increase in scale that would enable Gillette to more effectively address market demands, achieve cost and operating efficiencies, diversify its portfolio of products and obtain other benefits.
      In April of 2002, after discussion with, and approval of, the Gillette board of directors, James M. Kilts, Chairman, President and Chief Executive Officer of Gillette, approached the chief executive officer of a major consumer products company with respect to a potential business combination with that company. Given the complementary strengths of the two companies and the possible benefits of a business combination, senior management of the two companies engaged in preliminary discussions during the spring of 2002, and meetings were held between senior managements of the two companies. At the time, senior management of Gillette was considering a merger-of-equals approach to a possible transaction with that company. In the course of these discussions, the parties determined that they had substantially differing views as to their respective valuations and that significant differences existed regarding certain issues relating to the management and culture of the combined company. The parties therefore terminated discussions with respect to a possible transaction.
      In May of 2004, senior management of Gillette, together with its financial and legal advisors, re-examined the possibility of a business combination with the same company in connection with Gillette’s continuing strategic review of its business and prospects. Based on Gillette’s strong financial performance

Chapter One — The Merger
and progress with respect to its business initiatives, together with the performance of the potential merger partner since the period of the discussions in 2002, Gillette’s senior management proposed to renew its exploration of a business combination with that company but this time on the basis of an acquisition of that company by Gillette.
      On June 17, 2004, at a regularly scheduled meeting of the Gillette board of directors, Gillette’s senior management updated the board on the strategic implications and possible benefits and risks of a potential business combination. The board was supportive of management’s proposal to undertake a detailed analysis of the business combination and, if warranted following such analysis, re-engaging in discussions with that company to explore a possible business combination.
      During the summer of 2004, Mr. Kilts engaged in a discussion with the other company’s chief executive officer with respect to a possible acquisition by Gillette, but the parties were unable to make meaningful progress in that discussion due to valuation and other differences. Following this discussion, no further discussions were held between the parties due to the other party’s lack of response and the resulting judgment of Gillette’s management that pursuing such transaction was unlikely to be productive. Subsequently, Gillette’s senior management began to preliminarily consider other potential business combinations, including a transaction with Procter & Gamble.
      On September 23, 2004, at a regularly scheduled meeting of the Gillette board of directors, Gillette’s senior management updated the board on the lack of progress with the other consumer products company and the board of directors was informed that Gillette’s senior management did not recommend continuing to pursue the possibility of a business combination with that company. In addition, Gillette’s senior management discussed with the board the possibility of exploring a business combination with Procter & Gamble and the board of directors approved the suggestion that senior management move forward with its evaluation. Following the board meeting, Gillette’s senior management, together with its advisors, carefully considered a possible business combination with Procter & Gamble.
      Although Goldman Sachs and UBS had provided assistance to the senior management and the board of directors of Gillette in connection with the inquiries and analyses referred to above, in October 2004, Gillette formally engaged Goldman Sachs and UBS to act as its financial advisors in connection with the proposed merger. The Gillette board of directors decided to engage both financial advisors because of their substantial experience in similar transactions, their familiarity with Gillette and its business and the significance of the proposed transaction to Gillette.
      On October 21, 2004, at a regularly scheduled meeting of the Gillette board of directors, management provided its preliminary analysis of the possibility, risks and possible strategic and financial benefits of a business combination with Procter & Gamble. Goldman Sachs and UBS made presentations to the board concerning various aspects of such a combination. After representatives of Goldman Sachs and UBS left the board meeting, Davis Polk & Wardwell, legal counsel to Gillette, discussed the fiduciary duties of the directors as well as certain other legal issues in connection with such a combination. At the conclusion of the meeting, the board authorized Gillette’s senior management to initiate contact with Procter & Gamble concerning a possible business combination.
      In early November of 2004, Mr. Kilts called Warren E. Buffett, Chairman and Principal Executive Officer of Berkshire Hathaway, Inc., which at that time beneficially owned approximately 9.7% of Gillette’s outstanding common stock. During the call, Mr. Kilts asked Mr. Buffett if he would consent to the receipt of material non-public information, recognizing that this would restrict his flexibility to effect transactions in the securities of Gillette. After Mr. Buffett so consented, Mr. Kilts solicited his views with respect to a possible business combination between Gillette and Procter & Gamble. Mr. Kilts reviewed the strategic rationale, possible benefits and risks of the transaction and the analysis that Gillette had completed to date. Mr. Buffett indicated that he would be supportive of a transaction with Procter & Gamble that provided appropriate value to Gillette shareholders.
      On November 5, 2004, Mr. Kilts called A.G. Lafley, Chairman of the Board, President and Chief Executive of Procter & Gamble to propose that the companies explore a potential business combination. During this call, Mr. Lafley inquired as to whether Mr. Kilts had a specific price in mind. Mr. Kilts did

Chapter One — The Merger
not specify a price, but indicated that he was not expecting a price above $60 per Gillette share or below $50 per Gillette share. Based on this response, Mr. Lafley believed that Gillette expected an offer equivalent to about $55 per share. Mr. Lafley agreed to meet with Mr. Kilts to discuss the matter further.
      On November 12, 2004, Mr. Lafley and Mr. Kilts met and discussed a possible business combination. At this meeting, Mr. Kilts provided Mr. Lafley with certain publicly available information with respect to Gillette. Also at this meeting, Mr. Lafley and Mr. Kilts discussed Mr. Kilts’ willingness to continue his employment during a transition period with the combined company and to roll over his options into Procter & Gamble options and retain them for a reasonable period of time. Following this meeting, over the course of the next several days, at Mr. Lafley’s direction, certain senior executives of Procter & Gamble analyzed the potential acquisition. In 1999, Procter & Gamble had considered the possibility of acquiring Gillette and was generally familiar with Gillette’s brands and operations. Based on its prior knowledge of Gillette and the preliminary discussions with Mr. Kilts, the Procter & Gamble executives determined that the potential acquisition had strategic value.
      On November 15, 2004, Mr. Lafley informed Norman R. Augustine, Procter & Gamble’s Presiding Director and Chairman of its Compensation & Leadership Development Committee, about his discussions with Mr. Kilts.
      On November 16, 2004, Procter & Gamble and Gillette executed a confidentiality agreement, which included customary standstill provisions.
      Also, on November 16, 2004, Procter & Gamble engaged Merrill Lynch as its financial advisor to assist in the evaluation of the potential transaction with Gillette. Later that day, representatives from Procter & Gamble contacted the law firm of Cadwalader, Wickersham & Taft LLP, which was engaged, to assist Procter & Gamble with respect to legal matters related to the potential acquisition, and the law firm of Jones Day was retained to assist with antitrust and regulatory matters.
      On November 17, 2004, the board of directors of Procter & Gamble held a telephonic meeting during which Mr. Lafley and other members of Procter & Gamble’s management team updated the outside directors on Mr. Lafley’s discussions with Mr. Kilts and the possibility of acquiring Gillette. Management of Procter & Gamble discussed with members of the board of directors their initial assessment of Gillette’s business and the potential risks and benefits of a potential acquisition of Gillette. The board of directors then authorized Mr. Lafley and other members of senior management to continue discussions with Gillette and to move forward with the due diligence process.
      Later in the afternoon of November 17, 2004, members of the senior management of Procter & Gamble and representatives of Merrill Lynch met with members of the senior management of Gillette and representatives of Goldman Sachs and UBS to discuss Gillette’s financial performance and other due diligence matters. During this meeting, Gillette informed Procter & Gamble that it would have restricted access to Gillette’s personnel and technology throughout the due diligence process.
      On November 18, 2004, Procter & Gamble engaged McKinsey & Company to assist management in connection with its analysis of potential deal synergies to complement its own due diligence.
      Also, on November 18, 2004, members of the senior management of Gillette met with members of senior management of Procter & Gamble. The parties conducted preliminary due diligence and discussed a process and timing for additional due diligence. Following that meeting, Gillette provided additional due diligence materials to Procter & Gamble.
      On November 22, 2004, senior executives from Procter & Gamble and Gillette, along with their respective legal and financial advisors, met to conduct preliminary due diligence concerning legal and intellectual property matters, and to discuss other preliminary matters related to the potential acquisition.
      On November 23, 2004, members of the senior management of Procter & Gamble and representatives of McKinsey & Company and Merrill Lynch met with members of the senior management of Gillette and

Chapter One — The Merger
representatives from Goldman Sachs and UBS to conduct due diligence concerning technology and business plans for the blades and razors and batteries businesses.
      On November 26, 2004, members of the senior management of Procter & Gamble met with members of the senior management of Gillette to discuss outstanding issues resulting from the previous due diligence meetings.
      On November 30, 2004, Cadwalader, Wickersham & Taft LLP circulated an initial draft of the merger agreement to Davis Polk & Wardwell. On the same day, Procter & Gamble engaged the law firm of Covington & Burling to assist in certain matters related to the potential transaction.
      On December 1, 2004, a special meeting of the Procter & Gamble board of directors was held during which Mr. Lafley, Clayton C. Daley Jr., Procter & Gamble’s Chief Financial Officer, and other members of Procter & Gamble management updated the outside directors on the status of the negotiations with Gillette and reviewed and discussed considerations related to, and the potential merits of, the potential acquisition, including the strengths and weaknesses of each of Gillette’s business segments, potential legal and regulatory issues and matters related to valuation, including cost and revenue synergies. Management reported that it believed Gillette expected an offer equivalent to at least $55 per share. The board of directors then considered the strategic fit, potential dilution/accretion, stock price, valuation risks and credit rating impacts of the transaction at various price points, as well as alternative transactions that might be foreclosed by consummating a transaction with Gillette. After a lengthy discussion, management recommended, and the board of directors then agreed, to continue the process. The board of directors authorized management to make an offer to Gillette at a price roughly equivalent to $50 per share.
      Also, on December 1, 2004, representatives from Davis Polk & Wardwell and Cadwalader, Wickersham & Taft LLP discussed Gillette’s initial reactions to certain provisions contained in the draft merger agreement circulated by Cadwalader, Wickersham & Taft LLP the previous day and identified certain issues raised by the proposed draft.
      On December 2, 2004, Mr. Daley and representatives of Merrill Lynch met with Charles W. Cramb, Gillette’s Chief Financial Officer, and representatives of Goldman Sachs and UBS to discuss the potential transaction. During this meeting, Mr. Daley proposed to Mr. Cramb an all stock transaction at an exchange ratio of 0.915 shares of Procter & Gamble common stock for each outstanding Gillette share or a price equivalent to slightly more than $50 per Gillette share. Procter & Gamble had considered an all stock transaction without a buy back, but concluded it would be too dilutive for its existing shareholders. Procter & Gamble also considered a stock and cash merger structure, but ultimately determined that an all stock transaction coupled with a stock repurchase program would be more attractive in that it would provide Gillette shareholders with a wholly tax free transaction and allow all Gillette shareholders who wished to continue to participate in the combined company the opportunity to do so. Mr. Cramb responded that Gillette management would not recommend this transaction to the Gillette board of directors and indicated that a substantially higher value would be required for Gillette to proceed. Negotiations over the valuation issues continued over the next two days but the parties were unable to reach an agreement regarding valuation.
      On December 4, 2004, Mr. Kilts and Mr. Lafley held a phone discussion and agreed to terminate the discussions. Thereafter, on December 6, 2004, Gillette sent a letter to Procter & Gamble requesting in accordance with the terms of the confidentiality agreement that Procter & Gamble return all of the confidential information that Gillette had provided in connection with Procter & Gamble’s consideration of the transaction. Procter & Gamble also sent a similar request to Gillette. In addition, Mr. Kilts subsequently updated Mr. Buffett as to the termination of discussions with Procter & Gamble.
      On December 14, 2004, at a regular meeting of the Procter & Gamble board of directors, Messrs. Lafley and Daley informed the outside directors that discussions between the parties had terminated, but that management and Procter & Gamble’s financial advisors continued to analyze potential cost and growth synergies and monitor any future developments.

Chapter One — The Merger
      On December 16, 2004, at a meeting of the Gillette board of directors, senior management updated the board on the termination of the discussions with Procter & Gamble and the reasons therefor.
      On December 17, 2004, Messrs. Lafley and Daley met with Mr. Buffett in Omaha, Nebraska. Even though discussions between the parties had terminated, Procter & Gamble continued to analyze a potential transaction with Gillette and Messrs. Lafley and Daley sought Mr. Buffett’s views on Gillette’s blades, razors and batteries segments, which they discussed along with the general strategic attractiveness and growth potential of the Gillette businesses. Prior to this meeting, Mr. Kilts had advised Mr. Lafley that Mr. Buffett had advised him of his willingness to purchase additional shares of Gillette and Procter & Gamble common stock following the announcement of the transaction. Although Mr. Buffett did not make any recommendations regarding the appropriate value to be given to Gillette shareholders or the structure of the transaction, Mr. Buffett expressed his support for a potential acquisition if such a transaction could be concluded and confirmed his willingness to purchase additional shares of Gillette and/or Procter & Gamble common stock following the announcement of the merger.
      On January 4, 2005, Henry M. Paulson, Jr., Chairman of the Board and Chief Executive Officer of Goldman Sachs, as a part of Goldman Sachs’ continuing role in keeping open all channels of communication with Procter & Gamble and its advisors, called Mr. Lafley to discuss the long-term strategic value of the potential acquisition and to request that Procter & Gamble reconsider its position.
      Following Mr. Lafley’s conversation with Mr. Paulson, Procter & Gamble began to explore options for re-engaging with Gillette. On January 5, 2005, Mr. Lafley consulted with Mr. Augustine, who encouraged Procter & Gamble to re-open discussions.
      On January 11, 2005, at a regular meeting of the Procter & Gamble board of directors, Messrs. Lafley and Daley updated the outside directors about the recent discussions Mr. Lafley had with Mr. Paulson. The board of directors then authorized management to resume discussions with Gillette.
      At Mr. Lafley’s request, Rajat Gupta, the former Managing Director of McKinsey & Company, called Mr. Kilts on January 12, 2005, and met with him on January 13, 2005, to explore the possibility of resuming discussions between Gillette and Procter & Gamble. As a result of these discussions, on January 15, 2005, Mr. Kilts and Mr. Lafley had a phone conversation and agreed to recommence discussions with respect to a possible acquisition.
      On January 17, 2005, members of senior management of Gillette and Procter & Gamble met to discuss the potential acquisition synergies, other value creation opportunities and the state of Gillette’s technology, particularly in the blades and razors business. During this meeting, the two sides agreed to conduct the negotiations based on a fixed exchange ratio. Representatives of Gillette indicated they would consider an exchange ratio of one share of Procter & Gamble stock for each share of Gillette stock.
      On January 18, 2005, Mr. Lafley telephoned Mr. Kilts and proposed an exchange ratio of 0.950 shares of Procter & Gamble stock for each Gillette share. Mr. Kilts expressed disappointment that Procter & Gamble did not meet his request for a one-for-one exchange ratio, but indicated he would consider Mr. Lafley’s offer. Later that evening, after discussions with members of Gillette’s senior management and financial advisors, Mr. Kilts called Mr. Lafley and informed him that an exchange ratio of 0.950 did not appropriately value Gillette’s business, franchise and prospects. Following these calls, Mr. Lafley again updated Mr. Augustine.
      Between January 19, 2005 and January 21, 2005, Mr. Lafley had several telephone conversations with Mr. Paulson, Mr. Gupta and Mr. Stan O’Neal, Merrill Lynch’s Chief Executive Officer, regarding the strategic opportunities presented by the potential acquisition.
      On January 19, 2005, Procter & Gamble engaged Mr. Andrew Shore, a former analyst with Deutsche Bank, as a consultant on the potential transaction.
      On January, 20, 2005, Mr. Lafley sent a letter to the members of the board of directors of Procter & Gamble describing the status of the discussions with Gillette.
      On January 21, 2005, Mr. Kilts telephoned Mr. Lafley and proposed an exchange ratio of 0.975 shares of Procter & Gamble stock for each Gillette share. After consulting with Messrs. Augustine

Chapter One — The Merger
and Daley, Mr. Lafley agreed to recommend to Procter & Gamble’s board of directors the proposed financial terms offered by Mr. Kilts, subject to completion of due diligence and negotiation of a mutually acceptable merger agreement. Later that day, Davis Polk & Wardwell delivered a revised draft of the merger agreement to Cadwalader, Wickersham & Taft LLP.
      During the course of January 22-23, 2005, the parties and their advisors engaged in numerous discussions concerning the terms of the merger agreement. Throughout this period, Messrs. Augustine and Lafley spoke several times regarding the strategic importance of the proposed transaction.
      On January 22, 2005, Mr. Augustine, with assistance from members of Procter & Gamble management and later from Procter & Gamble’s Compensation & Leadership Development Committee’s special counsel for the transaction, Sullivan & Cromwell LLP and Cadwalader, Wickersham & Taft LLP, began negotiations concerning the amendment of Mr. Kilts’ existing employment agreement with Gillette. These negotiations focused on amending the employment agreement to reflect Procter & Gamble’s desire to provide that, following the consummation of the proposed merger, Mr. Kilts would be employed by Procter & Gamble during an integration period and become subject to certain non-competition restrictions following such employment and significant restrictions on his ability to exercise Procter & Gamble stock options or to sell any Procter & Gamble stock. The parties also discussed other terms of his employment, including his compensation and other benefits. The negotiations between Mr. Kilts and Procter & Gamble with respect to the terms of his post-merger employment continued until the signing of the amendment to the employment agreement on January 27, 2005, concurrently with the signing of the merger agreement.
      On January 23, 2005, at a special telephonic meeting of the Procter & Gamble board of directors, Mr. Lafley again updated the outside directors on the status of the potential acquisition. Members of the board of directors and management discussed additional value creation opportunities, revised dilution/accretion calculations, the status of contract negotiations and Procter & Gamble’s preliminary communication strategy. The board of directors also discussed plans for an additional meeting to be held on January 27, 2005.
      On January 25, 2005, a meeting was held between the senior managements of Gillette and Procter & Gamble and their respective financial advisors during which Gillette management conducted due diligence with respect to Procter & Gamble’s business, financial condition and operations, including a presentation by Mr. Lafley with respect to business and financial affairs of Procter & Gamble.
      Following this meeting, Mr. Lafley called Mr. Buffett to inform him that the parties had agreed in principle on the financial terms and to inquire as to whether Mr. Buffett would be willing to convey his views of the proposed transaction, portions of which would be used in the press release announcing the transaction and during analyst meetings. Mr. Buffett agreed to do so. The parties continued negotiations and their due diligence reviews until the signing of the merger agreement on January 27, 2005.
      Also, on January 25, 2005, the Gillette board of directors held a special meeting, which was attended by Gillette’s senior management and Gillette’s financial and legal advisors. Mr. Kilts advised the board of the events that had transpired since the December board meeting with respect to the potential transaction and the current status of the negotiations. Gillette’s senior management provided the board with a report on its review of Procter & Gamble’s business, strategy and financial information. After the financial advisors to Gillette were excused, representatives of Davis Polk & Wardwell discussed the directors’ fiduciary duties in connection with the proposed transaction and presented a detailed summary of the terms of the merger agreement. The board of directors, management and legal advisors discussed significant open issues. In connection with the discussion of the open issues, members of the board stated that without acceptable resolution of certain major issues relating to the certainty of closing, they would not support the transaction. In addition, representatives of Davis Polk & Wardwell summarized the discussions between Mr. Kilts and Procter & Gamble relating to the terms of Mr. Kilts’ post-merger employment agreement still being negotiated. Representatives of UBS and Goldman Sachs then returned to the meeting and reviewed with the board certain financial aspects of the transaction.
      On January 26, 2005, Mr. Lafley and other members of the management of Procter & Gamble met with Mr. Kilts and other members of the management of Gillette to discuss a communications strategy.

Chapter One — The Merger
Separately, other Procter & Gamble and Gillette managers and a representative from Deloitte & Touche LLP, Procter & Gamble’s independent registered public accounting firm and representatives from KPMG, LLP, Gillette’s independent registered public accounting firm, engaged in a telephonic due diligence discussion with respect to Gillette and Procter & Gamble. Later that day, following Mr. Lafley’s receipt of a transcript of Mr. Buffett’s comments on the proposed transaction which had been recorded in the form of a video clip earlier in the morning, Mr. Lafley called Mr. Buffett to confirm that Mr. Buffett consented to the use of his supporting statements from the video clip in the anticipated press release announcing the transaction as well as during analyst meetings.
      On the morning of January 27, 2005, Procter & Gamble’s Compensation & Leadership Development Committee held a meeting to consider Mr. Kilts’ proposed employment arrangements. The committee considered the important role Mr. Kilts was expected to play during the transition and integration, the consideration he would receive under his arrangements with Gillette as a result of the transaction, the terms of Mr. Kilts’ proposed post-closing compensation package (including its relationship to his current compensation arrangements with Gillette), the non-compete arrangements and consideration therefore and the history of the preceding discussions. The meeting was attended by representatives of senior management, Sullivan & Cromwell LLP and Frederic W. Cook & Co., Inc., the committee’s regular compensation advisory firm, each of whom discussed various aspects of Mr. Kilts’ proposed employment arrangements with the committee. Following the review and discussion, the committee approved the post-closing compensation package and the non-compete arrangements.
      Following the committee’s meeting, the board of directors of Procter & Gamble held a special meeting to review and consider the final terms of the proposed merger agreement. Also present at the meeting were members of Procter & Gamble’s senior management, Procter & Gamble’s legal advisors, financial advisors and independent accountants. After an update on the progress of the negotiations by Mr. Lafley, Procter & Gamble’s senior management presented its assessment of the proposed transaction, including revised synergy estimates, dilution/accretion calculations, potential stock price impacts and Mr. Kilts’ role as a Procter & Gamble executive. Procter & Gamble’s board of directors also considered the alternatives to completing a transaction with Gillette, which would allow for Procter & Gamble to pursue certain transactions that would be foreclosed by consummating a transaction with Gillette. Representatives of Merrill Lynch then reviewed its financial analysis and rendered to the board its oral opinion, which opinion was subsequently confirmed in writing, that, as of January 27, 2005 and based upon and subject to the assumptions, qualifications, and limitations set out in its written opinion, the exchange ratio in the merger was fair from a financial point of view to Procter & Gamble. See “Opinions of Financial Advisors — Opinion of Procter & Gamble’s Financial Advisor” on page I-44 for further information regarding this opinion. Representatives of Cadwalader, Wickersham & Taft LLP then reviewed the proposed merger agreement in detail with the members of the board of directors and discussed the fiduciary duties of the board of directors in considering the proposed acquisition, and a representative from Jones Day, Procter & Gamble’s regulatory counsel, discussed anti-trust and regulatory implications of the proposed deal. A representative of Deloitte & Touche LLP then updated the board of directors concerning the due diligence discussion with Gillette’s accountants. A representative from Covington & Burling discussed certain legal matters related to the proposed acquisition. Mr. Augustine then reported to the board of directors the Compensation & Leadership Development Committee’s deliberations and conclusions concerning Mr. Kilts’ post-closing compensation package. During these discussions, the board of directors asked questions of Procter & Gamble’s management, legal counsel and financial advisor. Following further review and discussion, the members of the board of directors voted unanimously to approve the merger agreement and the transactions contemplated thereby and resolved to recommend that its shareholders vote to adopt the merger agreement and approve the issuance of shares of Procter & Gamble common stock in the merger.
      Also, on January 27, 2005, the Gillette board of directors held a special meeting. Management and counsel described the resolution of the outstanding issues that had been discussed at the January 25 meeting. Representatives of Goldman Sachs and UBS reviewed their financial analyses and rendered to the board their respective oral opinions, which opinions were subsequently confirmed in writing, that as of January 27, 2005, based upon and subject to the factors, assumptions, procedures, limitations and qualifications set forth in such

Chapter One — The Merger
opinions, the exchange ratio to be received by shareholders of Gillette pursuant to the merger was fair from a financial point of view to such holders. See “Opinions of Financial Advisors — Opinions of Gillette’s Financial Advisors” on page I-51 for further information regarding these opinions. Thereafter, management and counsel, after excusing Mr. Kilts from the meeting, described the terms of Mr. Kilts’ post-merger employment agreement and the board engaged in a discussion of the foregoing. After excusing the management directors, the outside directors proceeded to discuss the merger agreement and the transactions contemplated by the merger agreement. After the management directors returned to the meeting, the board engaged in further discussions. Throughout these discussions, the board of directors asked questions of Gillette’s management, legal counsel and financial advisors. Following these discussions, the board unanimously determined that the merger agreement and the transactions contemplated by the merger agreement were fair and in the best interests of Gillette’s shareholders and voted unanimously to approve the merger agreement and to recommend that Gillette’s shareholders approve and adopt the merger agreement.
      Following the board meetings on January 27, 2005, Gillette and Procter & Gamble signed the merger agreement. Before the opening of trading on the New York Stock Exchange on January 28, 2005, Procter & Gamble and Gillette issued a joint press release announcing the proposed merger.
Reasons for the Merger
      While Procter & Gamble and Gillette each has strong growth potential and prospects for the near and long term as a stand-alone entity, both believe that a combination of the two companies will create a leading global consumer products company with greater product diversity, geographic breadth, organizational capabilities and financial resources that will have the opportunity to grow and enhance consumer value and shareholder value in ways that are unlikely to be achieved by Procter & Gamble or Gillette alone. The drivers of sustained growth and superior shareholder returns are the combination of more and faster innovation, delivered more affordably and profitably, brought to market with deeper local knowledge and stronger retail partnerships, and commercialized more successfully and consistently. The combined company will be uniquely positioned to improve on all of these drivers as a result of the following:

•	complementary strengths in innovation, selling and go-to-market capabilities to improve sales growth;

•	strengthened line-up of industry leading brands;

•	increased scale for better consumer value and lower costs; and

•	enhanced relationships with retail customers.
      Complementary Strengths in Innovation, Selling and Go-To-Market Capabilities. Both Procter & Gamble and Gillette believe that they can grow faster together by taking advantage of complementary strengths in innovation, selling and go-to-market capability, and that the proposed merger will enhance each of these core competencies for the following reasons:

•	Both companies consider innovation as their “lifeblood.” Both companies are leaders in investments in research and development and creation of products which deliver new benefits, improved performance and quality as well as superior value to consumers. Procter & Gamble has increased the pace of innovation with its “Connect and Develop Strategy” which links innovation and technologies across businesses, geographies and disciplines. The merger will create the opportunity to take this strategy to a higher level due to Gillette’s complementary consumer knowledge and product technologies, particularly in shaving and hair removal, as well as their complementary innovation capabilities in the area of design. The combined company will be a preferred innovation partner in the consumer products industry because of its diversity of businesses, technologies and commercialization capability.

•	The combination of Procter & Gamble’s existing distribution infrastructure and Gillette’s brands enhances the opportunity for the combined company to grow faster. Procter & Gamble can distribute leading brands like Gillette and Duracell more deeply and more cost-effectively through Procter & Gamble’s Market Development Organization, particularly in developing markets where

Chapter One — The Merger

Procter & Gamble is about five times the size of Gillette. In many developing markets Procter & Gamble has built supply and distribution networks for key categories, such as detergents and shampoo. The combined company will be able to draw on this infrastructure to bring Gillette brands to more stores, which, in turn, will drive more trial usage, more household penetration, more regular usage and more repeat purchases. In addition, Procter & Gamble’s capabilities will be enhanced in markets such as India and Brazil where it is under-developed today. With greater scale in these countries, Procter & Gamble can build the kind of supply and distribution infrastructure it has built elsewhere, and thereby innovate more affordably and more profitably.

•	Gillette’s expertise in trading consumers up to higher value added products and its in-store marketing capabilities will enhance the combined company’s ability to increase value from leading brands as well as new product launches. Many of Gillette’s global brands are leaders in categories with consistently high growth. Gillette’s marketing keeps these categories growing with leadership innovation, while continually increasing Gillette’s sales and margins. This expertise fits well with Procter & Gamble’s focus on creating similar product lines with broad consumer appeal such as: Olay, Tide and Pampers. Finally, Gillette brings innovation with great product launch expertise and in-store execution. As a result, Gillette people and Gillette brands will help Procter & Gamble do an even better job of reaching more consumers, more effectively and more profitably, in more aisles in more stores around the world.
      Strengthening Procter & Gamble’s Range of Brands. The combination of Gillette’s products and Procter & Gamble’s products will help shift the combined company’s brands toward faster-growing, higher-margin, more asset-efficient businesses. Gillette has five billion-dollar brands, three of which are leaders in health, beauty and personal care. The combined company will have 21 billion-dollar brands and about 50% of its sales will be in the health, beauty and personal care categories.
      Increased Scale. The proposed merger will combine two of the world’s leading consumer products companies. The enhanced leadership and scale of the combined company will provide opportunities to lower costs and to reinvest in branding and innovation, thereby providing better value to consumers and at the same time better returns to shareholders. The scale benefits and anticipated synergies will create opportunities to reduce non-value added costs. Procter & Gamble has identified more than $1 billion in synergies by the third year after closing. The combined company will have access to key business support functions through Procter & Gamble’s Global Business Services (“GBS”) group. GBS delivers best-in-class costs that are not available to Gillette on its own today. There are also synergy opportunities in purchasing, manufacturing, and logistics. The combined company will be able to reduce costs in these areas through increased scale, improved asset utilization, and coordinated global and regional purchasing. Further, the combined company will generate efficiencies in marketing and retail selling. The expected synergies to be derived from the transaction are preliminary and subject to change. Given the nature of the due diligence prior to the announcement of the transaction, both Procter & Gamble and Gillette are still currently working to further substantiate synergy projections and assumptions and to more clearly define integration and transition plans for delivering synergy targets.
      Enhancing Retail Relationships. Procter & Gamble and Gillette expect that the combined company will have stronger relationships with retail customers, as a result of synergies between Procter & Gamble’s customer business development organization and Gillette’s excellent in-store execution. Additionally, the combined company will be able to offer retailers a more diverse mix of brands, a stronger pool of consumer and shopper knowledge, a broader, deeper expertise in marketing to both men and women, industry leading product innovation, industry leading supply chain management, and the latest in supply chain innovation such as radio frequency identification (RFID).

Chapter One — The Merger
Factors Considered by, and Recommendation of, the Board of Directors of Procter & Gamble
      At a special meeting held on January 27, 2005, after due consideration and consultation with financial and other advisors, the Procter & Gamble board of directors:

•	determined by a unanimous vote of the directors present at the meeting that the merger agreement and the transactions contemplated thereby, including the issuance of Procter & Gamble common stock in the merger, are advisable, fair to and in the best interests of Procter & Gamble and its shareholders;

•	approved the merger agreement and the issuance of Procter & Gamble common stock in the merger;

•	directed that the merger agreement and the issuance of Procter & Gamble common stock in the merger be submitted for consideration to the Procter & Gamble shareholders; and

•	recommended that the Procter & Gamble shareholders vote FOR the proposal to adopt the merger agreement and approve the issuance of Procter & Gamble common stock in the merger.
      In the course of reaching its decision to approve the merger agreement, Procter & Gamble’s board of directors consulted with Procter & Gamble’s management, as well as its legal counsel and financial advisors, and considered the following material factors as generally supporting its decision:

•	information concerning the financial performance and condition, results of operations, asset quality, prospects and businesses of each of Procter & Gamble and Gillette as separate entities and on a combined basis, including:

•	the revenues of the companies, their complementary businesses and the potential for cost savings (of more than $1 billion per year anticipated to be achieved by the third year of closing) and revenue enhancement;

•	value creation opportunities, including between $10-$11 billion of anticipated net present value opportunities from cost synergies and $4-5 billion of anticipated net present value opportunities from revenue synergies (which amounts were provided to, and used by, Merrill Lynch in connection with the preparation of Merrill Lynch’s fairness opinion), and

•	the recent and historical stock price performance of Procter & Gamble common stock and Gillette common stock.

•	the importance of market position, significant scale and scope and financial resources to a company’s ability to compete effectively in the global consumer products market;

•	the strategic nature of the transaction, which combines Procter & Gamble’s and Gillette’s complementary businesses, and creates a broader company with enhanced global reach and greater resources, enhanced future operating flexibility and increased opportunity for growth;

•	the potential benefits to be derived from a combination of the two companies as described under “Reasons for the Merger” on page I-28, including potential cost savings and efficiencies that could result from the merger;

•	the agreement of Mr. Kilts to remain employed with the combined company through a period of integration and to agree to restrictions on his ability to exercise his options for, or sell his holdings of, Procter & Gamble stock;

•	the current industry, economic and market conditions and trends;

•	the fact that the customer and consumer bases to be served will be broader and more diverse;

•	the opportunity for the shareholders of Procter & Gamble to participate in a larger company with a broader and more diverse product line and to benefit from future growth of the combined company;

•	the opinion of Merrill Lynch, which is described below, under “Opinion of Financial Advisors — Opinion of Procter & Gamble’s Financial Advisor” on page I-44, to the effect that, as of the date of its opinion and based upon and subject to the assumptions, qualifications and limitations set out

Chapter One — The Merger

in its written opinion, the exchange ratio in the merger was fair, from a financial point of view, to Procter & Gamble;

•	the structure of the transaction as a tax-free reorganization for United States federal income tax purposes; and

•	the ability to consummate the merger, including the conditions to the merger requiring receipt of necessary regulatory approvals in accordance with the terms of the merger agreement.
      The Procter & Gamble board of directors also considered a number of potentially negative factors in its deliberations concerning the merger agreement, including:

•	the risk that, because the exchange ratio under the merger agreement would not be adjusted for changes in the market price of Procter & Gamble common stock or Gillette common stock, the per share value of the consideration to be paid to Gillette shareholders on consummation of the merger could be significantly more than the per share value of the consideration immediately prior to the announcement of the proposed merger;

•	the risk that the merger might not receive all necessary regulatory approvals, or that any governmental authorities could attempt to condition their approval of the merger on the companies’ compliance with certain conditions, including the divestiture of assets, and the fact that the merger agreement provides that both companies must use commercially reasonable efforts to obtain regulatory approval and may be required to sell, hold separate or otherwise dispose of assets which generated, in calendar year 2004, up to $1.9 billion in net sales; and

•	the risk factors described under “Risk Factors,” on page I-16, in particular the fact that the merger will have a dilutive effect on earnings per share of Procter & Gamble common stock for approximately two years following completion of the merger.
      In view of the variety of factors and the amount of information considered, Procter & Gamble’s board of directors did not find it practicable to and did not quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. The determination was made after consideration of all of the factors, both negative and positive, taken as a whole. In addition, individual members of Procter & Gamble’s board of directors may have given different weights to different factors. The Procter & Gamble board of directors believed the anticipated synergies which it considered in reaching its decision to approve the merger agreement to be reasonably prepared and reflected the best currently available estimates and judgments of management at the time they were prepared.
      Procter & Gamble’s board of directors considered all these factors in reaching the conclusions and recommendations described above. It should be noted that this explanation of the Procter & Gamble board’s reasoning and certain information presented in this section is forward-looking in nature and, therefore, such information should be read in light of the factors discussed under the heading “Forward-Looking Statements” on page I-19.
      The Procter & Gamble board of directors has unanimously approved the merger agreement, the merger, the issuance of Procter & Gamble common stock in the merger and the other transactions contemplated thereby and believes that the terms of the merger are fair to, and in the best interests of, Procter & Gamble and its shareholders. Accordingly, the Procter & Gamble board of directors unanimously recommends that the Procter & Gamble shareholders vote FOR the proposal to adopt the merger agreement and approve the issuance of Procter & Gamble common stock in the merger.
Factors Considered by, and Recommendation of, the Board of Directors of Gillette
      The Gillette board of directors unanimously determined that the merger agreement and the merger are advisable and fair to and in the best interests of Gillette and its shareholders. The Gillette board of directors recommends that Gillette’s shareholders vote “FOR” adoption of the merger agreement and approval of the merger. When Gillette’s shareholders consider their board of directors’ recommendation, Gillette’s shareholders should be aware that Gillette’s directors may have interests in the merger that may

Chapter One — The Merger
be different from, or in addition to, their interests. These interests are described in “Interests of Certain Persons in the Merger”.
      In the course of reaching its decision to approve the merger agreement and to recommend that Gillette’s shareholders vote to adopt the merger agreement and approve the merger, the Gillette board of directors considered a number of factors, including the following material factors:

•	Strategic Benefits. The Gillette board of directors believes that the combination of Gillette with Procter & Gamble will create the best consumer products company in the world. The combined company will have combined annual sales of $62 billion and 21 global brands each with sales over $1 billion annually. Given the complementary brands and markets of Gillette and Procter & Gamble, the Gillette board of directors believes that the combined company will be well positioned to deliver superior sustainable growth for its shareholders. The Gillette board of directors also believes that the combined company will provide greater opportunities to accelerate brand growth and innovation by taking advantage of the combined company’s resources and highly developed infrastructure.

•	Similar Culture, Vision and Values. The Gillette board of directors believes that Gillette and Procter & Gamble share similar corporate cultures, a vision of becoming the best consumer products company in the world and a number of important core values, including dedication to the highest standards of achievement, focus on innovation quality and cost reduction, commitment to employees and upgrading capabilities and adherence to the highest ethical standards.

•	Complementary Brands and Markets. The Gillette board of directors believes that the expertise and product offerings of Gillette and Procter & Gamble are highly complementary and present significant opportunities for leveraging the combined company’s marketing and research and development capabilities. Gillette and Procter & Gamble both market their products around the world and have placed a high priority on growth in developing markets. The merger will enable the combined company to accelerate execution of Gillette’s and Procter & Gamble’s shared strategy of increasing growth in these developing markets.

•	Synergies. The Gillette board of directors believes that, following the merger, the combined company will be able to use its combined scale to generate synergies to generate value for its shareholders.

•	Participation in the Combined Company. The Gillette board of directors considered that Gillette shareholders in the aggregate will represent a significant equity percentage of the earnings and prospects of the combined company and will accordingly participate in the strategic and other benefits of the combination.

•	Presentations and Opinion of Financial Advisors. The Gillette board of directors considered the presentations by and analyses of UBS and Goldman Sachs, financial advisors to Gillette, and the opinions of UBS and Goldman Sachs that as of January 27, 2005, and based upon and subject to the factors, assumptions, procedures, limitations and qualifications set forth in such opinions, the exchange ratio pursuant to the merger agreement was fair, from a financial point of view, to the holders of Gillette’s common stock.

•	Alternatives to the Merger. The Gillette board of directors considered the possibility, as alternatives to the merger, of not pursuing any transaction or of pursuing an acquisition of, or a business combination with, an entity other than Procter & Gamble. The Gillette board of directors concluded that a transaction with Procter & Gamble was more feasible and was expected to yield greater benefits than these alternatives.

•	Valuation. The Gillette board of directors believes that the exchange ratio provided for in the merger agreement provides Gillette shareholders with an attractive valuation for their interest in Gillette, including a 18% premium over the closing price of Gillette’s common stock on January 27, 2005, the last trading day prior to the public announcement of the merger agreement, and a multiple of 18.8 times its EBITDA for 2004.

Chapter One — The Merger

•	Due Diligence Review. The Gillette board of directors considered the results of the due diligence review conducted by members of Gillette’s senior management relating to Procter & Gamble’s businesses and operations, which were consistent with the expectations of the Gillette board of directors with respect to the strategic and financial benefits of the merger.

•	Integration. The Gillette board of directors considered the fact that James M. Kilts will serve as a vice chairman of Procter & Gamble for at least one year following consummation of the merger and will also join the Procter & Gamble board of directors, which the Gillette board of directors considered to be of significant importance in ensuring an effective and timely integration of the two companies’ operations.

•	Stock Purchase. The Gillette board of directors considered Procter & Gamble’s intent to repurchase up to $22 billion of Procter & Gamble shares by June 2006, with the resulting positive effects on the shareholder value.

•	Financial Strength. The Gillette board of directors considered that the merger is expected to produce a combined company with greater financial strength than Gillette had on its own.

•	Tax-Free Transaction. The Gillette board of directors considered that the merger is expected to be tax-free for U.S. federal income tax purposes to Gillette’s shareholders.

•	Other Agreement Terms. The Gillette board of directors considered the terms and conditions of the merger agreement, including the conditions to closing, the termination fee payable under certain circumstances and the restrictions imposed on the conduct of business of Gillette and Procter & Gamble in the period prior to closing.
      The Gillette board of directors also considered potential risks associated with the merger in connection with its deliberations of the proposed transaction, including:

•	Risk Factors. The Gillette board of directors considered the risk factors described under “Risk Factors,” including the challenges and costs inherent in integrating two businesses, the size of Gillette and Procter & Gamble, and the management time and effort from both Gillette and Procter & Gamble executives that will be required to successfully achieve that integration.

•	Regulatory Approval. The Gillette board of directors considered the risk that the governmental agencies from which Gillette and Procter & Gamble will seek approval might seek to impose conditions on or enjoin or otherwise prevent or delay the merger, including requiring Gillette or Procter & Gamble to divest assets in connection with obtaining their approval.

•	Fixed Exchange Ratio. The Gillette board of directors considered the risks associated with a fixed exchange ratio, which by its nature would not adjust upwards to compensate for declines (or downwards to compensate for increases) in Procter & Gamble’s stock price prior to the completion of the merger, and that the terms of the merger agreement did not include “collar” provisions or stock price-based termination rights that would be triggered by a decrease in the value of the merger consideration implied by the Procter & Gamble stock price.

•	Transaction Risk. The Gillette board of directors considered the risk that the merger would not be consummated, whether as a result of regulatory actions or otherwise.
      In addition, the Gillette board of directors was aware of the interests of certain of its directors and executive officers described under “— Interests of Certain Persons in the Merger.”
      Due to the variety of factors and the quality and amount of information considered, the Gillette board of directors did not find it practicable to and did not make specific assessments of, quantify or assign relative weights to the specific factors considered in reaching its determination to approve the merger agreement and the merger. Instead, the Gillette board of directors made its determination after consideration of all factors taken together. In addition, individual members of the Gillette board of directors may have given different weight to different factors. Although the Gillette board of directors did

Chapter One — The Merger
not attempt to quantify or rely on any specific figures with respect to anticipated synergies, it believed the anticipated synergies that were used in the analyses prepared by Gillette’s financial advisors to be reasonably prepared.
      The Gillette board of directors unanimously determined that the merger agreement and the merger are advisable and fair to and in the best interests of Gillette and its shareholders. The Gillette board of directors recommends that Gillette’s shareholders vote “FOR” adoption of the merger agreement and approval of the merger. When Gillette’s shareholders consider their board of directors’ recommendation, Gillette’s shareholders should be aware that Gillette’s directors may have interests in the merger that may be different from, or in addition to, their interests. These interests are described in “Interests of Certain Persons in the Merger”.
Accounting Treatment
      The merger will be accounted for as a purchase by Procter & Gamble under accounting principles generally accepted in the United States of America. Under the purchase method of accounting, the assets and liabilities of Gillette will be recorded, as of completion of the merger, at their respective fair values and added to those of Procter & Gamble. Reported financial condition and results of operations of Procter & Gamble issued after completion of the merger will reflect Gillette’s balances and results after completion of the merger, but will not be restated retroactively to reflect the historical financial position or results of operations of Gillette. Following the completion of the merger, the earnings of the combined company will reflect purchase accounting adjustments, including increased depreciation and amortization expense for acquired tangible and intangible assets.
Material Federal Income Tax Consequences of the Merger
      The following discussion summarizes the material United States federal income tax consequences of the merger to holders of Procter & Gamble stock and Gillette common stock.
      This discussion addresses only those Procter & Gamble and Gillette shareholders that hold their Procter & Gamble stock and Gillette common stock as a capital asset and does not address all aspects of federal income taxation that may be relevant to a holder of Procter & Gamble stock or Gillette common stock in light of that shareholder’s particular circumstances or to a shareholder subject to special rules, such as:

•	a shareholder that is not a citizen or resident of the United States;

•	a financial institution or insurance company;

•	a mutual fund;

•	a tax-exempt organization;

•	a dealer or broker in securities or foreign currencies;

•	a trader in securities that elects to apply a mark-to-market method of accounting;

•	a shareholder that holds its Procter & Gamble stock or Gillette common stock as part of a hedge, appreciated financial position, straddle, conversion, or other risk reduction transaction; or

•	a shareholder that acquired its Procter & Gamble stock or Gillette common stock pursuant to the exercise of options or similar derivative securities or otherwise as compensation.
      If a partnership holds Procter & Gamble stock or Gillette common stock, the tax treatment of a partner in such partnership will generally depend on the status of the partners and the activities of the partnership. A partner in a partnership holding Procter & Gamble stock or Gillette common stock should consult its tax advisor.

Chapter One — The Merger
      The following discussion is not binding on the Internal Revenue Service. It is based on the Internal Revenue Code of 1986, as amended, applicable Treasury regulations, administrative interpretations and court decisions, each as in effect as of the date of this joint proxy statement/ prospectus and all of which are subject to change, possibly with retroactive effect. The tax consequences under United States state and local and foreign laws and United States federal laws other than United States federal income tax laws are not addressed.
      Holders of Procter & Gamble stock and Gillette common stock are strongly urged to consult their tax advisors as to the specific tax consequences to them of the merger, including the applicability and effect of United States federal, state and local and foreign income and other tax laws in light of their particular circumstances.
      General. Procter & Gamble and Gillette have structured the merger to qualify as a reorganization for United States federal income tax purposes. On the date this registration statement becomes effective, Procter & Gamble will have received a written opinion from Cadwalader, Wickersham & Taft LLP, and Gillette will have received a written opinion from Davis Polk & Wardwell, both to the effect that for United States federal income tax purposes, the merger will constitute a reorganization within the meaning of section 368(a) of the Internal Revenue Code. It is a condition to the completion of the merger that Cadwalader, Wickersham & Taft LLP and Davis Polk & Wardwell confirm their respective opinions as of the closing date of the merger. Neither Procter & Gamble nor Gillette intends to waive this condition. If one or both of the tax opinions to be delivered as of the closing are materially different from the opinions respecting the United States federal income tax considerations expressed herein under the heading “Material Federal Income Tax Consequences of the Merger”, Procter & Gamble and Gillette would not effect the merger without recirculating this document after revising this discussion appropriately and resoliciting the approvals of their shareholders. These opinions each rely on assumptions, including assumptions regarding the absence of changes in existing facts and law and the completion of the merger in the manner contemplated by the merger agreement, and representations and covenants made by Procter & Gamble, Gillette and others, including those contained in certificates of officers of Procter & Gamble and Gillette. The accuracy of those representations, covenants or assumptions may affect the conclusions set forth in these opinions, in which case the tax consequences of the merger could differ from those discussed here. Opinions of counsel neither bind the IRS nor preclude the IRS from adopting a contrary position. No ruling has been or will be sought from the IRS on the tax consequences of the merger.
      United States Federal Income Tax Consequences to Gillette Shareholders Who Participate in the Merger. Subject to the qualifications and limitations set forth above under the heading “Material Federal Income Tax Consequences of the Merger — General”, the material United States federal income tax consequences of the merger will be as follows:

•	A holder of Gillette common stock will not recognize any gain or loss upon the exchange of that shareholder’s shares of Gillette common stock for shares of Procter & Gamble common stock in the merger, except that gain or loss will be recognized on the receipt of cash instead of a fractional share of Procter & Gamble common stock;

•	To the extent that a holder of Gillette common stock receives cash instead of a fractional share of Procter & Gamble common stock, the holder will be required to recognize gain or loss, measured by the difference between the amount of cash received and the portion of the tax basis of that holder’s shares of Gillette common stock allocable to that fractional share of Procter & Gamble common stock. This gain or loss will be a capital gain or loss and will be a long-term capital gain or loss if the holding period for the share of Gillette common stock exchanged for the fractional share of Procter & Gamble common stock is more than one year at the completion of the merger;

•	A holder of Gillette common stock will have a tax basis in the Procter & Gamble common stock received in the merger equal to (1) the tax basis of the Gillette common stock surrendered by that

Chapter One — The Merger

holder in the merger, less (2) any tax basis of the Gillette common stock surrendered that is allocable to a fractional share of Procter & Gamble common stock for which cash is received; and

•	The holding period for shares of Procter & Gamble common stock received in exchange for shares of Gillette common stock in the merger will include the holding period for the shares of Gillette common stock surrendered in the merger.

•	In the case of a holder of Gillette common stock who holds shares of Gillette common stock with differing tax bases and/or holding periods, the preceding rules must be applied to each identifiable block of Gillette common stock.
      United States Federal Income Tax Consequences to Procter & Gamble Shareholders. There will be no United States federal income tax consequences to a holder of Procter & Gamble stock as a result of the merger, other than the United States federal income tax consequences to a holder of Procter & Gamble stock that exercises dissenters’ rights in connection with the merger.
      For United States federal income tax purposes any holder of Procter & Gamble stock that exercises dissenters’ rights in connection with the merger will generally be required to recognize gain or loss upon the exchange of that shareholder’s shares of Procter & Gamble stock for cash, measured by the difference between the amount of cash received and the tax basis of that holder’s shares of Procter & Gamble stock. This gain or loss will generally be a capital gain or loss and will be a long-term capital gain or loss if the holding period for the share of Procter & Gamble stock is more than one year at the date of the exchange.
      This discussion is intended to provide only a general summary of the material United States federal income tax consequences of the merger, and is not a complete analysis or description of all potential United States federal income tax consequences of the merger. This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. In addition, it does not address any non-income tax or any foreign, state or local tax consequences of the merger. Accordingly, Procter & Gamble and Gillette strongly urge each holder of Procter & Gamble stock and Gillette common stock to consult his or her tax advisor to determine the particular United States federal, state or local or foreign income or other tax consequences to that shareholder of the merger.
Regulatory Matters Relating to the Merger
      United States Antitrust. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and its associated rules, the merger may not be completed until notifications have been given and certain information and materials have been furnished to and reviewed by the Antitrust Division of the United States Department of Justice or the Federal Trade Commission and the required waiting period has expired or terminated. Procter & Gamble and Gillette filed the required notification and report forms under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, with the Federal Trade Commission and the Department of Justice. On March 21, 2005, the Federal Trade Commission submitted to each of Procter & Gamble and Gillette a Request for Additional Information and Documentary Material, also referred to as a “second request”, thereby extending the pre-merger statutory waiting period until thirty days after Procter & Gamble and Gillette “substantially comply” with the Federal Trade Commission’s request, unless the waiting period is terminated earlier or extended with the consent of Procter & Gamble and Gillette. Procter & Gamble and Gillette are continuing to cooperate with the Federal Trade Commission as it reviews the merger. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if a challenge is made, that it would not be successful. In addition, state antitrust authorities and private parties in certain circumstances may bring legal action under the antitrust laws seeking to enjoin the merger or seeking conditions to the completion of the merger.
      European Union. Both Procter & Gamble and Gillette conduct business in member states of the European Union. Council Regulation No. 139/2004 and accompanying regulations require notification to and approval by the European Commission of specific mergers or acquisitions involving parties with

Chapter One — The Merger
worldwide sales and individual European Union sales exceeding specified thresholds before these mergers and acquisitions can be implemented. Procter & Gamble and Gillette intend to seek approval of the European Commission for the merger shortly.
      Expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and gaining approval under Council Regulation No. 139/2004 are conditions to completing the merger.
      Other Jurisdictions. Procter & Gamble and Gillette each conduct operations in a number of jurisdictions where other regulatory approvals or exemptions are required or advisable in connection with the completion of the merger and the issuance of Procter & Gamble common stock in connection with the merger (including the Province of Quebec in Canada). The companies recognize that some of these approvals or exemptions, which are not required to be obtained under the merger agreement, may not be obtained prior to the completion of the merger and may impact the combined company’s ability to conduct business in those jurisdictions. However, Procter & Gamble is not required to complete the merger if the companies have failed to obtain any governmental approval and such failure would reasonably be expected, individually or in the aggregate, to have a material adverse effect on the combined company following the merger.
Dissenters’ Rights
      Shareholders of a corporation that is proposing to merge or consolidate with another entity are sometimes entitled under relevant state laws to appraisal or dissenters’ rights in connection with the proposed transaction depending on the circumstances.
      Under Delaware law, Gillette common shareholders are not entitled to appraisal rights in connection with the merger because on the Gillette record date Gillette common stock will be designated and quoted for trading on the New York Stock Exchange and will be converted into the right to receive Procter & Gamble common stock, which at the effective time of the merger will be listed on the New York Stock Exchange.
      Under Ohio law, Procter & Gamble common shareholders are entitled to dissenters’ rights in connection with the merger. However, Procter & Gamble shareholders are entitled to relief as a dissenting shareholder under Ohio Revised Code Section 1701.85 only if they strictly comply with all of the procedural and other requirements of Section 1701.85, a copy of which has been attached as Annex E to this document. The following is a description of the material terms of Section 1701.85.
      A Procter & Gamble shareholder who wishes to perfect his rights as a dissenting shareholder in the event the merger agreement is adopted:

•	must be a record holder of the shares of Procter & Gamble common stock, Series A ESOP Preferred Stock, or Series B ESOP Preferred Stock as to which he or she seeks relief on the record date as of the date fixed for the determination of shareholders entitled to notice of the Procter & Gamble special meeting;

•	must not vote his or her shares of Procter & Gamble common stock, Series A ESOP Preferred Stock, or Series B ESOP Preferred Stock in favor of adoption of the merger agreement and the issuance of Procter & Gamble common stock in the merger; and

•	must deliver to Procter & Gamble, not later than ten days after the Procter & Gamble special meeting, a written demand for payment of the fair cash value of the shares as to which he or she seeks relief. The written demand must state the name of the shareholder, his or her address, the number and class of shares as to which he or she seeks relief and the amount claimed as the fair value for those shares.
      Voting against the approval of the merger agreement will not satisfy the requirements of a written demand for payment. Any written demand for payment should be mailed or delivered to The Procter & Gamble Company, P.O. Box 5572, Cincinnati, OH 45201-5572. Because the written demand must be

Chapter One — The Merger
delivered to Procter & Gamble within the ten-day period following the Procter & Gamble special meeting, Procter & Gamble recommends that a dissenting shareholder use certified or registered mail, return receipt requested, to confirm that he or she has made timely delivery.
      Procter & Gamble is required under the merger agreement to send the dissenting shareholder, at the address specified in his or her demand, a request for the certificate(s) representing his or her shares. The dissenting shareholder must deliver the certificate(s) to Procter & Gamble within 15 days of the date Procter & Gamble sent the request. Procter & Gamble will endorse the certificate(s) with a legend to the effect that the shareholder has demanded the fair cash value of the shares represented by the certificate(s). Procter & Gamble will then return such shares to the dissenting shareholder. If the shareholder fails to deliver the certificate(s) within 15 days of the request, Procter & Gamble will terminate his or her right to dissent. Procter & Gamble must notify the shareholder within 20 days after the lapse of the 15-day period.
      If the dissenting shareholder and Procter & Gamble cannot agree on the fair cash value per share of the shares of Procter & Gamble common stock, either may, within three months after the service of the written demand by the shareholder, file a petition in the Court of Common Pleas of Hamilton County, Ohio for a determination of the fair cash value of the dissenting shares. If the court finds that the shareholder is entitled to be paid the fair cash value of any shares, the court may appoint one or more appraisers to receive evidence and to recommend a decision on the amount of the fair cash value.
      The fair cash value of a share of Procter & Gamble common stock to which a dissenting shareholder is entitled under Section 1701.85 will be determined as of the day prior to the Procter & Gamble special meeting. Fair cash value will be computed as the amount a willing seller and willing buyer would accept or pay if neither was compelled to sell or buy, excluding any appreciation or depreciation in market value resulting from the merger. Notwithstanding the foregoing, the fair cash value may not exceed the amount specified in the shareholder’s written demand. The court will make a finding as to the fair cash value of a share and render judgment against Procter & Gamble for its payment with interest at such rate and from such date as the court considers equitable. The court will assess or apportion the costs of the proceedings as it considers equitable.
      The rights of any dissenting shareholder will terminate if:

•	the dissenting shareholder has not complied with Section 1701.85, unless Procter & Gamble, by its board of directors, waives this failure (however, Procter and Gamble agreed pursuant to the terms of the merger agreement not to waive, without Gillette’s consent, any failure of a dissenting shareholder to comply with Section 1701.85);

•	Procter & Gamble abandons or is finally enjoined or prevented from carrying out, or the shareholders of Procter & Gamble rescind their approval of, the merger agreement;

•	the dissenting shareholder withdraws his or her written demand with the consent of Procter & Gamble, by its board of directors; or

•	Procter & Gamble and the dissenting shareholder have not agreed upon the fair cash value per share of the Procter & Gamble common stock and neither has timely filed or joined in a petition in an appropriate court for a determination of the fair cash value of the shares.
      When a dissenting shareholder exercises his or her rights under Section 1701.85, all other rights with respect to such Procter & Gamble common stock will be suspended until Procter & Gamble purchases the shares, or the right to receive fair cash value is otherwise terminated. If during the suspension, any cash dividend is paid on shares of Procter & Gamble common stock, an amount equal to such dividend which, except for the suspension, would have been payable upon such shares of Procter & Gamble common stock will be paid to the holder of record as a credit upon the fair cash value of the shares. Such rights will be reinstated should the right to receive fair cash value be terminated other than by the purchase of the shares by Procter & Gamble, and all distributions which, except for the suspension, would have been made will be made to the holder of record of the shares at the time of termination.

Chapter One — The Merger
      Because a proxy card which does not contain voting instructions regarding the proposal to adopt the merger agreement and approve the issuance of Procter & Gamble common stock in the merger will be voted for the adoption of the merger agreement and the approval of the issuance of Procter & Gamble common stock in the merger, a Procter & Gamble shareholder who wishes to exercise dissenters’ rights must either: (1) not sign and return the proxy card or otherwise vote at the Procter & Gamble special meeting, or (2) vote against or abstain from voting on the adoption of the merger agreement and the approval of the issuance of Procter & Gamble common stock in the merger.
Federal Securities Laws Consequences; Stock Transfer Restriction Agreements
      This registration statement of which this joint proxy statement/ prospectus is a part does not cover any resales of the Procter & Gamble common stock to be received by the shareholders of Gillette upon completion of the merger, and no person is authorized to make any use of this joint proxy statement/ prospectus in connection with any such resale.
      All shares of Procter & Gamble common stock received by Gillette shareholders in the merger will be freely transferable, except that shares of Procter & Gamble common stock received by persons who are deemed to be “affiliates” of Gillette under the Securities Act of 1933, as amended (the “Securities Act”), at the time of the Gillette special meeting may be resold by them only in transactions permitted by Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Gillette for such purposes generally include individuals or entities that control, are controlled by or are under common control with, Gillette, as the case may be, and include directors and certain executive officers of Gillette. The merger agreement requires that Gillette use commercially reasonable efforts to cause each affiliate to execute a written agreement to the effect that such persons will not offer, sell or otherwise dispose of any of the shares of Procter & Gamble common stock issued to them in the merger in violation of the Securities Act or the related SEC rules and regulations promulgated thereunder.
Repurchase of Common Stock
      Subject to applicable law, Procter & Gamble may, from time to time as price and conditions warrant, repurchase shares of Procter & Gamble common stock and Gillette may, from time to time as price and conditions warrant, repurchase shares of Gillette common stock.
      On January 28, 2005, at the time the proposed merger was announced, Procter & Gamble announced a common stock repurchase program pursuant to which it and/or one or more of its subsidiaries plan to repurchase up to $18 billion to $22 billion of its common stock over a period of 12-18 months. The repurchase of shares under this repurchase program commenced on January 28, 2005 pursuant to a plan intended to comply with the requirements of Rule 10b5-1(c) under the Exchange Act. As of May 19, 2005, 51,403,600 shares of Procter & Gamble common stock had been repurchased.
      Regulation M under the federal securities laws prohibits Procter & Gamble from bidding for or repurchasing its common stock during the period commencing with the mailing of this joint proxy statement/ prospectus through the date of Gillette’s special meeting. Accordingly, from the date of the mailing of this joint proxy statement/ prospectus through the date of Gillette’s special meeting, Procter & Gamble will suspend its repurchase program. Procter & Gamble anticipates recommencing its repurchase program following the date of Gillette’s special meeting.
Stock Exchange Listing; Delisting and Deregistration of Gillette Common Stock
      It is a condition to the merger that the shares of Procter & Gamble common stock issuable in the merger be approved for listing on the New York Stock Exchange, subject to official notice of issuance. If the merger is completed, Gillette common stock will cease to be listed on the New York Stock Exchange and its shares will be deregistered under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”).

Chapter One — The Merger
Recent Developments
      On February 10, 2005, a putative class action was filed in Delaware state court on behalf of Gillette’s shareholders, alleging breaches of fiduciary duties by the Gillette board of directors and senior management in connection with the proposed merger. The complaint alleges, among other things, that the proposed merger is “unduly favorable” to Procter & Gamble and that, if consummated, Gillette’s senior managers will receive excessive compensation. The plaintiff seeks injunctive relief barring consummation of the proposed merger or, in the alternative, rescission following consummation. The plaintiff also seeks compensatory damages.
      A second action was filed on February 11, 2005, and a third action was filed on February 28, 2005, both in Delaware state court. These actions are virtually identical to the action filed on February 10, 2005. A motion to consolidate the three actions was granted, lead counsel was appointed, and a consolidated amended complaint was filed on May 9, 2005.
      Gillette and the other named defendants believe the allegations are without merit and intend to vigorously defend the actions.
      After the announcement of the merger agreement, Gillette has received various inquiries from the Securities Division of the Secretary of the Commonwealth of Massachusetts (the “Secretary”). Following four separate productions of documents by Gillette on a voluntary basis, the Secretary issued subpoenas to Gillette and Gillette’s financial advisors seeking further documents and information. Gillette was continuing to seek an agreement on appropriate terms for the production of still further documentation. However, on April 15, 2005, the Secretary filed a complaint against Gillette to enforce its subpoena.
      On April 21, 2005, Gillette filed its own action seeking to quash the Secretary’s subpoena and also seeking a declaration by the court that the Secretary lacks jurisdiction over the merger. On April 28, 2005, the Massachusetts Superior Court (the “Court”) concluded that the Secretary does not have jurisdiction over the proposed merger generally and quashed the Secretary’s subpoena. The Court left open the possibility that the Secretary could issue a narrower subpoena relating to the fairness opinions given by Gillette’s financial advisors in connection with the proposed merger. Even though the Court has repeatedly concluded that the Secretary does not have jurisdiction over the proposed merger generally, the Secretary has continued to assert that his jurisdiction to conduct an inquiry relating to the fairness opinions cannot be narrowly defined, and therefore that his authority to investigate the fairness opinions is inextricably linked to the proposed merger. The Secretary issued a new subpoena to Gillette relating to the Secretary’s inquiry into the fairness opinions. Gillette produced to the Secretary the documents that Gillette believed to be responsive to the Secretary’s narrower subpoena. However, on May 6, 2005, the Secretary submitted a request to the Court seeking the issuance of an order compelling Gillette to produce additional documents pursuant to the Secretary’s narrower subpoena. On May 9, 2005, Gillette filed a response with the Court asking the Court to deny the Secretary’s request for an order, to which the Secretary replied on May 17, 2005 by seeking another order from the Court concerning document production. Gillette filed a response to the Secretary’s response on May 18, 2005. On May 19, 2005, the Court issued a ruling denying the Secretary’s additional request for an order relating to document production, and ordering Gillette, to the extent it has not already done so, to produce only those materials provided to its financial advisors for use or consideration in connection with their fairness opinions. Gillette believes that its document production was responsive to the Secretary’s narrower subpoena and will continue to assert that position vigorously in court as necessary. The Secretary has also issued subpoenas to five of Gillette’s executive officers, and two representatives of each of UBS and Goldman Sachs, respectively, seeking testimony relating to the Secretary’s inquiry.
PROJECTIONS
      In connection with the review of the merger, certain financial projections prepared by management of Gillette concerning Gillette on a stand-alone, pre-merger basis, were exchanged with Procter & Gamble.

Chapter One — The Merger
      The projections are “forward-looking statements” and Gillette’s actual results may differ materially from those set forth in the projections. See “Forward-Looking Statements” for a discussion of the risks you should consider in reviewing the projections set forth in this joint proxy statement/ prospectus.
      The material portions of the financial projections prepared by management of Gillette follow:

	Annual Growth Rates

	2005	2006	2007

Sales	4.0%	4.0%	4.0%
Profit from Operations	10.0%	10.0%	10.0%
Earnings Per Share	12.0%	12.0%	12.0%
      These projections were not prepared with a view to public disclosure or compliance with published guidelines established by the SEC or the American Institute of Certified Public Accountants regarding projections. None of Procter & Gamble, Gillette or their respective affiliates or Procter & Gamble’s or Gillette’s independent registered public accounting firm assumes any responsibility if future results differ from these projections. The projections are subjective in many respects and thus susceptible to interpretation and periodic revision based on actual experience and recent developments. While presented with numeric specificity, the projections reflect numerous assumptions made by the management of Gillette with respect to industry performance and competition, general business, economic, market and financial conditions and other matters, all of which are difficult to predict and many of which are beyond the control of Gillette. For these reasons, the inclusion of the projections in this document should not be regarded as an indication that Procter & Gamble, Gillette, any recipient of the projections or their respective affiliates or representatives considered or consider the projections to be a reliable prediction of future events, and the projections should not be relied upon as such. Actual results may be higher or lower than those estimated. Procter & Gamble and Gillette do not generally publish their respective business plans and strategies or make external disclosures of their respective anticipated financial position or results of operations. Accordingly, Procter & Gamble and Gillette do not intend to, and specifically decline any obligation to, update or otherwise revise the prospective financial information to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even if any or all the underlying assumptions are shown to be in error. Also, Procter & Gamble and Gillette do not intend to, and specifically decline any obligation to, update or revise the prospective financial information to reflect changes in general economic or industry conditions. Neither Procter & Gamble’s auditors nor Gillette’s auditors, nor any other independent registered public accounting firm, have compiled, examined or performed any procedures with respect to these projections, nor have they expressed any opinion or any other form of assurance on this information or its achievability, and assume no responsibility for, and disclaim any association with, this prospective financial information.

Chapter One — The Merger
THE COMPANIES
Procter & Gamble
      The Procter & Gamble Company was incorporated in Ohio in 1905, having been built from a business founded in 1837 by William Procter and James Gamble. Today, Procter & Gamble manufactures and markets a broad range of consumer products. Procter & Gamble has operations in over 80 countries and markets in over 160 countries. Procter & Gamble indirectly sells certain beauty and paper products to Syria through its Egyptian and Saudi operations, in full compliance with applicable U.S. laws. Procter & Gamble’s principal executive offices are located at One Procter & Gamble Plaza, Cincinnati, Ohio 45202, and its telephone number is (513) 983-1100.
      Procter & Gamble’s business is organized into three product-based, business segments called Global Business Units. These units are: Household Care; Health, Baby and Family Care; and Beauty Care.

•	Household Care includes the Fabric Care, Home Care, Snacks, Coffee and commercial services businesses. Fabric Care includes laundry detergents and fabric enhancers. Home Care includes dish care, surface care and air care.

•	Health, Baby and Family Care includes the Health Care, Baby Care and Family Care businesses. Health Care includes oral care, personal health care, pharmaceuticals and pet health and nutrition. Baby Care includes diapers and baby wipes. Family Care includes bath tissue and kitchen towels.

•	Beauty Care includes retail and professional hair care, skin care, feminine care, cosmetics, fine fragrances and personal cleansing.
      In the most recent fiscal year ended June 30, 2004, Beauty Care accounted for 33% of total net sales (excluding net sales and net earnings in corporate) and the Household Care segment accounted for 33% of total sales. Health, Baby and Family Care accounted for 34%.
Gillette
      Gillette is a Delaware corporation founded in 1901. As of December 31, 2004, Gillette had manufacturing operations at 31 facilities in 14 countries and its products are sold in over 200 countries and territories (including indirect sales to Iran and Iraq through foreign distributors, which have been made in full compliance with applicable U.S. laws). Gillette’s principal executive offices are located at the Prudential Tower Building, Boston, Massachusetts 02199, and its telephone number is (617) 421-7000.
      Gillette manufactures and sells a wide variety of consumer products throughout the world. Gillette has five business segments: Blades and Razors, Duracell, Oral Care, Braun and Personal Care.

•	Blades and Razors — Gillette is the world leader in blades and razors. Gillette sells male shaving systems under such brands as M3Power, Mach3Turbo, Mach3, Sensor3, SensorExcel, Sensor, Atra, and Trac II, and disposable razors under the Sensor3, Custom Plus, and Good News brands. In March 2005, Gillette launched the M3Power Nitro shaving system for men in North America. Gillette’s female shaving systems are sold under the Gillette for Women Venus and Venus Devine, SensorExcel for Women, and Sensor for Women brands, and its disposable razors are sold under the Agility and Daisy brands. In March 2005 and April 2005, respectively, Gillette launched the Venus disposable razor and Venus Vibrance shaving system for women in North America. Gillette also introduced Venus Divine disposable razors in December 2004, which is now available to consumers in select European markets.

•	Duracell — Gillette is the world leader in alkaline batteries for consumers. Its products include Duracell CopperTop and Duracell Ultra alkaline batteries and Duracell primary lithium, zinc air, and rechargeable nickel-metal hydride batteries.

Chapter One — The Merger

•	Oral Care — Gillette is the world leader in manual and power toothbrushes. In the second quarter of 2004, Gillette acquired the Rembrandt brand at-home and professional teeth-whitening products and Zooth, Inc., a leader in licensed manual and power toothbrushes for children. In February 2005, Gillette introduced Oral-B Pulsar, a pulsating adult manual toothbrush, which is scheduled to be available to consumers in North America in July 2005.

•	Braun — Gillette sells electric shavers under the Braun brand and hair epilators under the Braun Silk-Epil brand. These products include the number one foil electric shaver for men and the number one hair epilator for women. Gillette also sells small household and personal diagnostic appliances under the Braun brand.

•	Personal Care — Gillette sells shaving preparations, skin care products, and antiperspirants/deodorants under brands such as Gillette Complete Skincare, Gillette Series, Foamy, Satin Care, Right Guard, Soft & Dri, and Dry Idea.

Chapter One — The Merger
OPINIONS OF FINANCIAL ADVISORS
      Procter & Gamble and Gillette each retained its own financial advisor or advisors to assist them and their respective boards of directors in the consideration of valuation, financial and other matters relating to the merger. Procter & Gamble retained Merrill Lynch as its financial advisor and Gillette retained Goldman Sachs and UBS as its financial advisors.
Opinion of Procter & Gamble’s Financial Advisor
      Procter & Gamble retained Merrill Lynch to act as its exclusive financial advisor in connection with the proposed merger. On January 27, 2005, Merrill Lynch delivered to the Procter & Gamble board of directors an oral opinion, which was confirmed by delivery of a written opinion dated the same date, to the effect that, as of that date, and based upon and subject to the factors and assumptions set forth in the opinion, the exchange ratio of 0.975 provided for in the merger was fair, from a financial point of view, to Procter & Gamble. Merrill Lynch does not have any obligation to update, revise or reaffirm its opinion.
      The full text of Merrill Lynch’s opinion, dated January 27, 2005, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Merrill Lynch, is attached as Annex B to this joint proxy statement/ prospectus and is incorporated into this joint proxy statement/ prospectus by reference. The summary of Merrill Lynch’s opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Procter & Gamble shareholders are urged to read the opinion carefully in its entirety. Merrill Lynch’s opinion was delivered to the Procter & Gamble board of directors for its information and is directed only to the fairness, from a financial point of view, of the exchange ratio to Procter & Gamble, and does not address the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of Procter & Gamble, or any other aspect of the merger, including the merits of the underlying decision by Procter & Gamble to engage in the merger. Merrill Lynch’s opinion does not constitute a recommendation to any Procter & Gamble shareholder as to how the shareholder should vote with respect to the proposed merger or any other matter.
      In preparing its opinion to the Procter & Gamble board of directors, Merrill Lynch performed various financial and comparative analyses, including those described below. The summary set forth below does not purport to be a complete description of the analyses underlying Merrill Lynch’s opinion or the presentation made by Merrill Lynch to the Procter & Gamble board of directors. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Merrill Lynch did not attribute any particular weight to any analysis or factor considered by it, but rather made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. Accordingly, Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, or focusing on information presented in tabular format, without considering all of the analyses and factors or the narrative description of the analyses, would create a misleading or incomplete view of the process underlying its opinion.
      In performing its analyses, Merrill Lynch made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Merrill Lynch, Procter & Gamble or Gillette. Any estimates contained in the analyses performed by Merrill Lynch are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, as described above, Merrill Lynch’s opinion was among several factors taken into consideration by the Procter & Gamble board of directors in making its

Chapter One — The Merger
determination to approve the merger agreement and the issuance of shares of Procter & Gamble common stock in the merger. Consequently, Merrill Lynch’s analyses should not be viewed as determinative of the decision of the Procter & Gamble board of directors or Procter & Gamble management with respect to the fairness of the exchange ratio provided for in the merger agreement.
      In arriving at its opinion, Merrill Lynch, among other things, did the following:

•	reviewed certain publicly available business and financial information relating to Procter & Gamble and Gillette that Merrill Lynch deemed to be relevant;

•	reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of Procter & Gamble and Gillette, including financial forecasts relating to Gillette prepared by the management of Gillette and Procter & Gamble, as well as the amount and timing of the cost savings and related expenses and synergies expected to result from the merger (the “Expected Synergies”) furnished to Merrill Lynch by Procter & Gamble;

•	conducted discussions with members of senior management and representatives of Procter & Gamble and Gillette concerning the matters described in the first two bullets above, as well as their respective businesses and prospects before and after giving effect to the merger and the Expected Synergies;

•	reviewed the market prices and valuation multiples for Procter & Gamble common stock and Gillette common stock and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

•	reviewed the results of operations of Procter & Gamble and Gillette and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

•	compared the proposed financial terms of the merger with the financial terms of other transactions that Merrill Lynch deemed to be relevant;

•	participated in certain discussions and negotiations among representatives of Procter & Gamble and Gillette and their financial and legal advisors;

•	reviewed the relative contributions of Procter & Gamble and Gillette to selected operational metrics of the combined company based on financial forecasts and estimates prepared by the management of Procter & Gamble;

•	reviewed the potential pro forma impact of the merger, including the effects of Procter & Gamble’s share repurchase plans;

•	reviewed a draft of the merger agreement dated January 26, 2005; and

•	reviewed such other financial studies and analyses and took into account such other matters as Merrill Lynch deemed necessary, including Merrill Lynch’s assessment of general economic, market and monetary conditions.
      In preparing its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all of the information supplied or otherwise made available to Merrill Lynch, discussed with or reviewed by or for Merrill Lynch, or publicly available. Merrill Lynch did not assume any responsibility for independently verifying this information and did not undertake an independent evaluation or appraisal of any of the assets or liabilities of Procter & Gamble or Gillette, nor was it furnished with any evaluations or appraisals. Merrill Lynch did not evaluate the solvency or fair value of Procter & Gamble or Gillette under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, Merrill Lynch did not assume any obligation to conduct any physical inspection of the properties or facilities of Procter & Gamble or Gillette. With respect to the financial forecast information relating to Procter & Gamble and Gillette and the Expected Synergies prepared by the management of Procter & Gamble and Gillette and furnished to or discussed with Merrill Lynch by Procter & Gamble or Gillette, Merrill Lynch assumed,

Chapter One — The Merger
with the consent of the Procter & Gamble board of directors, that they were reasonably prepared and reflected the best currently available estimates and judgments of Procter & Gamble’s or Gillette’s management as to the expected future financial performance of Procter & Gamble or Gillette, as the case may be, and the Expected Synergies. Merrill Lynch further assumed that the merger will qualify as a tax-free reorganization for U.S. federal income tax purposes and that the final form of the merger agreement will be substantially similar to the last draft reviewed by it.
      Merrill Lynch’s opinion is necessarily based upon market, economic and other conditions as they existed on, and on the information made available to Merrill Lynch as of, January 27, 2005. Merrill Lynch assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the merger. Merrill Lynch did not express any opinion as to the prices at which Procter & Gamble common stock or Gillette common stock will trade following the announcement of the merger or the price at which Procter & Gamble common stock will trade following the completion of the merger. Although Merrill Lynch evaluated the fairness, from a financial point of view, of the exchange ratio, Merrill Lynch was not requested to, and did not, recommend the specific consideration payable in the merger, which consideration was determined through negotiations between Procter & Gamble and Gillette and approved by the Procter & Gamble board of directors. No other limitation was imposed on Merrill Lynch with respect to the investigations made or procedures followed by Merrill Lynch in rendering its opinion.
      Financial Analysis. The following is a summary of the material analyses performed by Merrill Lynch in connection with its opinion to the Procter & Gamble board of directors dated January 27, 2005. Some of the financial analyses summarized below include information presented in tabular format. In order to understand fully Merrill Lynch’s financial analyses, the tables must be read together with the text of the summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Merrill Lynch’s financial analyses.
      Sum-of-the-Parts Selected Comparable Acquisitions Analysis. Using publicly available information, Merrill Lynch analyzed, among other things, the purchase prices and implied transaction multiples paid in the following selected comparable transactions involving target companies in each of four segments in which Gillette operates:
Blades and Razors

Target	Acquirer

Dreyer’s Grand Ice-Cream Inc.	Nestlé SA
Gatorade (implied in The Quaker Oats Company)	PepsiCo Inc.
Neutrogena Corporation	Johnson & Johnson
Nivea (implied in Beiersdorf AG)	Tchibo Holding AG
Duracell

Target	Acquirer

Duracell	Gillette
Rayovac Corporation	T.H. Lee Partners L.P.

Chapter One — The Merger
Oral & Personal Care

Target	Acquirer

Helene Curtis Industries, Inc.	Unilever NV
Clairol	Procter & Gamble
Maybelline, Inc.	L’Oreal USA Inc.
Wella AG	Procter & Gamble
Tambrands, Inc.	Procter & Gamble
Kolynos Corporation	Colgate-Palmolive Company
The Dial Corporation	Henkel Group
Braun

Target	Acquirer

Remington Products Company LLC	Rayovac Corporation
      Merrill Lynch reviewed transaction values of the selected transactions as multiples of last twelve month trailing earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA, for the target companies, deriving a range of selected multiples from these transactions, as follows:

Business Segment	Multiple Range

Blades and Razors	19.0x — 24.0x
Duracell	9.0x — 12.0x
Oral Care	13.0x — 15.0x
Personal Care	13.0x — 15.0x
Braun	8.0x — 10.0x
      Merrill Lynch then applied the range of selected multiples derived from these transactions to calendar year 2004 estimated EBITDA of each of Gillette’s segments (except for Oral Care, for which 2005 estimated EBITDA was used in order to reflect the pro forma impact of Gillette’s acquisition of Zooth, Inc. and Rembrandt) in order to derive an implied per share equity value reference range for Gillette as a whole. All multiples for the selected transactions were based on financial information available at the time of the announcement of the relevant transaction. Estimated financial data for Gillette were based on Procter & Gamble management’s estimates. This analysis indicated an implied per share equity value reference range for Gillette of approximately $47.00 to $58.00, as compared to the per share equity value for Gillette implied in the merger of $54.05 based on the exchange ratio of 0.975 provided for in the merger and the closing price of Procter & Gamble common stock on January 26, 2005.
      No transaction used in the Sum-of-the-Parts Selected Comparable Acquisitions Analysis is identical to the proposed merger. Accordingly, an analysis of the results of the Sum-of-the-Parts Selected Comparable Acquisitions Analysis involves complex considerations of the companies involved and the transactions and other factors that could affect the acquisition value of the companies and Gillette.
      Discounted Cash Flow Analysis. Merrill Lynch estimated the present value of the stand-alone, unlevered, after-tax free cash flows that each of Gillette’s business segments could produce over the Gillette fiscal years 2005 through 2014 both before and after taking into account the Expected Synergies. Estimated financial data for each of Gillette’s business segments and the Expected Synergies were based on Procter & Gamble management’s estimates.

Chapter One — The Merger
      Ranges of terminal values were derived by applying a range of perpetuity growth rates to fiscal year 2014 estimated EBITDA for each Gillette business segment and the Expected Synergies as follows:

Perpetuity Growth
Segment	Rate Range

Blades & Razors	2.8% — 3.8%
Personal Care	1.5% — 2.5%
Duracell	(0.1%) — 0.9%
Oral Care	2.4% — 3.4%
Braun	0.5% — 1.5%
Fixed Cost Savings	2.5%
Variable Cost Savings	3.0%
Revenue Synergies	3.0% — 4.0%
      The free cash flows and terminal values were then discounted to present value using discount rates within a range of 7.5% to 9.5% in order to derive implied per share equity value reference ranges for Gillette as a whole. This analysis indicated an implied per share equity value reference range for Gillette as a whole as follows:

Equity Value
Per Share

Standalone	$40.75 — $56.00
Standalone plus Expected Synergies resulting from cost savings	$50.25 — $65.50
Standalone plus total Expected Synergies	$55.75 — $70.75
      Each implied equity value per share is as compared to the per share equity value for Gillette implied in the merger of $54.05 based on the exchange ratio of 0.975 provided for in the merger and the closing price of Procter & Gamble common stock on January 26, 2005.
      Relative Contribution Analysis. Using estimated financial data for Procter & Gamble and Gillette provided by Procter & Gamble management, Merrill Lynch analyzed the relative contributions of each of Procter & Gamble and Gillette to the combined company’s net income and levered free cash flow for fiscal years 2005 through 2007. Merrill Lynch then computed exchange ratios implied by the ownership percentages of Procter & Gamble’s and Gillette’s stockholders in the combined company implied by Procter & Gamble’s and Gillette’s relative contributions for each operational metric observed, both before and after taking into account the Expected Synergies. This analysis indicated implied approximate exchange ratio reference ranges as follows:

Before Taking into Account the Expected Synergies

Net Income Contribution	0.654	—	0.681
Levered Free Cash Flow Contribution	0.848	—	0.875

Attributing to Gillette 50% of the Expected Synergies

Net Income Contribution	0.876	—	0.886
Levered Free Cash Flow Contribution	1.108	—	1.152

Attributing to Gillette 2/3 of the Expected Synergies

Net Income Contribution	0.941	—	0.963
Levered Free Cash Flow Contribution	1.190	—	1.252
      Merrill Lynch compared these implied exchange ratios with the exchange ratio of 0.975 provided for in the merger agreement.

Chapter One — The Merger
      Utilizing the high and the low standalone equity value per share derived pursuant to the discounted cash flow analysis, both before and after taking into account the Expected Synergies, as described above, Merrill Lynch computed the implied range of exchange ratios. This analysis indicated implied approximate exchange ratio reference ranges as follows:

Before Taking into Account the Expected Synergies

Relative DCF Contribution	0.597	—	1.165

Attributing to Gillette 50% of the Expected Synergies

Relative DCF Contribution	0.713	—	1.326

Attributing to Gillette 2/3 of the Expected Synergies

Relative DCF Contribution	0.751	—	1.380
      Merrill Lynch compared these implied exchange ratios with the exchange ratio of 0.975 provided for in the merger agreement.
      Pro Forma Merger Analysis. Merrill Lynch analyzed the pro forma impact of the proposed merger on Procter & Gamble’s earnings per share, earnings per share excluding one-time charges and earnings per share excluding one-time charges and new amortization for the fiscal years ending June 30, 2006, 2007 and 2008. For purposes of this analysis, Merrill Lynch used the financial information and projections and Expected Synergies provided by the management of Procter & Gamble and incorporated Merrill Lynch’s assumptions with respect to the value of identifiable intangibles created by the proposed merger and various structural considerations. In addition, Merrill Lynch assumed the repurchase of up to $20 billion of Procter & Gamble common stock at a range of assumed repurchase prices. This analysis yielded the following range of results:

Accretion/(Dilution)

Fiscal Year Ending June 30,

	2006E	2007E	2008E

Earnings per share	$(0.25) — $(0.30)	$(0.10) — $0.05	$(0.05) — $0.15
Earnings per share excluding one-time charges	(0.21) — (0.26)	(0.09) — 0.06	(0.05) — 0.15
Earnings per share excluding one-time charges and new amortization	(0.16) — (0.21)	(0.03) — 0.12	0.00 — 0.20
      Other Factors. In the course of preparing its opinion, Merrill Lynch also reviewed and considered other information and data in addition to its valuation analyses, including the following:
      Public Market Reference Points. Merrill Lynch noted that the 52-week trading range for Gillette’s common stock was $45.70 to $35.01, as compared to the offer price of $54.05 implied by the exchange ratio of 0.975 provided for in the merger agreement, based on Procter & Gamble’s closing stock price on January 26, 2005. Additionally, Merrill Lynch noted that selected research analysts’ reports on Gillette included stock price targets which, when discounted back to present value at an estimated cost of equity of 10%, produced a range of $52.00 to $35.25, as compared to the offer price of $54.05 implied by the exchange ratio of 0.975 provided for in the merger agreement, based on Procter & Gamble’s closing stock price on January 26, 2005.

Chapter One — The Merger
      Selected Consumer Products Sector Transactions. Using publicly available information, Merrill Lynch calculated the premium paid over the stock price one day prior to announcement and one week prior to announcement in selected transactions in the consumer products sector as set forth below:

				Premium to
				Share Price
			Trans.
Ann.			Value	1-Day	1-Week
Date	Acquiror	Target	($ Bn)	Prior	Prior

6/2000	Philip Morris	Nabisco	$19.2	69.9%	103.2%
8/1994	Johnson & Johnson	Neutrogena	1.0	63.0%	76.3%
11/2004	Constellation Brands	Robert Mondavi	1.4	49.9%	52.3%
3/2003	Procter & Gamble	Wella	7.0	44.5%	47.3%
10/2003	Tchibo	Beiersdorf	13.0	51.2%	45.7%
6/2000	Unilever	Bestfoods	23.7	44.4%	39.9%
12/2000	PepsiCo	Quaker Oats	15.1	22.2%	24.0%
	Average			49.3%	55.5%
      These results were compared to the 20.1% premium to be paid to Gillette shareholders based on the exchange ratio of 0.975 provided for in the merger agreement and Procter & Gamble’s and Gillette’s respective closing stock prices on January 19, 2005 and January 26, 2005.
      Fixed Value Assessment. Merrill Lynch noted that the combined equity value of Procter & Gamble and Gillette based on their respective closing stock prices on January 26, 2005, at the exchange ratio of 0.975 provided for in the merger agreement, implied a value per Procter & Gamble common share of $52.78, before taking into account any of the Expected Synergies, as compared to Procter & Gamble’s closing stock price on January 26, 2005 of $55.44. This illustrated a decrease in value of $2.66 per share of Procter & Gamble common stock, prior to taking into account the Expected Synergies.
      In addition, Merrill Lynch also reviewed and considered the following:

•	trading characteristics of Procter & Gamble and Gillette;

•	historical market prices for Procter & Gamble common stock and Gillette common stock; and

•	financial, operating and stock market data of Procter & Gamble and Gillette, as compared to corresponding data of selected publicly traded companies in the consumer products industry, none of which was sufficiently similar to Procter & Gamble or Gillette to draw any conclusions with respect to such financial, operating and stock market data.
      Miscellaneous. Pursuant to the terms of Merrill Lynch’s engagement, Procter & Gamble has agreed to pay Merrill Lynch (a) a fee of $1.5 million upon the delivery of its opinion to the Procter & Gamble board of directors and (b) a fee in an amount that will be mutually agreed upon, in good faith, between Procter & Gamble and Merrill Lynch and all of which is contingent and payable only if the merger is completed and from which any fees previously paid will be deducted. Although the exact amount of the fee to be paid to Merrill Lynch has not been determined, it is anticipated that it will be in the range of $30 million. Procter & Gamble also has agreed to reimburse Merrill Lynch for reasonable expenses incurred by Merrill Lynch in performing its services and to indemnify Merrill Lynch and related persons and entities against liabilities, including liabilities under the U.S. federal securities laws, arising out of Merrill Lynch’s engagement.
      Procter & Gamble retained Merrill Lynch based upon Merrill Lynch’s experience and expertise. Merrill Lynch is an internationally recognized investment banking and advisory firm. Merrill Lynch, as part of its investment banking business, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.
      Merrill Lynch has, in the past, provided financial advisory and financing services to Procter & Gamble and Gillette unrelated to the merger, including having acted as financial advisor to Procter & Gamble in

Chapter One — The Merger
its acquisition of Wella AG in 2003 and as an underwriter in Procter & Gamble’s $1 billion bond offering in November 2003. In 2003 and 2004, Procter & Gamble paid to Merrill Lynch an aggregate of approximately $8.2 million in fees for financial advisory and financing services and reimbursed Merrill Lynch for expenses it incurred. As of the date of its opinion, Merrill Lynch was mandated to be the sole lead arranger, book runner and syndication agent on a $2 billion revolving credit facility for the benefit of an affiliate of Procter & Gamble and was a lender in the credit facilities of both Procter & Gamble and Gillette. Merrill Lynch is also acting as broker in connection with Procter & Gamble’s Rule 10b5-1(c) share repurchase plan. In the ordinary course of business, Merrill Lynch and its affiliates may actively trade in the securities of Procter & Gamble and Gillette for their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.
Opinions of Gillette’s Financial Advisors
      Goldman Sachs. Goldman Sachs rendered its opinion to the Gillette board of directors that, as of January 27, 2005 and based upon and subject to the factors, assumptions, procedures, limitations and qualifications set forth in such opinion, the exchange ratio of 0.975 of a share of Procter & Gamble common stock to be received for each share of Gillette common stock pursuant to the merger agreement was fair from a financial point of view to the holders of shares of Gillette common stock.
      The full text of the opinion of Goldman Sachs, dated January 27, 2005, which sets forth assumptions made, procedures followed, factors considered and limitations and qualifications on the review undertaken in connection with the opinion, is attached as Annex C hereto and incorporated herein by reference. The opinion of Goldman Sachs should be read in its entirety. Goldman Sachs provided its opinion for the information and assistance of the Gillette board of directors in connection with its consideration of the transaction contemplated by the merger agreement. The Goldman Sachs opinion is not a recommendation as to how any holder of shares of Gillette common stock should vote with respect to the merger agreement.
      In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	certain publicly available business and financial information relating to Gillette and Procter & Gamble;

•	certain financial estimates and forecasts relating to the business and financial prospects of Gillette prepared by certain research analysts that were publicly available;

•	certain internal financial information and other data relating to the business and financial prospects of Gillette, including financial analyses and forecasts for Gillette prepared by its management (the “Gillette Forecasts”), and certain after-tax cost savings and operating synergies of $1.05 billion per year phased in at 30%, 75% and 100% over 3 years, projected by the managements of Gillette and Procter & Gamble to result from the merger (collectively, the “Synergies”), in each case provided to Goldman Sachs by the management of Gillette and not publicly available;

•	certain financial information and other data relating to the business of Procter & Gamble provided to Goldman Sachs by the managements of Gillette and Procter & Gamble, which were not publicly available, which information did not include forecasts for Procter & Gamble; and

•	certain financial estimates and forecasts relating to the business and financial prospects of Procter & Gamble prepared by certain research analysts that were publicly available, as adjusted and provided to Goldman Sachs and UBS by the management of Gillette following their discussions with the management of Procter & Gamble as to public guidance expected to be given by Procter & Gamble contemporaneously with the announcement of the merger (the “Procter & Gamble Adjusted Street Forecasts”).
      Goldman Sachs also held discussions with members of the senior management of Gillette and Procter & Gamble regarding their assessment of the strategic rationale for, and the potential benefits of, the merger and the past and current business operations, financial condition and future prospects of

Chapter One — The Merger
Gillette and Procter & Gamble (including as a result of the significant stock buyback being announced by Procter & Gamble contemporaneously with the merger). In addition, Goldman Sachs reviewed the reported price and trading activity for the Gillette common stock and the Procter & Gamble common stock, compared certain publicly available financial and stock market information for Gillette and Procter & Gamble with similar financial and stock market information for certain other companies the securities of which are publicly traded, reviewed certain financial terms of certain recent publicly available business combinations in the consumer products industry specifically and in other industries generally, considered certain pro forma effects of the merger and performed such other studies and analyses, and considered such other factors, as Goldman Sachs considered appropriate.
      In connection with Goldman Sachs’ review, with the consent of the Gillette board of directors, Goldman Sachs relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by Goldman Sachs, with the consent of the Gillette board of directors, assumed such accuracy and completeness for purposes of rendering Goldman Sachs’ opinion, and with the consent of the Gillette board of directors did not assume any responsibility for independent verification of any of such information. With respect to the Gillette Forecasts, the Synergies, and any other estimates or pro forma effects discussed with or reviewed by Goldman Sachs, Goldman Sachs assumed at the direction of the Gillette board of directors that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of Gillette. With respect to the Synergies and such pro forma effects, Goldman Sachs assumed with the consent of the Gillette board of directors, that they will be realized in the amounts and time periods forecasted. Goldman Sachs was not provided Procter & Gamble’s internal financial analyses and forecasts for the year 2005 and beyond, and therefore Goldman Sachs did not consider such analyses and forecasts in connection with its review or the rendering of its opinion. Based on Goldman Sachs’ discussions with the Gillette board of directors and at the direction of the Gillette board of directors, Goldman Sachs assumed that the Procter & Gamble Adjusted Street Forecasts were a reasonable basis upon which to evaluate the future performance of Procter & Gamble, and at the direction of the Gillette board of directors Goldman Sachs used the Procter & Gamble Adjusted Street Forecasts for purposes of its analyses and its opinion. In addition, at the direction of the Gillette board of directors, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including, but not limited to any contingent, derivative or off-balance-sheet assets and liabilities) of Gillette or Procter & Gamble or any of their respective subsidiaries. No evaluation or appraisal of the assets or liabilities of Gillette or Procter & Gamble or any of their respective subsidiaries was furnished to Goldman Sachs. Goldman Sachs also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on Gillette or Procter & Gamble or on the expected benefits of the merger in any way meaningful to its analyses. Goldman Sachs assumed that the merger will qualify as a tax-free reorganization for U.S. federal income tax purposes. In rendering its opinion, Goldman Sachs assumed that Gillette and Procter & Gamble will comply with all the material terms of the merger agreement.
      The Goldman Sachs opinion did not address the underlying business decision of Gillette to engage in the merger, nor did Goldman Sachs express any opinion as to the value of the Procter & Gamble common stock when and if issued in the merger or the prices at which shares of the Procter & Gamble common stock or the Gillette common stock will trade at any time. Goldman Sachs was not asked to, nor did it, offer any opinion as to the terms of the merger agreement (other than as to the fairness from a financial point of view of the exchange ratio of 0.975 of a share of Procter & Gamble common stock to be received for each share of Gillette common stock pursuant to the merger agreement by the holders of Gillette’s common stock as set forth in its opinion) or as to the form of the merger or any other matter. Goldman Sachs’ advisory services and opinion were provided for the information and assistance of the Gillette board of directors in connection with its consideration of the merger and such opinion did not constitute a recommendation as to how any holder of shares of Gillette common stock should vote with respect to such transaction. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other

Chapter One — The Merger
conditions as in effect on, and the information made available to Goldman Sachs as of, the date of its opinion.
      Subsequent developments may affect Goldman Sachs’ opinion, but Goldman Sachs does not have any obligation to update, revise or reaffirm its opinion.
      Goldman Sachs and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. Goldman Sachs has acted as financial advisor to Gillette in connection with, and has participated in certain of the negotiations leading to, the transaction contemplated by the merger agreement. In addition, Goldman Sachs’ commercial bank affiliate is a lender under credit facilities of Gillette and Goldman Sachs is familiar with Gillette having provided certain investment banking services to Gillette from time to time, including having acted as:

•	Gillette’s financial advisor in connection with the acquisition of certain assets of Den-Mat Corporation in April 2004;

•	sole manager with respect to a public offering of Gillette’s 4.125% Senior Notes due 2007 (aggregate principal amount $250,000,000) in August 2002; and

•	joint lead manager with respect to a secondary public offering of 40,895,000 shares of Gillette common stock in July 2001.
      Goldman Sachs’ commercial bank affiliate is also a lender under credit facilities of Procter & Gamble and Goldman Sachs has provided certain investment banking services to Procter & Gamble from time to time, including having acted as:

•	financial advisor in connection with the sale of Sunny Delight in August 2004;

•	lead manager with respect to a public offering of Procter & Gamble’s 4.95% Senior Notes due 2014 and 5.8% Senior Notes due 2034 (aggregate principal amount $1,500,000,000) in August 2004;

•	joint lead manager with respect to a public offering of Procter & Gamble’s Senior Floating Rate Notes Series A (aggregate principal amount $1,500,000,000) in August 2004;

•	lead manager with respect to a public offering of Procter & Gamble’s 5.5% Notes due 2034 (aggregate principal amount $500,000,000) in January 2004;

•	co-lead manager with respect to a public offering of Procter & Gamble’s 4.85% Notes due 2015 (aggregate principal amount $150,000,000) in December 2003;

•	lead manager with respect to a public offering of Procter & Gamble’s 3.5% Notes due 2008 and 4.85% Notes due 2015 (aggregate principal amount $1,200,000,000) in November 2003;

•	joint-lead manager with respect to a public offering of Procter & Gamble’s 4.3% Notes due 2008 (aggregate principal amount $500,000,000) in July 2002;

•	agent in Procter & Gamble’s share repurchase program;

•	agent in Procter & Gamble’s medium term note program; and

•	dealer in Procter & Gamble’s commercial paper program.
Goldman Sachs also may provide investment-banking services to Gillette and Procter & Gamble in the future. In connection with the above-described investment banking services Goldman Sachs has received, and may receive, compensation. The aggregate fees received by Goldman Sachs since November 30, 2002 from the investment banking services it rendered to Gillette and its affiliates were approximately $1,900,000 (excluding fees in connection with the merger). The aggregate fees received by Goldman Sachs since November 30, 2002 from the investment banking services it rendered to Procter & Gamble and its affiliates were approximately $11,400,000.

Chapter One — The Merger
      Goldman Sachs is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman Sachs and its affiliates may provide such services to Gillette, Procter & Gamble and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of Gillette and Procter & Gamble for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.
      The Gillette board of directors selected Goldman Sachs as one of its financial advisors because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger and is familiar with Gillette and its business. Pursuant to a letter agreement dated October 19, 2004, Gillette engaged Goldman Sachs to act as its financial advisor in connection with the contemplated transaction. Pursuant to the terms of this engagement letter, Gillette has agreed to pay Goldman Sachs a transaction fee of up to $30,000,000, payable upon the completion of the merger and substantially all of which is contingent and payable only if the merger is completed. In addition, Gillette has agreed to reimburse Goldman Sachs for its reasonable expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.
      UBS. UBS rendered its opinion to the Gillette board of directors that, as of January 27, 2005 and based upon and subject to the factors, assumptions, procedures, limitations and qualifications set forth in such opinion, the exchange ratio of 0.975 of a share of Procter & Gamble common stock to be received for each share of Gillette common stock pursuant to the merger agreement was fair from a financial point of view to the holders of shares of Gillette common stock.
      The full text of the opinion of UBS, dated January 27, 2005, which sets forth assumptions made, procedures followed, factors considered and limitations and qualifications on the review undertaken in connection with the opinion, is attached as Annex D hereto and incorporated herein by reference. The opinion of UBS should be read in its entirety. UBS provided its opinion for the information and assistance of the Gillette board of directors in connection with its consideration of the transaction contemplated by the merger agreement. The UBS opinion is not a recommendation as to how any holder of shares of Gillette common stock should vote with respect to the merger agreement.
      In connection with rendering the opinion described above and performing its related financial analyses, UBS, among other things:

•	reviewed the merger agreement;

•	reviewed certain publicly available business and financial information relating to Gillette and Procter & Gamble;

•	reviewed certain financial estimates and forecasts relating to the business and financial prospects of Gillette prepared by certain research analysts that were publicly available;

•	reviewed certain internal financial information and other data relating to the business and financial prospects of Gillette, including the Gillette Forecasts, and the Synergies, in each case provided to UBS by the management of Gillette and not publicly available;

•	reviewed certain financial information and other data relating to the business of Procter & Gamble provided to UBS by the managements of Gillette and Procter & Gamble, which were not publicly available, which information did not include forecasts for Procter & Gamble;

•	reviewed the Procter & Gamble Adjusted Street Forecasts;

•	reviewed the reported price and trading activity for the Gillette common stock and the Procter & Gamble common stock;

Chapter One — The Merger

•	compared certain publicly available financial and stock market information for Gillette and Procter & Gamble with similar financial and stock market information with respect to certain other companies in lines of business UBS believed to be generally comparable to those of Gillette and Procter & Gamble;

•	compared the financial terms of the merger with certain other transactions which UBS believed to be generally relevant;

•	considered certain pro forma effects of the merger on Procter & Gamble’s financial statements;

•	conducted discussions with members of the senior management of Gillette and Procter & Gamble concerning their assessment of the strategic rationale for, and the potential benefits of, the merger and the past and current business operations, financial condition and future prospects of Gillette and Procter & Gamble (including as a result of the significant stock buyback being announced by Procter & Gamble contemporaneously with the merger); and

•	conducted such other financial studies, analyses, and investigations and considered such other information as UBS deemed necessary or appropriate.
      In connection with UBS’ review, with the consent of the Gillette board of directors, UBS relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by UBS, with the consent of the Gillette board of directors assumed such accuracy and completeness for purposes of rendering its opinion, and with the consent of the Gillette board of directors did not assume any responsibility for independent verification of any of such information. With respect to the Gillette Forecasts, the Synergies, and any other estimates or pro forma effects discussed with or reviewed by UBS, UBS assumed, at the direction of the Gillette board of directors, that they were reasonably prepared on a basis reflecting the best currently available estimates and judgments of Gillette. With respect to the Synergies and such pro forma effects, UBS assumed with the consent of the Gillette board of directors that they will be realized in the amounts and time periods forecasted. UBS was not provided Procter & Gamble’s internal financial analyses and forecasts for the year 2005 and beyond, and therefore UBS did not consider such analyses and forecasts in connection with its review or the rendering of its opinion. Based on UBS’ discussions with the Gillette board of directors and at the direction of the Gillette board of directors, UBS assumed that the Procter & Gamble Adjusted Street Forecasts were a reasonable basis upon which to evaluate the future performance of Procter & Gamble, and at the direction of the Gillette board of directors UBS used the Procter & Gamble Adjusted Street Forecasts for purposes of its analyses and its opinion. In addition, at the direction of the Gillette board of directors, UBS did not make an independent evaluation or appraisal of the assets and liabilities (contingent or otherwise) of Gillette or Procter & Gamble or any of their respective subsidiaries nor was it furnished with any such evaluation or appraisal. UBS also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on Gillette or Procter & Gamble or on the expected benefits of the merger in any way meaningful to its analyses. UBS assumed that the merger will qualify as a tax-free reorganization for U.S. federal income tax purposes. In rendering its opinion, UBS assumed that Gillette and Procter & Gamble will comply with all the material terms of the merger agreement.
      The UBS opinion did not address the underlying business decision of Gillette to engage in the merger, nor did UBS express any opinion as to the value of the Procter & Gamble common stock when and if issued in the merger or the prices at which shares of Procter & Gamble common stock or Gillette common stock will trade at any time. UBS was not asked to, nor did it, offer any opinion as to the terms of the merger agreement (other than as to the fairness from a financial point of view of the exchange ratio of 0.975 pursuant to the merger agreement to the holders of shares of Gillette common stock as set forth in its opinion) or as to the form of the merger or any other matter. The UBS opinion was provided for the information and assistance of the Gillette board of directors in connection with its consideration of the merger and such opinion did not constitute a recommendation as to how any holder of shares of Gillette common stock should vote with respect to such merger. The UBS opinion was necessarily based on

Chapter One — The Merger
economic, monetary, market and other conditions as in effect on, and the information made available to UBS as of, the date of its opinion.
      Subsequent developments may affect UBS’ opinion, but UBS does not have any obligation to update, revise or reaffirm its opinion.
      In the past, UBS and its predecessors have provided investment banking services to Gillette and Procter & Gamble unrelated to the merger, including acting as Gillette’s financial advisor on its acquisition of Zooth, Inc. in June 2004 and acting as Gillette’s general strategic and financial advisor during 2002, 2003 and 2004, for which services UBS has received reasonable and customary compensation. The aggregate fees received by UBS during 2003, 2004 and 2005 from the services it rendered to Gillette and its affiliates were approximately $1,717,175.43 (excluding fees in connection with the merger). The aggregate fees received by UBS during 2003, 2004 and 2005 from the services it rendered to Procter & Gamble and its affiliates were approximately $53,161. In the ordinary course of business, UBS, its successors and affiliates may hold or trade securities of Gillette or Procter & Gamble or their respective affiliates for their own accounts and accounts of customers and, accordingly, may at any time hold a long or short position in such securities.
      The Gillette board of directors selected UBS as one of its financial advisors in connection with the transaction because UBS is an internationally recognized investment banking firm with substantial experience in similar transactions and is familiar with Gillette and its business. UBS is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities and private placements.
      Pursuant to a letter agreement dated November 23, 2004, Gillette engaged UBS to act as its financial advisor in connection with the contemplated transaction. Pursuant to the terms of this engagement letter, Gillette has agreed to pay UBS a transaction fee of up to $30,000,000, payable upon consummation of the merger and substantially all of which is contingent and payable only if the merger is completed. In addition, Gillette has agreed to reimburse UBS for its reasonable expenses, including attorneys’ fees and disbursements, and to indemnify UBS and related persons against various liabilities, including certain liabilities under the federal securities laws.
      Financial Analyses used by Goldman Sachs and UBS. The following is a summary of the material financial analyses relied upon by Goldman Sachs and UBS in connection with rendering the opinions described above and presented to the Gillette board of directors at the meeting held on January 27, 2005. Goldman Sachs and UBS collaborated in performing each of the financial analyses summarized below. The following summary, however, does not purport to be a complete description of such financial analyses. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of the financial analyses performed by Goldman Sachs and UBS. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before January 26, 2005 and is not necessarily indicative of current market conditions.
      Transaction Overview and Valuation Statistics. Goldman Sachs and UBS reviewed with the Gillette board of directors the basic structure of the transaction as described to Goldman Sachs and UBS by Gillette management, including the following:

•	consideration in the form of 100% Procter & Gamble common stock;

•	the fixed exchange ratio of 0.975 (Procter & Gamble share per Gillette share);

•	the implied offer value of $54.05 per share (based on the closing price of Procter & Gamble’s common stock of $55.44 on January 26, 2005), representing equity value of $55 billion and enterprise value of $57 billion;

Chapter One — The Merger

•	a premium of 20.1% (based on the closing price of Gillette’s common stock of $45.00 on January 26, 2005);

•	pro forma ownership, based on fully diluted shares per treasury method, by current Procter & Gamble stockholders and current Gillette stockholders of 73.8% and 26.8%, respectively, of the combined company; and

•	a pro forma dividend of $0.975 per share (an increase of 50% over the current dividend of $0.65 per share).
In addition, Goldman Sachs and UBS reviewed with the Gillette board of directors the fact that Gillette and Procter & Gamble had described to Goldman Sachs and UBS Procter & Gamble’s plan to execute approximately a $20 billion open-market share repurchase by June 2006 (to resume normal course repurchase thereafter of approximately $5 billion per annum).
      Goldman Sachs and UBS calculated for the Gillette board of directors various multiples and premiums resulting from the merger. The following table presents the results of Goldman Sachs’ and UBS’ calculations:

Gillette at
January 26, 2005	offer price:

EV/ CY2004E Sales(1)	5.5x
EV/ CY2004E EBITDA(1)	18.8
CY2005E P/ E(1)	28.5
CY2006E P/ E(1)	25.6
Premium to(2):
1 day (based on Gillette closing price of $45.00 on 1/26/05)	20.1%
3 month average	22.3%
6 month average	26.6%
1 year average	30.2%
52 week high	18.7%
52 week low	45.9%
3 year average	52.4%

(1)	Estimates for Gillette at offer price per IBES, except for 2004E Sales, diluted shares and net debt, per Gillette’s management.

(2)	Averages based on trading days.
     Historical Stock Trading Analysis and Relative Trading. Goldman Sachs and UBS reviewed the historical trading prices for shares of Gillette common stock and Procter & Gamble common stock for the three-year period from January 26, 2002 through January 26, 2005 and the one-year period from January 26, 2004 to January 26, 2005. Goldman Sachs and UBS also analyzed the historical trading ratio of the respective common stock of Gillette and Procter & Gamble for various periods between January 26,

Chapter One — The Merger
2004 and January 26, 2005 as set forth in the table below, and compared it to the offer ratio of 0.975 to be paid pursuant to the merger agreement:

Current (Spot)	Average

January 26, 2005	0.812x
1 Week	0.801x
1 Month	0.800x
3 Months	0.805x
6 Months	0.780x
1 Year	0.770x
High	0.829x
Low	0.703x
      Discounted Cash Flow Analysis — Gillette. Goldman Sachs and UBS performed (a) a discounted cash flow analysis with respect to Gillette that used (i) consensus estimates with respect to Gillette provided by the Institutional Brokerage Estimate System, or IBES (a data service that compiles estimates issued by securities analysts) for fiscal years 2005 and 2006 and (ii) per Gillette management, annual earnings per share, or EPS, growth at the IBES long-term growth rate of 11.1% for 2007 through 2009 (the “Gillette Street Case”), which Gillette management had informed Goldman Sachs and UBS approximated Gillette management’s strategic plan re-based for earnings performance in the second half of 2004, as well as (b) a discounted cash flow analysis with respect to Gillette that used the internal financial forecasts prepared by Gillette management (“Gillette Management Upside Case”) for fiscal years 2005 through 2009 provided to Goldman Sachs and UBS by Gillette management. Goldman Sachs and UBS assumed discount rates ranging from 8.0% to 9.0%, calculated present values of the unleveraged after-tax cash flows generated over the period covered by the financial forecasts and then added terminal values assuming perpetuity growth rates ranging from 3.0% to 4.0%. This analysis indicated implied equity values per Gillette share ranging from $37.69 to $54.61, based on the Gillette Street Case for Gillette, and implied equity values per Gillette share ranging from $42.76 to $61.81, based on the Gillette Management Upside Case, as compared to the implied offer value of $54.05 per share (based on the closing price of Procter & Gamble’s common stock of $55.44 on January 26, 2005).
      Discounted Cash Flow Analysis — Procter & Gamble. Goldman Sachs and UBS performed a discounted cash flow analysis with respect to Procter & Gamble that used the Procter & Gamble Adjusted Street Forecasts (which reflect the IBES consensus estimate for 2005 for Procter & Gamble, adjusted to reflect revised Procter & Gamble management guidance given to the public on January 27, 2005 and EPS growth at IBES long-term growth rate of 10.9% thereafter, per Gillette’s management) for fiscal years 2005 through 2009, assumed discount rates ranging from 8.0% to 9.0%, calculated present values of the unleveraged after-tax cash flows generated over the period covered by the financial forecasts and then added terminal values assuming perpetuity growth rates ranging from 3.0% to 4.0%. This analysis indicated implied equity values per Procter & Gamble share ranging from $53.11 to $78.05, as compared to the closing price of $55.44 of the Procter & Gamble common stock on January 26, 2005.
      Selected Companies Analysis. Goldman Sachs and UBS reviewed certain financial information for Gillette and compared it to corresponding financial information, ratios and public market multiples for the following selected publicly traded companies in the consumer products industry:

•	Avon;

•	Clorox;

•	Colgate-Palmolive;

•	Estee Lauder;

•	Kimberly Clark;

Chapter One — The Merger

•	L’Oreal; and

•	Reckitt Benckiser.
      Although none of the selected companies was directly comparable to Gillette, the companies included were chosen because they are publicly traded companies with businesses, end markets and operations that, for purposes of analysis, may be considered similar to certain businesses, end markets and operations of Gillette.
      Goldman Sachs and UBS calculated and compared various public market multiples and ratios of the selected companies based on information they obtained from company filings and IBES. As part of their analyses of the selected companies, Goldman Sachs and UBS derived medians, means and ranges for such multiples and ratios and then compared those to the comparable multiples and ratios for Gillette and Procter & Gamble. The multiples and ratios of the selected companies, of Procter & Gamble, and of Gillette at market were based on IBES consensus estimates and company filings. The Gillette Street Case estimates for Gillette were based on IBES consensus estimates, except for estimated 2004 sales, EBITDA (earnings before interest, taxes, depreciation and amortization), diluted shares and net debt, which were based on Gillette management’s estimates. The multiples and ratios of Procter & Gamble, of Gillette and of the selected companies were calculated using public trading market closing prices on January 26, 2005 and using the implied offer value of $54.05 per share (based on the closing price of Procter & Gamble’s common stock of $55.44 on January 26, 2005). With respect to Procter & Gamble, Gillette and the selected companies, Goldman Sachs and UBS calculated:

•	the enterprise value, which is the market value of common equity plus the book value of debt plus the book value of minority interests less cash and investments and less investments in unconsolidated affiliates, as a multiple of estimated 2004 sales;

•	the enterprise value as a multiple of estimated 2004 and 2005 EBITDA;

•	the ratio of the price per share to the estimated 2005 and 2006 EPS (earnings per share), or P/ E multiple; and

•	the ratio of the estimated 2005 P/ E multiple to year-over-year earnings growth rate, or PEG.
      The results of these analyses are summarized as follows:

	Enterprise Value/CY:										CY

	Sales		EBITDA				CY P/E				2005E		LT
													Growth
	2004E		2004E		2005E		2005E		2006E		PEG		Rate(1)

Selected Companies in the Consumer Products Industry
Median	2.6	x	12.0	x	11.0	x	19.5	x	17.3	x	2.0	x	9.4%
Mean	2.5	x	12.2	x	11.4	x	19.7	x	17.6	x	2.0	x	10.2%
Range	1.8x-3.0	x	10.1x-14.7	x	9.7x-13.0	x	16.8x-22.2	x	15.5x-20.2	x	1.6x-2.3	x	8.1%- 13.0%
Procter & Gamble	3.2	x	13.9	x	12.8	x	20.2	x	18.3	x	1.9	x	10.9%
Gillette at Jan. 26 2005 closing price	4.7	x	16.2	x	14.6	x	23.7	x	21.3	x	2.1	x	11.1%
Gillette at $54.05 (Gillette Street Case)	5.5	x	18.8	x	17.4	x	28.5	x	25.6	x	2.6	x	11.1%
Gillette at $54.05 (Gillette Mgmt. Upside Case)	5.5	x	18.8	x	16.2	x	26.2	x	22.9	x	2.1	x	12.6%

Note:	International companies converted at spot exchange rates of 1/26/05. International companies multiples adjusted for good will.

(1)	Per IBES, except for Gillette Management Upside Case, which is per Gillette management.

Chapter One — The Merger
     Selected Transaction Analysis. Goldman Sachs and UBS analyzed certain information relating to the following selected transactions in the consumer products industry since 1997.

Date Announced	Acquirer	Target

Dec-2003	Henkel	Dial
Oct-2003	Tchibo	Beiersdorf
Mar-2003	Procter & Gamble	Wella
Jan-2003	Energizer	Schick-Wilkinson Sword (Pfizer)
Dec-2002	Cadbury Schweppes	Adams (Pfizer)
Nov-2001	Johnson Wax Professional	DiverseyLever (Unilever)
May 2001	Procter & Gamble	Clairol (Bristol Myers Squibb)
Jan-2001	Nestle S.A.	Ralston Purina
Dec-2000	Pepsi	Quaker Oats
Oct-2000	SmithKline Beecham	Block Drug
Jun-2000	Philip Morris	Nabisco
Jun-2000	Unilever	Bestfoods
Jul-1999	Reckitt & Colman	Benckiser
Oct-1998	Newell	Rubbermaid
Oct-1998	Clorox	First Brands
Oct-1997	S.C. Johnson & Son	DowBrands (Dow Chemical)
Apr-1997	Procter & Gamble	Tambrands
      For each of the selected transactions and for the transaction contemplated by the merger agreement, Goldman Sachs and UBS calculated and compared the resulting:

•	transaction value (enterprise value as if 100% of target was acquired);

•	enterprise value as multiple of the LTM (last twelve months) sales and LTM EBITDA; and

•	premium paid over the stock price one-week prior to announcement.
      For purposes of this analysis, enterprise value was calculated by determining each target company’s implied equity value and then adding the book value of each target company’s net debt and minority interest, or was obtained from other publicly disclosed information as of the respective announcement dates. LTM sales, EBITDA, net debt and minority interest were calculated using each target company’s most recent quarterly filing with the SEC or other publicly disclosed information as of the respective announcement dates.
      The following table presents the results of this analysis for the selected transactions over $5 billion:

	Multiple of LTM:
	Sales	EBITDA	Premium to 1 Week Prior to Announcement

Median	2.5x	15.6x	19.3%
Mean	2.6x	15.6x	25.6%
Range	1.9x-4.1x	13.7x-17.6x	5.3%-65.5%
Gillette at $54.05	5.5x	18.8x	20.1%(1)

(1)	Relative to closing price on Wednesday January 19, 2005.

Chapter One — The Merger
     The following table presents the results of this analysis for all of the selected transactions:

	Multiple of LTM:
	Sales	EBITDA	Premium to 1 Week Prior to Announcement

Median	2.2x	13.0x	19.3%
Mean	2.2x	13.2x	29.1%
Range	1.1x-4.1x	8.4x-17.6x	5.3%-92.6%
Gillette at $54.05	5.5x	18.8x	20.1%(1)

(1)	Relative to closing price on Wednesday January 19, 2005.
     Large Cap Transactions Premium Paid Analysis. Using publicly available information, Goldman Sachs and UBS calculated the premium paid over the stock price one week prior to announcement in selected all-stock transactions where the consideration paid exceeded $10 billion in each year from 2000 to 2004 as set forth below:

	Median Premium	Range of Premiums
	Paid One Week Pre-	Paid One Week Pre-
	Announcement in	Announcement in
	Selected Large Cap	Selected Large Cap
Year	Transactions	Transactions

2004	20.1%	3.1%-31.5%
2003	21.3%	17.6%-39.0%
2002	29.7%	22.9%-36.6%
2001	28.0%	10.2%-36.7%
2000	43.0%	13.5%-74.7%
      These results were compared to the 20.1% premium to be paid to Gillette shareholders based on the exchange ratio of 0.975 pursuant to the merger agreement times Procter & Gamble’s closing stock price on January 26, 2005 over Gillette’s closing stock price on January 19, 2005.
      Contribution Analysis. Goldman Sachs and UBS reviewed certain historical and estimated future operating and financial information, including among other things, sales, EBITDA, EBIT (earnings before interest and taxes), and net income for Procter & Gamble, Gillette and the pro forma combined company, based on publicly available information and information from Gillette management, IBES consensus estimates and, in the case of the “At Offer” analysis, the estimated amount of debt and number of shares outstanding for Gillette and Procter & Gamble as of December 31, 2004 as supplied by Gillette management. These relative contributions were compared to the equity value and enterprise value contributions based on the offer price (based on fully diluted shares per treasury method without including shares repurchased between signing and closing, and assuming no pro forma transaction effects). These

Chapter One — The Merger
analyses, the order of which does not necessarily reflect their relative significance, indicated the following contributions by Procter & Gamble and Gillette for the following periods:

	Procter &
	Gamble’s	Gillette’s
	Contribution to	Contribution to
	Combined	Combined
	Company	Company

Sales
CY 2004E	83.6%	16.4%
CY 2005E	83.8%	16.2%
EBITDA
CY 2004E	80.0%	20.0%
CY 2005E	79.1%	20.9%
EBIT
CY 2004E	80.9%	19.1%
CY 2005E	79.7%	20.3%
Net Income
CY 2004E	80.3%	19.7%
CY 2005E	78.9%	21.1%
Net Income CY 2006E	78.4%	21.6%
Net Income CY 2007	78.3%	21.7%
Net Income CY 2008	78.3%	21.7%
At Market
Equity Value	77.2%	22.8%
Enterprise Value	77.9%	22.1%
At Offer
Equity Value	73.8%	26.2%
Enterprise Value	74.7%	25.3%
      Pro Forma Merger Analysis. Goldman Sachs and UBS analyzed the pro forma financial effects of the merger on Procter & Gamble’s estimated EPS. For Gillette, Goldman Sachs and UBS used the Gillette Street Case as well as the Gillette Management Upside Case. For Procter & Gamble, Goldman Sachs and UBS used the Adjusted Procter & Gamble Street Forecasts. These analyses are based on the following assumptions, per Gillette’s management:

•	June 2005 closing date;

•	the Synergies;

•	cash cost to achieve synergies of $0.9 billion over two years (net of tax);

•	approximately 8% of excess purchase price allocated to intangible assets and amortized over 17 years;

•	approximately 2% of excess purchase price allocated to fixed assets and depreciated over 15 years;

•	approximately $20 billion of shares repurchased by June 2006 (to resume normal course repurchase thereafter of approximately $5 billion per annum); and

•	cost of debt based on spread over forward LIBOR curve (initial share repurchase financed with new debt).

Chapter One — The Merger
      The estimated financial impact on selected financial statistics of Procter & Gamble is as follows:
Gillette Street Case(1)

	2006E		2007E		2008E		2009E

EPS Accretion/(Dilution)	$(0.29)		$(0.07)		$0.02		$0.02
EPS Accretion/(Dilution) %	(10.0)%		(2.3)%		0.7%		0.5%
Debt/ EBITDA	2.1	x	1.8	x	1.5	x	1.3x

(1)	Assumes June Fiscal Year
Gillette Management Upside Case(1)

	2006E		2007E		2008E		2009E

EPS Accretion/(Dilution)	$(0.25)		$(0.02)		$0.09		$0.10
EPS Accretion/(Dilution) %	(8.7)%		(0.7)%		2.5%		2.5%
Debt/ EBITDA	2.0	x	1.7	x	1.5	x	1.2x

(1)	Assumes June Fiscal Year
     Pro Forma Discounted Cash Flow Analysis. Goldman Sachs and UBS performed a discounted cash flow analysis on the combined company in order to derive implied per share equity values for Gillette’s share of the combined company. For Gillette, Goldman Sachs and UBS used the Gillette Street Case as well as the Gillette Management Upside Case for fiscal years 2005 through 2009. For Procter & Gamble, Goldman Sachs and UBS used the Procter & Gamble Adjusted Street Forecasts for fiscal years 2005 through 2009. In performing these analyses, Goldman Sachs and UBS made the transaction assumptions described above. Goldman Sachs and UBS assumed discount rates ranging from 8.0% to 9.0%, calculated present values of the unleveraged after-tax cash flows generated over the period covered by the financial forecasts and then added terminal values assuming perpetuity growth rates ranging from 3.0% to 4.0%. This analysis indicated implied equity values per Gillette’s share of the combined company ranging from $51.94 to $77.81, as compared to implied equity values derived from the Gillette standalone DCF analysis ranging from $37.69 to $54.61, based on the Gillette Street Case, or ranging from $53.31 to $79.80, as compared to implied equity values derived from the Gillette standalone DCF analysis ranging from $42.76 to $61.81, based on the Gillette Management Upside Case.
      The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate methods of financial analysis and the application of those methods to the particular facts and circumstances, and therefore is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth herein, without considering the analyses as a whole, could create an incomplete view of the processes underlying the opinions of Goldman Sachs and UBS. In arriving at their respective fairness determinations, Goldman Sachs and UBS each separately considered the results of all of their analyses and did not form any conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness from a financial point of view. Rather, Goldman Sachs and UBS each made their respective determinations as to fairness on the basis of their experience and professional judgment after considering the results of all of their analyses assessed as a whole. No company or transaction referenced in the above analyses is directly comparable to Gillette or Procter & Gamble or the merger. Such comparative analyses necessarily involve complex considerations and judgments concerning financial and operating characteristics, market conditions and other factors that could affect the public trading of the selected companies or terms of the selected transactions. In addition, mathematical calculations such as determining the mean or median are not in themselves necessarily complete analyses of selected company or transaction data.
      Goldman Sachs and UBS prepared the analyses described herein for purposes of providing their respective opinions to the Gillette board of directors as to the fairness from a financial point of view to the

Chapter One — The Merger
holders of shares of Gillette common stock of the exchange ratio of 0.975 pursuant to the merger agreement. These analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Gillette, Procter & Gamble, Goldman Sachs, UBS or any other person assumes responsibility if future results are materially different from those forecast.
      As described above, each of the respective opinions of Goldman Sachs and UBS to the Gillette board of directors was one of many factors taken into consideration by the Gillette board of directors in making its determination to approve the transaction contemplated by the merger agreement. Goldman Sachs and UBS were not asked to, and did not, recommend the specific consideration payable in the merger, which consideration was determined through negotiations between Procter & Gamble and Gillette. The summary contained herein does not purport to be a complete description of the analyses performed by Goldman Sachs and UBS in connection with their respective fairness opinions and is qualified in its entirety by reference to the opinion of Goldman Sachs and the opinion of UBS attached as Annexes C and D, respectively.

Chapter One — The Merger
INTERESTS OF CERTAIN PERSONS IN THE MERGER
Interests of Certain Persons in the Merger
      Gillette’s directors and executive officers have interests in the merger as individuals in addition to, and that may be different from, their interests as shareholders. The Gillette board of directors was aware of these interests and considered them, among other matters, in its decision to approve the merger agreement.
      Equity Awards. Gillette’s executive officers and non-employee directors participate in the 1971 Stock Option Plan, the 2004 Long-Term Incentive Plan and other arrangements (which are referred to as the plans), under which stock options and restricted stock units have been granted. Option grants generally represent incentive opportunities made over long periods of time under which realization of any value is dependent upon increases in the value of a company’s common stock, and is therefore linked to and reflective of increases in shareholder value. Under the plans, consummation of the merger will constitute a change of control. Under the plans, upon a change of control:

•	all equity awards vest and become exercisable; and

•	if an employee participant is terminated for any reason other than for cause or terminates his employment for good reason (as those terms are defined in the applicable plan), or a non-employee director’s service terminates, during the two-year period following the change of control (any such termination being referred to as a no-fault termination), the applicable exercise period for all options (including substituted or assumed awards) granted to that participant will be the greater of two years from the date of termination or the post-termination exercise period that would have otherwise applied to those options, but in no event will any option be exercisable more than ten years after the applicable grant date.
      Participants in the plans are subject to restrictions on their ability to solicit Gillette employees or clients or work for a competitor of Gillette (in each case for at least an eighteen-month period following termination of employment), disclose confidential information, refuse to assign rights to inventions, or make disparaging or defamatory statements about Gillette, its subsidiaries, stockholders, directors, officers, employees, agents, representatives or successors. Following a change of control, under the plans, the restrictions on working for a competitor, soliciting Gillette employees and making disparaging or defamatory statements no longer apply to grants awarded before June 2005.
      Under the merger agreement all equity awards granted prior to January 27, 2005 will vest, as described above, and the holders of such options will have the choice as to each option of (1) exercising the option and, upon payment of the relevant exercise price, receiving, at the holders’ election, either (a) shares of Procter & Gamble common stock based on the same exchange ratio applicable to shareholders of Gillette in the merger or (b) the value in cash of the Procter & Gamble common stock that would otherwise have been delivered on exercise of the option or (2) exchanging the option for a replacement option to acquire Procter & Gamble common stock with the adjustments to the number of shares issuable upon the exercise of the option and the option exercise price reflecting the exchange ratio in the merger, all as more fully described under “Treatment of Gillette Stock Options.” Also, according to the merger agreement, the two-year exercise period has been extended to the shorter of the original exercise period or five years, in the event of termination for good reason or retirement. Options granted after January 27, 2005 will not vest on a change of control but will vest in the event of a no-fault termination, and in the merger will be converted into replacement options as described in (2) above.
      On May 12, 2005, annual awards of options for 2005 were made to Gillette executives and employees with an exercise price equal to the fair market value of a share of Gillette’s common stock on June 16, 2005 (the “2005 Grants”). Gillette’s five most highly compensated executive officers in 2004: James M. Kilts (Chairman, Chief Executive Officer and President); Edward F. DeGraan (Vice Chairman); Charles W. Cramb (Senior Vice President); Peter Hoffman (Vice President); and Mark M. Leckie (Vice President) received 2005 Grants covering 800,000, 160,000, 96,000, 76,000, and 76,000 Gillette shares, respectively. Notwithstanding the terms of the plans and Mr. Kilts’ employment agreement described below, the 2005 Grants will not vest in connection with the merger, but will be subject to accelerated vesting in the event of a no-fault termination.

Chapter One — The Merger
      Employment Agreement with James M. Kilts. The employment agreement of James M. Kilts, the Chairman, Chief Executive Officer and President of Gillette as in effect prior to January 27, 2005 (which is referred to as the employment agreement), entitles Mr. Kilts to receive certain benefits summarized below in connection with a “change of control” (defined in the employment agreement, which includes the merger).
      Upon a change of control, under the employment agreement, consistent with the plans, all outstanding stock options held by Mr. Kilts would immediately become exercisable and all other equity awards would fully vest. All stock options, depending on the date of grant, would remain exercisable for a period equal to either (a) the lesser of the remainder of their originally scheduled terms and five years, or (b) the remainder of the originally scheduled terms. Under the terms of the employment agreement, following the merger all of Mr. Kilts’ remaining unvested options (which will consist only of his 2005 Grant) will vest upon his retirement at any time after January 19, 2006, and will remain exercisable as provided above.
      Under the terms of the employment agreement Mr. Kilts would be entitled to resign for good reason upon consummation of the merger and receive the following severance payments (which are referred to as “Severance Payments”):

•	a payment equal to his prorated annual bonus for the year of the termination calculated based on the greater of his target annual bonus or his actual annual bonus for any of the prior three full fiscal years (the estimated amount of this payment is included in the “Severance and Change in Control Benefits” table below);

•	a payment equal to three times the sum of his annual base salary and the greater of his target annual bonus or his actual annual bonus for any of the prior three full fiscal years (the estimated amount of this payment is included in the “Severance and Change in Control Benefits” table below);

•	a payment of approximately $7,312,000 in respect of the actuarial equivalent of three years of additional service for purposes of determining the supplemental pension benefit to which he is entitled; and

•	in the event he is subject to “parachute” excise tax under Section 4999 of the Code on any payments made to him, a make whole payment for such tax liability (the estimated amount of this payment is included in the “Severance and Change in Control Benefits” table below).
      Under the terms of the employment agreement, as amended as described below, Mr. Kilts will be paid the severance payments described above immediately prior to consummation of the merger. Mr. Kilts would also be entitled to receive severance benefits (which are referred to as “Severance Benefits”) consisting of continuation for three years of certain of the benefits in which he was participating on the date of the termination of his employment (consisting of life insurance, home security and disability coverage), as well as outplacement services. Following the termination of his one year employment term with Procter & Gamble described below, Mr. Kilts will receive the life insurance, home security, disability coverage and outplacement benefits described above and will have the continued use of an office and administrative support until age 65. The estimated value of these Severance Benefits is $1,661,830, and the estimated actuarial present value of Mr. Kilts’ pension and supplemental pension benefits, reduced by the lump sum payment noted above (i.e. $7,312,000), is $7,248,235.
      In connection with the execution of the merger agreement, on January 27, 2005, at the request of Procter & Gamble, Gillette and Mr. Kilts entered into an amendment to his employment agreement that is effective only upon consummation of the merger (which is referred to as the amendment and the employment agreement as so amended is referred to as the amended employment agreement). Pursuant to the amendment, Mr. Kilts agreed to one year of employment with the combined company following consummation of the merger in the position of Vice Chairman of Procter & Gamble. Mr. Kilts also agreed that, from the date of the merger agreement until eighteen months after consummation of the merger, he would not sell any shares of Gillette or Procter & Gamble common stock, exercise any Gillette stock options, or exercise any Procter & Gamble stock options into which his Gillette stock options will be converted in connection with the merger. In addition, Mr. Kilts agreed to a three year non-competition

Chapter One — The Merger
covenant following termination of employment and agreed that the non-competition covenant would apply to a specified list of competitors.
      In consideration for Mr. Kilts’ agreeing to the foregoing, upon consummation of the merger, pursuant to the terms of the amendment Procter & Gamble will grant Mr. Kilts options to purchase 1,000,000 shares of Procter & Gamble common stock (with an estimated value of $14,936,400 based on the January 27, 2005 value of Procter & Gamble stock), half of which will vest on the first anniversary of consummation of the merger and the other half of which will vest on the second anniversary thereof (unless he is terminated for cause or he terminates his employment without good reason). On the last day of Mr. Kilts’ one year post-merger employment period, Procter & Gamble will also grant Mr. Kilts 150,000 restricted shares of Procter & Gamble common stock (unless he is terminated for cause or he terminates his employment without good reason), with an estimated value of $8,298,000 based on the January 27, 2005 value of Procter & Gamble stock and which shall vest at the end of his three-year non-competition period if Mr. Kilts has complied with the terms of his non-competition covenant. During his one-year term of employment, Mr. Kilts will be entitled to receive his then current annual base salary ($1,545,000 as of April 1, 2005), and an annual target bonus opportunity of $1,545,000 (as of April 1, 2005), the actual amount of which bonus will be determined based on the same performance criteria that apply to the determination of the annual bonus of Procter & Gamble’s chief executive officer during the same period. Mr. Kilts will also be entitled to participate on a pro rata basis for his one-year employment period in Procter & Gamble’s three-year long-term incentive plan on the same terms as Procter & Gamble’s chief executive officer, which will provide Mr. Kilts with a target payout of two times his annual base salary (i.e., $3,090,000 as of April 1, 2005). All of the other provisions of his employment agreement prior to amendment will continue to apply, including the requirement that he use corporate aircraft for travel, reimbursement for other travel and commutation, tax and financial counseling, and home security, and the company provided housing in the Boston area, the estimated aggregate annual cost of which is $503,614.
      In the event that after the merger and prior to the end of the one-year employment period, Mr. Kilts terminates his employment with Procter & Gamble for good reason, or Procter & Gamble terminates his employment without cause, in each case as defined in the amended employment agreement, Mr. Kilts will be entitled to receive payment of his unpaid base salary for the balance of the one-year employment period payable in a lump sum following such termination and his annual bonus and incentive plan payments for the one-year employment period, payable at the time such payments would have been made absent any such termination. Except as described above, Mr. Kilts will not be entitled to any other severance payments or benefits.
      Employment Agreements with Other Executive Officers. Each of Gillette’s other executive officers who are members of Gillette’s operating committee, including Edward F. DeGraan, Charles W. Cramb, Peter K. Hoffman and Mark Leckie, is a party to an employment agreement (which are referred to as the change of control agreements) that becomes effective upon a change of control (as that term is defined in those change of control agreements) and which supersedes any other employment agreement to which they are parties. The consummation of the merger will constitute a change of control.
      The change of control agreements have a term of two years following the change of control. Under the change of control agreements, these executive officers are entitled to receive severance benefits upon termination of their employment without “cause” or by the executive officer for “good reason” (as those terms are defined in the change of control agreements).
      Upon termination without cause or for good reason (including a voluntary termination during the 30-day period following the first anniversary of a change in control), each executive officer will be entitled to Severance Payments and Severance Benefits substantially the same as those described above for Mr. Kilts’ employment agreement.

Chapter One — The Merger
      For purposes of the change of control agreements, “good reason” also includes:

•	the assignment to the executive officer of any duties inconsistent with the executive officer’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as they existed immediately prior to the change of control; and

•	relocation of the executive officer to an office more than 35 miles from where the executive officer’s office was located immediately prior to the change of control.
      It is expected that the merger will result in each of the executive officers of Gillette in this grade being entitled to terminate such executive officer’s employment for “good reason” with the resulting entitlement of such executive officer to his severance payments and severance benefits.
      The estimated change in control and severance payments and benefits (including the intrinsic value of outstanding vested and unvested stock options and stock rights, the value of restricted stock vesting on the merger, and tax gross-up payments that would be payable if the employment of each executive officer was terminated immediately following the merger) payable to Mr. Kilts and to each of Messrs. DeGraan, Cramb, Hoffman and Leckie (who, together with Mr. Kilts were Gillette’s most highly compensated executive officers in 2004), and to all other Gillette executive officers as a group, are set forth below:
Severance and Change in Control Benefits

		All Other	Estimated
	Net Equity	Payments and	Aggregate
Name and Principal Position	Award(1)	Benefits(1)	Dollar Value(1)

James M. Kilts	$125,260,167	$39,272,025	$164,532,192
Chairman, President and Chief Executive Officer
Edward F. DeGraan	29,711,715	15,655,483	45,367,198
Vice Chairman
Charles W. Cramb	16,258,040	10,174,097	26,432,137
Senior Vice President
Peter K. Hoffman	10,695,578	9,567,625	20,263,203
Vice President
Mark M. Leckie	9,426,564	7,528,840	16,955,404
Vice President
All other Executive Officers as a group(12)	96,073,693	79,795,179	175,868,872

(1)	The estimated amounts are based, in part, on the respective per share values of Gillette and Procter & Gamble common stock on January 27, 2005. Also includes retirement enhancement and Severance Benefits which for Mr. Kilts are also separately quantified above. The amounts shown above do not reflect the 2005 Grants, the actual exercise price of which has not yet been ascertained.
      Employment Agreements with Other Key Employees. In addition, other key Gillette employees are covered by a change in control severance program. If the key employee terminates employment for “good reason,” as defined in the agreement, within the two-year period following the merger, the key employee would be entitled to receive a severance payment equal to two times the key employee’s base salary and specified bonus. The key employee would be entitled to receive other payments and benefits, including increased pension benefits in certain circumstances, continuation of employee welfare benefits, reimbursement of any “parachute” excise tax imposed on payments under the program, and reimbursement of legal expenses related to the program.
      Non-employee Director Compensation. Under the Gillette Deferred Compensation Plan for Outside Directors, one-half of each non-employee director’s annual retainer is deferred into Gillette stock units, and each non-employee director also has the opportunity to defer payment of any or all of the remaining portion of the retainer into a cash account or a Gillette stock unit account. The directors’ balances under this plan are 100% vested. Following a change of control (which the merger will constitute), all amounts

Chapter One — The Merger
deferred under the plan, including those deferred stock units into which benefits under a previously terminated director retirement plan were converted, will be paid in cash to the participants, either in a lump sum or in installments, as previously elected by the participant. The aggregate amounts previously deferred under the plan that would be payable under the plan following the merger, unadjusted to reflect the time of actual payment, is approximately $6,800,000.
      Procter & Gamble. Procter & Gamble directors and executive officers have no similar change of control or incentive compensation arrangements related to the closing of the merger.
Ownership of Common Stock; Stock Options
      Security Ownership of Procter & Gamble Executive Officers and Directors. As of May 19, 2005, directors and executive officers of Procter & Gamble beneficially owned an aggregate of 11,554,759 shares of Procter & Gamble common stock 183,322 shares of Series A ESOP Convertible Class A Preferred Stock, and 2,295 shares of Series B ESOP Convertible Class A Preferred Stock, including options to purchase 8,593,796 shares of Procter & Gamble common stock exercisable within 60 days.
      Security Ownership of Gillette Executive Officers and Directors. As of May 19, 2005, directors and executive officers of Gillette beneficially owned an aggregate of 13,164,364 shares of Gillette common stock, including options to purchase 12,525,194 shares of Gillette common stock exercisable within 60 days.
Directors and Executive Officers
      For biographical information regarding Procter & Gamble’s directors and executive officers, information concerning the compensation paid to the chief executive officer and the other four most highly compensated executive officers of Procter & Gamble for the fiscal year ended June 30, 2004, as well as any information regarding certain relationships and related transactions involving Procter & Gamble’s directors and executive officers for the fiscal year ended June 30, 2004, see Procter & Gamble’s proxy statement used in connection with its 2004 annual meeting of shareholders.
      For biographical information regarding Gillette’s directors and executive officers, information concerning the compensation paid to the chief executive officer and the other four most highly compensated executive officers of Gillette for the 2004 fiscal year as well as any information regarding certain relationships and related transactions involving Gillette’s directors and executive officers for the 2004 fiscal year, see Gillette’s proxy statement used in connection with its 2005 annual meeting of shareholders.
Treatment of Gillette Stock Options
      Each outstanding Gillette stock option (other than any stock options that may be granted in June 2005) will become vested and fully exercisable immediately prior to the effective time of the merger and option holders will have the opportunity to exercise immediately prior to the effective time of the merger and receive either (i) the merger consideration with respect to the shares issuable as a result of such exercise (the “Merger Shares”) or (ii) a cash payment equal to the product of (a) the excess (if any) of the per share value of the Merger Shares over the per share exercise price and (b) the number of shares with respect to which such options are exercised. Each Gillette stock option remaining outstanding immediately prior to the effective time of the merger will be converted at the effective time of the merger into an option to acquire a number of shares of Procter & Gamble common stock. The number of shares of Procter & Gamble common stock underlying the new Procter & Gamble option will equal the number of shares of Gillette common stock to which the corresponding Gillette option was subject, multiplied by the exchange ratio. The per share exercise price of each new Procter & Gamble option will be equal to the exercise price of the corresponding Gillette option divided by the exchange ratio. Prior to the effective time, Gillette will amend its stock option plans to provide, and each option holder will enter into an agreement with Gillette agreeing to, the following: (i) each actively-employed option holder who receives an option grant in June 2005 will be bound by a non-compete agreement prohibiting such holder’s competing with any business conducted by Gillette immediately prior to the effective time or any business of Procter & Gamble or its

Chapter One — The Merger
affiliates in which the holder was employed, and which reflects terms and conditions of the non-compete agreement contained in Procter & Gamble’s stock option plan, and (ii) a termination of employment for “good reason” after the effective time will be treated for all purposes under Gillette’s stock option plans the same as “special separation” or “retirement” (in the case of a retirement-eligible holder) under Procter & Gamble’s stock option plan. The dollar amount of in-the-money options held by Gillette’s executive officers and directors that will become vested upon such adoption or completion, as the case may be, is approximately $835,505,252 based on a closing sale price of Gillette common stock on the New York Stock Exchange on May 18, 2005.
Indemnification; Directors’ and Officers’ Insurance
      Procter & Gamble is obligated, for six years after the merger, to maintain in effect Gillette’s current directors’ and officers’ liability insurance covering acts or omissions occurring prior to the completion of the merger, provided that the aggregate annual premium for such coverage does not exceed 250% of the current annual premium (in which case Procter & Gamble would be required to maintain the maximum coverage available at an annual premium equal to 250% of the current annual premium).
      Procter & Gamble is obligated to indemnify and hold harmless, and provide advancement of expenses to, each person who is or has been an officer, director or employee of Gillette or any of its subsidiaries with respect to acts or omissions by them in all of their capacities as officers, directors or employees of Gillette or any of its subsidiaries or taken at the request of Gillette or any of its subsidiaries at any time on or prior to the merger, including for acts and omissions occurring in connection with the approval of the merger and the merger agreement. Procter & Gamble will also cause the surviving corporation in the merger to maintain in its certificate of incorporation or bylaws the current provisions in Gillette’s certificate of incorporation and bylaws regarding indemnification of officers, directors and employees.

Chapter One — The Merger
THE MERGER AGREEMENT
      The following is a summary of the material terms of the merger agreement. This summary does not purport to describe all the terms of the merger agreement and is qualified by reference to the complete merger agreement which is attached as Annex A to this joint proxy statement/ prospectus and incorporated by reference. All shareholders of Procter & Gamble and Gillette are urged to read the merger agreement carefully and in its entirety.

Explanatory Note Regarding Summary of Merger Agreement and Representations and Warranties in the Merger Agreement
      The summary of the terms of the merger agreement is intended to provide information about the terms of the merger. The terms and information in the merger agreement should not be relied on as disclosures about Procter & Gamble or Gillette without consideration to the entirety of public disclosure by Procter & Gamble and Gillette as set forth in all of their respective public reports with the SEC. The terms of the merger agreement (such as the representations and warranties) govern the contractual rights and relationships, and allocate risks, between the parties in relation to the merger. In particular, the representations and warranties made by the parties to each other in the merger agreement have been negotiated between the parties with the principal purpose of setting forth their respective rights with respect to their obligation to close the merger should events or circumstances change or be different from those stated in the representations and warranties. Matters may change from the state of affairs contemplated by the representations and warranties. Procter & Gamble and Gillette will provide additional disclosure in their public reports to the extent that they are aware of the existence of any material facts that are required to be disclosed under federal securities law and that might otherwise contradict the terms and information contained in the merger agreement and will update such disclosure as required by federal securities laws.
General
      Under the merger agreement, a wholly owned subsidiary of Procter & Gamble will merge with and into Gillette, with Gillette continuing as the surviving corporation. As a result of the merger, Gillette will become a wholly owned subsidiary of Procter & Gamble.
Closing Matters
      Closing. Unless the parties agree otherwise, the closing of the merger will take place on the first business day after all closing conditions have been satisfied or waived, unless the merger agreement has been terminated or another time or date is agreed to in writing by the parties. See “— Conditions” below for a more complete description of the conditions that must be satisfied or waived prior to closing.
      Effective Time. As soon as practicable after the satisfaction or waiver of the conditions to the merger, Procter & Gamble and Gillette will file a certificate of merger with the Delaware Secretary of State in accordance with the relevant provisions of the Delaware General Corporation Law. The merger will become effective when the certificate of merger is filed or at such later time as Procter & Gamble and Gillette agree and specify in the certificate of merger.
Consideration to Be Received in the Merger; Treatment of Stock Options
      The merger agreement provides that, at the effective time of the merger:

•	each share of Gillette common stock issued and outstanding immediately prior to the effective time of the merger, together with the associated rights issued under the Gillette rights agreement, but excluding shares of Gillette common stock owned by Procter & Gamble, Aquarium Acquisition Corp. or Gillette (other than those shares held by Gillette in a fiduciary or representative capacity), will be converted into 0.975 shares of Procter & Gamble common stock;

Chapter One — The Merger

•	each outstanding and unexercised option (other than any stock option that may be granted in June 2005) or right to purchase shares of Gillette common stock granted under the Gillette stock option plans will accelerate immediately prior to the effective time of the merger and option holders will have the opportunity to exercise and receive either (i) the merger consideration with respect to the shares issuable as a result of such exercise (the “Merger Shares”) or (ii) a cash payment equal to the product of (a) the excess (if any) of the per share value of the Merger Shares over the per share exercise price and (b) the number of shares with respect to which such options are exercised; and

•	each Gillette stock option remaining outstanding at the effective time of the merger will be converted into an option to acquire on the same terms and conditions previously applicable, shares of Procter & Gamble common stock. The number of shares of Procter & Gamble common stock underlying the new Procter & Gamble option will equal the number of shares of Gillette common stock for which the corresponding Gillette option was exercisable, multiplied by 0.975 (rounded, if necessary, to the nearest whole share). The per share exercise price of each new Procter & Gamble option will equal the exercise price of the corresponding Gillette option divided by 0.975. Prior to the effective time, Gillette will amend its stock option plans to provide the following: (i) each actively employed option holder will be bound by a non-compete agreement prohibiting such holder’s competing with any business conducted by Gillette immediately prior to the effective time or any business of Procter & Gamble or its affiliates in which the holder was employed, and which otherwise generally parallels the terms and conditions of the non-compete agreement contained in Procter & Gamble’s stock option plan, and (ii) a termination of employment for “good reason” after the effective time will be treated for all purposes under Gillette’s stock option plans the same as “special separation” or “retirement” (in the case of a retirement-eligible holder) under Procter & Gamble’s stock option plan.
      For a further discussion of the treatment of Gillette stock options and other employee benefit plans under the merger agreement, see “— Covenants — Employee Matters” on page I-76 and “Interests of Certain Persons in the Merger” on page I-65.
Exchange of Certificates in the Merger
      Before the effective time of the merger, Procter & Gamble will appoint an exchange agent to handle the exchange of Gillette stock certificates for shares of Procter & Gamble common stock (which shares will be in uncertificated book-entry form unless a physical certificate is requested by such holder) and the payment of cash for fractional shares. Promptly after the effective time of the merger, the exchange agent will send a letter of transmittal, which is to be used to exchange Gillette stock certificates for shares of Procter & Gamble common stock, to each former Gillette shareholder who holds one or more stock certificates. The letter of transmittal will contain instructions explaining the procedure for surrendering Gillette stock certificates. You should not return certificates with the enclosed proxy card.
      Gillette shareholders who surrender their stock certificates, together with a properly completed letter of transmittal, will receive shares of Procter & Gamble common stock (which shares will be in uncertificated book-entry form unless a physical certificate is requested by such holder) into which the shares of Gillette common stock were converted in the merger. After the effective date of the merger, each certificate that previously represented shares of Gillette common stock will only represent the right to receive the shares of Procter & Gamble common stock (and cash in lieu of fractions thereof) into which those shares of Gillette common stock have been converted.
      After the completion of the merger, Procter & Gamble will not pay dividends with a record date after the effective time to any holder of any Gillette stock certificates until the holder surrenders the Gillette stock certificates. However, once those certificates are surrendered, Procter & Gamble will pay to the holder, without interest, any dividends that have been declared after the effective date of the merger on the shares into which those Gillette shares have been converted.

Chapter One — The Merger
      Procter & Gamble shareholders do not need to exchange their stock certificates.
Fractional Shares
      No fractional shares of Procter & Gamble common stock will be issued in the merger. Instead, the exchange agent will pay each of those shareholders who would have otherwise been entitled to a fractional share of Procter & Gamble common stock an amount in cash determined by multiplying the fractional share interest by the closing price for a share of Procter & Gamble common stock on the New York Stock Exchange Composite Transaction Tape on the date of the effective time of the merger.
Listing of Procter & Gamble Stock
      Procter & Gamble has agreed to use its commercially reasonable efforts to cause the shares of Procter & Gamble common stock to be issued in the merger and the shares of Procter & Gamble common stock to be reserved for issuance upon exercise of the Gillette stock options to be approved for listing on the New York Stock Exchange, subject to official notice of issuance, prior to the effective time of the merger. Procter & Gamble’s symbol “PG” will be used for such shares, assuming the listing application is approved. Approval for listing on the New York Stock Exchange of the shares of Procter & Gamble common stock issuable to the Gillette shareholders in the merger, subject only to official notice of issuance, is a condition to the obligations of Procter & Gamble and Gillette to complete the merger.
Covenants
      Procter & Gamble and Gillette have each undertaken certain covenants in the merger agreement concerning the conduct of their respective businesses between the date the merger agreement was signed and the completion of the merger. The following summarizes the more significant of these covenants:
      No Solicitation. Gillette has agreed that Gillette, and any of its subsidiaries, officers or directors, will not, and will use commercially reasonable efforts to ensure that their respective employees, agents or representatives do not:

•	initiate, solicit, encourage or knowingly facilitate, including by way of furnishing information, any inquiries or the making of any proposal or offer with respect to a third party “acquisition proposal” of the type described below;

•	have any discussion with or provide any confidential information or data to any person relating to an acquisition proposal;

•	engage in negotiations concerning an acquisition proposal;

•	knowingly facilitate any effort or attempt to make or implement an acquisition proposal; or

•	subject to Gillette’s right to terminate the merger agreement under certain circumstances described in “— Termination of Merger Agreement” if Gillette receives a superior proposal of the type described below, accept an acquisition proposal.
      However, Gillette is permitted to take and disclose to its shareholders its position with respect to any acquisition proposal as may be required under the federal securities laws.
      In addition, Gillette is permitted to engage in discussions and negotiations with, and provide information to, any person in response to an unsolicited acquisition proposal, if:

•	its meeting of shareholders to vote on the adoption of the merger agreement has not occurred;

•	its board of directors concludes in good faith (i) after consultation with its independent financial advisor, that there is a reasonable likelihood that the acquisition proposal could result in a “superior proposal” of the type described below and (ii) after consultation with its outside legal counsel, that failure to take such action could be reasonably expected to result in a breach of its fiduciary duties;

Chapter One — The Merger

•	prior to providing any information or data to any person in connection with an acquisition proposal, the proposing party first signs a confidentiality agreement customary for such transactions; and

•	Gillette notifies and keeps Procter & Gamble informed of the status and terms of the acquisition proposal and any discussions or negotiations relating to the acquisition proposal.
      An “acquisition proposal” for Gillette is any proposal or offer with respect to:

•	a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Gillette;

•	any purchase or sale of the consolidated assets of Gillette and its subsidiaries, taken as a whole, having an aggregate value equal to 10% or more of the market capitalization of Gillette; or

•	any purchase or sale of, or tender offer or exchange offer for, 10% or more of the equity securities of Gillette.
      A “superior proposal” for Gillette, is a bona fide written proposal which:

•	is made by a third party in respect of a transaction or series of related transactions that if consummated would result in such third party acquiring, directly or indirectly, all or substantially all of Gillette’s voting securities or all or substantially all of the assets of Gillette and its subsidiaries;

•	is not subject to any conditions to either party’s obligation to consummate the transaction (other than conditions that are in the aggregate as likely to result in the consummation of such transaction as the aggregate of the conditions contained in the merger agreement); and

•	Gillette’s board of directors determines in its good faith judgment, after consulting with its financial advisor of nationally recognized reputation, is more favorable from a financial point of view to its shareholders than the merger with Procter & Gamble, taking into account any changes to the terms of the merger agreement offered by Procter & Gamble in response to the superior proposal or otherwise.
      Board of Directors’ Covenant to Recommend. Gillette has agreed that its board of directors will recommend adoption of the merger agreement to the Gillette shareholders. Similarly, Procter & Gamble has agreed that its board of directors will recommend adoption of the merger agreement and issuance of Procter & Gamble common stock in the merger to its shareholders.
      However, Gillette’s board is permitted to withdraw or to modify or to qualify in a manner adverse to Procter & Gamble this recommendation, before the Gillette special meeting if either:

•	following receipt of any acquisition proposal with respect to which its board of directors believes in good faith, after consultation with its independent financial advisor, there is a reasonable likelihood that such acquisition proposal could result in a superior proposal; or

•	if a material adverse effect has occurred with respect to Procter & Gamble and, in either case, Gillette’s board of directors determines in good faith that the failure to effect a change in its recommendation could be reasonably expected to result in a breach of its fiduciary duties under applicable law.
      Similarly, Procter & Gamble’s board is permitted to withdraw or to modify or to qualify in a manner adverse to Gillette its recommendation, before its meeting if a material adverse effect has occurred with respect to Gillette.
      Even if the board of either company changes, withholds or modifies its recommendation of the merger, that company is still required to present the merger and related proposals at the special meeting of its shareholders for consideration, unless the merger agreement is otherwise terminated. See “— Termination of Merger Agreement” on page I-79 for a discussion of each party’s ability to terminate the merger agreement.

Chapter One — The Merger
      Operations of Procter & Gamble and Gillette Pending Closing. Procter & Gamble and Gillette have each undertaken a separate covenant that places restrictions on their and their respective subsidiaries until either the effective time of the merger or the termination of the merger agreement. In general, the companies and their respective subsidiaries are each required to conduct their respective business in the ordinary course in all material respects substantially in the same manner as conducted prior to the date of the merger agreement and to use reasonable efforts to preserve intact their present lines of business and relationships with third parties. Each company has agreed to restrictions that, except as required by law, prohibit them and their respective subsidiaries from:

•	declaring or paying dividends in amounts inconsistent with past practice;

•	amending their respective governing documents (other than, in the case of Procter & Gamble, amendments related to the composition or structure of its board of directors or committees thereof or other governance-related matters);

•	making acquisitions of, or investments in, other entities beyond specified amounts; or

•	changing their respective accounting methods (other than to comply with changes in accounting principles) or fiscal year.
      In addition, subject to certain exceptions, Gillette has agreed to additional restrictions that prohibit it from:

•	making changes in its share capital, including among other things, stock splits, combinations or reclassifications, except for any transaction by a wholly owned subsidiary of Gillette which remains a wholly owned subsidiary after the completion of the transaction;

•	repurchasing or redeeming its capital stock, except (i) for any transaction by a wholly owned subsidiary of Gillette which remains a wholly owned subsidiary after the completion of the transaction, (ii) in connection with agreed-upon Section 965 dividend plans, (iii) the redemption or exchange of rights in accordance with the Gillette rights agreement and (iv) in the ordinary course of business in connection with its benefit plans;

•	issuing, delivering or selling any shares of its capital stock or other equity interests, other than, among others, in connection with Gillette’s benefit plans or in connection with the exercise of options or other stock awards or stock option agreements and other than issuances by a wholly owned subsidiary of Gillette of capital stock to the subsidiary’s parent or another wholly owned subsidiary of Gillette;

•	other than certain permitted expenditures, (i) entering into or terminating a material agreement (except for licensing agreements entered into for the purpose of settling or avoiding an action or claim against Gillette), (ii) entering into any new line of business, (iii) entering into a capital expenditure that is not otherwise permitted or (iv) entering into any contract or arrangement for the sale of inventories or the furnishing of services by Gillette which may give rise to commitments extending beyond twelve months unless it can be terminated with less than 60 days’ notice and results in no material detriment;

•	disposing of any brands or lines of business, except in connection with internal reorganizations, as previously disclosed in prior SEC reports or, as required by or in conformance with a law or regulation in order to permit or facilitate the transaction;

•	making loans, advances, capital contributions or investments in any other entity pursuant to a legal obligation not existing on January 27, 2005, other than in the ordinary course and consistent with past practice, and other than loans, advances, capital contributions or investments by Gillette to its subsidiaries or from subsidiaries of Gillette to Gillette;

Chapter One — The Merger

•	increasing the compensation of or entering into any new agreements with any officers, directors or employees or issuing any additional stock options or adopting any additional benefit plans, other than in the ordinary course;

•	making any material tax election, settling or compromising any material tax liability or changing its fiscal year, except with the written permission of Procter & Gamble;

•	entering into any agreements containing restrictions that would limit or restrict Gillette or its subsidiaries, or after the effective time, Procter & Gamble, from competing or entering into any line of business or conducting business in any geographic area; and

•	settling or compromising any material action, suit or claim without consultation with Procter & Gamble, and in the case of litigation arising after the date of the merger agreement, settling or compromising any material action, suit or claim without the consent of Procter & Gamble.
      Commercially Reasonable Efforts Covenant. Procter & Gamble and Gillette have agreed to use their commercially reasonable efforts to take all actions and do all things advisable or necessary under the merger agreement and applicable laws to complete the merger and the other transactions contemplated by the merger agreement.
      Commercially reasonable efforts include taking actions necessary to obtain regulatory approval, contesting and resisting an action or proceeding that would otherwise restrict the merger, or having vacated, lifted, reversed or overturned any decree, judgment, injunction or other order that would otherwise restrict the merger, including:

(1)	Procter & Gamble selling, holding separate, licensing or disposing of assets, in response to the requirements imposed by antitrust authorities; and

(2)	Gillette, at the direction of Procter & Gamble, selling, holding separate, licensing or disposing of assets, in response to the requirements imposed by antitrust authorities.
      However, neither party will be required for any reason to sell, hold separate or otherwise dispose of assets in accordance with (1) or (2) above, to the extent that the assets to be sold, held separate, licensed or otherwise disposed of generated, in calendar year 2004 (based on the internal financial records of Procter & Gamble or Gillette, as the case may be) more than $1.9 billion in net sales. To the extent that regulatory authorities require Procter & Gamble and/or Gillette to divest assets which generated in excess of $1.9 billion in net sales in calendar year 2004, the parties will assess such impact on the transaction to determine, as appropriate, whether it is prudent to proceed with the transaction, and either Procter & Gamble or Gillette could decline to close under the merger agreement.
      Employee Matters. In the merger agreement, the companies have agreed that, following the merger, Procter & Gamble will:

•	maintain a substantially comparable aggregate level of benefits and compensation (excluding equity-based awards) for employees of Gillette and its subsidiaries (other than those subject to collective bargaining agreements) until the second anniversary of the effective time of the merger;

•	maintain retiree welfare benefits for existing retirees of Gillette and its subsidiaries and employees of Gillette and its subsidiaries who are vested in such benefits immediately prior to the effective time of the merger and who retire prior to the second anniversary thereof that are no less favorable in the aggregate to those provided to such persons prior to the effective time, but only to the extent that Procter & Gamble continues to maintain its own retiree welfare benefits; provided that Procter & Gamble may reduce or terminate such retiree welfare benefits to the extent it reduces or terminates retiree welfare benefits for similarly situated employees of Procter & Gamble;

•	assume and honor all the terms of the benefit plans of Gillette and its subsidiaries and pay the benefits provided under such plans (and recognize that the consummation of the merger will

Chapter One — The Merger

constitute a “change in control” for purposes of such plans that have modifications to benefits in the event of a change in control); and

•	provide credit for service with Gillette and its subsidiaries under Procter & Gamble plans in which employees of Gillette and its subsidiaries (other than employees subject to collective bargaining agreements whose service will be determined under such collective bargaining agreements) may participate to the same extent as their service was counted under similar Gillette plans, except where such credit would result in a duplication of benefit accrual.
      Section 965 Dividend. Gillette has agreed to use its best efforts to timely pay dividends from its foreign subsidiaries that qualify for the temporary dividends received deduction under section 965 of the Internal Revenue Code and to maximize, to the extent commercially practicable, the amount paid. Gillette and Procter & Gamble will use their best efforts to develop a mutually agreeable plan that provides for the method and amount in which such dividends will be paid and the use for the dividends received. If a plan cannot be mutually agreed to, Gillette will use its best efforts to implement a plan developed by Procter & Gamble once certain conditions are satisfied, or if such conditions are not satisfied Gillette will implement its own dividend plan upon receipt of Procter & Gamble’s consent.
      Dissenters’ Rights. Procter & Gamble has agreed to give Gillette prompt notice of any demands received for the fair cash value of Procter & Gamble common stock. Procter & Gamble has also agreed that it will (i) not, without the prior written consent of Gillette, waive any requirement under or compliance with the laws of the State of Ohio applicable to any shareholder demanding the fair cash value of shares and (ii) require each dissenting shareholder holding shares in certificated form to deliver such shares to Procter & Gamble for endorsement of a legend to the effect that a demand for the fair cash value of such shares has been made.
      Expenses. The companies have each agreed to pay their own costs and expenses incurred in connection with the merger and the merger agreement. Procter & Gamble and Gillette, however, will each pay 50% of any expenses incurred in connection with the filing, printing and mailing of this joint proxy statement/ prospectus and will each pay 50% of filing fees payable pursuant to the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the “HSR Act”).
      Other Covenants. The merger agreement contains certain other covenants, including covenants relating to cooperation between Procter & Gamble and Gillette in the preparation of this joint proxy statement/ prospectus and other governmental filings, public announcements, and certain tax matters.
Representations and Warranties
      The merger agreement contains substantially reciprocal representations and warranties made by each company to the other. The representations and warranties relate to:

•	corporate existence, qualification to conduct business and corporate standing and power;

•	capital structure;

•	corporate authority to enter into, and carry out the obligations under, the merger agreement and enforceability of the merger agreement;

•	absence of a breach of the certificate of incorporation, bylaws, law or material agreements as a result of the merger;

•	filings with the SEC and financial statements;

•	information supplied for use in this joint proxy statement/ prospectus;

•	board of directors approval;

•	required shareholder vote;

Chapter One — The Merger

•	litigation;

•	compliance with laws;

•	absence of certain changes or events;

•	payment of fees to finders or brokers in connection with the merger agreement;

•	opinions of financial advisors;

•	tax matters;

•	employee benefit plans; and

•	material contracts.
      Representations and warranties made solely by Gillette relate to labor matters, non-competition agreements, inapplicability of Gillette’s rights agreement to the merger, environmental matters, intellectual property matters, compliance with the Foreign Corrupt Practices Act and international trade sanctions, inapplicability of anti-takeover statutes, product liability and recalls and disclosure.
      The merger agreement also contains certain representations and warranties of Procter & Gamble with respect to its wholly owned merger subsidiary, including organization, corporate authorization, absence of a breach of the certificate of incorporation and the bylaws, and no prior business activities of the merger subsidiary.
Conditions
      The companies’ respective obligations to complete the merger are subject to the satisfaction or, to the extent legally permissible, the waiver of the following conditions:

•	the adoption of the merger agreement and approval of the merger by the Gillette shareholders, and the adoption of the merger agreement and approval of the issuance of Procter & Gamble common stock by the Procter & Gamble shareholders;

•	the absence of any law, order or injunction prohibiting completion of the merger in the United States or European Union;

•	the absence of any pending action or proceeding by any governmental authority of competent jurisdiction in the United States or European Union seeking to make the merger illegal or otherwise prohibiting consummation of the merger;

•	Gillette’s rights agreement shall have been amended so that no event shall have occurred which would trigger a distribution;

•	the expiration or termination of the applicable waiting periods under the HSR Act;

•	the approval of the merger by the European Commission;

•	the approval for listing by the New York Stock Exchange of the Procter & Gamble common stock to be issued in the merger, subject to official notice of issuance; and

•	the SEC having declared effective the Procter & Gamble registration statement, of which this joint proxy statement/ prospectus forms a part.
      In addition, individually, the companies’ respective obligations to effect the merger are subject to the satisfaction or, to the extent legally permissible, the waiver of the following additional conditions:

•	the representations and warranties of the other company contained in the merger agreement which are qualified as to material adverse effect, being true and correct as of the date of the agreement and as of the closing date of the merger, except to the extent that such representation or warranty

Chapter One — The Merger

speaks as of another date and except as such representations and warranties are affected by actions explicitly permitted by the merger agreement;

•	the representations and warranties of the other company which are not qualified as to material adverse effect being true and correct except where the failure to be true and correct, individually or in the aggregate, would not have a material adverse effect on the other company, as of the date of the merger agreement and as of the closing date of the merger as if they were made on that date, except to the extent that such representation or warranty speaks as of another date;

•	each party has performed or complied with all agreements or covenants required to be performed by it under the merger agreement which are qualified as to material adverse effect and each party has performed or complied in all material respects with all other material agreements or covenants required to be performed by it under the merger agreement, in each case, at or prior to the closing date;

•	the receipt of an opinion of each company’s counsel to the effect that the merger will qualify as a “reorganization” under the Internal Revenue Code; and

•	the other party having not suffered from any change that would reasonably be expected to have a material adverse effect on such party.
      It is also a condition of Procter & Gamble’s obligations to effect the merger that the following additional conditions are satisfied or, to the extent legally permissible, waived:

•	Gillette’s rights plan having been amended so that no event occurs which would trigger a distribution under Gillette’s rights agreement;

•	the receipt of all other governmental and regulatory consents, approvals and authorizations necessary for the merger unless not obtaining those consents or approvals would not reasonably be expected to have a material adverse effect on the combined company, taken as a whole; and

•	holders of not more than 5% of the outstanding common stock of Procter & Gamble having exercised their dissenters’ rights under the Ohio General Corporation Law.
Termination of Merger Agreement
      Right to Terminate. The merger agreement may be terminated at any time prior to the effective time in any of the following ways:

•	by mutual written consent.

•	by either company:

•	if the merger has not been completed by November 30, 2005 or, if the conditions to closing relating to antitrust or other governmental approvals of the merger, have not been satisfied, but all other conditions to closing are satisfied or are capable of being satisfied, this date is automatically extended to February 28, 2006; except that a party may not terminate the merger agreement if the cause of the merger not being completed is that party’s failure to fulfill its obligations under the merger agreement;

•	if a governmental authority or a court in the United States or European Union permanently orders or prohibits the completion of the merger or a governmental authority in the United States or European Union fails to grant any necessary approval of the merger and such decisions have become final and non-appealable, except that a party may not terminate the merger agreement if the cause of the prohibition or failure to obtain approval is a result of that party’s failure to fulfill its obligations under the provision of the merger agreement which, among other requirements, requires each party to use its commercially reasonable efforts to obtain government approvals for

Chapter One — The Merger

the completion of the merger and requires each party to divest certain assets in response to requirements imposed by antitrust authorities; or

•	if Procter & Gamble’s shareholders fail to adopt the merger agreement and approve the issuance of Procter & Gamble common stock in the merger or Gillette’s shareholders fail to adopt the merger agreement and approve the merger.

•	by Procter & Gamble:

•	if Gillette’s board of directors either changes its recommendation in a manner adverse to Procter & Gamble, or fails to call the Gillette special meeting to vote on the merger in the manner contemplated by the merger agreement; or

•	if Gillette has breached in any material respect any of its representations or warranties, or has failed to perform in any material respect any of its covenants or obligations under the merger agreement and such breach:

•	would result in the failure of certain closing conditions to the merger being satisfied; and

•	is incapable of being cured or remains uncured at November 30, 2005 (or February 28, 2006, if the termination date is automatically extended).

•	by Gillette:

•	if Procter & Gamble’s board of directors changes its recommendation in a manner adverse to Gillette or fails to call the Procter & Gamble special meeting to vote on the merger in the manner contemplated by the merger agreement;

•	if Procter & Gamble has breached in any material respect any of its representations or warranties, or has failed to perform in any material respect any of its covenants or obligations under the merger agreement and such breach:

•	would result in the failure of certain closing conditions to the merger being satisfied; and

•	is incapable of being cured or remains uncured at November 30, 2005 (or February 28, 2006, if the termination date is automatically extended); or

•	if Gillette’s board of directors authorizes Gillette to enter into a written agreement concerning a transaction that Gillette’s board of directors has determined in accordance with the merger agreement is a superior proposal, except that Gillette cannot terminate the merger agreement for this reason unless (1) Gillette provides Procter & Gamble with notice of the existence and terms of the superior proposal, including the identity of the person making the superior proposal and a statement as to whether Gillette intends to enter into a definitive agreement for a business combination, (2) Procter & Gamble, within four business days of receiving such notice from Gillette, does not make an offer that the board of directors of Gillette determines is at least as favorable to the Gillette shareholders as the superior proposal Gillette received from the third party and (3) Gillette pays Procter & Gamble the fee described in “Termination Fee Payable by Gillette” at or prior to such termination.
      Termination Fee Payable by Gillette. Gillette has agreed to pay Procter & Gamble a termination fee of $1.92 billion (within one business day after the earlier of the date Gillette enters into a definitive agreement with respect to, or consummates, a business combination), if the merger agreement is terminated under one of the following circumstances:

•	the merger agreement is (1) terminated by Procter & Gamble because the board of directors of Gillette withdraws or changes its recommendation in a manner adverse to Procter & Gamble or for any reason Gillette fails to call its shareholders’ meeting as contemplated by the merger agreement (but only if, on or before the date the agreement is terminated, there was an offer or proposal for, or announcement with respect to, a “business combination” involving Gillette) and (2) within

Chapter One — The Merger

twelve months of the termination, Gillette enters into a definitive agreement or completes a transaction with respect to a business combination with a third party;

•	the merger agreement is (1) terminated by Procter & Gamble or Gillette because Gillette’s shareholders failed to adopt the merger agreement (but only if, prior to the date of the Gillette special meeting there was an offer or proposal for, or any public announcement with respect to, a business combination involving Gillette) and (2) within twelve months of the termination, Gillette enters into a definitive agreement or completes a transaction with respect to a business combination with a third party; or

•	the merger agreement is (1) terminated by Procter & Gamble or Gillette because the merger has not been completed by November 30, 2005 (or February 28, 2006, if the termination date is automatically extended), and at the time of termination Gillette has not yet obtained its shareholder approval and there has been an offer or proposal for, or announcement with respect to, a business combination involving Gillette and (2) within twelve months of the termination, Gillette enters into a definitive agreement or completes a transaction with respect to a business combination with a third party.
      Gillette also has agreed to pay Procter & Gamble a termination fee of $1.92 billion (at or prior to such termination), if Gillette terminates the merger agreement because Gillette’s board of directors has authorized Gillette to enter into a written agreement for a superior proposal and Procter & Gamble has not, within four business days of notice from Gillette, made an offer that the board of directors of Gillette determines is at least as favorable as the superior proposal Gillette has received from a third party.
      A “business combination” for Gillette is:

(1)	a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Gillette as a result of which either:

•	Gillette’s shareholders prior to the transaction in the aggregate cease to own at least 50% of the voting securities of the entity surviving or resulting from the transaction;

•	Any person beneficially owns at least 35% of the voting securities of the ultimate parent entity of the entity surviving or resulting from the transaction; or

•	The individuals comprising the board of directors of Gillette prior to the transaction do not constitute a majority of the board of directors of the ultimate parent entity of the entity surviving or resulting from the transaction;

(2)	a sale, lease, exchange, transfer or other disposition of at least 50% of the assets of Gillette; or

(3)	the acquisition by a person of beneficial ownership of 35% or more of the common stock of Gillette (other than as described in (1) above).
      Obligations in Event of Termination. In the event of termination as provided for above, the merger agreement will become void and of no further force and effect (except with respect to certain designated sections in the merger agreement) and there will be no liability on behalf of Procter & Gamble or Gillette, except for liabilities arising from a willful breach of the merger agreement.
Amendments, Extensions and Waivers
      The merger agreement may be amended by the parties at any time before or after the shareholder meetings, except that any amendment after a shareholders’ meeting, which requires approval by shareholders, may not be made without such approval.

Chapter Two — Selected Financial Data
CHAPTER TWO:
SELECTED FINANCIAL DATA
PROCTER & GAMBLE AND GILLETTE UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS
      The Unaudited Pro Forma Condensed Combined Statements of Earnings combine the historical consolidated statements of earnings of Procter & Gamble and Gillette, giving effect to the merger as if it had occurred on July 1, 2003. The Unaudited Pro Forma Condensed Combined Balance Sheet combines the historical consolidated balance sheet of Procter & Gamble and the historical consolidated balance sheet of Gillette, giving effect to the merger as if it had been consummated on March 31, 2005. You should read this information in conjunction with the:

•	accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements;

•	separate unaudited historical financial statements of Procter & Gamble as of and for the three- and nine-month periods ended March 31, 2005, included in the Procter & Gamble quarterly report on Form 10-Q for the three months ended March 31, 2005, which is incorporated by reference into this document;

•	separate historical financial statements of Procter & Gamble as of and for the fiscal year ended June 30, 2004, included in the Procter & Gamble annual report on Form 10-K for the fiscal year ended June 30, 2004, as conformed to organizational and segment measurement changes contained in the Procter & Gamble Form 8-K filed October 22, 2004, and as conformed to present the reclassification of certain investments from cash and cash equivalents to investment securities as contained in the Procter & Gamble Form 8-K filed March 14, 2005, which is incorporated by reference into this document;

•	separate unaudited historical financial statements of Gillette as of and for the three-month period ended March 31, 2005, including in the Gillette quarterly report on Form 10-Q for the three months ended March 31, 2005, which is incorporated by reference into this document; and

•	separate historical financial statements of Gillette as of and for the year ended December 31, 2004, included in the Gillette annual report on Form 10-K for the year ended December 31, 2004, which is incorporated by reference into this document.
      The unaudited pro forma condensed combined financial information is provided for informational purposes only. The pro forma information is not necessarily indicative of what the companies’ financial position or results of operations actually would have been had the merger been completed at the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company.
      The unaudited pro forma condensed combined financial information was prepared using the purchase method of accounting with Procter & Gamble treated as the acquirer. Accordingly, we have adjusted the historical consolidated financial information to give effect to the impact of the consideration issued in connection with the merger. In the Unaudited Pro Forma Condensed Combined Balance Sheet, Procter & Gamble’s cost to acquire Gillette has been allocated to the assets acquired and liabilities assumed based upon management’s preliminary estimate of their respective fair values as of the date of acquisition. Any differences between the fair value of the consideration issued and the fair value of the assets and liabilities acquired will be recorded as goodwill. The amounts allocated to acquired assets and liabilities in the Unaudited Pro Forma Condensed Combined Financial Statements are based on management’s preliminary internal valuation estimates. Definitive allocations will be performed and finalized based upon certain valuations and other studies that will be performed by Procter & Gamble with the services of outside valuation specialists after the closing date of the merger. Accordingly, the purchase allocation pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information and are subject to revision based on a final determination of fair value after the closing of the merger.

Chapter Two — Selected Financial Data
      The Unaudited Pro Forma Condensed Combined Statements of Earnings also include certain purchase accounting adjustments, including items expected to have a continuing impact on the combined results, such as increased depreciation and amortization expense on acquired tangible and intangible assets.
      The Unaudited Pro Forma Condensed Combined Statements of Earnings do not include the impacts of any revenue, cost or other operating synergies that may result from the merger. Procter & Gamble expects the transaction to generate $1 billion to $1.2 billion of annual before tax cost synergies by year three. Cost synergy opportunities in purchasing, manufacturing and logistics will be achieved through increased scale, improved asset utilization and coordinated procurement. Cost synergies in selling, general and administrative will be achieved through the elimination of the overlap between the two companies, the delivery of key support functions by Procter & Gamble’s global business services group and the integration of Gillette’s brands with minimal additional staff in corporate, market development organizations and global business service organizations. As a result, Procter & Gamble anticipates a reduction of about 6,000 positions, representing roughly four percent of the combined workforce of the two companies. Finally, Procter & Gamble anticipates economies of scale in retail selling and marketing, including media buying.
      The Unaudited Pro Forma Condensed Combined Financial Statements do not reflect the impact of financing, liquidity or other balance sheet repositioning that may be undertaken in connection with or subsequent to the merger. In connection with this transaction, Procter & Gamble also announced a common stock repurchase program pursuant to which it and/or one or more of its subsidiaries plan to repurchase up to $18 billion to $22 billion of its common stock over a period of 12-18 months. Procter & Gamble intends to finance such share repurchases by issuing a combination of long-term and short-term debt. Due to Procter & Gamble’s strong long-and short-term credit ratings, Procter & Gamble does not anticipate any significant issues in securing the required financing. In addition, Procter & Gamble does not anticipate any significant impacts on its overall liquidity as a result of the merger or share repurchases program.
      The Unaudited Pro Forma Condensed Combined Financial Statements do not reflect nonrecurring charges resulting from the merger. The substantial majority of nonrecurring charges resulting from the merger will be comprised of employee termination costs and other exit costs related to the Gillette business that will be recognized in the opening balance sheet in accordance with EITF Issue No 95-3, “Recognition of Liabilities in Connection with a Purchase Business Combination.” Other merger-related charges may be incurred that do not meet the criteria in EITF Issue No 95-3, including employee termination and exit costs related to the Procter & Gamble business, other integration-related costs, and the impacts of potential divestitures, if any, that may be required by governmental authorities. Procter & Gamble and Gillette have just recently begun collecting information in order to formulate detailed integration plans to deliver planned synergies. However, at this time, the status of the integration plans and the related merger-related costs are too uncertain to include in the pro forma financial information.
      Based on Procter & Gamble’s review of Gillette’s summary of significant accounting policies disclosed in Gillette’s financial statements, the nature and amount of any adjustments to the historical financial statements of Gillette to conform their accounting policies to those of Procter & Gamble are not expected to be significant. Upon consummation of the merger, further review of Gillette’s accounting policies and financial statements may result in required revisions to Gillette’s policies and classifications to conform to Procter & Gamble’s.
Conforming Year Ends
      Procter & Gamble has a fiscal year end of June 30 whereas Gillette has a December 31 calendar year end. In order to prepare the Unaudited Pro Forma Condensed Combined Statements of Earnings for the year ended June 30, 2004 and for the nine months ended March 31, 2005, Gillette’s operating results were first conformed to Procter & Gamble’s year-end. This was done utilizing Gillette’s historical financial statements as of and for the year ended December 31, 2004, and their historical unaudited financial statements as of and for the six-month period ended June 30, 2004 and as of and for the three-month period ended March 31, 2005.

Chapter Two — Selected Financial Data
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS
For the Year Ended June 30, 2004
(in millions, except per share data)

	Procter &		Pro Forma		Pro Forma
	Gamble(a)	Gillette(b)	Adjustments		Combined(b)

Net Sales	$51,407	$9,705			$61,112
Cost of products sold	25,076	4,010	22	(c)	29,108
Selling, general and administrative expense	16,504	3,411	200	(d)	20,115

Operating Income	9,827	2,284	(222)		11,889
Interest expense, net	629	35			664
Other non-operating income (expense), net	152	(13)			139

Earnings Before Income Taxes	9,350	2,236	(222)		11,364
Income taxes	2,869	660	(68	)(e)	3,461

NET EARNINGS	$6,481	$1,576	$(154)		$7,903
Preferred dividends, net of tax benefit	(131)				(131)

NET EARNINGS AVAILABLE TO COMMON SHAREHOLDERS	$6,350				$7,772
BASIC NET EARNINGS PER COMMON SHARE	$2.46				$2.19
DILUTED NET EARNINGS PER COMMON SHARE	$2.32				$2.09
DIVIDENDS PER COMMON SHARE	$0.93				$0.93
Weighted Average Shares Outstanding (millions):
Basic	2,580		970	(f)	3,550
Diluted	2,790		992	(f)	3,782

Chapter Two — Selected Financial Data
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS
For the Nine Months Ended March 31, 2005
(in millions, except per share data)

	Procter &		Pro Forma		Pro Forma
	Gamble	Gillette(b)	Adjustments		Combined(b)

Net Sales	$42,483	$8,409			$50,892
Cost of products sold	20,515	3,510	17	(g)	24,042
Selling, general and administrative expense	13,340	2,960	150	(h)	16,450

Operating Income	8,628	1,939	(167)		10,400
Interest expense, net	603	28			631
Other non-operating income (expense), net	297	(33)			264

Earnings Before Income Taxes	8,322	1,878	(167)		10,033
Income taxes	2,562	539	(51	)(e)	3,050

NET EARNINGS	$5,760	$1,339	$(116)		$6,983
Preferred dividends, net of tax benefit	(98)				(98)

NET EARNINGS AVAILABLE TO COMMON SHAREHOLDERS	$5,662				$6,885
BASIC NET EARNINGS PER COMMON SHARE	$2.24				$1.97
DILUTED NET EARNINGS PER COMMON SHARE	$2.10				$1.87
DIVIDENDS PER COMMON SHARE	$0.75				$0.75
Weighted Average Shares Outstanding (millions):
Basic	2,527		970	(f)	3,497
Diluted	2,739		992	(f)	3,731

Chapter Two — Selected Financial Data
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
STATEMENTS OF EARNINGS

(a)	On September 2, 2003, Procter & Gamble acquired a controlling interest in Wella AG (Wella). Procter & Gamble’s operating results include Wella after the acquisition date.

(b)	Certain reclassifications have been made to the historical presentation of Gillette to conform to the presentation used in the Unaudited Pro Forma Condensed Combined Balance Sheet and the Unaudited Pro Forma Condensed Combined Statements of Earnings.

(c)	Represents a $55 increase in depreciation expense resulting from the fair value adjustments to Gillette’s property, plant and equipment (see note (b2) to the Unaudited Pro Forma Condensed Combined Balance Sheet), partially offset by a $33 reduction in cost of sales attributable to the impact of the fair value adjustment to Gillette’s pension and other postretirement medical benefits obligations (see note (b6) to the Unaudited Pro Forma Condensed Combined Balance Sheet).

(d)	Represents an increase in intangible asset amortization expense of $250 resulting from the fair value adjustments to Gillette’s intangible assets (see note (b3) to the Unaudited Pro Forma Condensed Combined Balance Sheet), partially offset by a $50 reduction in selling, general and administrative costs attributable to fair value adjustments to Gillette’s pension and other postretirement medical benefits obligations (see note (b6) to the Unaudited Pro Forma Condensed Combined Balance Sheet).

The unaudited pro forma condensed combined financial statements reflect a preliminary allocation to tangible assets, liabilities, goodwill and other intangible assets. The final purchase price allocation may result in a different allocation for tangible and intangible assets than that presented in these unaudited pro forma condensed combined financial statements.

(e)	Income tax impacts as a result of purchase accounting adjustments are estimated at the Procter & Gamble effective income tax rate for the periods presented, which reflects our best estimate of Procter & Gamble statutory income tax rates for all tax jurisdictions.

(f)	The pro forma combined per share amounts and weighted average common shares reflect the combined weighted average of Procter & Gamble common shares for each period presented and the Gillette common shares, adjusted to reflect the exchange ratio of 0.975 shares of Procter & Gamble common stock for each share of Gillette common stock, including the impact of net shares issued to satisfy Gillette stock options using the treasury stock method.

(g)	Represents a $42 increase in depreciation expense resulting from the fair value adjustments to Gillette’s property, plant and equipment (see note (b2) to the Unaudited Pro Forma Condensed Combined Balance Sheet), partially offset by a $25 reduction in cost of sales attributable to the impact of the fair value adjustments to Gillette’s pension and other postretirement medical benefits obligations (see note (b6) to the Unaudited Pro Forma Condensed Combined Balance Sheet).

(h)	Represents an increase in intangible asset amortization expense of $187 resulting from the fair value adjustments to Gillette’s intangible assets (see note (b3) to the Unaudited Pro Forma Condensed Combined Balance Sheet), partially offset by a $37 reduction in selling, general and administrative costs attributable to fair value adjustments to Gillette’s pension and other postretirement medical benefits obligations (see note (b6) to the Unaudited Pro Forma Condensed Combined Balance Sheet).

Chapter Two — Selected Financial Data
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of March 31, 2005
(in millions)

	Procter &		Pro Forma		Pro Forma
	Gamble(a)	Gillette(a)	Adjustments		Combined

ASSETS
Cash and cash equivalents	$7,072	$226			$7,298
Investment securities	1,706	1,061			2,767
Accounts receivable	4,396	851			5,247
Total inventories	5,270	1,405	63	(b1)	6,738
Deferred income taxes	1,304	296			1,600
Prepaid expenses and other receivables	1,843	666			2,509

TOTAL CURRENT ASSETS	21,591	4,505	63		26,159
NET PROPERTY, PLANT AND EQUIPMENT	14,281	3,657	822	(b2)	18,760
NET GOODWILL AND OTHER INTANGIBLE ASSETS	24,902	1,595	54,061	(b3)	80,558
OTHER NON-CURRENT ASSETS	2,302	1,230			3,532

TOTAL ASSETS	$63,076	$10,987	$54,946		$129,009

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$3,407	$615	$150	(b4)	4,172
Accrued and other liabilities	7,979	1,860			9,839
Taxes payable	2,720	452			3,172
Debt due within one year	11,216	1,192			12,408

TOTAL CURRENT LIABILITIES	25,322	4,119	150		29,591
LONG-TERM DEBT	12,936	2,125			15,061
DEFERRED INCOME TAXES	2,865	712	2,792	(b5)	6,369
OTHER NON-CURRENT LIABILITIES	3,223	829	1,447	(b6)	5,499

TOTAL LIABILITIES	44,346	7,785	4,389		56,520
SHAREHOLDERS’ EQUITY
Preferred stock	1,493	0			1,493
Common stock	2,494	995	(1	)(b7)	3,488
Additional paid-in capital	2,975	1,697	51,068	(b7)	55,740
Reserve for ESOP debt retirement	(1,255)	0			(1,255)
Accumulated other comprehensive income	(838)	(861)	861	(b7)	(838)
Retained earnings	13,861	1,371	(1,371	) (b7)	13,861

TOTAL SHAREHOLDERS’ EQUITY	18,730	3,202	50,557	(b7)	72,489
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$63,076	$10,987	$54,946		$129,009
See accompanying Notes to Consolidated Financial Statements

Chapter Two — Selected Financial Data
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
BALANCE SHEET

(a)	Certain reclassifications have been made to the historical presentation of Procter & Gamble and Gillette to conform to the presentation used in the Unaudited Pro Forma Condensed Combined Balance Sheet.

(b)	Gillette shareholders will receive 0.975 shares of Procter & Gamble common stock for each share of Gillette common stock. Each outstanding Gillette stock option (other than any stock option that may be granted in June 2005) will become fully-vested and exercisable immediately prior to the merger and will be exchanged for an equivalent number of shares. Shares of Procter & Gamble common stock to be issued to Gillette shareholders in the merger will represent approximately 29% of the outstanding Procter & Gamble common stock after the merger on a fully diluted basis.
Under the purchase method of accounting, the total consideration was determined using the average Procter & Gamble closing stock prices beginning two days before and ending two days after January 28, 2005, the date the acquisition was agreed to and announced. The preliminary consideration is as follows:

		Common
		Shares	Capital in
		(stated value	Excess of
		$1.00 share)	Par Value	Total

(b7)	Issuance of Procter & Gamble shares to Gillette’s shareholders (991.9 million shares at $54.20), consisting of 970 million shares issued in exchange for outstanding Gillette common stock and 22 million net shares issued to satisfy Gillette stock options, calculated using the treasury stock method	$992	$52,767	$53,759
(b4)	Estimated Procter & Gamble transaction costs			150

	Total consideration			$53,909

Procter & Gamble has not completed an assessment of the fair value of assets and liabilities of Gillette and the related business integration plans. The table below represents a preliminary allocation of the total consideration to Gillette’s tangible and intangible assets and liabilities based on management’s preliminary estimate of their respective fair value as of the date of the business combination.

(b7)	Gillette’s historical net book value	$3,202
(b3)	Elimination of Gillette’s historical goodwill	(1,042)
(b1)	Adjustment to fair value inventory	63
(b2)	Adjustment to fair value property, plant and equipment	822
(b3)	Adjustment to fair value identifiable intangible assets	9,867
(b6)	Adjustment to fair value pension and post-retirement obligations	(1,447)
(b5)	Deferred tax impact of purchase accounting adjustments	(2,792)
(b3)	Residual goodwill created from the merger	45,236

	Total consideration allocated	$53,909

Upon completion of the fair value assessment after the closing of the merger, Procter & Gamble anticipates that the ultimate purchase price allocation may differ from the preliminary assessment outlined above. Any changes to the initial estimates of the fair value of the assets and liabilities will be allocated to residual goodwill.

For purposes of the preliminary allocation, Procter & Gamble has estimated a fair value adjustment for Gillette’s property, plant and equipment equal to 20% of Gillette’s accumulated depreciation,

Chapter Two — Selected Financial Data

based on valuation studies from other recent Procter & Gamble acquisitions. The fair value adjustment will be depreciated over an estimated weighted-average useful life of fifteen years.

Procter & Gamble has estimated the fair value of Gillette’s identifiable intangible assets as $10,420. The preliminary allocation included in these pro forma financial statements is as follows:

		Estimated
		average
	Increase	remaining
	in value	useful life

Asset class:
Brand Intangibles — indefinite lived	$5,803	Indefinite
Brand Intangibles — definite lived	3,158	18 years
Technology and customer relationships	1,459	15 years

	$10,420

The majority of this intangible valuation relates to brand intangibles, including Gillette, Duracell, Oral B, Braun and others. Procter & Gamble’s preliminary assessment as to brand intangibles that have an indefinite life and those that have a definite life was based on a number of factors, including the competitive environment, market share, brand history, operating plan and the macroeconomic environment of the countries in which the brand is sold. For perspective, if Procter & Gamble determines that 50 percent of the amount allocated to indefinite lived intangible assets is more appropriately allocated to definite lived intangible assets with an estimated weighted average useful life of fifteen years, the annual income statement impact is estimated as $135 after-tax, or $0.04 per share.

Procter & Gamble has estimated the fair value of Gillette’s pension and post-retirement obligation based on Gillette’s unrecognized actuarial losses as of December 31, 2004. The recognition of the fair value of Gillette’s pension and post-retirement obligation eliminates the unrecognized actuarial loss and related amortization expense over the estimated weighted-average remaining service life of eighteen years.

Deferred income tax impacts as a result of purchase accounting adjustments are estimated at the Procter & Gamble effective income tax rate for the periods presented, which reflects our best estimate of Procter & Gamble statutory income tax rates for all tax jurisdiction.

Chapter Three — Information About the Meetings and Voting
CHAPTER THREE:
INFORMATION ABOUT THE MEETINGS AND VOTING
      The Procter & Gamble board of directors is using this joint proxy statement/ prospectus to solicit proxies from the holders of Procter & Gamble common stock, Series A ESOP Convertible Class A Preferred Stock and Series B ESOP Convertible Class A Preferred Stock for use at the special meeting of Procter & Gamble’s shareholders. The Gillette board of directors is using this document to solicit proxies from the holders of Gillette common stock for use at the special meeting of Gillette’s shareholders. The companies are first mailing this joint proxy statement/ prospectus and accompanying form of proxy to Procter & Gamble and Gillette shareholders on or about June 3, 2005.
Matters Relating to the Meetings

	Procter & Gamble Meeting	Gillette Meeting

Time and Place:	July 12, 2005 at 9:00 a.m., local time, at the Procter & Gamble General Offices, Two Procter & Gamble Plaza, Cincinnati, OH 45202.	July 12, 2005 at 1:00 p.m., local time, at Hotel du Pont, 11th and Market Streets, Wilmington, Delaware 19801.

Admission to Meeting:	An admission ticket, which is required for entry into the Procter & Gamble special meeting, is included in the accompanying joint proxy statement/ prospectus. If you plan to attend the special meeting, please submit your proxy and present the admission ticket in order to gain admittance to the meeting. This ticket admits only the shareholder listed on the reverse side and is not transferable.
If your shares are held in the name of a broker, trust, bank, or other nominee and you plan to attend the meeting, you should bring with you a proxy or letter from that broker, trust, bank or nominee that confirms that you are the beneficial owner of those shares.	An admission ticket, which is required for entry into the Gillette special meeting, is included with this joint proxy statement/ prospectus. If you plan to attend the special meeting, please submit your proxy and present the admission ticket in order to gain admittance to the meeting. This ticket admits only the shareholder listed on the reverse side and is not transferable.
Proof of ownership of Gillette common stock, as well as a form of personal identification, may be requested in order to be admitted to the special meeting
If you are a shareholder of record, your name can be verified against Gillette’s shareholder list. If your shares are held in the name of a bank, broker, or other holder of record, proof of your ownership of Gillette stock, such as a bank or brokerage account statement, may be requested to be admitted to the special meeting.
No cameras, recording equipment, or electronic devices will be permitted in the special meeting, and large bags, briefcases, or packages may be subject to inspection.

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Chapter Three — Information About the Meetings and Voting

	Procter & Gamble Meeting	Gillette Meeting

Purpose of Meeting is to Vote on the Following Items:	1. To adopt the merger agreement and approve the issuance of Procter & Gamble common stock in the merger, as described in “Chapter One — The Merger” on page I-1.
2. To approve a proposal to adjourn the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement and approve the issuance of Procter & Gamble common stock in the merger.
3. To transact such other business as may properly come before the meeting, and any adjournment or postponement thereof.	1. To adopt the merger agreement and approve the merger, as described in “Chapter One — The Merger” on page I- 1.
2. To approve a proposal to adjourn the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement and approve the merger.
3. To transact such other business as may properly come before the meeting, and any adjournment or postponement thereof.

Record Date:	The record date for Procter & Gamble shares entitled to vote is May 19, 2005.	The record date for Gillette shares entitled to vote is May 19, 2005.

Outstanding Shares Held:	As of May 19, 2005, the record date for the Procter & Gamble special meeting, there were approximately 2,474,553,691 shares of Procter & Gamble common stock outstanding, 87,832,935 shares of Procter & Gamble Series A ESOP Preferred Stock outstanding, and 68,726,896 shares of Procter & Gamble Series B ESOP Preferred Stock outstanding.	As of May 19, the record date for the Gillette special meeting, there were approximately 997,614,555 shares of Gillette common stock outstanding.

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Chapter Three — Information About the Meetings and Voting

	Procter & Gamble Meeting	Gillette Meeting

Shares Entitled to Vote:	Shares entitled to vote at the Procter & Gamble special meeting are Procter & Gamble common stock, Series A ESOP Preferred Stock and Series B ESOP Preferred Stock held as of the close of business on the record date, May 19, 2005, voting together as a single class.
Each share of Procter & Gamble stock is entitled to one vote. Shares held by Procter & Gamble and its subsidiaries as treasury shares are not voted.	Shares entitled to vote at the Gillette special meeting are Gillette common stock held as of the close of business on the record date, May 19, 2005.
Each share of Gillette common stock is entitled to one vote. Shares held by Gillette and its subsidiaries as treasury shares are not voted.

Quorum Requirement:	A quorum of shareholders is necessary to hold a valid meeting. The presence in person or by proxy at the meeting of holders of a majority of the outstanding shares of Procter & Gamble stock entitled to vote at the meeting is a quorum.
Abstentions and broker non-votes count as present for establishing a quorum. Shares held by Procter & Gamble and its subsidiaries as treasury shares do not count toward a quorum.
A broker non-vote occurs on an item when a broker is not permitted to vote on that item without instruction from the beneficial owner of the shares and no instruction is given.	A quorum of shareholders is necessary to hold a valid meeting. The presence in person or by proxy at the meeting of holders of a majority of the votes represented by outstanding shares of Gillette common stock entitled to vote at the meeting is a quorum.
Abstentions and broker non-votes count as present and entitled to vote for establishing a quorum. Shares held by Gillette in its treasury do not count toward a quorum.
A broker non-vote occurs on an item when a broker is not permitted to vote on that item without instruction from the beneficial owner of the shares and no instruction is given.

Shares Beneficially Owned by Procter & Gamble and Gillette Directors and Executive Officers as of Record Date:	Procter & Gamble directors and officers beneficially owned 11,740,376 shares of Procter & Gamble common stock, Series A ESOP Preferred Stock, and Series B ESOP Preferred Stock on the record date, including exercisable options. These shares represent in total approximately .45% of the total voting power of Procter & Gamble’s voting securities.	Gillette directors and officers beneficially owned 13,164,364 shares of Gillette common stock on the record date, including exercisable options. These shares represent in total approximately 1.3% of the total voting power of Gillette’s voting securities.

Webcast of the Meeting:	If you are not able to attend the meeting in person, you may listen to a live audiocast of the meeting on the Internet by visiting http://www.pg.com/investors at 9:00 a.m. Daylight Savings Time on July 12, 2005.	Gillette’s special meeting will be webcast on July 12, 2005. You are invited to visit www.gillette.com at 1:00 p.m. Eastern time on July 12, 2005 to hear a webcast of the special meeting.

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Chapter Three — Information About the Meetings and Voting
Vote Necessary to Approve the Procter & Gamble and Gillette Proposals

Company	Vote Necessary

Procter & Gamble	Adoption of the merger agreement and approval of the issuance shares of Procter & Gamble common stock in the merger requires the affirmative vote of at least a majority of the outstanding shares of Procter & Gamble common stock, Series A ESOP Preferred Stock, and Series B ESOP Preferred Stock, voting together as a single class. Approval of the proposal to adjourn the special meeting, if necessary, to permit further solicitation of proxies requires the affirmative vote of a majority of the shares represented at special meeting and entitled to vote. Abstentions and broker non-votes have the same effect as a vote against each of the proposals.

Gillette	Adoption of the merger agreement and approval of the merger requires the affirmative vote of at least a majority of the outstanding shares of Gillette common stock. Approval of the proposal to adjourn the special meeting, if necessary, to permit further solicitation of proxies requires the affirmative vote of a majority of the shares represented at special meeting and entitled to vote. Abstentions and broker non-votes have the same effect as a vote against each of the proposals.

*	Under New York Stock Exchange rules, if your broker holds your shares in its name, your broker may not vote your shares on, in the case of Procter & Gamble, the proposal to adopt the merger agreement and approve the issuance of Procter & Gamble common stock in the merger or the proposal to adjourn the special meeting, if necessary, to permit further solicitation of proxies, or, in the case of Gillette, the proposal to adopt the merger agreement and approve the merger or the proposal to adjourn the special meeting, if necessary, to permit further solicitation of proxies absent instructions from you. Without your voting instructions on those items, a broker non-vote will occur.
Proxies
      Submitting Your Proxy. You may vote in person by ballot at your special meeting or by submitting a proxy. Please submit your proxy even if you plan to attend your special meeting. If you attend the special meeting, you may vote by ballot, thereby canceling any proxy previously given.
      Voting instructions are included on your proxy card. If you properly give your proxy and submit it to Procter & Gamble or Gillette, as the case may be, in time to vote, one of the individuals named as your proxy will vote your shares as you have directed. You may vote for or against the proposals or abstain from voting.
How to Vote by Proxy

	Procter & Gamble	Gillette

By Mail:	To submit your proxy by mail, simply mark your proxy, date and sign it, and if you are a shareholder of record, return it to ADP, in the postage-paid envelope provided. If the envelope is missing, please address your completed proxy card to The Procter & Gamble Company c/o ADP, 51 Mercedes Way, Edgewood, NY 11717. If you are a beneficial owner, please refer to your proxy card or the information provided to you by your bank, broker, custodian or record holder.	To submit your proxy by mail, simply mark your proxy, date and sign it, and if you are a shareholder of record, return it to ADP, in the postage-paid envelope provided. If the envelope is missing, please address your completed proxy card to The Gillette Company c/o ADP, 51 Mercedes Way, Edgewood, NY 11717. If you are a beneficial owner, please refer to your proxy card or the information provided to you by your bank, broker, custodian or record holder.

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Chapter Three — Information About the Meetings and Voting

	Procter & Gamble	Gillette

By Telephone:	If you are a shareholder of record, you can submit your proxy by telephone by calling the toll-free telephone number on your proxy card. Telephone voting is available 24 hours a day and will be accessible until 11:59 p.m. on July 11, 2005. Easy-to-follow voice prompts allow you to submit your proxy and confirm that your instructions have been properly recorded. If you are a beneficial owner, please refer to your proxy card or the information provided by your bank, broker, custodian or record holder for information on telephone voting. If you submit your proxy by telephone you do not need to return your proxy card. If you are located outside the United States, Canada and Puerto Rico, see your proxy card or other materials for additional instructions. If you hold shares through a broker or other custodian, please check the voting form used by that firm to see if it offers telephone voting.	If you are a shareholder of record, you can submit your proxy by telephone by calling the toll-free telephone number on your proxy card. Telephone voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern time on July 11, 2005. Easy-to-follow voice prompts allow you to submit your proxy and confirm that your instructions have been properly recorded. If you are a beneficial owner, please refer to your proxy card or the information provided by your bank, broker, custodian or record holder for information on telephone voting. If you submit your proxy by telephone you do not need to return your proxy card. If you are located outside the United States, Canada and Puerto Rico, see your proxy card or other materials for additional instructions. If you hold shares through a broker or other custodian, please check the voting form used by that firm to see if it offers telephone voting.

By Internet:	You can also choose to submit your proxy on the Internet. If you are a shareholder of record, the web site for Internet voting is on your proxy card. Internet voting is available 24 hours a day, and will be accessible until 11:59 p.m. on July 11, 2005. If you are a beneficial owner, please refer to your proxy card or the information provided by your bank, broker, custodian or record holder for information on Internet voting. As with telephone voting, you will be given the opportunity to confirm that your instructions have been properly recorded. If you submit your proxy on the Internet, you do not need to return your proxy card. If you hold shares through a broker or other custodian, please check the voting form to see if it offers Internet voting.	You can also choose to submit your proxy on the Internet. If you are a shareholder of record, the web site for Internet voting is on your proxy card. Internet voting is available 24 hours a day, and will be accessible until 11:59 p.m. Eastern time on July 11, 2005. If you are a beneficial owner, please refer to your proxy card or the information provided by your bank, broker, custodian or record holder for information on Internet voting. As with telephone voting, you will be given the opportunity to confirm that your instructions have been properly recorded. If you submit your proxy on the Internet, you do not need to return your proxy card. If you hold shares through a broker or other custodian, please check the voting form to see if it offers Internet voting.

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Chapter Three — Information About the Meetings and Voting
      If you submit your proxy but do not make specific choices, your proxy will follow the respective board of director recommendations and vote your shares:

Procter & Gamble	Gillette

• “FOR” adoption of the merger agreement and the approval of the issuance of Procter & Gamble common stock in the merger	• “FOR” adoption of the merger agreement and approval of the merger
•  “FOR” the proposal to adjourn the special meeting, if necessary, to permit further solicitation of proxies on the proposal to adopt the merger agreement and approve the issuance of Procter & Gamble common stock in the merger
• “FOR” the proposal to adjourn the special meeting, if necessary, to permit further solicitation of proxies on the proposal to adopt the merger agreement and approve the merger

Proxies for Procter & Gamble Plan Participants
      If you are a participant in The Procter & Gamble Shareholder Investment Program (“SIP”), you can vote shares of common stock held for your account through the SIP Custodian.
      If you are a participant in The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan, you can instruct the trustees how to vote the shares of stock that are allocated to your account. If you do not vote your shares, the trustees will vote them in proportion to those shares for which they have received voting instructions. Likewise, the trustees will vote shares that have not been allocated to any account in the same manner.
Procter & Gamble Householding Information
      Procter & Gamble has adopted the procedure approved by the SEC called “householding.” Under this procedure, shareholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of this joint prospectus/proxy statement unless one or more of these shareholders notifies Procter & Gamble that they wish to continue receiving individual copies. This procedure will reduce the printing costs and postage fees of Procter & Gamble and Gillette in connection with this joint prospectus/proxy statement and of Procter & Gamble and the combined company for future annual reports and proxy statements. Shareholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check mailings.
      If you and other Procter & Gamble shareholders of record with whom you share an address currently receive multiple copies of annual reports and/or proxy statements, or if you hold stock in more than one account and in either case, you wish to receive only a single copy of future annual reports or proxy statements for your household, please contact Procter & Gamble at (800) 742-6253 in the U.S., or inform Procter & Gamble in writing at: The Procter & Gamble Company, Shareholder Services, P.O. Box 5572, Cincinnati, OH 45201-5572.
      If you participate in householding and wish to receive a separate copy of this joint prospectus/proxy statement, or if you do not wish to participate in householding and prefer to receive separate copies of future materials, please call Procter & Gamble toll-free at (800) 742-6253 in the U.S., or inform us in writing at: The Procter & Gamble Company, Shareholder Services, P.O. Box 5572, Cincinnati, OH 45201-5572. Procter & Gamble will deliver the requested documents to you promptly upon your request.
      Beneficial shareholders can request information about householding from their bank, broker, custodian or record holder of Procter & Gamble common stock.

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Chapter Three — Information About the Meetings and Voting
Proxies for Gillette Plan Participants
      If you are a participant in the Gillette Employees’ Savings Plan and/or the Employee Stock Ownership Plan, you will receive only one proxy card for all the shares of Gillette common stock held in your accounts.
      If you participate in the Gillette Employees’ Savings Plan, Gillette Canada Inc. Retirement Income Savings Plan, Employee Stock Ownership Plan, or Global Employee Stock Ownership Plan, you are entitled to give the plans’ trustees voting instructions for the shares held in your account. The proxy card will serve as a voting instruction card for the plans’ trustees. If you do not vote your shares or specify your voting instructions on your proxy card, the plans’ trustees will vote your shares in the same proportion as the shares for which voting instructions have been received from other participants of each plan.
      Because the trustee or custodian for the relevant plan must process voting instructions from participants before the date of the special meeting, you are urged to deliver your instructions well in advance of the special meeting so that the instructions are received no later than July 5, 2005.
Gillette Householding Information
      Gillette has adopted the procedure approved by the SEC called “householding.” Under this procedure, shareholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of this joint prospectus/proxy statement, unless one or more of these shareholders notifies Gillette that they wish to continue receiving individual copies. This procedure will reduce the printing costs and postage fees of Procter & Gamble and Gillette in connection with this joint prospectus/proxy statement and of the combined company for future annual reports and proxy statements. Shareholders who participate in householding will continue to receive separate proxy cards.
      If you and other Gillette shareholders of record with whom you share an address currently receive multiple copies of annual reports and proxy statements, or if you hold stock in more than one account and wish to receive only a single copy of future annual reports and proxy statements for your household, please contact ADP, Householding Department, 51 Mercedes Way, Edgewood, NY 11717, or call toll-free (800) 542-1061.
      If you participate in householding and wish to receive a separate copy of this joint prospectus/proxy statement, or if you do not wish to participate in householding and prefer to receive separate copies of future materials, please contact ADP at the above address or phone number.
      Beneficial shareholders can request information about householding from their bank, broker, custodian or record holder of Gillette common stock.
Revoking Your Proxy
      If you submit a completed proxy card with instructions on how to vote your shares and then wish to revoke your instructions, you should submit a notice of revocation to Procter & Gamble or Gillette, as appropriate, as soon as possible. You may revoke your proxy by Internet, telephone or mail at any time before it is voted by:

•	timely delivery of a valid, later-dated proxy or timely submission of a later-dated proxy by telephone or Internet;

•	written notice to your company’s Secretary before the meeting that you have revoked your proxy; or

•	voting by ballot at either the Procter & Gamble special meeting or Gillette special meeting.

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Chapter Three — Information About the Meetings and Voting
Voting in Person
      If you are a shareholder of record and you wish to vote in person at the Procter & Gamble or Gillette special meeting, a ballot will be provided at the meeting. However, if your shares are held in the name of your bank, broker, custodian or other record holder, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting.
People with Disabilities
      For the Procter & Gamble special meeting, shareholders attending the special meeting who are hearing-impaired should identify themselves during registration so they can sit in a special section where an interpreter will be available.
Proxy Solicitation
      Procter & Gamble and Gillette will each pay its own costs of soliciting proxies.
      In addition to this mailing, proxies may be solicited by directors, officers or employees of Procter & Gamble and Gillette in person or by telephone or electronic transmission. None of the directors, officers or employees will be directly compensated for such services. Procter & Gamble has retained Georgeson Shareholder Communications, Inc. to assist in the distribution and solicitation of proxies. Procter & Gamble will pay Georgeson Shareholder Communications, Inc. a fee of $25,000, plus reasonable expenses, for these services. Gillette has also retained Georgeson Shareholder Communications, Inc. to assist in the distribution and solicitation of proxies. Gillette will pay Georgeson Shareholder Communications, Inc. a fee of $35,000, plus reasonable expenses, for these services.
      As described in the “Background of the Merger” section of this joint proxy statement/prospectus, Warren E. Buffett, Chairman and Chief Executive Officer of Berkshire Hathaway Inc., furnished Procter & Gamble with a statement (in the form of a video clip) of his views regarding the proposed transaction for Procter & Gamble to use in connection with its announcement of the proposed transaction. Solely as a result of Mr. Buffett having furnished this video clip, he may be deemed a participant in the solicitation of proxies for the proposed transaction. Mr. Buffett has not otherwise participated in the solicitation of proxies for the proposed transaction and has not participated in the preparation or review of this joint proxy statement/prospectus, with the exception of the “Background of the Merger” section (which he was afforded the opportunity to review prior to the filing of this joint proxy statement/prospectus for the limited purpose of confirming the accuracy of statements made regarding his communications with Gillette and Procter & Gamble). Berkshire Hathaway Inc. beneficially owns approximately 10.1% of Gillette’s outstanding common stock and approximately 0.025% of Procter & Gamble’s outstanding common stock.
      The extent to which these proxy soliciting efforts will be necessary depends entirely upon how promptly proxies are submitted. You should submit your proxy without delay by mail or by telephone or the Internet. The companies also reimburse brokers and other nominees for their expenses in sending these materials to you and getting your voting instructions.
      Do not send in any stock certificates with your proxy cards. The exchange agent will mail transmittal forms with instructions for the surrender of stock certificates for Gillette common stock to former Gillette shareholders as soon as practicable after the completion of the merger.
Other Business
      Procter & Gamble and Gillette are not currently aware of any other business to be acted upon at either meeting. If, however, other matters are properly brought before either meeting, or any adjourned meeting, your proxies include discretionary authority on the part of the individuals appointed to vote your shares or act on those matters according to their best judgment.

III-8

Chapter Three — Information About the Meetings and Voting
Gillette Shareholder Account Maintenance
      Gillette’s Transfer Agent is The Bank of New York. All communications concerning accounts of shareholders of record, including address changes, name changes, inquiries as to requirements to transfer shares of common stock, and similar issues, should be made by calling the Bank’s toll-free number, 1-888-218-2841, or by e-mail at shareowners@bankofny.com. In addition, you can access your account through The Bank of New York’s web site. To access your account on the Internet, visit www.stockbny.com.

III-9

Chapter Four — Certain Legal Information
CHAPTER FOUR:
CERTAIN LEGAL INFORMATION
COMPARISON OF PROCTER & GAMBLE/ GILLETTE
SHAREHOLDER RIGHTS
      As a result of the merger, Gillette shareholders will receive Procter & Gamble common stock in exchange for their shares of Gillette common stock. The following is a summary of material differences between the rights of holders of Gillette common stock and the rights of holders of Procter & Gamble common stock. These differences arise in part from the differences between the Delaware General Corporation Law (“Delaware Law”) and Ohio General Corporation Law (“Ohio Law”). Additional differences arise from the governing instruments of the two companies (in the case of Gillette, the Gillette certificate of incorporation (the “Gillette Certificate”) and the Gillette bylaws (the “Gillette Bylaws”), and, in the case of Procter & Gamble, the Procter & Gamble articles of incorporation (the “Procter & Gamble Articles”) and the Procter & Gamble Code of Regulations (the “Procter & Gamble Regulations”)). Although it is impractical to compare all of the aspects in which the Delaware Law and the Ohio Law and Gillette’s and Procter & Gamble’s governing instruments differ with respect to shareholders’ rights, the following discussion summarizes the material differences between them.
      All Gillette shareholders and Procter & Gamble shareholders are urged to read carefully the relevant provisions of Delaware Law and Ohio Law, as well as the Gillette Certificate, the Gillette Bylaws, the Procter & Gamble Articles and the Procter & Gamble Regulations, which are available to Gillette shareholders and Procter & Gamble shareholders upon request. See “Where You Can Find More Information.”
Material Differences in Shareholder Rights
Amendment and Repeal of Bylaws and Regulations
      Delaware. Delaware Law provides that holders of a majority of the voting power of a corporation, and, when provided for in the certificate of incorporation, the board of directors of the corporation, have the power to adopt, amend and repeal the bylaws of a corporation.
      Gillette. The Gillette Certificate grants the Gillette board of directors the power to amend and repeal the Gillette Bylaws. Amendments to the Gillette Bylaws are otherwise governed in accordance with Delaware Law.
      Ohio. Ohio Law provides that only holders of a majority of the voting power of a corporation if acting at a meeting of shareholders, or two-thirds of the voting power of the corporation if acting by written consent, have the power to adopt, amend and repeal the code of regulations of a corporation. Under certain circumstances, a majority vote of “disinterested” shares is also required to amend or repeal the code of regulations of a corporation.
      Procter & Gamble. Amendments to the Procter & Gamble Regulations are governed in accordance with Ohio Law. In contrast to Gillette, the Procter & Gamble board of directors does not have the power to amend and repeal the Procter & Gamble Regulations.
Removal of Directors
      Delaware. Delaware Law provides that a director or directors may be removed from office, with or without cause, by the holders of a majority of the voting power of a corporation, except that (i) in the case of a corporation that has a classified board, directors may be removed from office only for cause, unless the certificate of incorporation provides otherwise and (ii) in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board of directors or of the class of directors of which the director is a part.

Chapter Four — Certain Legal Information
      Gillette. The Gillette Certificate and the Gillette Bylaws provide for a classified board and provide that a director may be removed only for cause. The Gillette Bylaws further provide that such removal for cause may only be by the affirmative vote of a majority of the then-outstanding shares entitled to vote for the election of such director.
      Ohio. Ohio Law provides that a director may be removed from office by the board of directors if (i) such director has been found to be of unsound mind by an order of court, (ii) such director is adjudicated bankrupt, or (iii) such director fails to meet any qualifications for office. Ohio Law further provides that a director may be removed from office, with or without cause, by the holders of a majority of the voting power of a corporation, except that, in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board of directors or of the class of directors of which the director is a part, unless the articles of incorporation provides otherwise. Directors serving on a classified board may only be removed for cause.
      Procter & Gamble and Ohio Law. In contrast to Gillette and Ohio Law, the Procter & Gamble Regulations provide that a director may be removed from office by the affirmative vote of holders of at least 80% of the voting power of Procter & Gamble; provided, however this provision may be amended by a majority vote of the outstanding shares. The removal of Procter & Gamble directors is otherwise governed in accordance with Ohio Law.
Right to Call Special Meetings of Shareholders
      Delaware. Delaware Law permits special meetings of shareholders to be called by the board of directors and such other persons, including shareholders, as the certificate of incorporation or bylaws may provide. Delaware Law does not require that shareholders be given the right to call special meetings.
      Gillette. The Gillette Bylaws provide that special meetings may be called by resolution of the Gillette board of directors, by a writing filed with the secretary and signed by the chief executive officer or by a majority of the directors. The Gillette Bylaws provide that, unless otherwise required by law, a special meeting of shareholders may not be called by any other person or persons.
      Ohio. Ohio Law provides that (i) the chairman of the board, the president or, in case of the president’s death or disability, the vice president authorized to exercise the authority of the president, (ii) the directors by action at a meeting or a majority of the directors acting without a meeting, or (iii) holders of at least 25% of the outstanding voting shares of a corporation, unless the corporation’s articles or regulations specifies another percentage for such purpose (which may not be greater than 50%), have the authority to call special meetings of shareholders.
      Procter & Gamble. The right to call a special meeting of Procter & Gamble shareholders is governed in accordance with Ohio Law. In contrast to Gillette, Procter & Gamble shareholders have the right to call a special meeting of shareholders in certain circumstances.
Shareholder Action Without a Meeting
      Delaware. Delaware Law provides that any action that may be taken at a meeting of shareholders may be taken without a meeting, without prior notice and without a vote, if the holders of the outstanding stock having not less than the minimum number of votes otherwise required to authorize or take such action at a meeting of shareholders consent in writing, unless otherwise provided by a corporation’s certificate of incorporation.
      Gillette. Actions by Gillette shareholders without a meeting are governed in accordance with Delaware Law.
      Ohio. Except for the two-thirds requirement to amend or repeal the regulations, Ohio Law provides that any action that may be authorized or taken by shareholders of a corporation at a meeting of

Chapter Four — Certain Legal Information
shareholders may be authorized or taken without a meeting with the unanimous written consent of all shareholders entitled to vote at such meeting.
      Procter & Gamble. Actions by Procter & Gamble shareholders without a meeting are governed in accordance with Ohio Law. In contrast to Gillette shareholders, Procter & Gamble shareholders may only take action without a meeting by unanimous written consent; provided, however, Procter & Gamble shareholders may amend the Procter & Gamble Regulations to permit action by less than unanimous written consent upon the approval of at least two-thirds of the outstanding shares.
Provisions Affecting Control Share Acquisitions and Business Combinations
      Delaware. Section 203 of the Delaware Law provides generally that any person who acquires 15% or more of a corporation’s voting stock (thereby becoming an “interested stockholder”) may not engage in a wide range of “business combinations” with the corporation for a period of three years following the date the person became an interested shareholder, unless (1) the board of directors of the corporation has approved, prior to that acquisition date, either the business combination or the transaction that resulted in the person becoming an interested shareholder, (2) upon consummation of the transaction that resulted in the person becoming an interested shareholder, that person owns at least 85% of the corporation’s voting stock outstanding at the time the transaction commenced (excluding shares owned by persons who are directors and also officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer), or (3) the business combination is approved by the board of directors and authorized by the affirmative vote (at an annual or special meeting and not by written consent) of at least 66 2/3% of the outstanding voting stock not owned by the interested shareholder.
      These restrictions on interested shareholders do not apply under certain circumstances, including, but not limited to, the following: (1) if the corporation’s original certificate of incorporation contains a provision expressly electing not to be governed by Section 203 of the Delaware Law, or (2) if the corporation, by action of its shareholders, adopts an amendment to its bylaws or certificate of incorporation expressly electing not to be governed by Section 203 of the Delaware Law, with such amendment to be effective 12 months thereafter.
      Gillette. Neither the Gillette Certificate nor the Gillette Bylaws contain a provision that exempts Gillette from Section 203 of the Delaware Law, and Gillette’s ability to enter into control share acquisition and business combinations is governed in accordance with Delaware Law.
      Ohio. Chapter 1704 of the Ohio Law prohibits an interested shareholder from engaging in a wide range of business combinations similar to those prohibited by Section 203 of the Delaware Law. However, in contrast to Section 203 of the Delaware Law, under Chapter 1704 of the Ohio Law, an “interested shareholder” includes a shareholder who, directly or indirectly, exercises or directs the exercise of 10% or more of the voting power of the corporation. Chapter 1704 restrictions do not apply under certain circumstances, including, but not limited to, the following: (1) if, prior to the interested shareholder’s share acquisition date, the directors of a corporation have approved the transaction or the purchase of shares on the share acquisition date, and (2) if a corporation, by action of its shareholders holding at least two-thirds of the voting power of the corporation, adopts an amendment to its articles of incorporation specifying that Chapter 1704 of the Ohio Law shall not be applicable to the corporation.
      Under Section 1701.831 of the Ohio Law, unless the articles of incorporation or code of regulations of a corporation otherwise provide, any control share acquisition of an issuing public corporation can only be made with the prior approval of the shareholders of the corporation. A “control share acquisition” is defined as any acquisition of shares of a corporation that, when added to all other shares of that corporation owned by the acquiring person, would enable a person to exercise levels of voting power in any of the following ranges: at least 20% but less than 33 1/3%; at least 33 1/3% but less than 50%; 50% or more.
      Procter & Gamble. Neither the Procter & Gamble Articles nor the Procter & Gamble Regulations contain a provision that exempts Procter & Gamble from Chapter 1704 of the Ohio Law, and Procter & Gamble’s ability to enter into control share acquisition and business combinations is governed in accordance with Ohio Law.

Chapter Four — Certain Legal Information
Rights of Dissenting Shareholders
      Delaware. Delaware Law provides that appraisal rights are available to dissenting shareholders in connection with certain mergers or consolidations. However, unless a corporation’s certificate of incorporation otherwise provides, Delaware Law does not provide for appraisal rights if (1) the shares of the corporation are (x) listed on a national securities exchange or designated as a national market systems security on an interdealer quotations system by the National Association of Securities Dealers, Inc. or (y) held of record by more than 2,000 shareholders or (2) the corporation is the surviving corporation and no vote of its shareholders is required for the merger. See “Dissenters’ Rights” on page I-37. Delaware Law does not provide appraisal rights to shareholders who dissent from the sale of all or substantially all of a corporation’s assets or an amendment to a corporation’s certificate of incorporation, although a corporation’s certificate of incorporation may so provide.
      Delaware Law provides, among other procedural requirements, that a shareholder’s written demand for appraisal of shares must be received before the taking of the vote on the matter giving rise to appraisal rights.
      Gillette. The appraisal rights of Gillette shareholders are governed in accordance with Delaware Law.
      Ohio. Under Ohio Law, dissenting shareholders are entitled to dissenters’ rights in connection with certain amendments to a corporation’s articles of incorporation and the lease, sale, exchange, transfer or other disposition of all or substantially all of the assets of a corporation. Shareholders of an Ohio corporation being merged into or consolidated with another corporation are also entitled to dissenters’ rights. In addition, shareholders of an acquiring corporation are entitled to dissenters’ rights in any merger, combination or “majority share acquisition” in which such shareholders are entitled to voting rights. Ohio Law provides shareholders of an acquiring corporation with voting rights, and corresponding dissenters’ rights, if the acquisition involves the transfer of shares of the acquiring corporation entitling the recipients thereof to exercise one-sixth or more of the voting power of such acquiring corporation immediately after the consummation of the transaction.
      Ohio Law provides that a shareholder’s written demand must be delivered to a corporation not later than ten days after the taking of the vote on the matter giving rise to dissenters’ rights. See Annex E for the Ohio statute governing dissenters’ rights.
      Procter & Gamble. The dissenters’ rights of Procter & Gamble shareholders are governed in accordance with Ohio Law.
Director Liability and Indemnification
      Delaware. Delaware Law allows a corporation to include in its certificate of incorporation a provision eliminating the liability of a director for monetary damages for a breach of such director’s fiduciary duties as a director, except liability (1) for any breach of the director’s duty of loyalty to the corporation or the corporation’s shareholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law, (3) under Section 174 of the Delaware Law (which deals generally with unlawful payments of dividends, stock repurchases and redemptions), and (4) for any transaction from which the director derived an improper personal benefit.
      Delaware Law permits a Delaware corporation to indemnify directors, officers, employees and agents under certain circumstances, and mandates indemnification under certain circumstances. Delaware Law permits a corporation to indemnify an officer, director, employee or agent for fines, judgments, or settlements, as well as for expenses in the context of actions other than derivative actions, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation or, in the case of a criminal proceeding, if such person had no reasonable cause to believe that such person’s conduct was unlawful. Indemnification against expenses incurred by a director, officer, employee or agent in connection with a proceeding against such person for actions in such

Chapter Four — Certain Legal Information
capacity is mandatory to the extent that such person has been successful on the merits. If a director, officer, employee or agent is determined to be liable to the corporation, indemnification for expenses is not allowable, subject to limited exceptions when a court deems the award of expenses appropriate.
      Delaware Law grants express power to a Delaware corporation to purchase liability insurance for its directors, officers, employees and agents, regardless of whether any such person is otherwise eligible for indemnification by the corporation. Advancement of expenses is permitted, but a person receiving such advances must repay those expenses if it is ultimately determined that he is not entitled to indemnification.
      Gillette. The Gillette Certificate contains a provision which limits the liability of Gillette directors in accordance with Delaware Law. The Gillette Bylaws provide indemnification to the fullest extent provided by Delaware Law.
      Ohio. Ohio Law provides no comparable provision limiting the liability of officers, employees or agents of a corporation. However, unless a corporation’s articles of incorporation or code of regulations expressly states that such provision of Ohio Law is not applicable, a director is not liable for monetary damages unless it is proved by clear and convincing evidence that such director’s action or failure to act was undertaken with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation, although such provision does not limit a director’s liability for the approval of unlawful loans, dividends or distributions of assets.
      Ohio Law provides that a corporation may indemnify directors, officers, employees and agents within prescribed limits, and must indemnify them under certain circumstances. Ohio Law does not authorize payment by a corporation of judgments against a director, officer, employee or agent after a finding of negligence or misconduct in a derivative suit absent a court order. Indemnification is required, however, to the extent such person succeeds on the merits. In all other cases, if it is determined that a director, officer, employee, or agent acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, indemnification is discretionary, except as otherwise provided by a corporation’s articles of incorporation or code of regulations, or by contract, except with respect to the advancement of expenses to directors (as discussed in the next paragraph). The statutory right to indemnification is not exclusive in Ohio, and Ohio corporations may, among other things, purchase insurance to indemnify such persons.
      Ohio Law provides that a director (but not an officer, employee, or agent) is entitled to mandatory advancement of expenses, including attorneys’ fees, incurred in defending any action, including derivative actions, brought against the director, provided that the director agrees to cooperate with the corporation concerning the matter and to repay the amount advanced if it is proved by clear and convincing evidence that such director’s act or failure to act was done with deliberate intent to cause injury to the corporation or with reckless disregard for the corporation’s best interests.
      Procter & Gamble. The liability of Procter & Gamble directors is governed in accordance with Ohio Law.
      The Procter & Gamble Regulations provide for indemnification of Procter & Gamble directors and officers in a manner consistent with Ohio Law. The Procter & Gamble Regulations provide indemnification for each director and officer against all costs, expenses (including attorneys’ fees), judgments, and liabilities, reasonably incurred in connection with any action in which such director or officer is involved by reason of being a director or officer of Procter & Gamble. Procter & Gamble will not provide indemnification if the director or officer is finally adjudged to have been derelict in the performance of his duties.
      Procter & Gamble will provide indemnification when the adjudication in such action is other than on the merits and also when a settlement or compromise is effected if a majority of uninterested directors determines that such director or officer has not been derelict in the performance of his duties and adopts a resolution to that effect and, in cases of settlement or compromise, approves the same. In cases of

Chapter Four — Certain Legal Information
settlement or compromise, Procter & Gamble will not reimburse any amounts which by the terms of the settlement or compromise are paid to Procter & Gamble itself by the director or officer.
Certain Similarities in Shareholder Rights
Public Markets for the Shares
      Shares of Procter & Gamble common stock and shares of Gillette common stock are quoted on the New York Stock Exchange. After the merger, shares of Procter & Gamble common stock, including those issued in connection with the merger, will be quoted on the New York Stock Exchange.
Amendment of Charter Documents
      Delaware. Delaware Law requires approval by holders of a majority of the voting power of a corporation or, in cases in which class voting is required, by holders a majority of the voting power of such class, in order to amend a corporation’s certificate of incorporation, unless otherwise specified in such corporation’s certificate of incorporation.
      Gillette. Amendments to the Gillette Certificate are governed in accordance with Delaware Law.
      Ohio. Ohio Law requires approval by holders of two-thirds of the voting power of a corporation or, in cases in which class voting is required, by holders of two-thirds of the voting power of such class to amend a corporation’s articles of incorporation, unless otherwise specified in such corporation’s articles of incorporation.
      Procter & Gamble. The Procter & Gamble Articles specify that the holders of a majority of the voting power of Procter & Gamble, or, when appropriate, the holders of a majority of the voting power of any class of shareholders, may amend the Procter & Gamble Articles.
Classification of Board of Directors
      Delaware. Delaware Law permits, but does not require, a classified board of directors, pursuant to which the directors can be divided into two or three classes with staggered terms of office, with only one class of directors standing for election each year.
      Gillette. The Gillette Certificate calls for the division of its board of directors into three classes, as nearly equal in size as possible, with one class being elected annually and with each director elected for a term of three years. Terms of four directors will expire at Gillette’s 2005 annual meeting. Gillette previously announced that the Gillette board of directors had voted to propose an amendment to the Gillette Certificate to declassify the board of directors and provide for the annual election of all directors. In light of the proposed merger, the Gillette board of directors decided not to submit the proposed amendment to the Gillette Certificate to the Gillette shareholders at the 2005 annual meeting.
      Ohio. Ohio Law permits, but does not require, a classified board of directors, pursuant to which the directors can be divided into two or three classes with staggered terms of office, with terms of office (which need not be uniform) that do not exceed three years and which consist of not less than three directors in each class, subject to certain exceptions.
      Procter & Gamble. The Procter & Gamble Regulations call for the division of its board of directors into three classes, as nearly equal in size as possible, with one class being elected annually and with each director elected for a term of three years. Terms of six directors will expire at Procter & Gamble’s 2005 annual meeting. On April 12, 2005, Procter & Gamble announced that its board of directors had unanimously agreed to submit and support a proposal at the annual meeting of shareholders in October 2005 to declassify its board structure and move to annual elections of directors. If approved by a majority of the shares outstanding, annual elections will be phased in during the next three years so that, by the annual meeting in 2008, all directors will be elected annually for one-year terms.
Vacancies on the Board
      Delaware. Delaware Law provides that vacancies and newly created directorships resulting from a resignation or any increase in the authorized number of directors to be elected by the shareholders having

Chapter Four — Certain Legal Information
the right to vote as a single class may be filled by a majority of the directors then in office or by a sole remaining director, unless the governing documents of a corporation provide otherwise.
      Gillette. Vacancies on Gillette’s board of directors are governed in accordance with Delaware Law.
      Ohio. Ohio Law provides that vacancies on a corporation’s board of directors may be filled by a majority of the remaining directors of the corporation unless the governing documents of the corporation provide otherwise.
      Procter & Gamble. The Procter & Gamble Regulations provide that vacancies on the Procter & Gamble Board for any unexpired time may be filled by the Procter & Gamble board of directors.
Class Voting
      Delaware. Delaware Law provides that the holders of a particular class of shares are entitled to vote as a separate class with respect to amendments to a corporation’s certificate of incorporation, including, but not limited to, amendments that increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of shares of such class, or otherwise adversely affect the holders of such class.
      Gillette. Class voting by Gillette shareholders is governed in accordance with Delaware Law.
      Ohio. Ohio Law provides that the holders of a particular class of shares are entitled to vote as a separate class with respect to amendments to a corporation’s articles of incorporation, including, but not limited to, amendments that decrease the aggregate number of issued shares of such class, increase or decrease the par value of shares of such class, or are otherwise substantially prejudicial to the holders of such class.
      Procter & Gamble. Class voting by Procter & Gamble shareholders is governed in accordance with Ohio Law.
Cumulative Voting
      Delaware. Delaware Law provides that shareholders of a corporation do not have the right to cumulate their votes in the election of directors unless such right is granted in the certificate of incorporation of the corporation.
      Gillette. The Gillette Certificate does not grant Gillette shareholders the right to vote cumulatively in the election of directors.
      Ohio. Ohio Law provides that each shareholder of a corporation has the right to vote cumulatively in the election of directors if certain notice requirements are satisfied unless the articles of incorporation of a corporation are amended to eliminate cumulative voting for directors.
      Procter & Gamble. The Procter & Gamble Articles eliminate the right of Procter & Gamble shareholders to vote cumulatively in the election of directors.
Preemptive Rights of Shareholders
      Delaware. Delaware Law provides that no shareholder shall have any preemptive rights to purchase additional securities of a corporation unless the corporation’s certificate of incorporation expressly grants such rights.
      Gillette. The Gillette Certificate does not grant any preemptive rights to Gillette shareholders.
      Ohio. Ohio Law provides that no shareholder shall have any preemptive rights to purchase additional securities of a corporation unless the corporation’s articles of incorporation expressly grant such rights.
      Procter & Gamble. The Procter & Gamble Articles do not grant any preemptive rights to Procter & Gamble shareholders.
Mergers, Acquisitions, Share Purchases and Certain Other Transactions
      Delaware. Delaware Law requires approval of mergers, consolidations and dispositions of all or substantially all of a corporation’s assets (other than so-called “parent-subsidiary” mergers) by a majority

Chapter Four — Certain Legal Information
of the voting power of the corporation, unless the corporation’s certificate of incorporation specifies a different percentage. Delaware Law does not require shareholder approval for majority share acquisitions or for combinations involving the issuance of less than 20% of the voting power of the corporation, except for business combinations subject to Section 203 of the Delaware Law.
      Gillette. The Gillette Bylaws require the approval of a majority of the shares entitled to vote before Gillette is permitted to purchase Gillette common stock from any person who has been the beneficial owner of more than 3% of Gillette’s outstanding voting equity securities for less than the last two years at a price that is above the average market price, unless the offer is made to all holders of such securities on the same terms and conditions. Approval of mergers, acquisitions, share purchases and certain other transactions is otherwise governed in accordance with Delaware Law.
      Ohio. Ohio Law requires approval of mergers, dissolutions, dispositions of all or substantially all of a corporation’s assets, and majority share acquisitions and combinations involving issuance of shares representing one-sixth or more of the voting power of the corporation immediately after the consummation of the transaction (other than so-called “parent-subsidiary” mergers), by two-thirds of the voting power of a corporation, unless the articles of incorporation specify a different proportion (but not less than a majority).
      Section 1701.59 of the Ohio Law permits a director of a corporation, in determining what such director reasonably believes to be in the best interests of the corporation, to consider, in addition to the interests of the corporation’s shareholders, any of the following (1) the interests of the corporation’s employees, suppliers, creditors, and customers, (2) the economy of the state and nation, (3) community and societal considerations, and (4) the long-term as well as short-term interests of the corporation and the corporation’s shareholders, including the possibility that these interests may be best served by the continued independence of the corporation.
      Procter & Gamble. The Procter & Gamble Articles require the approval of a majority of the voting power before Procter & Gamble may enter into certain transactions with “related persons,” which is defined to include any person, entity or group that directly or indirectly beneficially owns 5% or more of the outstanding shares entitled to vote, and any affiliates or associates of such person, entities or groups. The Procter & Gamble Articles further provide that a majority of the outstanding voting power is required to approve mergers, acquisitions, share purchases and certain other transactions.
Dividends
      Delaware. Delaware Law provides that dividends may be paid in cash, property or shares of a corporation’s capital stock. Delaware Law further provides that a corporation may pay dividends out of any surplus, and, if it has no surplus, out of any net profits for the fiscal year in which the dividend was declared or for the preceding fiscal year (provided that such payment out of net profits will not reduce capital below the amount of capital represented by all classes of shares having a preference upon the distribution of assets).
      Gillette. Dividends granted to Gillette shareholders are governed in accordance with Delaware Law.
      Ohio. Ohio Law provides that dividends may be paid in cash, property or shares of a corporation’s capital stock. Ohio Law further provides that a corporation may pay dividends out of surplus and if a dividend is paid out of capital surplus, the corporation must notify its shareholders as to the kind of surplus out of which it is paid.
      Procter & Gamble. Dividends granted to Procter & Gamble shareholders are governed in accordance with Ohio Law.

Chapter Four — Certain Legal Information
DESCRIPTION OF PROCTER & GAMBLE CAPITAL STOCK
      The following summary is a description of the material terms of the capital stock of Procter & Gamble before and after the merger and is not meant to be complete. You should also refer to the Procter & Gamble Articles, Procter & Gamble Regulations and the applicable provisions of Ohio Law. Copies of the Procter & Gamble Articles and Procter & Gamble Regulations will be sent to shareholders of Procter & Gamble and Gillette upon request. See “Where You Can Find More Information,” on page V-2.
Authorized Capital Stock
      Under the Procter & Gamble Articles, Procter & Gamble’s authorized capital stock consists of 10,000,000,000 shares of Procter & Gamble common stock, 600,000,000 shares of Class A Preferred Stock, and 200,000,000 shares of Class B Preferred Stock, all of which are without par value. As of March 31, 2005, there were 2,494,479,366 shares of common stock, 88,309,532 shares of Series A ESOP Preferred Stock, and 68,726,896 shares of Series B ESOP Preferred Stock issued and outstanding, and 452,908,318 shares of common stock were held in Procter & Gamble’s treasury.
Procter & Gamble Common Stock
      Procter & Gamble Common Stock Outstanding. The outstanding shares of Procter & Gamble common stock are, and the shares of Procter & Gamble common stock issued under the merger will be, duly authorized, validly issued, fully paid and non-assessable.
      Voting Rights. Each holder of Procter & Gamble common stock is entitled to one non-cumulative vote for each share of Procter & Gamble common stock held of record on the applicable record date on all matters submitted to a vote of shareholders.
      Dividend Rights; Rights Upon Liquidation. Each holder of Procter & Gamble common stock is entitled to receive, from funds legally available for the payment thereof, dividends when and as declared by resolution of Procter & Gamble’s board of directors, subject to any preferential dividend rights granted to the holders of any outstanding Procter & Gamble preferred stock. In the event of any liquidation, dissolution or winding up, each share of Procter & Gamble common stock is entitled to share pro rata in any distribution of Procter & Gamble’s assets after payment or providing for the payment of liabilities and the liquidation preference of any outstanding Procter & Gamble shares of Class A Preferred Stock and Class B Preferred Stock.
      Conversion. Holders of Procter & Gamble common stock do not have any conversion rights and such shares are not subject to any redemption provisions.
      Preemptive Rights. Holders of Procter & Gamble common stock have no preemptive rights to purchase, subscribe for or otherwise acquire any unissued or treasury shares or other securities. No shares of Procter & Gamble common stock are subject to any sinking fund provisions or to calls, assessments by, or liabilities of Procter & Gamble.
Procter & Gamble Preferred Stock
      Procter & Gamble Preferred Stock Outstanding. The outstanding shares of Procter & Gamble preferred stock are duly authorized, validly issued, fully paid and non-assessable.
      Voting Rights. Each holder of Procter & Gamble Class A Preferred Stock is entitled to one non-cumulative vote for each share of Procter & Gamble Class A Preferred Stock held of record on the applicable record date on all matters submitted to a vote of shareholders. The holders of Class B Preferred Stock are not entitled to vote other than as provided by law.
      Dividend Rights; Rights Upon Liquidation. The holders of Class A Preferred Stock and Class B Preferred Stock have the right to receive dividends prior to the payment of dividends on the common

Chapter Four — Certain Legal Information
stock. Procter & Gamble’s board of directors is divided into three classes and has the power to determine certain terms relative to any Class A Preferred Stock and Class B Preferred Stock to be issued, such as the power to establish different series and to set dividend rates, the dates of payment of dividends, the cumulative dividend rights and dates, redemption rights and prices, sinking fund requirements, restrictions on the issuance of such shares or any series thereof, liquidation price and conversion rights. Also, Procter & Gamble’s board of directors may fix such other express terms as may be permitted or required by law.
      Series A ESOP Convertible Class A Preferred Stock. Procter & Gamble has designated 89,248,669 shares as “Series A ESOP Convertible Class A Preferred Stock.” Procter & Gamble’s Board has determined the terms of the Series A ESOP Preferred Stock, which can only be held by an employee stock ownership plan or other Procter & Gamble benefit plan. Upon transfer of Series A ESOP Preferred Stock to any other person, such transferred shares shall be automatically converted into shares of common stock. According to the Procter & Gamble Articles, each share of Series A ESOP Preferred Stock has a cumulative dividend of $0.5036075 per year and a liquidation price of $6.82 per share (as adjusted for the stock splits on October 20, 1989, May 15, 1992, August 22, 1997 and May  21, 2004), is redeemable by Procter & Gamble or the holder, is convertible at the option of the holder into one share of common stock and has certain anti-dilution protections associated with the conversion rights. Appropriate adjustments to dividends and liquidation price will be made to give effect to any stock splits, stock dividends or similar changes to the Series A ESOP Preferred Stock. Moreover, Procter & Gamble’s board of directors retains the right to declare dividends higher than those called for by the Procter & Gamble Articles. Procter & Gamble’s board of directors has exercised this right so that the dividend rate for the Series A ESOP Preferred Stock has been equal to the dividend rate for common stock.
      Series B ESOP Convertible Class A Preferred Stock. Procter & Gamble has also designated 69,126,896 shares as “Series B ESOP Convertible Class A Preferred Stock.” Procter & Gamble’s Board has determined the terms of the Series B ESOP Preferred Stock. According to the Procter & Gamble Articles, each share of Series B ESOP Preferred Stock has a cumulative dividend of $1.022 per year and a liquidation price of $12.96 per share (as adjusted for the stock splits on May 15, 1992, August 22, 1997 and May 21, 2004), is redeemable by Procter & Gamble or the holder under certain circumstances, is convertible at the option of the holder into one share of common stock and has certain anti-dilution protections associated with the conversion rights. Appropriate adjustments to dividends and liquidation price will be made to give effect to any stock splits, stock dividends or similar changes to the Series B ESOP Preferred Stock. Moreover, Procter & Gamble’s board of directors retains the right to declare dividends higher than those called for by the Procter & Gamble Articles. Procter & Gamble’s board of directors has not yet done so, however, because the dividend rate required by the Procter & Gamble Articles is roughly equal to the current rate for the common stock.
      Blank Check Preferred Stock. Under the Procter & Gamble Articles, Procter & Gamble’s board of directors has the authority, without shareholder approval, to create one or more classes or series within a class of preferred stock, to issue shares of preferred stock in such class or series up to the maximum number of shares of the relevant class or series of preferred stock authorized, and to determine the preferences, rights, privileges and restrictions of any such class or series, including the dividend rights, voting rights, the rights and terms of redemption, the rights and terms of conversion, liquidation preferences, the number of shares constituting any such class or series and the designation of such class or series.
Gillette Shareholder Rights Agreement
      The following is a summary description of the rights issued under the Gillette renewed rights agreement, as amended. Gillette shareholders are urged to read carefully the Gillette renewed rights agreement, as amended, and the description thereof, which are available to Gillette shareholders upon request. See “Where You Can Find More Information” on page V-2.

Chapter Four — Certain Legal Information
      Gillette has entered into a renewed rights agreement under which each Gillette shareholder has one right for each outstanding share of Gillette common stock held. Each right entitles the holder to purchase one one-thousandth of a share of Gillette’s Series A Junior Participating Preferred Stock, without par value, at a purchase price of $250. The rights are attached to all common stock certificates currently outstanding, and no separate certificates representing them have been distributed. The rights will separate from the Gillette common stock, and be represented by separate certificates, upon the earlier of:

•	10 business days following the date of any public announcement that a person (such person is referred to as an acquiring person), alone or together with a group of affiliated or associated persons, but excluding particular persons and entities, has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding Gillette common stock, or

•	10 business days following the commencement of a tender offer or an exchange offer that would result in an acquiring person beneficially owning 15% or more of the outstanding Gillette common stock.
      Each holder of a right not owned by an acquiring person or related persons will be entitled to exercise the right and to receive, upon exercise, Gillette common stock (or, in certain circumstances, cash, other securities of Gillette or other assets of Gillette) having a market value equal to two times the exercise price of the right.
      If at any time after a public announcement that a person has become an acquiring person,

•	Gillette is acquired in a merger or other business combination,

•	Gillette acquires a person in a merger or other business combination where any or all of Gillette common stock is exchanged for the stock or other securities of any other person or cash or any other property, or

•	Gillette or one or more of its subsidiaries sells or otherwise transfers 50% or more of the assets or earning power of Gillette and its subsidiaries, taken as a whole, each holder of a right will have the right to receive, upon exercise, common stock of the acquiring company having a market value equal to two times the exercise price of the right.
      At any time prior to the earlier of the close of business on the 10th business day following the date on which a person became an acquiring person or the close of business on December 14, 2005, the Gillette board of directors may redeem the rights in whole, but not in part, at a redemption price of $.01 per right. Immediately upon the Gillette board of directors’ ordering the redemption of the rights, the rights will terminate and the holders of the rights will be entitled to receive only this redemption price. Until a right is exercised, a holder of rights will have no rights as a Gillette shareholder, including the right to vote and to receive dividends, beyond its rights as an existing shareholder.
      In connection with the execution of the merger agreement, Gillette and The Bank of New York, as successor rights agent, entered into an amendment to the renewed rights agreement, dated as of January 27, 2005, pursuant to which neither Procter & Gamble nor Aquarium Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Procter & Gamble, nor any of their affiliates or associates will be deemed to be an acquiring person or an affiliate or associate of any acquiring person solely as a result of the execution and delivery of the merger agreement or the consummation of the merger or any of the other transactions contemplated by the merger agreement. In addition, pursuant to the amendment the execution of the merger agreement and the consummation of the merger or any of the other transactions contemplated by the merger agreement shall not be deemed to trigger the separation or exercise of the rights.

Chapter Four — Certain Legal Information
Transfer Agent and Registrar
      The Procter & Gamble Company’s Shareholder Services Department is the transfer agent for Procter & Gamble common stock. The Bank of New York serves as registrar.
LEGAL MATTERS
      Prior to the date this registration statement becomes effective, Chris B. Walther, Associate General Counsel and Assistant Secretary of Procter & Gamble, will provide an opinion regarding the validity of the Procter & Gamble common stock to be issued to Gillette shareholders in the merger. Prior to the date this registration statement becomes effective, Procter & Gamble will have received a written opinion from Cadwalader, Wickersham & Taft LLP, and Gillette will have received a written opinion from Davis Polk & Wardwell, both to the effect that for United States federal income tax purposes, the merger will constitute a reorganization within the meaning of section 368(a) of the Internal Revenue Code. It is also a condition to the completion of the merger that Cadwalader, Wickersham & Taft LLP and Davis Polk & Wardwell confirm their respective opinions as of the closing date of the merger.
EXPERTS
      The consolidated financial statements of Procter & Gamble and subsidiaries, incorporated in this joint proxy statement/ prospectus in this Amendment No. 3 to Registration Statement No. 333-123309 by reference from the Procter & Gamble Form 8-K filed March 14, 2005, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
      The consolidated financial statements of Gillette and subsidiaries as of December 31, 2003 and 2004, and for each of the years in the three-year period ended December 31, 2004, have been incorporated by reference in this joint proxy statement/ prospectus from the Gillette Annual Report for the year ended December 31, 2004 on Form 10-K filed March 14, 2005, in reliance upon the report of KPMG LLP, independent registered public accountants, also incorporated by reference in this joint proxy statement/ prospectus upon the authority of said firm as experts in accounting and auditing.

Chapter Five — Additional Information for Shareholders
CHAPTER FIVE:
ADDITIONAL INFORMATION FOR SHAREHOLDERS
FUTURE SHAREHOLDER PROPOSALS
Procter & Gamble
      Pursuant to regulations issued by the SEC, to be considered for inclusion in Procter & Gamble’s proxy statement for presentation at Procter & Gamble’s 2005 annual meeting of shareholders, all shareholder proposals must have been received by Procter & Gamble on or before the close of business on Friday, April 29, 2005. If a shareholder notifies Procter & Gamble after July 15, 2005 of an intent to present a proposal at the 2005 annual meeting of shareholders, Procter & Gamble will have the right to exercise its discretionary voting authority with respect to such proposal without including information regarding such proposal in its proxy materials.
      Procter & Gamble’s Governance & Public Responsibility Committee will consider shareholder recommendations for candidates for the board, which should be submitted to:

Chairman of the Governance & Public Responsibility Committee
The Procter & Gamble Company
c/o Secretary
One Procter & Gamble Plaza
Cincinnati, OH 45202-3315
      Shareholder recommendations should include the name of the candidate, as well as relevant biographical information. The committee’s and board of directors’ minimum qualifications and preferred, specific qualities and skills required for Directors are set forth in Article II, Sections B through E of the Company’s Corporate Governance Guidelines. The committee considers all candidates using these criteria, regardless of the source of the recommendation. The committee’s process for evaluating candidates includes the considerations set forth in Article II, Section B of the Committee’s charter. After initial screening for minimum qualifications, the committee determines appropriate next steps, including requests for additional information, reference checks and interviews with potential candidates. In addition to shareholder recommendations, the committee also relies on recommendations from current directors, Company personnel and others. From time to time, the committee may engage the services of outside search firms to help identify candidates.
      Procter & Gamble’s annual meeting of shareholders is generally held on the second Tuesday of October. It is anticipated that the 2005 annual meeting of shareholders will be held on Tuesday, October 11, 2005.
      The Procter & Gamble board of directors is not aware of any matters that are expected to come before the special meeting other than those referred to in this joint proxy statement/ prospectus. If any other matter should come before the special meeting, the persons named in the accompanying proxy intend to vote the proxies in accordance with their best judgment.
      The chairman of the meeting may refuse to allow the transaction of any business not presented beforehand, or to acknowledge the nomination of any person not made in compliance with the foregoing procedures.
Gillette
      Gillette held its 2005 annual meeting of shareholders on May 12, 2005. In light of the expected timing of the effectiveness of the merger, Gillette does not currently expect to hold an annual meeting of its shareholders in 2006.

Chapter Five — Additional Information for Shareholders
      If Gillette holds an annual meeting of shareholders in 2006, any shareholder who wishes to propose a matter for consideration at such annual meeting must submit the proposal in writing to The Gillette Company, Prudential Tower Building, 48th Floor, Boston, MA 02199, Attention: Office of the Secretary. To be eligible under Rule 14a-8 of the Exchange Act for inclusion in the annual meeting proxy statement, a proposal must be received no later than the 120th calendar day before the anniversary of the date on which the 2005 annual meeting proxy statement was released to shareholders (or if the annual meeting date has changed by more than 30 days, a reasonable time before Gillette begins to print and mail its proxy statement).
      In addition to these SEC rules, Gillette’s Bylaws require advance notice of business to be brought before a shareholders’ annual meeting, including nominations of persons for election as directors. To be timely, a shareholder’s notice to Gillette’s secretary must be received at least 90 days but not more than 120 days before the anniversary date of the 2005 annual meeting (or if the 2006 annual meeting is called for a date that is within 30 days before or after such anniversary date, notice must be received not more than 120 days prior to the 2006 annual meeting and not later than the close of business on the 10th day following the earlier of the day on which notice of the date of the 2006 annual meeting was mailed or public announcement of the date of the 2006 annual meeting was made). Any such proposal should be submitted to The Gillette Company, Prudential Tower Building, 48th Floor, Boston, MA 02199, Attention: Office of the Secretary.
WHERE YOU CAN FIND MORE INFORMATION
      Procter & Gamble and Gillette file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed at the SEC’s public reference rooms located 450 Fifth Street, N.W., Washington D.C. 20549 and at Northwest Atrium Center, 5000 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, U.S.A. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Procter & Gamble’s and Gillette’s SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at www.sec.gov.
      Procter & Gamble has filed a registration statement on Form S-4 to register with the SEC the Procter & Gamble common stock to be issued to Gillette common shareholders upon completion of the merger. This joint proxy statement/ prospectus is a part of that registration statement and constitutes a prospectus of Procter & Gamble in addition to being a proxy statement of Procter & Gamble and Gillette for their respective meetings. As allowed by SEC rules, this joint proxy statement/ prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.
      The SEC allows the companies to “incorporate by reference” information into this joint proxy statement/ prospectus, which means that important information can be disclosed to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this joint proxy statement/ prospectus, except for any information superseded by information in, or incorporated by reference in, this joint proxy statement/ prospectus. This joint proxy statement/ prospectus incorporates by reference the documents set forth below that have previously been filed with the SEC. These documents contain important information about our companies and their finances.

Chapter Five — Additional Information for Shareholders

Procter & Gamble SEC Filings
(File No. 001-00434)	Period

Annual Report on Form 10-K
Fiscal Year ended June 30, 2004 as conformed to organizational and segment measurement changes contained in the Procter & Gamble Form 8-K filed October 22, 2004, and as conformed to present the reclassification of certain investments from cash and cash equivalents to investment securities as contained in the Procter & Gamble Form 8-K filed March 14, 2005

Quarterly Reports on Form 10-Q	Quarters ended September 30, 2004, December 31, 2004 and March 31, 2005
Current Reports on Form 8-K
Filed on July 14, 2004, August 2, 2004, September 1, 2004, September 9, 2004, October 13, 2004, October 22, 2004, October 27, 2004, December 8, 2004, December 15, 2004, January 11, 2005, January 28, 2005, January 28, 2005, March 14, 2005, March 15, 2005, March 22, 2005, April 11, 2005, April 12, 2005, April 15, 2005 and April 28, 2005

Proxy Statement on Schedule 14A	Filed on August 27, 2004

Gillette SEC Filings (File No. 001-00922)	Period

Annual Report on Form 10-K	Fiscal Year ended December 31, 2004
Quarterly Report on Form 10-Q	Quarter ended March 31, 2005
Current Reports on Form 8-K	Filed on January 28, 2005 February 3, 2005, March 11, 2005, March 15, 2005, March 22, 2005, April 8, 2005, May 5, 2005 and May 18, 2005
Proxy Statement on Schedule 14A	Filed on March 30, 2005

      Procter & Gamble and Gillette are also incorporating by reference additional documents filed with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this joint proxy statement/ prospectus and the date of the meetings.
      All information contained or incorporated by reference in this joint proxy statement/ prospectus relating to Procter & Gamble has been supplied by Procter & Gamble, and all information about Gillette has been supplied by Gillette.
      If you are a shareholder, you may have been sent some of the documents incorporated by reference, but you can obtain any of them through the companies or the SEC. Documents incorporated by reference are available without charge, excluding all exhibits unless the exhibits have been specifically incorporated by reference as an exhibit in this joint proxy statement/ prospectus. Shareholders may obtain documents incorporated by reference in this joint proxy statement/ prospectus by requesting them in writing or by telephone from the appropriate party at the following address:

The Procter & Gamble Company
One Procter & Gamble Plaza
Cincinnati, OH 45202-5572
Attention: Shareholder Services
(800) 764-7483

The Gillette Company
Prudential Tower Building, 48th Floor
Boston, MA 02199
Attention: Office of the Secretary
(617) 421-7000

Chapter Five — Additional Information for Shareholders
      If you are a Procter & Gamble shareholder and would like to request documents from Procter & Gamble, please do so by July 1, 2005 to receive them before the Procter & Gamble special meeting. If you are a Gillette shareholder and would like to request documents from Gillette, please do so by July 1, 2005 to receive them before the Gillette special meeting.
      You can also get more information by visiting Procter & Gamble’s web site at www.pg.com and Gillette’s web site at www.gillette.com. Web site materials are not part of this joint proxy statement/ prospectus.
      You should rely only on the information contained or incorporated by reference in this joint proxy statement/ prospectus to vote on the proposals to Procter & Gamble’s and Gillette’s shareholders in connection with the merger, as the case may be. The companies have not authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/ prospectus. This joint proxy statement/ prospectus is dated May 25, 2005. You should not assume that the information contained in this joint proxy statement/ prospectus is accurate as of any date other than such date, and neither the mailing of this joint proxy statement/ prospectus to shareholders nor the issuance of Procter & Gamble common stock in the merger shall create any implication to the contrary.

Chapter Five — Additional Information for Shareholders
ANNEX A

AGREEMENT AND PLAN OF MERGER
Dated as of January 27, 2005
among
The Procter & Gamble Company,
Aquarium Acquisition Corp.
and
The Gillette Company

A-i

A-ii

LIST OF EXHIBITS

Exhibit		Title

5.11		Form of Affiliate Letter
6	.02(c)(1)	Form of Tax Opinion of Cadwalader, Wickersham & Taft LLP
6	.02(c)(2)	Form of Parent Tax Representations Letter to Cadwalader, Wickersham & Taft LLP
6	.02(c)(3)	Form of Company Tax Representations Letter to Cadwalader, Wickersham & Taft LLP
6	.03(c)(1)	Form of Tax Opinion of Davis Polk & Wardwell
6	.03(c)(2)	Form of Parent Tax Representations Letter to Davis Polk & Wardwell
6	.03(c)(3)	Form of Company Tax Representations Letter to Davis Polk & Wardwell

A-iii

      AGREEMENT AND PLAN OF MERGER, dated as of January 27, 2005 (this “Agreement”), among The Procter & Gamble Company, an Ohio corporation (“Parent”), Aquarium Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and The Gillette Company, a Delaware corporation (the “Company” and collectively with Parent and Merger Sub, the “parties”).
W I T N E S S E T H:
      WHEREAS, the respective Boards of Directors of the Company and Parent deem it advisable and in the best interests of each corporation and its respective stockholders that the Company and Parent engage in a business combination in order to advance the long-term strategic business interests of the Company and Parent;
      WHEREAS, the combination of the Company and Parent shall be effected by the terms of this Agreement through a merger as outlined below (the “Merger”);
      WHEREAS, in furtherance thereof, the respective Boards of Directors of the Company and Parent have approved the Merger, upon the terms and subject to the conditions set forth in this Agreement, pursuant to which each share of common stock, par value $1.00 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (as defined in Section 1.03), other than shares owned or held directly or indirectly by Parent or directly or indirectly by the Company, will be converted into the right to receive shares of common stock, without par value, of Parent (“Parent Common Stock”) as set forth in Section 1.08; and
      WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder.
      NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties agree as follows:
ARTICLE 1
The Merger; Certain Related Matters
      Section 1.01.     The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), Merger Sub shall be merged with and into the Company at the Effective Time. Following the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”).
      Section 1.02.     Closing. Upon the terms and subject to the conditions set forth in Article 6, the closing of the Merger (the “Closing”) will take place on the first Business Day after the satisfaction or waiver (subject to applicable law) of the conditions (excluding conditions that, by their nature, cannot be satisfied until the Closing Date, but subject to the fulfillment or waiver of those conditions at the Closing) set forth in Article 6, unless this Agreement has been previously terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties (the actual date of the Closing being referred to herein as the “Closing Date”). The Closing shall be held at the offices of Cadwalader, Wickersham & Taft LLP, One World Financial Center, New York, New York 10281, unless another place is agreed to in writing by the parties.
      Section 1.03.     Effective Time. At the Closing the parties shall file a certificate of merger (the “Certificate of Merger”) in such form as is required by and executed in accordance with the relevant provisions of the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State or at such subsequent time as Parent and the Company shall agree and as shall be specified in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

      Section 1.04.     Effects of the Merger. At and after the Effective Time, the Merger will have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall be vested in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
      Section 1.05.     Certificate of Incorporation. The certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law.
      Section 1.06.     Bylaws. The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.
      Section 1.07.     Officers and Directors. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (i) the directors of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.
      Section 1.08.     Effect on Capital Stock.
      (a) At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock owned by Parent or Merger Sub or owned by the Company (other than those held by the Company in a fiduciary or representative capacity), all of which shall be canceled as provided in Section 1.08(c)), together with the associated Company Rights (as defined in Section 3.02(b)) (the “Shares”), shall be converted into the right to receive 0.975 shares (the “Exchange Ratio”) of validly issued, fully paid and non-assessable Parent Common Stock (the “Merger Consideration”).
      (b) As a result of the Merger and without any action on the part of the holders thereof, at the Effective Time, all shares of Company Common Stock (together with the associated Company Rights) shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate or certificates which immediately prior to the Effective Time represented any such shares of Company Common Stock shall thereafter cease to have any rights with respect to such shares of Company Common Stock (together with the associated Company Rights), except as provided herein or by law.
      (c) Each share of Company Common Stock issued and owned by Parent, Merger Sub or any other wholly-owned Subsidiary of Parent or owned by the Company (other than those held by the Company in a fiduciary or representative capacity) at the Effective Time shall, by virtue of the Merger, cease to be outstanding and shall be canceled and retired and no stock of Parent or other consideration shall be delivered in exchange therefor.
      (d) At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time, shall be converted into one validly issued, fully paid and non-assessable share of common stock, par value $1.00 per share, of the Surviving Corporation.
      Section 1.09.     Company Stock Options and Other Equity-based Awards.
      (a) Prior to the Effective Time, the Company shall amend the Company Stock Option Plans (as defined in Section 3.02(b)), to provide that (i) each person who holds a Company Stock Option (as defined in Section 3.02(b)) at the Effective Time agrees prior to the Effective Time to be bound by the terms and conditions that parallel the terms and conditions of Parent’s 2001 Stock and Incentive Compensation Plan with respect to non-compete agreements prohibiting such holder’s competing with Parent and the Company but only with respect to (A) any business conducted by the Company immediately prior to the Effective Time or (B) any business of Parent or an Affiliate in which the holder was employed from the Effective Time through the termination of the holder’s employment; (ii) with respect to each Company Stock Option, a termination of employment for Good Reason after the Effective Time shall be treated for all purposes under the Company Stock Option Plans the same as (A) a “Special Separation,” or (B) in the case of a retirement eligible holder under the Company’s Benefit Plans, as a “Retirement,” in each case under Parent’s 2001 Stock and Incentive Compensation Plan; and (iii) each holder of a Company Stock Option shall enter into an agreement with the Company (an “Option Agreement”) pursuant to which Company and each such holder shall agree to the foregoing.
      (b) Prior to the Effective Time, the Company shall amend the Company Stock Option Plans to provide each Company Stock Option that was granted pursuant to the Company Stock Option Plans prior to the Effective Time (other than Company Stock Options granted pursuant to the terms of Section 4.02(c), the vesting and exercisability of which shall not accelerate prior to or upon the Effective Time) and which remains outstanding immediately prior to the Effective Time (whether or not previously vested and exercisable) shall be vested and exercisable effective immediately prior to the Effective Time, and that pursuant to a procedure to be implemented by the Company, such holder may exercise such Option immediately prior to the Effective Time, in whole or in part, and in respect thereof shall be entitled to receive, at the holder’s election, either (i) the Merger Consideration with respect to the Shares issuable as a result of such exercise (the “Merger Shares”) or (ii) a cash payment equal to the product of (A) the excess (if any) of the per share value of the Merger Shares over the per share exercise price, multiplied by (B) the number of Shares with respect to which a Company Stock option is exercised, in each case subject to applicable withholding taxes.
      (c) Each Company Stock Option which remains outstanding at the Effective Time shall cease to represent a right to acquire shares of Company Common Stock and shall be converted, at the Effective Time, into an option to acquire, on the same terms and conditions as were applicable under the Company Stock Option (but taking into account any changes thereto, provided for in the Company Stock Option Plans or in such option by reason of this Agreement or the transactions contemplated hereby), that number of shares of Parent Common Stock determined by multiplying the number of shares of Company Common Stock subject to such Company Stock Option by the Exchange Ratio, rounded, if necessary, to the nearest whole share of Parent Common Stock, at a price per share (rounded to the nearest one-hundredth of a cent) equal to the per share exercise price specified in such Company Stock Option divided by the Exchange Ratio; provided, however, that in the case of any Company Stock Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the option price, the number of shares subject to such option and, except to the extent otherwise required by this Section 1.09, the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code. On or prior to the Effective Time, the Company will take all actions necessary such that all Company Stock Options outstanding at the Effective Time under the Company Stock Option Plans are treated in accordance with the immediately preceding sentences.
      (d) Subject to the execution and delivery to Parent of the Option Agreement prior to the Effective Time, effective at the Effective Time Parent shall assume, on the terms and conditions set forth in this Section 1.09, each Company Stock Option Plan and each Company Stock Option granted thereunder that was not exercised prior to the Effective Time. To the extent permitted by law but not in derogation of the provisions of this Section 1.09, Parent shall take such reasonable steps as may be necessary to cause the Company Stock Options which qualified under Section 422 of Code as incentive stock options prior to the Effective Time to continue to qualify as incentive stock options of Parent after the Effective Time.
      (e) Prior to the Closing, Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Company Stock Options or in connection with restricted shares or in connection with the settlement of stock accounts in accordance with this Section 1.09. Promptly after the Effective Time, but no later than five (5) Business Days after the Effective Time, Parent shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of Parent Common Stock subject to such options or restricted shares or stock accounts and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options, restricted shares or stock accounts remain outstanding or for so long as such registration statement is required with respect to any other Company Benefit Plan. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), where applicable, Parent shall administer the Company Stock Option Plans in a manner consistent with the exemptions provided by Rule 16b-3 promulgated under the Exchange Act.
      Section 1.10.     Certain Adjustments. If, between the date of this Agreement and the Effective Time, the outstanding Parent Common Stock or Company Common Stock shall have been changed into a different number of shares or different class by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred (other than exchange of Company Stock Options or Parent Stock Options), the Exchange Ratio shall be appropriately adjusted to provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.
ARTICLE 2
Exchange Of Shares
      Section 2.01.     Exchange Fund. Prior to the Effective Time, Parent shall appoint a commercial bank or trust company to act as exchange agent hereunder for the purpose of exchanging Shares for the Merger Consideration (the “Exchange Agent”). At or prior to the Effective Time, Parent shall deposit with the Exchange Agent, in trust for the benefit of holders of shares of Company Common Stock, certificates representing the Parent Common Stock issuable pursuant to Section 1.08. Parent agrees to make available directly or indirectly to the Exchange Agent from time to time as needed, cash sufficient to pay cash in lieu of fractional shares pursuant to Section 2.05 and any dividends and other distributions pursuant to Section 2.03. Any cash and certificates of Parent Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.”
      Section 2.02.     Exchange Procedures. Promptly after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of Shares (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Shares shall pass, only upon proper delivery of the Shares to the Exchange Agent, and which letter shall be in customary form and have such other provisions as Parent may reasonably specify (such letter to be reasonably acceptable to the Company prior to the Effective Time) and (ii) instructions for effecting the surrender of such Shares in exchange for the Merger Consideration. Upon surrender of the Shares to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Shares shall be entitled to receive in exchange therefor (A) one or more shares of Parent Common Stock (which shall be in uncertificated book-entry form unless a physical certificate is requested by such holder) representing, in the aggregate, the whole number of shares of Parent Common Stock that such holder has the right to receive pursuant to Section 1.08 (after taking into account all shares of Company Common Stock then held by such holder) and (B) a check in the amount equal to the cash that such holder has the right to receive pursuant to the provisions of this Article 2, consisting of cash in lieu of any fractional shares of Parent Common Stock pursuant to Section 2.05 and dividends and other distributions pursuant to Section 2.03 (“Cash Payments”). No interest will be paid or will accrue on any Cash Payments. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, the Merger Consideration and any Cash Payments to which such holder is entitled, may be issued with respect to such Company Common Stock to such a transferee if the Shares are presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

      Section 2.03.     Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made with respect to shares of Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Shares with respect to the shares of Parent Common Stock that such holder would be entitled to receive upon surrender of such Shares and no cash payment in lieu of fractional shares of Parent Common Stock shall be paid to any such holder pursuant to Section 2.05 until such holder shall surrender such Shares in accordance with Section 2.02. Subject to the effect of applicable laws, following surrender of any such Shares, there shall be paid to such holder of shares of Parent Common Stock issuable in exchange therefor, without interest, (a) promptly after the time of such surrender, the amount of any cash payable in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.05 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of Parent Common Stock.
      Section 2.04.     No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued and cash paid upon conversion of shares of Company Common Stock in accordance with the terms of Article 1 and this Article 2 (including any cash paid pursuant to Section 2.03 or 2.05) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to such shares of Company Common Stock.
      Section 2.05.     No Fractional Shares of Parent Common Stock. (a) No certificates or scrip or shares of Parent Common Stock representing fractional shares of Parent Common Stock or book-entry credit of the same shall be issued upon the surrender for exchange of the Shares and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Parent or a holder of shares of Parent Common Stock.
      (b) Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Shares delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Parent Common Stock multiplied by (ii) the closing price for a share of Parent Common Stock on the New York Stock Exchange, Inc. (“NYSE”) Composite Transactions Tape on the Closing Date. Such payment of cash consideration in lieu of fractional shares of Parent Common Stock is not expected to exceed, in the aggregate, 1% of the total merger consideration.
      (c) As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall so notify Parent, and Parent shall deposit or cause the Surviving Corporation to deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.
      Section 2.06.     Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Shares for six months after the Effective Time shall be delivered to Parent, and any holders of the Shares who have not theretofore complied with this Article 2 shall thereafter look only to Parent for the Merger Consideration with respect to such Shares (including any Cash Payments). Any such portion of the Exchange Fund remaining unclaimed by holders of shares of Company Common Stock five years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity (as defined in Section 3.01(c)(iii)) shall, to the extent permitted by law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.
      Section 2.07.     No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

      Section 2.08.     Investment of the Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent on a daily basis; provided, that no gain or loss thereon shall affect the amounts payable to the Company stockholders pursuant to Article 1 and the other provisions of this Article 2. Any interest and other income resulting from such investments shall promptly be paid to Parent.
      Section 2.09.     Lost Certificates. If any certificate for Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed certificate the applicable Merger Consideration (including any Cash Payments) with respect to the shares of the Company Common Stock formerly represented thereby.
      Section 2.10.     Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock, Company Stock Options or any other equity rights in the Company such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.
      Section 2.11.     Further Assurances. After the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.
      Section 2.12.     Stock Transfer Books. The stock transfer books of the Company shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. On or after the Effective Time, any Shares presented to the Exchange Agent or Parent for any reason shall be converted into the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby (including any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 2.05) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.03.
      Section 2.13.     Affiliates. Notwithstanding anything to the contrary herein, to the fullest extent permitted by law, no certificates representing shares of Parent Common Stock or cash shall be delivered to a Person who is an “affiliate” of the Company in accordance with Section 5.11 until such Person has executed and delivered an Affiliate Agreement (as defined in Section 5.11) to Parent.

ARTICLE 3
Representations And Warranties
      Section 3.01.     Representations and Warranties of Parent. Except as set forth in the Parent disclosure schedule delivered by Parent to the Company prior to the execution of this Agreement (the “Parent Disclosure Schedule”), Parent represents and warrants to the Company as follows:
      (a) Organization, Standing and Power; Subsidiaries.

(i) Each of Parent and each of its Subsidiaries (as defined in Section 8.11) is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the requisite corporate (or similar) power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failures to be so organized, existing or in good standing or to have such power and authority, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect (as defined in Section 8.11) on Parent, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary except where the failures so to qualify or to be in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent. The copies of the amended articles of incorporation and regulations of Parent which were previously furnished or made available to the Company are true, complete and correct copies of such documents as in effect on the date of this Agreement.

(ii) Exhibit 21 to Parent’s Annual Report on Form 10-K for the year ended June 30, 2004 includes all the Subsidiaries of Parent which as of the date thereof were Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X of the SEC). All the outstanding shares of capital stock of, or other equity interests in, each such Significant Subsidiary have been validly issued and are fully paid and non-assessable and are, except as set forth in Exhibit 21, owned directly or indirectly by Parent, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”) (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), except for restrictions imposed by applicable laws.
      (b) Capital Structure.

(i) As of December 31, 2004, the authorized capital stock of Parent consisted of (A) 10,000,000,000 shares of Parent Common Stock of which 2,522,583,573 shares were outstanding and 453,866,904 shares were held in the treasury of Parent, (B) 600,000,000 shares of Class A Preferred Stock, without par value, of which (i) 89,248,669 shares have been designated Series A ESOP Convertible Class A Preferred Stock, all of which were outstanding, and (ii) 69,126,896 shares have been designated Series B ESOP Convertible Class A Preferred Stock, all of which were outstanding, and (C) 200,000,000 shares of Class B Preferred Stock, without par value, none of which are outstanding. All issued and outstanding shares of the capital stock of Parent are, and when shares of Parent Common Stock are issued in the Merger or upon exercise of stock options converted in the Merger pursuant to Section 1.09, such shares will be, duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights. There were outstanding as of December 31, 2004, no options, warrants or other rights to acquire capital stock from Parent other than options, restricted stock and other rights to acquire capital stock from Parent representing in the aggregate the right to purchase 270,623,943 shares of Parent Common Stock (collectively, the “Parent Stock Options”) under Parent’s 2001 Stock and Incentive Compensation Plan, Parent’s 1992 Stock Plan, Parent’s 1993 Non-Employee Directors’ Stock Plan, Parent’s Future Shares Plan and Parent’s 2003 Non-Employee Directors’ Stock Plan (collectively, the “Parent Stock Option Plans”).

(ii) No bonds, debentures, notes or other indebtedness of Parent having the right to vote on any matters on which holders of capital stock of Parent may vote (“Parent Voting Debt”) are issued or outstanding.

(iii) Except as disclosed in the Parent SEC Reports filed prior to the date hereof or as otherwise set forth in this Section 3.01(b) and as contemplated by Section 1.08 and Section 1.09, as of January 24, 2005, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Parent or any of its Significant Subsidiaries is a party or by which any of them is bound obligating Parent or any of its Significant Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Parent or any of its Significant Subsidiaries or obligating Parent or any of its Significant Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Except as disclosed in the Parent SEC Reports filed prior to the date hereof, as of the date of this Agreement, there are no outstanding obligations of Parent or any of its Significant Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Parent or any of its Significant Subsidiaries. Except as disclosed in the Parent SEC Reports filed prior to the date hereof, there are not outstanding any stock-appreciation rights, security-based performance units, “phantom” stock or other security rights or other agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance, stock price performance or other attribute of Parent or any of its Subsidiaries or assets or calculated in accordance therewith (other than payments or commissions to employees or agents of Parent or any of its Subsidiaries in the ordinary course of business consistent with past practices) or to cause Parent or any of its Subsidiaries to file a registration statement under the Securities Act or which otherwise relate to the registration of any securities of Parent or its Subsidiaries.
      (c) Authority; No Conflicts.

(i) Parent has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject to obtaining the requisite stockholder approval (the “Parent Stockholder Approval”) of this Agreement and the issuance of the shares of Parent Common Stock to be issued in the Merger (the “Share Issuance”). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent, subject to obtaining the Parent Stockholder Approval. This Agreement has been duly executed and delivered by Parent and constitutes a valid and binding agreement of Parent, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(ii) The execution and delivery of this Agreement by Parent does not or will not, as the case may be, and the consummation by Parent of the Merger and the other transactions contemplated hereby will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result by its terms in the, termination, material amendment, cancellation or acceleration of any material obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest, charge or other encumbrance on, or the loss of, any material assets (any such conflict, violation, default, right of termination, amendment, cancellation or acceleration, loss or creation, a “Violation”) pursuant to: (A) any provision of the amended articles of incorporation or regulations of Parent or except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent, any provision of the certificate of incorporation or bylaws of any Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X of the SEC) of Parent, or (B) except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent, subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any Subsidiary of Parent or their respective properties or assets.

(iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (a “Governmental Entity”), is required by or with respect to Parent or any Subsidiary of Parent in connection with the execution and delivery of this Agreement by Parent or Merger Sub or the consummation of the Merger and the other transactions contemplated hereby, except for those required under or in relation to (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (B) state securities or “blue sky” laws (the “Blue Sky Laws”), (C) the Securities Act, (D) the Exchange Act, (E) the DGCL with respect to the filing of the Certificate of Merger, (F) rules and regulations of the NYSE, (G) antitrust or other competition laws, of the European Union or other jurisdictions, and (H) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failures of which to make or obtain, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent. Consents, approvals, orders, authorizations, registrations, declarations and filings required under or in relation to any of the foregoing clauses (A) through (G) are hereinafter referred to as “Specified Consents.”

      (d) Reports and Financial Statements.

(i) Parent has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since June 30, 2003 (collectively, including all exhibits thereto, the “Parent SEC Reports”). No Subsidiary of Parent is required to file any form, report, registration statement, prospectus or other document with the SEC. None of the Parent SEC Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) included in the Parent SEC Reports presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of Parent and its consolidated Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with generally accepted accounting principles (“GAAP”) consistently applied during the periods involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to the absence of notes and normal year-end adjustments that have not been and are not expected to be material in amount. All of such Parent SEC Reports, as of their respective dates (and as of the date of any amendment to the respective Parent SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

(ii) Except as disclosed in the Parent SEC Reports filed prior to the date hereof, since December 31, 2003, Parent and its Subsidiaries have not incurred any liabilities that are of a nature that would be required to be disclosed on a balance sheet of Parent and its Subsidiaries or the footnotes thereto prepared in conformity with GAAP, other than (A) liabilities incurred in the ordinary course of business and (B) liabilities that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent.
      (e) Information Supplied.

(i) None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in (A) the Form S-4 (as defined in Section 5.01) will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (B) the Joint Proxy Statement/ Prospectus will, on the date it is first mailed to the Company stockholders or Parent stockholders or at the time of the Company Stockholders Meeting or the Parent Stockholders Meeting (each as defined in Section 5.01), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(ii) Notwithstanding the foregoing provisions of this Section 3.01(e), no representation or warranty is made by Parent with respect to statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement/ Prospectus based on information supplied by the Company for inclusion or incorporation by reference therein.

      (f) Board Approval. The Board of Directors of Parent, by resolutions duly adopted by unanimous vote at a meeting duly called and held (the “Parent Board Approval”), has duly (i) determined that this Agreement and the Merger are advisable and are fair to and in the best interests of Parent and its stockholders, (ii) approved this Agreement, the Merger and the Share Issuance and (iii) recommended that the stockholders of Parent approve this Agreement and the Share Issuance and directed that this Agreement and the Share Issuance be submitted for consideration by Parent’s stockholders at the Parent Stockholders Meeting.
      (g) Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Parent Common Stock to adopt this Agreement and approve the Share Issuance is the only vote of the holders of any class or series of Parent capital stock necessary to adopt this Agreement and approve the Share Issuance.
      (h) Litigation; Compliance with Laws.

(i) Except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement, there are no suits, actions, claims, arbitrations, proceedings or investigations (collectively “Actions”) pending or, to the knowledge of Parent, threatened, against or affecting Parent or any Subsidiary of Parent which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Parent, nor are there any judgments, decrees, injunctions, rules or orders of any Governmental Entity or arbitrator outstanding against Parent or any Subsidiary of Parent which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Parent.

(ii) Except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement and except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent, (A) Parent and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are necessary for the operation of the businesses of Parent and its Subsidiaries, taken as a whole (the “Parent Permits”), and (B) no Parent Permit is subject to any pending revocation or forfeiture. Parent and its Subsidiaries are in compliance with the terms of the Parent Permits, except where the failures to so comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent. Except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement, neither Parent nor any of its Subsidiaries is in violation of, and Parent and its Subsidiaries have not received any notices of violations with respect to, any laws, ordinances or regulations of any Governmental Entity, except for violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent.
      (i) Absence of Certain Changes or Events. Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement, and except as permitted by Section 4.01, since September 30, 2004, Parent and its Subsidiaries have conducted their business only in the ordinary course and there have not been any changes, circumstances or events which, individually or in the aggregate, have had, or would reasonably be expected to have, a Material Adverse Effect on Parent.

      (j) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of Parent, except Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”), whose fees and expenses will be paid by Parent.
      (k) Opinions of Parent Financial Advisors. Parent has received the opinion of Merrill Lynch, dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio is fair from a financial point of view to Parent.
      (l) Employee Benefit Plans. Except as disclosed in the Parent SEC Reports, there are no Benefit Plans maintained by Parent covering only Parent executive officers. Each Benefit Plan maintained by Parent has been operated and administered in accordance with its terms and applicable law, except where failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. The execution of this Agreement and the consummation of the Merger will not constitute an event under any Benefit Plan maintained by Parent that will or may result in any payment, acceleration, termination, forgiveness of indebtedness, vesting, distribution, increase in compensation or benefits or obligation to fund benefits with respect to any Parent employee with such exceptions which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent.
      (m) Taxes.

(i) Parent and each of its Subsidiaries has timely filed, or has caused to be timely filed, all Tax Returns required to be filed, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns would not, individually or in the aggregate, have a Material Adverse Effect on Parent. All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Parent.

(ii) The most recent financial statements contained in Parent SEC Reports reflect an adequate reserve for all Taxes payable by Parent and its Subsidiaries for all Taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against Parent or any of its Subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Parent.

(iii) The Federal income Tax Returns of Parent and each of its Subsidiaries consolidated in such Returns have been examined by and settled with the United States Internal Revenue Service for all years through 1998. All material assessments for Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid.

(iv) There are no material Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of Parent or any of its Subsidiaries.

(v) Neither Parent nor any of its Subsidiaries has been a party to any distribution occurring during the previous three (3) years in which the parties to such distribution treated the distribution as one to which Section 355 applied.

(vi) For purposes of this Agreement:

(A) “Taxes” includes all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, Federal or other Governmental Entity, including all interest, penalties and additions imposed with respect to such amounts.

(B) “Tax Return” means all Federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.
      (n) Certain Contracts. As of the date hereof, except as set forth in Parent SEC Reports filed prior to the date of this Agreement or except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, neither Parent nor any of its Subsidiaries is a party to or bound by any “material contracts” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC).
      Section 3.02.     Representations and Warranties of the Company. Except as set forth in the Company Disclosure Schedule delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to Parent as follows:
      (a) Organization, Standing and Power; Subsidiaries.

(i) Each of the Company and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the requisite corporate (or similar) power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failures to be so organized, existing or in good standing or to have such power and authority, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary except where the failures so to qualify or to be in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. The copies of the certificate of incorporation and bylaws of the Company which were previously furnished or made available to Parent are true, complete and correct copies of such documents as in effect on the date of this Agreement.

(ii) Exhibit 21 to the Company’s Annual Report on Form 10K for the year ended December 31, 2003 includes all the Subsidiaries of the Company which as of the date thereof were Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X of the SEC). All the outstanding shares of capital stock of, or other equity interests in, each such Significant Subsidiary have been validly issued and are fully paid and non-assessable and are, except as set forth in Exhibit 21, owned directly or indirectly by the Company, free and clear of all Liens (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), except for restrictions imposed by applicable laws.
      (b) Capital Structure.

(i) As of December 31, 2004, the authorized capital stock of the Company consisted of (A) 2,325,000,000 shares of Company Common Stock, of which 989,820,024 shares were outstanding and 391,859,869 shares were held in the treasury of the Company and (B) 5,000,000 shares of Preferred Stock, no par value, of which 400,000 shares of which have been designated Series A Junior Participating Preferred Stock and reserved for issuance upon exercise of the rights (the “Company Rights”) distributed to the holders of Company Common Stock pursuant to the Renewed Rights Agreement, dated as of December 14, 1995, between the Company and The Bank of New York (as amended, the “Company Rights Agreement”). All issued and outstanding shares of the capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable, and no class of capital stock is entitled to preemptive rights. There were outstanding as of December 31, 2004, no options, warrants or other rights to acquire capital stock from the Company other than (x) Company Rights and (y) options and other rights to acquire capital stock of the Company representing in the aggregate the right to purchase 84,040,668 shares of Company Common Stock (collectively, the “Company Stock Options”) under the Company’s 1971 Stock Option Plan, as amended, the Company’s 2004 Long-Term Incentive Plan and the James M. Kilts Non-Statutory Stock Option Plan (collectively, the “Company Stock Option Plans”). Section 3.02(b) of the Company Disclosure

Schedule sets forth a complete and correct list, as of January 24, 2005, of the number of shares of Company Common Stock subject to Company Stock Options or other rights to purchase or receive Company Common Stock granted under the Company Benefit Plans or otherwise, the dates of grant and the exercise prices thereof.

(ii) No bonds, debentures, notes or other indebtedness of the Company having the right to vote on any matters on which stockholders may vote (“Company Voting Debt”) are issued or outstanding.

(iii) Except as disclosed in the Company SEC Reports filed prior to the date hereof or as otherwise set forth in this Section 3.02(b), as of January 24, 2005, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Significant Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Significant Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or any of its Significant Subsidiaries or obligating the Company or any of its Significant Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Except as disclosed in the Company SEC Reports filed prior to the date hereof, as of the date of this Agreement, there are no outstanding obligations of the Company or any of its Significant Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Significant Subsidiaries. Except as disclosed in the Company SEC Reports filed prior to the date hereof, there are no outstanding stock-appreciation rights, security-based performance units, “phantom” stock or other security rights or other agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance, stock price performance or other attribute of the Company or any of its Subsidiaries or assets or calculated in accordance therewith (other than payments or commissions to employees or agents of the Company or any of its Subsidiaries in the ordinary course of business consistent with past practices) or to cause the Company or any of its Subsidiaries to file a registration statement under the Securities Act or which otherwise relate to the registration of any securities of the Company or its Subsidiaries.

      (c) Authority; No Conflicts.

(i) The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject in the case of the consummation of the Merger to the adoption of this Agreement by the Company Stockholder Approval (as defined in Section 3.02(g)). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject in the case of the consummation of the Merger to the adoption of this Agreement by the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(ii) The execution and delivery of this Agreement by the Company does not or will not, as the case may be, and the consummation by the Company of the Merger and the other transactions contemplated hereby will not, conflict with, or result in a Violation pursuant to: (A) any provision of the certificate of incorporation or bylaws of the Company or except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, any provision of the certificate of incorporation or bylaws of any Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X of the SEC) of the Company or (B) except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company or, subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any Subsidiary of the Company or their respective properties or assets.

(iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to the Company or any Subsidiary of the Company in connection with the execution and delivery of this Agreement by the Company or the consummation of the Merger and the other transactions contemplated hereby, except the Specified Consents and such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

      (d) Reports and Financial Statements.

(i) The Company has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since January 1, 2003 (collectively, including all exhibits thereto, the “Company SEC Reports”). No Subsidiary of the Company is required to file any form, report, registration statement or prospectus or other document with the SEC. None of the Company SEC Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) included in the Company SEC Reports presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with GAAP consistently applied during the periods involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to the absence of notes and normal year-end adjustments that have not been and are not expected to be material in amount. All of such Company SEC Reports, as of their respective dates (and as of the date of any amendment to the respective Company SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

(ii) Except as disclosed in the Company SEC Reports filed prior to the date hereof, since December 31, 2003, the Company and its Subsidiaries have not incurred any liabilities that are of a nature that would be required to be disclosed on a balance sheet of the Company and its Subsidiaries or the footnotes thereto prepared in conformity with GAAP, other than (A) liabilities incurred in the ordinary course of business and (B) liabilities that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

(iii) Since the enactment of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the Company has been and is in compliance in all material respects with (A) the applicable provisions of the Sarbanes-Oxley Act and (B) the applicable listing and corporate governance rules and regulations of the NYSE. Section 3.01(d)(iii) of the Company Disclosure Letter sets forth, as of the date hereof, a schedule of all officers and directors of the Company who may have outstanding loans from the Company, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

(iv) The Company has designed disclosure controls and procedures to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities.

(v) The Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Company’s Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(vi) As of the date hereof, the Company has not identified any material control deficiencies other than as disclosed in Section 3.01(d)(vi) of the Company Disclosure Letter. To the knowledge of the Company, there is no reason to believe that its auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

      (e) Information Supplied.

(i) None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (A) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (B) the Joint Proxy Statement/ Prospectus will, on the date it is first mailed to the Company stockholders or Parent stockholders or at the time of the Company Stockholders Meeting or the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(ii) Notwithstanding the foregoing provisions of this Section 3.02(e), no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement/ Prospectus based on information supplied by Parent or Merger Sub for inclusion or incorporation by reference therein.
      (f) Board Approval. The Board of Directors of the Company, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held (the “Company Board Approval”), has duly (i) determined that this Agreement and the Merger are advisable and are fair to and in the best interests of the Company and its stockholders, (ii) approved this Agreement and the Merger and (iii) recommended that the stockholders of the Company adopt this Agreement and approve the Merger and directed that this Agreement and the transactions contemplated hereby be submitted for consideration by the Company’s stockholders at the Company Stockholders Meeting.
      (g) Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock to adopt this Agreement and approve the Merger (the “Company Stockholder Approval”) is the only vote of the holders of any class or series of the Company capital stock necessary to adopt this Agreement and approve the Merger and the other transactions contemplated hereby.
      (h) Litigation; Compliance with Laws.

(i) Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, there are no Actions pending or, to the knowledge of the Company, threatened, against or affecting the Company or any Subsidiary of the Company which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company, nor are there any judgments, decrees, injunctions, rules or orders of any Governmental Entity or arbitrator outstanding against the Company or any Subsidiary of the Company which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company.

(ii) Except as disclosed in the Company SEC Reports filed prior to the date of the Agreement and except as would, individually or in the aggregate, not reasonably be expected to have a Material Adverse Effect on the Company, (A) the Company and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are necessary for the operation of the businesses of the Company and its Subsidiaries, taken as a whole (the “Company Permits”), and (B) no Company Permit is subject to any pending revocation or forfeiture. The Company and its Subsidiaries are in compliance with the terms of the Company Permits, except where the failures to so comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, neither the Company nor its Subsidiaries is in violation of, and the Company and its Subsidiaries have not received any notices of violations with respect to, any laws, ordinances or regulations of any Governmental Entity, except for violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

      (i) Absence of Certain Changes or Events. Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, except as disclosed in the Company SEC Reports filed prior to the date of this Agreement and except as permitted by Section 4.02, since September 30, 2004, the Company and its Subsidiaries have conducted their business only in the ordinary course and there have not been any changes, circumstances or events which, individually or in the aggregate, have had, or would reasonably be expected to have, a Material Adverse Effect on the Company.
      (j) Environmental Matters.

(i) Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company and except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, (i) the operations of the Company and its Subsidiaries are in compliance with all Environmental Laws and with all licenses required by Environmental Laws, (ii) there are no pending or, to the knowledge of the Company, threatened, Environmental Claims under or pursuant to Environmental Laws against the Company or its Subsidiaries, (iii) to the knowledge of the Company, the Company and its Subsidiaries have not incurred any Environmental Liabilities and no facts, circumstances or conditions attributable to any real property currently or previously owned, operated or leased, or to which Hazardous Materials were sent, by the Company or its Subsidiaries or any predecessors thereof, or operations thereon would reasonably be expected to result in the incurrence of any Environmental Liabilities and (iv) all real property now or previously owned and, to the knowledge of the Company, all real property now or previously operated or leased by the Company or its Subsidiaries is free of contamination from Hazardous Material that violates or is required to be remediated under any Environmental Laws, and (v) to the knowledge of the Company, there are no facts or circumstances likely to delay or prevent implementation of this Agreement, or to require any remediation, in each case pursuant to environmental transfer statutes including without limitation the Connecticut Transfer Act, Conn. Gen. Stat. §§ 22a-134, et. seq. and the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K-6, et seq.

(ii) For purposes of this Agreement, the following terms shall have the following meanings:

“Environmental Claim” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, orders, claims, liens, investigations, requests for information, proceedings, or written notices of noncompliance or violation by any person (including, without limitation, any Governmental Entity) alleging liability or potential liability arising out of, based on or resulting from (A) the presence, release or disposal or threatened release or disposal, of any Hazardous Materials at any location, or (B) any violation or alleged violation of any Environmental Law or permit thereunder, or (C) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from exposure to or the presence, release, or disposal or threat thereof of any Hazardous Materials.

“Environmental Law” means any applicable law, regulation, code, license, permit, order, judgment, decree or injunction promulgated by any Governmental Entity, (A) for the protection of human health or the environment (including air, water, soil and natural resources) or (B) regulating the use, storage, handling, release or disposal of any chemical, material, waste or hazardous substance.

“Hazardous Material” means any substance listed, defined, designated or regulated pursuant to any applicable Environmental Law including petroleum products and byproducts, asbestos and polychlorinated biphenyls.

“Environmental Liabilities” means all liabilities, remedial obligations, losses, damages, fines, penalties and sanctions arising under any Environmental Law.
      (k) Intellectual Property. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company and except as disclosed in the Company SEC Reports filed prior to the date of the Agreement: (i) the Company and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted; (ii) the use of any Intellectual Property by the Company and its Subsidiaries does not infringe on or otherwise violate the rights of any Person and is in accordance with any applicable license pursuant to which the Company or any Subsidiary acquired the right to use any Intellectual Property; (iii) to the knowledge of the Company, no Person is challenging, infringing on or otherwise violating any right of the Company or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to the Company or its Subsidiaries; (iv) neither the Company nor any of its Subsidiaries has received any written notice or otherwise has knowledge of any pending claim, order or proceeding with respect to any Intellectual Property used by the Company and its Subsidiaries and to its knowledge no Intellectual Property owned and/or licensed by the Company or its Subsidiaries is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property; and (v) the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby will not breach, violate or conflict with any instrument or agreement that the Company is party to, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any Intellectual Property Right of the Company or impair the right of Parent to develop, use, sell, license or dispose of, or to bring any action for the infringement of, any Intellectual Property Right of the Company. For purposes of this Agreement, “Intellectual Property” shall mean trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions and discoveries, whether patentable or not, in any jurisdiction; patents, applications for patents (including, without limitation, divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not, in any jurisdiction, and any and all copyright rights, whether registered or not; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; moral rights, database rights, design rights, industrial property rights, publicity rights and privacy rights; and any similar intellectual property or proprietary rights.
      (l) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of the Company except Goldman, Sachs & Co. and UBS Warburg LLC, each of whose fees and expenses will be paid by the Company in accordance with the Company’s agreements with such firms, copies of which have been provided to Parent.
      (m) Opinions of the Company Financial Advisor. The Company has received the opinions of Goldman, Sachs & Co. and UBS Warburg LLC, each dated the date of this Agreement, and each to the effect that, as of such date, the Exchange Ratio is fair, from a financial point of view, to the holders of Company Common Stock.

      (n) Taxes.

(i) The Company and each of its Subsidiaries has timely filed, or has caused to be timely filed, all Tax Returns required to be filed, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns would not, individually or in the aggregate, have a Material Adverse Effect on the Company. All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

(ii) The most recent financial statements contained in the Company SEC Reports reflect an adequate reserve for all Taxes payable by the Company and its Subsidiaries for all Taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

(iii) The Federal income Tax Returns of the Company and each of its Subsidiaries consolidated in such Returns have been examined by and settled with the United States Internal Revenue Service for all years through 1990. All material assessments for Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid.

(iv) There are no material Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of the Company or any of its Subsidiaries.

(v) Neither the Company nor any of its Subsidiaries has been a party to any distribution occurring during the previous three (3) years in which the parties to such distribution treated the distribution as one to which Section 355 applied.
      (o) Certain Contracts. As of the date hereof, except as set forth in the Company SEC Reports filed prior to the date of this Agreement or except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company (or Parent, in the case of clause (iii) below), neither the Company nor any of its Subsidiaries is a party to or bound by (i) any “material contracts” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (ii) any derivative contract or instrument or (iii) any non-competition agreements or any other agreements or arrangements that would, after the Effective Time, to the knowledge of the Company, limit or restrict Parent or any of its affiliates (including the Surviving Corporation) or any successor thereto, from engaging or competing in any line of business or in any geographic area, other than exclusive distribution agreements or similar arrangements or exclusive Intellectual Property licensing agreements.
      (p) Employee Benefit Plans.

(i) Section 3.02(p) of the Company Disclosure Schedule sets forth all Benefit Plans maintained by the Company, true, complete and correct copies of which have been provided or otherwise made available to Parent. Except as disclosed in the Company SEC Reports, there are no Benefit Plans maintained by the Company covering only the Company executive officers.

(ii) Except where failure to comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, each Benefit Plan maintained by the Company has been operated and administered in compliance with its terms and applicable law.

(iii) The execution of this Agreement and the consummation of the Merger will not constitute an event under any Benefit Plan maintained by the Company that will or may result in any payment, acceleration, termination, forgiveness of indebtedness, vesting, distribution, increase in compensation or benefits or obligation to fund benefits with respect to any Company Employee which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company. Except as would not be reasonably expected to result in a Material Adverse Effect on the

Company, neither the Company nor any of its Subsidiaries maintains or contributes to any plan or arrangement which contains life insurance, health insurance, pension benefits or other employee benefits after termination of employment, and neither the Company nor any of its Subsidiaries has ever represented or promised that such benefits would be provided.

      (q) Labor Matters. Except where failure to comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, the Company is and has been in compliance with all applicable laws of the United States, or of any state or local government or any subdivision thereof or of any foreign government respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, ERISA, the Code, the Immigration Reform and Control Act, the WARN Act, any laws respecting employment discrimination, sexual harassment, disability rights or benefits, equal opportunity, plant closure issues, affirmative action, workers’ compensation, employee benefits, severance payments, COBRA, labor relations, employee leave issues, wage and hour standards, occupational safety and health requirements and unemployment insurance and related matters, and is not engaged in any unfair labor practices.
      (r) Foreign Corrupt Practices and International Trade Sanctions. Except where failure to comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, neither the Company, nor any of its Subsidiaries, nor any of their respective directors, officers, agents, employees or any other Persons acting on their behalf has, in connection with the operation of their respective businesses, (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the FCPA or any other similar applicable foreign, Federal or state law, (ii) paid, accepted or received any unlawful contributions, payments, expenditures or gifts, or (iii) violated or operated in noncompliance with any export restrictions, anti-boycott regulations, embargo regulations or other applicable domestic or foreign laws and regulations.
      (s) Products. With such exceptions as would not individually or in the aggregate, have a Material Adverse Effect on the Company, (i) there are no claims, statements or decisions by any Governmental Entity or arbitrator that any products sold, offered for sale or distributed by the Company or any of its Subsidiaries (“Products”) is defective or dangerous or fails to meet any standards promulgated by any Governmental Entity, (ii) within the last three years, there have been no recalls ordered by any Governmental Entity nor have there been any voluntary recalls by the Company with respect to any Product and (iii) to the knowledge of the Company, (x) there are no facts or circumstances relating to any Products that may give rise to a requirement to recall any Products or a duty to warn customers of a defect in any Products, and (y) there are no latent or overt design, production, manufacturing or other defects in any Products.
      (t) Company Stockholder Rights Plan. The Board of Directors of the Company has amended the Company Rights Agreement in accordance with its terms to render it inapplicable to the transactions contemplated by this Agreement. Company has delivered to the Parent a true and correct copy of the Company Rights Agreement, as amended, in effect as of execution and delivery of this Agreement.
      (u) Takeover Statutes. The Board of Directors of the Company has taken the necessary action to render the restrictions on business combinations contained in Section 203 of the DGCL inapplicable to this Agreement and the transactions contemplated hereby. To the knowledge of the Company, except for Section 203 of the DGCL, no state anti-takeover law is applicable to this Agreement or any transactions contemplated hereby.
      (v) Disclosure. As of the date hereof, to the knowledge of James M. Kilts, Edward F. DeGraan and Charles W. Cramb, there is no technological change, regulatory action or other event, circumstance or fact (which is not publicly known) which is reasonably likely to render obsolete traditional shaving products or batteries or otherwise materially adversely affect the business and prospects of the blades/razors and/or battery businesses of the Company and its Subsidiaries.

      Section 3.03.     Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub represent and warrant to the Company as follows:
      (a) Organization. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware. Merger Sub is a wholly-owned Subsidiary of Parent.
      (b) Corporate Authorization. Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Merger Sub. This Agreement has been duly executed and delivered by Merger Sub and constitutes a valid and binding agreement of Merger Sub, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).
      (c) Non-Contravention. The execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated hereby do not and will not contravene or conflict with the certificate of incorporation or bylaws of Merger Sub.
      (d) No Business Activities. Merger Sub has not conducted any activities other than in connection with the organization of Merger Sub, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. Merger Sub has no Subsidiaries.
ARTICLE 4
Covenants Relating To Conduct Of Business
      Section 4.01.     Covenants of Parent. During the period from the date of this Agreement and continuing until the Effective Time, Parent agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement (including pursuant to the Parent Share Repurchase (as defined below)) or the Parent Disclosure Schedule or as required by a Governmental Entity of competent jurisdiction or to the extent that the Company shall otherwise consent in writing:
      (a) Ordinary Course. Parent and its Subsidiaries shall carry on their respective businesses in the ordinary course in all material respects, and shall use commercially reasonable efforts to preserve intact their business, maintain their rights and franchises and preserve their relationships with customers, suppliers and others having business dealings with them.
      (b) Dividends; Changes in Share Capital. Parent shall not (i) declare or pay any dividends or distributions on or make other distributions in respect of any of its capital stock, except the declaration and payment of regular cash dividends in amounts consistent with past practice (subject to normal increases consistent with past practice) with usual record and payment dates for such dividends in accordance with past dividend practice, or (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock.
      (c) Governing Documents. Except to the extent required to comply with their respective obligations hereunder or with applicable law, Parent and Merger Sub shall not amend or propose to so amend the amended articles of incorporation or regulations of Parent (other than amendments related to the composition or structure of the Board of Directors or committees thereof or other governance-related matters) or the certificate of incorporation or bylaws of Merger Sub.
      (d) No Acquisitions. Other than (i) acquisitions disclosed on the Parent Disclosure Schedule and (ii) acquisitions where the consideration to be paid by Parent or its Subsidiary, is not, individually or in the aggregate, more than $15 billion, and none of which acquisitions presents, (A) a significant risk of making it more difficult to obtain any approval or authorization required in connection with the Merger under Regulatory Laws, or (B) a risk of significantly delaying or impairing the consummation of the

Merger, Parent shall not, and shall not permit any of its Subsidiaries to, engage in or agree to engage in any Control Acquisition; provided, however, that the foregoing shall not prohibit (x) internal reorganizations or consolidations involving existing Subsidiaries of Parent or (y) the creation of new Subsidiaries of Parent organized to conduct or continue activities otherwise permitted by this Agreement. For the purposes hereof, the term “Control Acquisition” shall mean (i) the acquisition by merger or consolidation, or by purchasing an equity interest, in any business, corporation, partnership, association or business organization after which Parent or any of its Subsidiaries shall own more than 10% of the voting power of any such business, corporation, partnership, association or business organization and (ii) the acquisition of all or substantially all of the assets of any business, corporation, partnership, association or business organization. Notwithstanding the foregoing, a Control Acquisition shall not include any agreement or understanding on the part of Parent to enter into a license or to jointly promote, market or develop any products with any other Person; provided that any such agreement or understanding does not present (A) a significant risk of making it more difficult to obtain any approval or authorization required in connection with the Merger under Regulatory Laws, or (B) a risk of significantly delaying or impairing the consummation of the Merger.
      (e) Accounting Methods. Except as disclosed in Parent SEC Reports filed prior to the date of this Agreement, or as required by a Governmental Entity, Parent shall not change its methods of accounting, except (i) as required by changes in GAAP as concurred in by Parent’s independent public accountants (including the right to early-adopt such required changes), or (ii) as permitted by GAAP and which change would not reasonably be expected to have a Material Adverse Effect on Parent.
      (f) No Related Actions. Parent shall not, and shall not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.
      Notwithstanding the foregoing, prior to the Closing Date, Parent and/or one or more of its Affiliates may acquire, without limitation, shares of Parent Common Stock through open market transactions, block trades or other means (the “Parent Share Repurchase”).
      Section 4.02.     Covenants of the Company. During the period from the date of this Agreement and continuing until the Effective Time, the Company agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement, the Company Disclosure Schedule or as required by a Governmental Entity of competent jurisdiction or to the extent that Parent shall otherwise consent in writing):
      (a) Ordinary Course.

(i) The Company and its Subsidiaries shall carry on their respective businesses in the ordinary course in all material respects, and shall use commercially reasonable efforts to preserve intact their business, maintain their rights and franchises and preserve their relationships with customers, suppliers and others having business dealings with them.

(ii) Other than in connection with acquisitions permitted by Section 4.02(e), the Company shall not, and shall not permit any of its Subsidiaries to, (A) enter into any material licensing agreement, except for licensing agreements (1) set forth in Section 4.02(a)(ii) of the Company Disclosure Schedule or (2) entered into for the purpose of settling or avoiding an action, suit or claim against the Company or any of its Subsidiaries, (B) enter into or terminate any material contract or agreement or make any material change in any material lease or contract, other than in the ordinary course of business; (C) enter into any new line of business; (D) incur or commit to any capital expenditures or any obligations or liabilities in connection therewith other than Permitted Capital Expenditures (as defined below) and obligations or liabilities in connection therewith or (E) enter into any contract, agreement or other arrangement for the sale of inventories or for the furnishing of services by the Company or any of its Subsidiaries which contract, agreement or other arrangement may give rise to commitments which may extend beyond twelve months from the date of such contract, agreement or arrangement, unless, such contract, agreement or arrangement can be terminated by the Company or its Subsidiary, as the case may be, by giving less than 60 days’ notice and without incurring an obligation to pay any material premium or penalty or suffering any other material detriment. As used herein, a “Permitted Capital Expenditure” is a capital expenditure which is up to $775 million in the aggregate for all capital expenditures incurred in any twelve-month period.

      (b) Dividends; Changes in Share Capital. The Company shall not, and shall not permit any of its Subsidiaries to, and shall not propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except (A) the declaration and payment of regular quarterly cash dividends not in excess of $0.1625 per share of Company Common Stock with usual record and payment dates for such dividends in accordance with past dividend practice; and (B) dividends or distributions by Subsidiaries of the Company, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of the Company which remains a wholly owned Subsidiary after consummation of such transaction, or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock except for any such transaction by a wholly owned Subsidiary of the Company which remains a wholly owned Subsidiary after consummation of such transaction in connection with actions permitted by an “Agreed Plan” or a “Parent Proposed Plan” (as such terms are defined in Section 5.10(b) of this Agreement) and except for the purchase from time to time by the Company of Company Common Stock (and the associated Company Rights) in the ordinary course of business consistent with past practice in connection with the Company Benefit Plans and except for the redemption or exchange of Company Rights in accordance with Company Rights Agreement.
      (c) Issuance of Securities. The Company shall not, and shall not permit any of its Significant Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any of the Company Voting Debt or any securities convertible into or exercisable for, or any rights, warrants, calls or options to acquire, any such shares or the Company Voting Debt, or enter into any commitment, arrangement, undertaking or agreement with respect to any of the foregoing, other than (i) the issuance of Company Common Stock (and the associated Company Rights) upon the exercise of Company Stock Options or in connection with other stock-based benefits plans outstanding on the date hereof, in each case in accordance with their present terms or pursuant to Company Stock Options or other stock based awards granted pursuant to clause (iii) below, (ii) issuances by a wholly owned Subsidiary of the Company of capital stock to such Subsidiary’s parent or another wholly owned Subsidiary of the Company, (iii) the granting of Company Stock Options or other stock based awards to acquire shares of Company Common Stock granted under stock based benefit plans outstanding on the date hereof in the ordinary course of business consistent with past practice not in excess of the amounts set forth in Section 4.02(c) of the Company Disclosure Schedule, (iv) pursuant to acquisitions permitted by Section 4.02(e), (v) issuances in accordance with Company Rights Agreement, or (vi) as contemplated by Section 4.02(c) of the Company Disclosure Schedule.
      (d) Governing Documents. Except to the extent required to comply with its obligations hereunder or with applicable law, the Company shall not amend or propose to so amend its respective certificates of incorporation or bylaws.
      (e) No Acquisitions. Other than (i) acquisitions disclosed on the Section 4.02(e) of the Company Disclosure Schedule and (ii) acquisitions for cash in existing or related lines of business of the Company and its Subsidiaries, the fair market value of the total consideration (including the value of indebtedness acquired or assumed) for which does not exceed $150 million for any individual acquisition, or $250 million in the aggregate for all such acquisitions, and none of which acquisitions referred to in this clause (ii) presents, (A) a significant risk of making it more difficult to obtain any approval or authorization required in connection with the Merger under Regulatory Laws, or (B) a risk of significantly delaying or impairing the consummation of the Merger, the Company shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business (including by acquisition of assets) or any corporation, partnership, association or other business organization or division thereof; provided, however, that the foregoing shall not prohibit (x) internal reorganizations or consolidations involving existing Subsidiaries of the Company or (y) the creation of new Subsidiaries of the Company organized to conduct or continue activities otherwise permitted by this Agreement.
      (f) No Dispositions. Other than (i) internal reorganizations or consolidations involving wholly owned Subsidiaries of the Company, (ii) dispositions referred to in the Company SEC Reports filed prior to the date of this Agreement, (iii) dispositions in connection with Specified Efforts, or (iv) as may be required by or in conformance with law or regulation in order to permit or facilitate the consummation of the transactions contemplated hereby and with Parent’s consent or the transactions disclosed in the Company Disclosure Schedule, the Company shall not, and shall not permit any of its Subsidiaries to, sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, assets constituting a line of business or brand of the Company or any of its Subsidiaries (including capital stock of Subsidiaries of the Company but excluding factories and inventory in the ordinary course of business).
      (g) Investments; Indebtedness. The Company shall not, and shall not permit any of its Subsidiaries to, other than in connection with actions permitted by Section 4.02(e), (i) make any loans, advances or capital contributions to, or investments in, any other Person, other than (w) in connection with actions permitted by an “Agreed Plan” or a “Parent Proposed Plan” (as such terms are defined in Section 5.10(b) of this Agreement), (x) by the Company or a Subsidiary of the Company to or in the Company or any Subsidiary of the Company, (y) pursuant to any contract or other legal obligation of the Company or any of its Subsidiaries existing at the date of this Agreement or (z) in the ordinary course of business consistent with past practice (provided that none of such transactions referred to in this clause (z) presents, (A) a significant risk of making it more difficult to obtain any approval or authorization required in connection with the Merger under Regulatory Laws or (B) a risk of significantly delaying or impairing the consummation of the Merger), or (ii) other than in connection with actions permitted by an “Agreed Plan” or a “Parent Proposed Plan” (as such terms are defined in Section 5.10(b) of this Agreement), create, incur, assume or suffer to exist any indebtedness, issuances of debt securities, guarantees, loans or advances not in existence as of the date of this Agreement except in the ordinary course of business consistent with past practice.
      (h) Compensation. Other than as contemplated by Section 4.02(c) or Section 4.02(g) of the Company Disclosure Schedule, the Company shall not (i) enter into any new, or amend any existing, employment, severance, consulting or salary continuation agreements with or for the benefit of any officers, directors or employees of the Company, (ii) grant any increases in the compensation, bonuses or benefits to officers, directors and employees (other than normal compensation increases to persons who are not non-employee directors in the ordinary course of business consistent with past practices), (iii) make any increase in or commitment to increase any employee benefits, (iv) issue any additional Company Stock Options, (v) adopt or make any commitment to adopt any additional employee benefit plan or (vi) make any contribution, other than regularly scheduled contributions, to any Company Benefit Plan, except in the case of clause (i), but only with respect to employees under such clause, and clauses (iii) through (vi), in the ordinary course of business consistent with past practice or as required by an existing agreement.
      (i) Accounting Methods; Income Tax Elections. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, or as required by a Governmental Entity, the Company shall not change its methods of accounting, except as required by changes in GAAP as concurred in by the Company’s independent public accountants. The Company shall not (i) change its fiscal year, (ii) make or change any material tax election, or (iii) settle or compromise any material tax liability or claim for refund without Parent’s written consent, which consent will not be unreasonably withheld or delayed. Notwithstanding the foregoing, the Company shall take and perform all accounting actions and steps necessary to effectuate its obligations pursuant to Section 5.10(b).
      (j) Certain Agreements. Except in the ordinary course of business, the Company shall not, and shall not permit any of its Subsidiaries to enter into any agreements or arrangements that limit or otherwise restrict the Company or any of its Subsidiaries or any of their respective affiliates or any successor thereto, or that, after the Effective Time, limits or restricts Parent or any of its affiliates (including the Surviving

Corporation) or any successor thereto, from engaging or competing in any line of business or in any geographic area.
      (k) Settlement of Litigation. Prior to settling or compromising any pending material action, suit or claim, or entering into any consent decree, injunction or similar restraint or form of equitable relief in settlement of any pending material action, suit or claim, the Company shall consult with, and consider in good faith the view of Parent. To the extent permitted by applicable law, the Company shall not settle or compromise any material action, suit or claim which is not pending as of the date hereof and is not related to any action, suit or claim so pending, or enter into any consent decree, injunction or similar restraint or form of equitable relief in settlement of any material action, suit or claim which is not pending as of the date hereof and is not related to any action, suit or claim so pending, except with the prior consent of Parent, which consent shall not be unreasonably withheld or delayed.
      (l) No Related Actions. The Company shall not, and shall not permit any of its Subsidiaries to, agree or commit to any of the foregoing.
      Section 4.03.     Governmental Filings. Each party shall (a) confer on a regular and frequent basis with the other and (b) report to the other (to the extent permitted by law or regulation or any applicable confidentiality agreement) on operational matters. The Company and Parent shall file all reports required to be filed by each of them with the SEC (and all other Governmental Entities) between the date of this Agreement and the Effective Time and shall (to the extent permitted by law or regulation or any applicable confidentiality agreement) deliver to the other party copies of all such reports, announcements and publications filed with the SEC promptly after the same are filed.
      Section 4.04.     Control of Other Party’s Business. Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s operations prior to the Effective Time. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.
ARTICLE 5
Additional Agreements
      Section 5.01.     Preparation of Proxy Statement; Stockholders Meetings.
      (a) As promptly as reasonably practicable following the date hereof, Parent and the Company shall prepare and file with the SEC mutually acceptable proxy materials which shall constitute the Joint Proxy Statement/ Prospectus (such proxy statement/ prospectus, and any amendments or supplements thereto, the “Joint Proxy Statement/ Prospectus”) and Parent shall prepare and file a registration statement on Form S-4 with respect to the issuance of Parent Common Stock in the Merger (the “Form S-4”). The Joint Proxy Statement/ Prospectus will be included in and will constitute a part of the Form S-4 as Parent’s prospectus. The Form S-4 and the Joint Proxy Statement/ Prospectus shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder. Each of Parent and the Company shall use reasonable best efforts to have the Form S-4 declared effective by the SEC and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the transactions contemplated thereby. Parent and the Company shall, as promptly as practicable after receipt thereof, provide the other party copies of any written comments and advise the other party of any oral comments, with respect to the Joint Proxy Statement/ Prospectus received from the SEC. Parent shall provide the Company with a reasonable opportunity to review and comment on any amendment or supplement to the Form S-4 and any communications (other than any communications filed pursuant to Rule 425 of the Securities Act) prior to filing such with the SEC, and will provide the Company with a copy of all such filings and communications made with the SEC. Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) to the Joint Proxy Statement/ Prospectus or the Form S-4 shall be made without the approval of both parties, which approval shall not be unreasonably withheld or delayed; provided that, with respect to documents filed by a party which are incorporated by reference in the Form S-4 or Joint Proxy Statement/ Prospectus, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations; and provided, further, that Parent, in connection with a Change in the Parent Recommendation (as defined in Section 5.01(c)), and the Company, in connection with a Change in the Company Recommendation (as defined in Section 5.01(b)), may amend or supplement the Joint Proxy Statement/ Prospectus or Form S-4 (including by incorporation by reference) pursuant to a Qualifying Amendment (as defined below) to effect such a Change in the Company Recommendation or a Change in the Parent Recommendation (as the case may be), and in such event, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations, and shall be subject to the right of the Company or Parent (as the case may be) to have its Board of Directors’ deliberations and conclusions to be accurately described. A “Qualifying Amendment” means an amendment or supplement to the Joint Proxy Statement/ Prospectus or Form S-4 (including by incorporation by reference) to the extent it contains (i) a Change in the Parent Recommendation or a Change in the Company Recommendation (as the case may be), (ii) a statement of the reasons of the Board of Directors of Parent or the Company (as the case may be) for making such Change the Parent Recommendation or Change in the Company Recommendation (as the case may be) and (iii) additional information reasonably related to the foregoing. Parent will use reasonable best efforts to cause the Joint Proxy Statements/ Prospectus to be mailed to Parent’s stockholders, a nd the Company will use reasonable best efforts to cause the Joint Proxy Statement/ Prospectus to be mailed to the Company’s stockholders, in each case after the Form S-4 is declared effective under the Securities Act. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the Share Issuance and the Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action. Each party will advise the other party, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement/ Prospectus or the Form S-4. If at any time prior to the Effective Time any information relating to Parent or the Company, or any of their respective affiliates, officers or directors, should be discovered by Parent or the Company which should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement/ Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of Parent and the Company.
      (b) The Company shall duly take all lawful and commercially reasonable action to call, give notice of, convene and hold a meeting of its stockholders on a date as soon as reasonably practicable (the “Company Stockholders Meeting”) for the purpose of obtaining the Company Stockholder Approval with respect to the adoption of this Agreement and shall take all lawful and commercially reasonable action to solicit the adoption of this Agreement by the Company Stockholder Approval; and the Board of Directors of the Company shall recommend adoption of this Agreement by the stockholders of the Company to the effect as set forth in Section 3.02(f) (the “Company Recommendation”), and shall not withdraw, modify or qualify (a “Change”) in any manner adverse to Parent such recommendation (collectively, a “Change in the Company Recommendation”); provided the foregoing shall not prohibit accurate disclosure (and such disclosure shall not be deemed to be a Change in the Company Recommendation) of factual information regarding the business, financial condition or results of operations of Parent or the Company or the fact that an Acquisition Proposal has been made, the identity of the party making such proposal or the material terms of such proposal (provided that the Board of Directors of the Company does not withdraw, modify or qualify in any manner adverse to Parent its recommendation) in the Form S-4 or the Joint Proxy Statement/ Prospectus or otherwise, to the extent such factual information is required to be disclosed under applicable law; and, provided further, that the Board of Directors of the Company may make a Change in the Company Recommendation prior to the Company Stockholders Meeting (x) following receipt of any Acquisition Proposal with respect to which the Board of Directors of the Company believes in good faith, after consultation with its independent financial advisor, there is a reasonable likelihood that such Acquisition Proposal could result in a Superior Proposal or (y) if a Material Adverse Effect has occurred with respect to Parent, and, in the case of either (x) or (y), the Board of Directors of the Company determines in good faith that the failure to effect such Change in the Company Recommendation could be reasonably expected to result in a breach of the fiduciary duties of the Company Board of Directors under applicable law. Notwithstanding any Change in the Company Recommendation, this Agreement shall be submitted to the stockholders of the Company at the Company Stockholders Meeting for the purpose of adopting the Agreement and approving the Merger; provided that this Agreement shall not be required to be submitted to the stockholders of the Company at the Company Stockholders Meeting if this Agreement has been terminated pursuant to Section 7.01 hereof.
      (c) Parent shall duly take all lawful and commercially reasonable action to call, give notice of, convene and hold a meeting of its stockholders on a date as soon as reasonably practicable (the “Parent Stockholders Meeting”) for the purpose of obtaining the Parent Stockholder Approval and shall take all lawful and commercially reasonable action to solicit the approval of this Agreement and the Share Issuance and the Board of Directors of Parent shall recommend approval of this Agreement and the Share Issuance by the stockholders of Parent to the effect as set forth in Section 3.01(f) (the “Parent Recommendation”), and shall not Change in any manner adverse to the Company such recommendation (collectively, a “Change in the Parent Recommendation”); provided the foregoing shall not prohibit accurate disclosure (and such disclosure shall not be deemed to be a Change in the Parent Recommendation) of factual information regarding the business, financial condition or operations of Parent or the Company (provided that the Board of Directors of Parent does not withdraw, modify or qualify in any manner adverse to the Company its recommendation) in the Form S-4 or the Joint Proxy Statement/ Prospectus or otherwise, to the extent such factual information, is required to be disclosed under applicable law; and provided further, that the Board of Directors of Parent may make a Change in the Parent Recommendation prior to Parent Stockholders Meeting if a Material Adverse Effect has occurred with respect to the Company. Notwithstanding any Change in the Parent Recommendation, a proposal to approve this Agreement and the Share Issuance shall be submitted to the stockholders of Parent at the Parent Stockholders Meeting for the purpose of obtaining the Parent Stockholder Approval; provided that this Agreement shall not be required to be submitted to the stockholders of Parent at the Parent Stockholders Meeting if this Agreement has been terminated pursuant to Section 7.01 hereof.
      (d) For purposes of this Agreement, a Change in the Company Recommendation shall be deemed to include, without limitation, a recommendation by the Company Board of Directors of a third party Acquisition Proposal with respect to the Company.
      (e) Parent and the Company shall cause the Company Stockholders Meeting and the Parent Stockholders Meeting to be held on the same day.
      Section 5.02.     Access to Information/ Employees.
      (a) Upon reasonable notice, each party shall (and shall cause its Subsidiaries to) afford to the officers, employees, accountants, counsel, financial advisors and other representatives of the other party reasonable access during normal business hours, during the period prior to the Effective Time, to all its properties, books, contracts, commitments, records, business plans, systems, officers and employees (provided that the Company’s access to the employees of Parent and its Subsidiaries shall be limited to confirming the accuracy of Parent’s and Merger Sub’s representations and warranties contained in this Agreement) and, during such period, such party shall (and shall cause its Subsidiaries to) furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it during such period pursuant to the requirements of Federal or state securities laws, as applicable (other than documents which such party is not permitted to disclose under applicable law), and (b) all other information concerning it and its business, properties and personnel as such other party may reasonably request (including consultation on a regular basis with such parties, agents, advisors, attorneys and representatives with respect to litigation matters); provided, however, that either party may restrict the foregoing access to the extent that (a) any law, treaty, rule or regulation of any Governmental Entity applicable to such party requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information or (b) the information is subject to confidentiality obligations to a third party (provided that Parent or the Company shall use its commercially reasonable efforts, as the case may be, to obtain the consent of such third party to disclose such information). Information obtained pursuant to this Section 5.02 shall be subject to the provisions of the Confidentiality Agreement (as amended or supplemented from time to time in accordance with the terms thereof), the terms of which are incorporated herein by reference.
      (b) The Company shall use its reasonable best efforts to facilitate Parent’s efforts in connection with its transition and integration planning.
      (c) After the date hereof Parent and the Company shall establish a mechanism reasonably acceptable to both parties by which Parent will be permitted, prior to the Effective Time and subject to applicable law, to communicate directly with the Company employees regarding employee related matters after the Effective Time.
      Section 5.03.     Commercially Reasonable Efforts.
      (a) Subject to the terms and conditions of this Agreement, each party will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable after the date hereof, including (i) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings, tax ruling requests and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits, tax rulings and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement and (ii) taking all reasonable steps as may be necessary to obtain all such material consents, waivers, licenses, registrations, permits, authorizations, tax rulings, orders and approvals. In furtherance and not in limitation of the foregoing, each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act and any other Regulatory Law (as defined in Section 5.03(b) below) with respect to the transactions contemplated hereby as promptly as practicable after the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and any other Regulatory Law and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable. If necessary to obtain any regulatory approval pursuant to any Regulatory Law, or if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted by a Governmental Entity), challenging the Merger or any other transaction contemplated by this Agreement as violative of any Regulatory Law, each of Parent and the Company shall cooperate with each other and, if necessary to (I) obtain any regulatory approval, (II) contest, resist or resolve any such action or proceeding, or (III) have vacated, lifted, reversed or overturned any decree, judgment, injunction, or other order (whether temporary, preliminary or permanent): (x) Parent shall take any and all actions with respect to its assets or the assets of any of its Subsidiaries (including selling, holding separate, licensing or otherwise disposing of such assets, or agreeing to, or permitting, any of the foregoing with respect to such assets); and (y) Parent shall direct the Company, and the Company at the direction of the Parent shall take any and all actions with respect to its assets or the assets of any of its Subsidiaries (including selling, holding separate, licensing or otherwise disposing of such assets, or agreeing to, or permitting any of the foregoing with respect to such assets); provided, however, that neither Parent nor the Company shall be required to take any of the actions pursuant to clauses (x) and (y) to the extent that the assets to be sold, held separate, licensed or otherwise disposed of generated, in calendar year 2004 (based on the internal financial records of the Company or Parent, as the case may be) more than $1.9 billion in net sales (each of the actions set forth in clauses (x) or (y) (subject to the foregoing proviso) being referred to as “Specified Efforts”).
      (b) Each of Parent and the Company shall, in connection with the efforts referenced in Section 5.03(a) obtain all requisite material approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Regulatory Law, use its commercially reasonable efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other party of any communication received by such party from, or given by such party to, the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the DOJ, the FTC or any such other Governmental Entity or, in connection with any proceeding by a private party, with any other Person. For purposes of this Agreement, “Regulatory Law” means the Sherman Act, as amended, Council Regulation No. 139/2004 of the European Community, as amended (the “EC Merger Regulation”), the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate (i) foreign investment or (ii) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.
      (c) If any objections are asserted with respect to the transactions contemplated hereby under any Regulatory Law or if any suit is instituted by any Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any Regulatory Law, each of Parent and the Company shall use its commercially reasonable efforts to resolve any such objections or challenge as such Governmental Entity or private party may have to such transactions under such Regulatory Law so as to permit consummation of the transactions contemplated by this Agreement. For the avoidance of doubt, it is agreed that for purposes of this Agreement “Specified Efforts” constitute “commercially reasonable efforts.”
      Section 5.04.     Acquisition Proposals. The Company agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall use its commercially reasonable efforts to cause its and its Subsidiaries’ employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, initiate, solicit, encourage or knowingly facilitate (including by way of furnishing information) any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it, or any purchase or sale of the consolidated assets (including without limitation stock of Subsidiaries) of the Company and its Subsidiaries, taken as a whole, having an aggregate value equal to 10% or more of the market capitalization of the Company, or any purchase or sale of, or tender or exchange offer for, 10% or more of the equity securities of the Company (any such proposal or offer (other than a proposal or offer made by the other party or an affiliate thereof or any proposal or offer made in conjunction with Specified Efforts) being hereinafter referred to as an “Acquisition Proposal”). The Company further agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall use its commercially reasonable efforts to cause its and its Subsidiaries’ employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, have any discussion with or provide any confidential information or data to any Person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal or accept an Acquisition Proposal. Notwithstanding anything in this Agreement to the contrary, the Company or the Company’s Board of Directors shall be permitted to (A) to the extent applicable, comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal, (B) effect a Change in the Company Recommendation in accordance with Section 5.01(b), or (C) engage in any discussions or negotiations with, or provide any information to, any Person in response to an unsolicited bona fide written Acquisition Proposal by any such Person, if and only to the extent that, in any such case as is referred to in clause (C), (i) the Company’s Stockholders Meeting shall not have occurred, (ii) the Company’s Board of Directors concludes in good faith (I) after consultation with its independent financial advisor, that there is a reasonable likelihood that such Acquisition Proposal could result in a Superior Proposal, and (II) after consultation with its outside legal counsel, that failure to take such action could be reasonably expected to result in a breach of its fiduciary duties under applicable law, (iii) prior to providing any information or data to any Person in connection with an Acquisition Proposal by any such Person, the Company’s Board of Directors receives from such Person an executed confidentiality agreement customary for a transaction of this type (provided that such agreement shall not be required to contain standstill provisions), and (iv) prior to providing any information or data to any Person or entering into discussions or negotiations with any Person, the Company notifies Parent promptly of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, any of its representatives indicating, in connection with such notice, the name of such Perso n and the material terms and conditions of any inquiries, proposals or offers. The Company agrees that it will promptly keep Parent informed of the status and terms of any such proposals or offers and the status and terms of any such discussions or negotiations. The Company agrees that it will, and will cause its officers, directors and representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any parties conducted heretofore with respect to any Acquisition Proposal. The Company agrees that it will use commercially reasonable efforts to promptly inform its directors, officers, key employees, agents and representatives of the obligations undertaken in this Section 5.04. Nothing in this Section 5.04 shall (x) permit Parent or the Company to terminate this Agreement (except as specifically provided in Article 7 hereof) or (y) affect any other obligation of Parent or the Company under this Agreement.
      Section 5.05.     Fees and Expenses. Subject to Section 7.02, whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses, except (a) if the Merger is consummated, the Surviving Corporation or its relevant Subsidiary shall pay, or cause to be paid, any and all property or transfer taxes imposed on the Company or its Subsidiaries, (b) Expenses incurred in connection with the filing, printing and mailing of the Joint Proxy Statement/ Prospectus, which shall be paid 50% by Parent and 50% by the Company, and (c) filing fees payable pursuant to the HSR Act, regulatory laws and other filing fees incurred in connection with this Agreement, which shall be paid 50% by Parent and 50% by the Company. As used in this Agreement, “Expenses” includes all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Joint Proxy Statement/ Prospectus and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby.
      Section 5.06.     Directors’ and Officers’ Indemnification and Insurance. The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, (a) indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, officers and employees of the Company and its Subsidiaries (in all of their capacities) (i) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by the Company pursuant to the Company’s (or such Subsidiary’s) certificate of incorporation, bylaws and indemnification agreements, if any, in existence on the date hereof with any directors, officers and employees of the Company and its Subsidiaries and (ii) without limitation to clause (i), to the fullest extent permitted by law, in each case for acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby), (b) include and cause to be maintained in effect in the Surviving Corporation’s (or any successor’s) certificate of incorporation and bylaws, the current provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses contained in the certificate of incorporation and bylaws of the Company and (c) cause to be maintained for a period of six years after the Effective Time the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company (provided that the Surviving Corporation (or any successor) may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before the Effective Time; provided, however, that in no event shall Parent be required to pay aggregate annual premiums for insurance under this Section 5.06 in excess of 250% of the annual premiums paid by the Company as of the date hereof (the “Current Premium”) and if such premiums for such insurance at any time exceed 250% of the Current Premium, then Parent shall cause to be maintained policies of insurance that provide the maximum coverage available at an annual premium equal to 250% of the Current Premium. The obligations of the Surviving Corporation under this Section 5.06 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 5.06 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 5.06 applies shall be third party beneficiaries of this Section 5.06).
      Section 5.07.     Public Announcements. Parent and the Company shall use commercially reasonable efforts to develop a joint communications plan and each party shall use commercially reasonable efforts to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan. Unless otherwise required by applicable law or by obligations pursuant to any listing agreement with or rules of any securities exchange, (x) prior to the issuance by the Company of any press release or other public statement or disclosure concerning this Agreement or the transactions contemplated hereby, the Company shall obtain the consent of Parent, and (y) prior to the issuance by Parent of any press release or other public statement or disclosure concerning this Agreement or the transactions contemplated hereby, Parent shall obtain the consent of the Company. In addition to the foregoing, except to the extent disclosed in or consistent with the Joint Proxy Statement/ Prospectus in accordance with the provisions of Section 5.01, neither Parent nor the Company shall issue any press release or otherwise make any public statement or disclosure concerning the other party or the other party’s business, financial condition or results of operations without the consent of the other party, which consent shall not be unreasonably withheld or delayed.
      Section 5.08.     Accountant’s Letters.
      (a) Parent shall use commercially reasonable efforts to cause to be delivered to the Company two letters from Parent’s independent public accountants, one dated approximately the date on which the Form S-4 shall become effective and one dated the Closing Date, each addressed to Parent and the Company, in form reasonably satisfactory to the Company and customary in scope for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.
      (b) The Company shall use commercially reasonable efforts to cause to be delivered to Parent two letters from the Company’s independent public accountants, one dated approximately the date on which the Form S-4 shall become effective and one dated the Closing Date, each addressed to the Company and Parent, in form reasonably satisfactory to Parent and customary in scope for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.
      Section 5.09.     Listing of Shares of Parent Common Stock. Parent shall use its commercially reasonable efforts to cause the shares of Parent Common Stock to be issued in the Merger and the shares of Parent Common Stock to be reserved for issuance upon exercise of the Company Stock Options to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

      Section 5.10.     Dividends.
      (a) After the date of this Agreement, each of Parent and the Company shall coordinate with the other the payment of dividends with respect to the Parent Common Stock and Company Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties that holders of Parent Common Stock and Company Common Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of Parent Common Stock and/or Company Common Stock or any shares of Parent Common Stock that any such holder receives in exchange for such shares of Company Common Stock in the Merger.
      (b)(i) After the date of this Agreement, the Company and Parent shall use their best efforts to develop and agree on a plan for cash payments, prior to the earlier of (a) the Closing and (b) December 31, 2005, by the foreign Subsidiaries of the Company to the Company or its U.S. Subsidiaries that (x) constitute dividends for U.S. federal income tax purposes and (y) are intended to qualify for the temporary dividends received deduction under Section 965(a)(1) of the Code (each such dividend, a “Section 965 Dividend”). The parties agree that such plan shall maximize, to the extent commercially practicable, the amount of Section 965 Dividends. In the event that the Company and Parent reach agreement on all or any aspects of such a plan (an “Agreed Plan”), the Company shall timely take all actions reasonably necessary to implement such Agreed Plan, including but not limited to the payment of all Section 965 Dividends contemplated by the Agreed Plan, making any necessary election on any Tax Return and obtaining approval of a plan providing for the reinvestment of each Section 965 Dividend in the United States for a permitted purpose.
      (ii) In the event that the Company and Parent are unable to reach agreement on all or any aspects of such a plan, Parent shall provide to the Company in writing a proposed plan for the payment of Section 965 Dividends that are not part of an Agreed Plan (the “Parent Proposed Plan”). Upon the written request of Parent, the Company shall (a) prior to the satisfaction of the conditions set forth in Sections 6.01(a) and 6.02(g) (the “Specified Conditions”), use its best efforts to take all preparatory actions or steps contemplated by the Parent Proposed Plan other than such actions or steps that the Company reasonably believes would impose material costs on or other material detriment to the Company or any of its Subsidiaries that the Company and its Subsidiaries would not otherwise incur in connection with the payment of Section 965 Dividends, and (b) if the Specified Conditions are satisfied on or before December 15, 2005, use its best efforts to take the remaining actions or steps contemplated by the Parent Proposed Plan, including the payment of all Section 965 Dividends contemplated by the Parent Proposed Plan, as promptly as possible after the satisfaction of such conditions, and timely take all actions reasonably necessary to qualify such Section 965 Dividends for the temporary dividends received deduction under Section 965(a)(1) of the Code, including but not limited to making any necessary election on any Tax Return and obtaining approval of a plan providing for the reinvestment of each Section 965 Dividend in the United States for a permitted purpose.
      (iii) The Company shall not cause or permit any of its foreign Subsidiaries to pay any Section 965 Dividend that is not part of an Agreed Plan, provided that, if the Specified Conditions have not been satisfied on or before December 15, 2005, with the written consent of Parent (not to be unreasonably withheld or delayed), the Company shall be permitted to cause or permit one or more of its foreign Subsidiaries to pay a Section 965 Dividend that is not part of an Agreed Plan, and shall timely take all actions reasonably necessary to qualify such Section 965 Dividends for the temporary dividends received deduction under Section 965(a)(1) of the Code, including but not limited to making any necessary election on any Tax Return and obtaining approval of a plan providing for the reinvestment of each Section 965 Dividend in the United States for a permitted purpose.
      Section 5.11.     Affiliates. Not less than 45 days prior to the Effective Time, the Company shall deliver to Parent a letter identifying all persons who, in the judgment of the Company, may be deemed at the time this Agreement is submitted for adoption by the stockholders of the Company, “affiliates” of the Company for purposes of Rule 145 under the Securities Act and applicable SEC rules and regulations, and such list shall be updated as necessary to reflect changes from the date thereof. The Company shall use commercially reasonable efforts to cause each person identified on such list to deliver to Parent not less than 30 days prior to the Effective Time, a written agreement substantially in the form attached as Exhibit 5.11 hereto (an “Affiliate Agreement”).
      Section 5.12.     Section 16 Matters. Prior to the Effective Time, each of Parent and the Company shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by Article 1 or Article 2 of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with the No-Action Letter dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP.
      Section 5.13.     Tax Treatment. Parent and the Company intend the Merger to qualify as a reorganization under Section 368(a) of the Code. Each of Parent and the Company, and each of their respective affiliates shall use their best efforts to cause the Merger to so qualify and to obtain the opinions of Cadwalader, Wickersham & Taft LLP and Davis Polk & Wardwell referred to in Sections 6.02(c) and 6.03(c) of this Agreement. For purposes of the Tax opinions described in Sections 6.02(c) and 6.03(c) of this Agreement, each of Parent and the Company shall use their best efforts to provide representation letters substantially in the form of Exhibits 6.02(c)(2) and 6.02(c)(3) hereto, each dated on or about the date the Form S-4 shall become effective, and subsequently, on the Closing Date. Each of Parent, Merger Sub and the Company and each of their respective affiliates shall use their best efforts not to take any action, shall not fail to take any action, cause any action to be taken or not taken, or suffer to exist any condition, which action or failure to take action or condition would prevent, or would be reasonably likely to prevent, the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
      Section 5.14.     Notification of Certain Matters. The Company shall give prompt notice to Parent and Merger Sub, and Parent or Merger Sub, as the case may be, shall give prompt notice to the Company, of the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which is likely to (a) to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate if made as of any time at or prior to the Effective Time and (b) to result in any failure of such party at Closing to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.14 shall not limit or otherwise affect the remedies available hereunder to any of the parties sending or receiving such notice.
      Section 5.15.     Employee Matters. Parent shall and shall cause its Subsidiaries (including the Surviving Corporation) to:

(i) assume and honor the terms of all Benefit Plans of the Company and its Subsidiaries set forth on Section 3.02(p) of the Company Disclosure Schedule and to pay or provide, or cause its Subsidiaries to pay or provide, the benefits required thereunder, recognizing that the consummation of the transactions contemplated hereby will constitute a “change in control” for purposes of such Benefit Plans that include a provision for modifications to benefits in the event of a “change in control”;

(ii) until the second anniversary of the Effective Time (the “Benefits Maintenance Period”), with respect to employees of the Company and the Subsidiaries as of the Effective Time (“Company Employees”) (other than those subject to collective bargaining obligations or agreements), provide a level of aggregate employee benefits and compensation (excluding equity-based awards), taking into account all such Company Benefit Plans and other programs sponsored or maintained by the Company and its Subsidiaries (other than equity-based plans) that is substantially comparable in the aggregate to the aggregate employee benefits and compensation provided, with respect to service to the Company or any of its Subsidiaries, to Company Employees immediately prior to the Effective Time; and

(iii) following the Benefit Maintenance Period, Parent shall make no alteration or modification of any retiree welfare benefit covering any retired Company Employees or any Company Employee who, immediately prior to the Effective Time, is entitled to retiree welfare benefits and who retires during the Benefit Maintenance Period which would result in such individual (or such individual’s eligible dependents) receiving retiree welfare benefits that are less favorable in the aggregate than those provided to such persons immediately prior to the Effective Time or upon retirement during the Benefits Maintenance Period (as applicable); provided that Parent may reduce or terminate the foregoing benefits to the extent Parent reduces or terminates retiree welfare benefits for similarly situated employees of Parent.

      (b) If Company Employees are included in any Benefit Plan, sponsored or maintained by Parent or any of its Subsidiaries following the Effective Time, the Company Employees shall receive credit for service with the Company and its Subsidiaries and their predecessors prior to the Effective Time to the same extent and for the same purposes thereunder as such service was counted under similar Benefit Plans set forth on Section 3.02(p) of the Company Disclosure Schedule for all purposes (except that, with respect to benefit accrual, such service shall not be counted to the extent that it would result in a duplication of benefits and shall not be counted for purposes of benefit accrual under any defined benefit plan); provided, however, that service of Company Employees subject to collective bargaining agreements or obligations shall be determined under such collective bargaining agreements or obligations. If Company Employees or their dependents are included in any medical, dental or health plan (a “Successor Plan”) other than the plan or plans in which they participated immediately prior to the Effective Time (a “Prior Plan”), any such Successor Plan shall not include any restrictions or limitations with respect to pre-existing condition exclusions or any actively-at-work requirements (except to the extent such exclusions were applicable under any similar Prior Plan at the Effective Time) and any eligible expenses incurred by any Company Employee and his or her covered dependents during the portion of the plan year of such Prior Plan ending on the date such employee’s participation in such Successor Plan begins shall be taken into account under such Successor Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such Successor Plan. Without limiting the generality of the foregoing, for purposes of determining severance pay and benefits under any applicable Severance Plan covering a Company Employee at or after the Effective Time, each Company Employee shall receive credit for service prior to the Effective Time with the Company and its Subsidiaries and their predecessors to the same extent and for the same purposes as such service was counted under the applicable Company Severance Plans as in effect before the Effective Time, as well as for service from and after the Effective Time with Parent and any of its Subsidiaries (including the Surviving Corporation).
      (c) Prior to the Effective Time, the Company shall determine which Benefit Plans may be subject to the excise tax and penalties of Section 409A of the Code and shall take such reasonable measures as may be necessary with respect to such Benefit Plans to avoid the imposition of such tax and penalties; provided, however, that to the extent any such change would accelerate the payment of any amounts, or would, individually or in the aggregate, materially increase the cost to, or liability of, the Company under any Benefit Plan(s), the Company shall only take such actions with the consent of Parent (which consent shall not be unreasonably withheld).
      Section 5.16.     Director Resignations. On the Closing Date, the Company shall cause to be delivered to Parent duly executed resignations, effective as of the Effective Time, of each member of the Board of Directors of the Company and shall take such other action as is necessary to accomplish the foregoing.
      Section 5.17.     Dissenters’ Rights. Parent shall give the Company prompt notice of any demands received by Parent for the fair cash value of Parent Common Stock. Parent shall (i) not, without the prior written consent of the Company, waive any requirement under or compliance with the laws of the State of

Ohio applicable to any stockholder of Parent demanding the fair cash value of shares of Parent Common Stock (a “Dissenting Stockholder”) and (ii) require each Dissenting Stockholder holding shares of Parent Common Stock in certificated form to deliver such shares to Parent, and Parent shall endorse on such shares a legend to the effect that a demand for the fair cash value of such shares has been made.
ARTICLE 6
Conditions Precedent
      Section 6.01.     Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the Company, Parent and Merger Sub to effect the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:
      (a) Stockholder Approval. (i) The Company shall have obtained the Company Stockholder Approval and (ii) Parent shall have obtained the Parent Stockholder Approval.
      (b) No Injunctions or Restraints, Illegality. No Laws shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order, judgment, decision, opinion or decree issued by a court or other Governmental Entity of competent jurisdiction in the United States or the European Union shall be in effect, having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.
      (c) Governmental Actions. Without prejudice to the obligations of the parties to undertake Specified Efforts, there shall not have been instituted and continuing or pending any action or proceeding by any Governmental Entity of competent jurisdiction in the United States or the European Union seeking to make the Merger illegal or otherwise prohibiting consummation of the Merger.
      (d) HSR Act; EC Merger Regulation. Each of (i) the waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired, and (ii) the approval of the Merger by the European Commission shall have been granted pursuant to the EC Merger Regulation.
      (e) NYSE Listing. The shares of Parent Common Stock to be issued in the Merger and such other shares to be reserved for issuance in connection with the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.
      (f) Effectiveness of the Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.
      Section 6.02.     Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction of, or waiver by Parent, on or prior to the Closing Date of the following conditions:
      (a) Representations and Warranties. Each of the representations and warranties of the Company set forth in this Agreement that is qualified as to Material Adverse Effect shall be true and correct, and each of the representations and warranties of the Company set forth in this Agreement that is not so qualified shall be true and correct, except where the failure to be so true and correct, individually or in the aggregate, would not have a Material Adverse Effect on the Company, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date and except as such representations and warranties are affected by actions explicitly permitted by this Agreement), and Parent shall have received a certificate of the chief executive officer and the chief financial officer of the Company to such effect.
      (b) Performance of Obligations of the Company. The Company shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the

Closing Date that are qualified as to Material Adverse Effect and shall have performed or complied in all material respects with all other agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are not so qualified, and Parent shall have received a certificate of the chief executive officer and the chief financial officer of the Company to such effect.
      (c) Tax Opinions. Parent shall have received from Cadwalader, Wickersham & Taft LLP, counsel to Parent, on or about the date the Form S-4 shall become effective, and subsequently, on the Closing Date, written opinions dated as of such dates substantially in the form of Exhibit 6.02(c)(1). In rendering such opinions, counsel to Parent shall be entitled to rely upon representations provided by Parent and the Company substantially in the form of Exhibits 6.02(c)(2) and 6.02(c)(3) (allowing for such amendments to the representations as counsel to Parent deems reasonably necessary).
      (d) The Company Rights Agreement. The Company Rights Agreement shall have been amended so that no Stock Acquisition Date or Distribution Date (as such terms are defined in Company Rights Agreement) shall have occurred pursuant to Company Rights Agreement.
      (e) Governmental and Regulatory Approvals. Without prejudice to the obligations of the parties to undertake Specified Efforts, other than the filing provided for under Section 1.03 and filings pursuant to the HSR Act, EC Merger Regulation and other regulatory laws (which are addressed in Section 6.01(d)), all consents, approvals and actions of, filings with and notices to any Governmental Entity required of Parent, the Company or any of their Subsidiaries to consummate the Merger, the Share Issuance and the other transactions contemplated hereby, the failure of which to be obtained or taken, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries (including the Surviving Corporation and its Subsidiaries), taken together after giving effect to the Merger, shall have been obtained.
      (f) No Material Adverse Change. Since the date of this Agreement, there shall not have been any state of facts, change, development, effect, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect on the Company.
      (g) Dissenters. Holders of not more than 5% of the outstanding Parent Common Stock shall have exercised their dissenters’ rights under the Ohio General Corporation Law.
      Section 6.03.     Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are subject to the satisfaction of, or waiver by the Company, on or prior to the Closing Date of the following additional conditions:
      (a) Representations and Warranties. Each of the representations and warranties of Parent set forth in this Agreement that is qualified as to Material Adverse Effect shall be true and correct, and each of the representations and warranties of Parent set forth in this Agreement that is not so qualified shall be true and correct, except where the failure to be so true and correct, individually or in the aggregate, would not have a Material Adverse Effect on the Parent, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date and except as such representations and warranties are affected by actions explicitly permitted by this Agreement), and the Company shall have received a certificate of the chief executive officer and the chief financial officer of Parent to such effect.
      (b) Performance of Obligations of Parent. Parent shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to Material Adverse Effect and shall have performed or complied in all material respects with all other agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are not so qualified, and the Company shall have received a certificate of the chief executive officer and the chief financial officer of Parent to such effect.
      (c) Tax Opinions. The Company shall have received from Davis Polk & Wardwell, counsel to the Company, on or about the date the Form S-4 shall become effective, and subsequently, on the Closing Date, written opinions dated as of such dates substantially in the form of Exhibit 6.03(c)(1). In rendering such opinion, counsel to the Company shall be entitled to rely upon representations provided by Parent and the Company substantially in the form of Exhibits 6.02(c)(2) and 6.02(c)(3) (allowing for such amendments to the representations as counsel to the Company deems reasonably necessary).
      (d) No Material Adverse Change. Since the date of this Agreement, there shall not have been any state of facts, change, development, effect, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect on the Parent.
ARTICLE 7
Termination And Amendment
      Section 7.01.     General. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time notwithstanding approval thereof by the stockholders of the Company:
      (a) by mutual written consent duly authorized by the Boards of the Company and Parent;
      (b) by the Company or Parent, if the Closing shall not have occurred on or before November 30, 2005 (the “Termination Date” which term shall include the date of any extension under this Section 7.01(b)); provided, however, that if on the Termination Date the conditions to Closing set forth in Sections 6.01(c), 6.01(d) or 6.02(e) shall not have been fulfilled but all other conditions to Closing shall or shall be capable of being fulfilled, then the Termination Date shall be automatically extended to February 28, 2006; and provided, further, that the right to terminate this Agreement under this Section 7.01(b) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur before such date;
      (c) by the Company, if Parent shall have breached in any material respect any of its representations or warranties or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, which breach or failure to perform (1) is incapable of being cured by Parent prior to the Termination Date and (2) renders any condition under Sections 6.03(a) or 6.03(b) incapable of being satisfied prior to the Termination Date;
      (d) by Parent, if the Company shall have breached in any material respect any of its representations or warranties or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, which breach or failure to perform (1) is incapable of being cured by the Company prior to the Termination Date and (2) renders any condition under Sections 6.02(a) or 6.02(b) incapable of being satisfied prior to the Termination Date;
      (e) by the Company or Parent, upon written notice to the other party, if a Governmental Entity of competent jurisdiction in the United States or the European Union shall have issued an order, judgment, decision, opinion, decree or ruling (which the party seeking to terminate shall have used its best efforts to resist, resolve or lift, as applicable, subject to the provisions of Section 5.03) permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and such order, decree or ruling shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this clause (e) has fulfilled its obligations under Section 5.03;
      (f) by the Company if (i) the Board of Directors of Parent shall have withdrawn or changed or modified the Parent Recommendation in a manner adverse to the Company or (ii) Parent materially breaches its obligations under this Agreement by reason of a failure to call the Parent Stockholders Meeting in accordance with Section 5.01(c);
      (g) by Parent if (i) the Board of Directors of the Company shall have withdrawn or changed or modified the Company Recommendation in a manner adverse to Parent or (ii) the Company materially breaches its obligations under this Agreement by reason of a failure to call the Company Stockholders Meeting in accordance with Section 5.01(b);

      (h) by the Company, if the (i) Board of Directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal to the Company and the Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement (or a description of all material terms and conditions thereof) to such notice, (ii) Parent does not make, within four Business Days of receipt of the Company’s written notification of its intention to enter into a binding agreement for such Superior Proposal, an offer that the Board of Directors of the Company determines, in good faith after consultation with a financial advisor of nationally recognized reputation, is at least as favorable to the Company’s stockholders as such Superior Proposal, it being understood that the Company shall not enter into any such binding agreement during such four Business-Day period, and (iii) the Company, at or prior to any termination pursuant to this Section 7.01(h), pays Parent the Termination Fee (as defined below) set forth in Section 7.02;
      (i) by the Company or Parent, if the Parent Stockholder Approval shall not have been received at a duly held meeting of the stockholders of Parent called for such purpose (including any adjournment or postponement thereof); and
      (j) by the Company or Parent, if the Company Stockholder Approval shall not have been received at a duly held meeting of the stockholders of the Company called for such purpose (including any adjournment or postponement thereof).
      Section 7.02.     Obligations in Event of Termination.
      (a) In the event of any termination of this Agreement as provided in Section 7.01, this Agreement shall forthwith become wholly void and of no further force and effect and there shall be no liability on the part of the Company or Parent, except with respect to Section 3.01(j), Section 3.02(l), Section 5.02, Section 5.05, this Section 7.02 and Article 8 shall remain in full force and effect, and except that, subject to Section 7.02(e), termination shall not preclude any party from suing the other party for breach of this Agreement.
      (b) If this Agreement is terminated (i) by Parent pursuant to Section 7.01(g); (ii) by Parent or the Company pursuant to Section 7.01(j) because of the failure to obtain the Company Stockholder Approval and prior to the Company Stockholder Meeting there has been an offer or proposal for, or an announcement of any intention with respect to, a transaction that would constitute a Business Combination involving the Company, in each case of a bona fide nature (and such offer, proposal, or announcement has not been rejected or withdrawn prior to the time of such meeting); (iii) by Parent or the Company pursuant to Section 7.01(b) because the Merger shall not have been consummated at or prior to the Termination Date, and at the time of the termination such Company Stockholder Approval shall not have been obtained and there shall have been an offer or proposal for, or an announcement of such intention with respect to, a transaction that would constitute a Business Combination involving the Company (and such offer, proposal or announcement has not been rejected or withdrawn prior to the Termination Date); or (iv) by the Company pursuant to Section 7.01(h), then (A) in the case of clauses (b)(i), (b)(ii) and (b)(iii), if within twelve months of termination of this Agreement, the Company or its Subsidiaries enters into a definitive agreement with any third party making the offer or proposal with respect to a Business Combination or any Business Combination with respect to the Company or its Subsidiaries is consummated, then the Company shall pay to Parent, not later than one Business Day after the earlier of the date such agreement is entered into or such Business Combination is consummated, a termination fee of $1,920,000,000 (the “Termination Fee”) and (B) in the case of clause (b)(iv), the Company shall pay to Parent, at or prior to such termination pursuant to Section 7.01(h), the Termination Fee.
      (c) For the purposes of this Section 7.02(c), “Business Combination” means with respect to the Company, (i) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving such party as a result of which either (A) the Company’s stockholders prior to such transaction (by virtue of their ownership of such party’s shares) in the aggregate cease to own at least 50% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof) or, regardless of the percentage of voting securities held by such stockholders, if any Person shall beneficially own, directly or indirectly, at least 35% of the voting securities of such ultimate parent entity, or (B) the individuals comprising the Board of Directors of the Company prior to such transaction do not constitute a majority of the Board of Directors of such ultimate parent entity, (ii) a sale, lease, exchange, transfer or other disposition of at least 50% of the assets of the Company and its Subsidiaries, taken as a whole, in a single transaction or a series of related transactions, or (iii) the acquisition, directly or indirectly, by a Person of beneficial ownership of 35% or more of the common stock of the Company whether by merger, consolidation, share exchange, business combination, tender or exchange offer or otherwise (other than a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction upon the consummation of which the Company’s stockholders would in the aggregate beneficially own greater than 50% of the voting securities of such Person).
      (d) All payments under this Section 7.02 shall be made by wire transfer of immediately available funds to an account designated by Parent.
      (e) The parties each agree that the agreements contained in Section 7.02(b) are an integral part of the transaction contemplated by this Agreement and constitute liquidated damages and not a penalty. Acceptance by Parent of the payment referred to in Section 7.02(b) shall constitute conclusive evidence that this Agreement has been validly terminated and upon acceptance of the payment of such amount, the Company shall be fully released and discharged from any liability or obligation resulting from or under this Agreement.
      Section 7.03.     Amendment. This Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company and Parent, but, after any such approval, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.
      Section 7.04.     Extension; Waiver. At any time prior to the Effective Time, the parties, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.
ARTICLE 8
General Provisions
      Section 8.01.     Non-Survival of Representations, Warranties and Agreements.     None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein (including Section 5.06) that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article 8.
      Section 8.02.     Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or facsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the tenth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i) if to Parent or Merger Sub, to:

The Procter & Gamble Company
One Procter & Gamble Plaza
Cincinnati, OH 45202
Fax: (513) 983-2024
Attention: James J. Johnson, Esq.
                with a copy to:

Cadwalader, Wickersham & Taft LLP
One World Financial Center
New York, New York 10281
Fax: (212) 504-6666
Attention: Dennis J. Block, Esq.

(ii) if to the Company, to:

Prudential Tower Building
Suite 4800
Boston, MA 02199
Fax: (617) 421-7874
Attention: Richard K. Willard, Esq.
                with a copy to:

Davis Polk & Wardwell
450 Lexington Avenue
New York, New York 10017
Fax: (212) 450-3800
Attention: George R. Bason, Jr., Esq.
      Section 8.03.     Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “stockholder” or “stockholders” shall be deemed to include the words “shareholder” or “shareholders” and vice versa and the word “stock” shall be deemed to include the word “share” or “shares” and vice versa. All parties will be considered drafters of this Agreement and accordingly any ambiguity shall not be construed against any particular party.
      Section 8.04.     Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.
      Section 8.05.     Entire Agreement; No Third Party Beneficiaries.
      (a) This Agreement (including the Exhibits and Schedules hereto) and the Confidentiality Agreement constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.
      (b) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than

Section 5.06 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).
      Section 8.06.     Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware (without giving effect to choice of law principles thereof).
      Section 8.07.     Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
      Section 8.08.     Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any wholly owned Subsidiary of Parent without the consent of the Company, but no such assignment shall relieve Merger Sub of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Parent agrees to cause the Merger Sub to fulfill all of its obligations hereunder.
      Section 8.09.     Submission To Jurisdiction; Waivers. Each of Parent and the Company irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns shall be brought and determined exclusively in the Court of Chancery of the State of Delaware, and each of Parent and the Company hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid court. Each of Parent and the Company hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named court for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such court. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of the above-named court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 8.02 shall be deemed effective service of process on such party.
      Section 8.10.     Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.
      Section 8.11.     Definitions. As used in this Agreement:
      (a) “beneficial ownership” or “beneficially own” shall have the meaning under Section 13(d) of the Exchange Act and the rules and regulations thereunder.
      (b) “Benefit Plans” means, with respect to any Person, each material employee benefit plan, program, arrangement and contract (including, without limitation, any “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and any material bonus, deferred compensation, stock bonus, stock purchase, restricted stock, stock option, employment, termination, stay agreement or bonus, change in control and severance plan, program, policy, arrangement and contract) in effect on the date of this Agreement or disclosed on the Company Disclosure Schedule or the Parent Disclosure Schedule, as the case may be, to which such Person or its Subsidiary is a party, which is maintained or contributed to by such Person, or with respect to which such Person could incur material liability under Section 4069, 4201 or 4212(c) of ERISA.
      (c) “Board of Directors” means the Board of Directors of any specified Person and any committees thereof.
      (d) “Business Day” means any day on which banks are not required or authorized to close in the City of New York.
      (e) “Confidentiality Agreement” means the letter agreement, dated November  16, 2004 between Parent and the Company.
      (f) “known” or “knowledge” means, with respect to any party, the actual knowledge of such party’s officers and senior employees involved in the negotiation of this Agreement.
      (g) “Material Adverse Effect” means, with respect to any entity, any event, change, circumstance or effect that is or is reasonably likely to be materially adverse to (i) the business, assets, operations, financial condition or results of operations of such entity and its Subsidiaries taken as a whole, other than any event, change, circumstance or effect relating (v) to the economy or financial markets in general, (w) to the industries in which such entity operates (provided that, the impact on the entity in question is not disproportionate to the impact on other similarly situated entities), (x) to changes in GAAP, (y) to announcement of this Agreement and transactions contemplated hereby, or (z) to the commencement, occurrence, continuation or intensification of any war, armed hostilities or acts of terrorism; or (ii) the ability of such entity to consummate the transactions contemplated by this Agreement. All references to Material Adverse Effect on Parent or its Subsidiaries contained in this Agreement shall be deemed to refer solely to Parent and its Subsidiaries without including its ownership of the Company and its Subsidiaries after the Merger, unless otherwise specified.
      (h) “other party” means, with respect to the Company, Parent and means, with respect to Parent, the Company, unless the context otherwise requires.
      (i) “Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).
      (j) “SEC” means the Securities and Exchange Commission.
      (k) “Securities Act” means the Securities Act of 1933, as amended.
      (l) “Subsidiary” when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, (i) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership) or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.
      (m) “Superior Proposal” means any bona fide written offer that is not subject to any conditions to the parties’ obligation to consummate the transaction (other than conditions that are in the aggregate as likely to result in the consummation of such transaction as the aggregate of the conditions contained in this Agreement) made by a third party in respect of a transaction (or series of related transactions) that if consummated would result in such third party (or in the case of a direct merger between such third party and the Company or one of its Subsidiaries, the stockholders of such third party) acquiring, directly or indirectly, all or substantially all of the voting power of the Company Common Stock or all or substantially all the assets of the Company and its Subsidiaries, taken as a whole, which transaction the Board of Directors of the Company determines in its good faith judgment (after consultation with a financial advisor of nationally recognized reputation) (taking into account the person making the offer, the consideration offered, the likelihood of consummation (including the legal, financial and regulatory aspects of the offer) as well as any other factors deemed relevant by the Board of Directors of the Company) to be more favorable from a financial point of view to the stockholders of the Company than the Merger, taking into account any changes to the terms of this Agreement offered by Parent in response to such Superior Proposal or otherwise.

      IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

The Procter & Gamble Company

By:	/s/ A.G. Lafley

Name: A.G. Lafley

Title:	Chairman of the Board, President and Chief Executive

Aquarium Acquisition Corp.

By:	/s/ A.G. Lafley

Name: A.G. Lafley
Title: President

The Gillette Company

By:	/s/ James M. Kilts

Name: James M. Kilts

Title:	Chairman of the Board, President and Chief Executive Officer

ANNEX B
January 27, 2005
Board of Directors
The Procter & Gamble Company
1 Procter & Gamble Plaza SY-6
Cincinnati, OH 45202
Members of the Board of Directors:
      The Gillette Company (the “Company”), The Procter & Gamble Company (the “Acquiror”) and a wholly owned subsidiary of the Acquiror (the “Acquisition Sub”), propose to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which the Acquisition Sub will be merged with and into the Company in a transaction (the “Merger”) in which each outstanding share of the Company’s common stock, par value $1.00 per share (the “Company Shares”), will be converted into the right to receive 0.975 of a share (the “Exchange Ratio”) of the common stock of the Acquiror, without par value (the “Acquiror Shares”).
      You have asked us whether, in our opinion, the Exchange Ratio is fair from a financial point of view to the Acquiror.
      In arriving at the opinion set forth below, we have, among other things:

(1) Reviewed certain publicly available business and financial information relating to the Company and the Acquiror that we deemed to be relevant;

(2) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company and the Acquiror, including financial forecasts relating to the Company prepared by the management of the Company and the Acquiror, as well as the amount and timing of the cost savings and related expenses and synergies expected to result from the Merger (the “Expected Synergies”) furnished to us by the Acquiror;

(3) Conducted discussions with members of senior management and representatives of the Company and the Acquiror concerning the matters described in clauses 1 and 2 above, as well as their respective businesses and prospects before and after giving effect to the Merger and the Expected Synergies;

(4) Reviewed the market prices and valuation multiples for the Company Shares and the Acquiror Shares and compared them with those of certain publicly traded companies that we deemed to be relevant;

(5) Reviewed the results of operations of the Company and the Acquiror and compared them with those of certain publicly traded companies that we deemed to be relevant;

(6) Compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed to be relevant;

(7) Participated in certain discussions and negotiations among representatives of he Company and the Acquiror and their financial and legal advisors;

(8) Reviewed the relative contributions of the Company and the Acquiror to selected operational metrics of the combined company based on financial forecasts and estimates prepared by the management of the Acquiror;

(9) Reviewed the potential pro forma impact of the Merger, including the effects of the Acquiror’s share repurchase plans;

(10) Reviewed a draft dated January 26, 2005 of the Agreement; and

(11) Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.
      In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or the Acquiror or been furnished with any such evaluation or appraisal, nor have we evaluated the solvency or fair value of the Company or the Acquiror under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company or the Acquiror. With respect to the financial forecast information and the Expected Synergies furnished to or discussed with us by the Company or the Acquiror, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company’s or the Acquiror’s management as to the expected future financial performance of the Company or the Acquiror, as the case may be, and the Expected Synergies. We have further assumed that the Merger will qualify as a tax-free reorganization for U.S. federal income tax purposes. We have also assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by us.
      Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. We have assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Merger.
      We are acting as financial advisor to the Acquiror in connection with the Merger and will receive a fee from the Acquiror for our services, a significant portion of which is contingent upon the consummation of the Merger. In addition, the Acquiror has agreed to indemnify us for certain liabilities arising out of our engagement. We are currently mandated to be Sole Lead Arranger, Book Runner and Syndication Agent on a $2 billion revolving credit facility for the benefit of an affiliate of the Acquiror and are a lender in the credit facilities of both the Company and the Acquiror. In addition, we have, in the past, provided financial advisory and financing services to the Acquiror and the Company and/or their respective affiliates including our role as financial advisor to the Acquiror in connection with its acquisition of Wella AG in 2003, and as an underwriter in the Acquiror’s $1 billion bond offering in 2003, and may continue to do so and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade the Company Shares and other securities of the Company, as well as the Acquiror Shares and other securities of the Acquiror, for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.
      This opinion is for the use and benefit of the Board of Directors of the Acquiror. Our opinion does not address the merits of the underlying decision by the Acquiror to engage in the Merger and does not constitute a recommendation to any shareholder of the Acquiror as to how such shareholder should vote on the proposed Merger or any matter related thereto. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Acquiror. We are not expressing any opinion herein as to the prices at which the Acquiror Shares or the Company Shares will trade following the announcement of the Merger or the prices at which the Acquiror Shares will trade following the consummation of the Merger.
      On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair from a financial point of view to the Acquiror.

Very truly yours,

Merrill Lync	h, Pierce, Fenner & Smith

Incorporated

ANNEX C
PERSONAL AND CONFIDENTIAL
January 27, 2005
Board of Directors
The Gillette Company
Prudential Tower Building
Boston, MA 02199
Ladies and Gentlemen:
      You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $1.00 per share (the “Company Common Stock”), of The Gillette Company (the “Company”) of the exchange ratio of 0.975 of a share of common stock, without par value (the “P&G Common Stock”), of The Procter & Gamble Company (“P&G”) to be received for each Share (the “Exchange Ratio”) pursuant to the Agreement and Plan of Merger, dated as of January 27, 2005 (the “Merger Agreement”), among P&G, Aquarium Acquisition Corp., a wholly owned subsidiary of P&G, and the Company.
      Goldman, Sachs & Co. and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the transaction contemplated by the Merger Agreement (the “Transaction”). We expect to receive fees for our services in connection with the Transaction, substantially all of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. In addition, we have provided certain investment banking services to the Company from time to time, including having acted as the Company’s financial advisor in connection with the acquisition of certain assets of Den-Mat Corporation in April 2004; as sole manager with respect to a public offering of the Company’s 4.125% Senior Notes due 2007 (aggregate principal amount $250,000,000) in August 2002; and as joint lead manager with respect to a secondary public offering of 40,895,000 shares of the Company Common Stock in July 2001. Our commercial bank affiliate is also a lender under credit facilities of the Company. We also have provided certain investment banking services to P&G from time to time, including having acted as P&G’s financial advisor in connection with the sale of Sunny Delight in August 2004; as lead manager with respect to a public offering of P&G’s 4.95% Senior Notes due 2014 and 5.8% Senior Notes due 2034 (aggregate principal amount $1,500,000,000) in August 2004; as joint lead manager with respect to a public offering of P&G’s Senior Floating Rate Notes Series A (aggregate principal amount $1,500,000,000) in August 2004; as lead manager with respect to a public offering of P&G’s 5.5% Notes due 2034 (aggregate principal amount $500,000,000) in January 2004; as co-lead

Board of Directors
The Gillette Company
January 27, 2005

manager with respect to a public offering of P&G’s 4.85% Notes due 2015 (aggregate principal amount $150,000,000) in December 2003; as lead manager with respect to a public offering of P&G’s 3.5% Notes due 2008 and 4.85% Notes due 2015 (aggregate principal amount $1,200,000,000) in November 2003; as joint-lead manager with respect to a public offering of P&G’s 4.3% Notes due 2008 (aggregate principal amount $500,000,000) in July 2002; as agent in P&G’s share repurchase program; as agent in P&G’s medium term note program; and as dealer in P&G’s commercial paper program. Our commercial bank affiliate is also a lender under credit facilities of P&G. We also may provide investment-banking services to the Company and P&G in the future. In connection with the above-described investment banking services we have received, and may receive, compensation.
      Goldman, Sachs & Co. is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman, Sachs & Co. and its affiliates may provide such services to the Company, P&G and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of the Company and P&G for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities.
      In connection with this opinion, we have reviewed, among other things, the Merger Agreement; certain publicly available business and financial information relating to the Company and P&G; certain financial estimates and forecasts relating to the business and financial prospects of the Company prepared by certain research analysts that were publicly available; certain internal financial information and other data relating to the business and financial prospects of the Company, including financial analyses and forecasts for the Company prepared by its management (the “Company Forecasts”), and certain cost savings and operating synergies projected by the managements of the Company and P&G to result from the Transaction (collectively, the “Synergies”), in each case provided to us by the management of the Company and not publicly available; and certain financial information and other data relating to the business of P&G provided to us by the managements of the Company and P&G and which were not publicly available, which information did not include forecasts for P&G. In such connection, we also have reviewed certain financial estimates and forecasts relating to the business and financial prospects of P&G prepared by certain research analysts that were publicly available, as adjusted and provided to us by the management of the Company following their discussions with the management of P&G as to public guidance expected to be given by P&G contemporaneously with the announcement of the Transaction (the “P&G Adjusted Street Forecasts”). We have held discussions with members of the senior management of the Company and P&G regarding their assessment of the strategic rationale for, and the potential benefits of, the Transaction and the past and current business operations, financial condition and future prospects of the Company and P&G (including as a result of the significant stock buyback being announced by P&G contemporaneously with the Transaction). In addition, we have reviewed the reported price and trading activity for the Company Common Stock and the P&G Common Stock, compared certain publicly available financial and stock market information for the Company and P&G with similar financial and stock market information for certain other companies the securities of which are publicly traded, reviewed certain financial terms of certain recent publicly available business combinations in the consumer products industry specifically and in other industries generally, considered certain pro forma effects of the Transaction, and performed such other studies and analyses, and considered such other factors, as we considered appropriate.
      In connection with our review, with your consent, we have relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by us, with your consent have assumed such accuracy and completeness for purposes of rendering this opinion, and

Board of Directors
The Gillette Company
January 27, 2005

with your consent have not assumed any responsibility for independent verification of any of such information. With respect to the Company Forecasts, the Synergies, and any other estimates or pro forma effects discussed with or reviewed by us, we have assumed at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company. With respect to the Synergies and such pro forma effects, we have assumed with your consent that they will be realized in the amounts and time periods forecasted. We were not provided P&G’s internal financial analyses and forecasts for the year 2005 and beyond, and therefore we did not consider such analyses and forecasts in connection with our review or the rendering of this opinion. Based on our discussions with you and at your direction, we have assumed that the P&G Adjusted Street Forecasts were a reasonable basis upon which to evaluate the future performance of P&G, and at your direction we have used the P&G Adjusted Street Forecasts for purposes of our analyses and this opinion. In addition, at your direction, we have not made an independent evaluation or appraisal of the assets and liabilities (including, but not limited to any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or P&G or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We also have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or P&G or on the expected benefits of the Transaction in any way meaningful to our analyses. We have assumed that the transaction will qualify as a tax-free reorganization for U.S. federal income tax purposes. In rendering this opinion, we have assumed that the Company and P&G will comply with all the material terms of the Merger Agreement.
      Our opinion does not address the underlying business decision of the Company to engage in the Transaction nor are we expressing any opinion as to the value of the P&G Common Stock when and if issued in the Transaction or the prices at which shares of the P&G Common Stock or the Company Common Stock will trade at any time. We have not been asked to, nor do we, offer any opinion as to the terms of the Merger Agreement (other than as to the fairness from a financial point of view of the Exchange Ratio to the holders of the Company Common Stock as set forth herein) or as to the form of the Transaction or any other matter. Our advisory services and opinion are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of the Company Common Stock should vote with respect to such transaction. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof.
      Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of the Company Common Stock.

Very truly yours,

/s/ Goldman, Sachs & Co.

(GOLDMAN, SACHS & CO.)

ANNEX D
January 27, 2005
The Board of Directors
The Gillette Company
Prudential Tower Building
Boston, MA 02199
Dear Members of the Board:
      We understand that The Gillette Company, a Delaware corporation (“Gillette” or the “Company”), is considering a transaction whereby a wholly owned subsidiary of The Procter & Gamble Company, an Ohio corporation (“P&G”), will merge with the Company. Pursuant to the terms of an Agreement and Plan of Merger dated as of January 27, 2005 (the “Merger Agreement”), P&G will undertake a series of transactions whereby the Company will become a wholly owned subsidiary of P&G (the “Transaction”). Pursuant to the terms of the Merger Agreement, all of the issued and outstanding shares of the common stock of the Company, par value of $1.00 per share (the “Company Common Stock”), will be converted into the right to receive 0.975 shares (the “Exchange Ratio”) of common stock, without par value, of P&G (the “P&G Common Stock”). No P&G Common Stock will be issued to holders of fractional shares of the Company Common Stock. The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.
      You have requested our opinion as to the fairness from a financial point of view to the holders of the Company Common Stock of the Exchange Ratio pursuant to the Merger Agreement.
      UBS Securities LLC (“UBS”) has acted as financial advisor to the Board of Directors of the Company in connection with, and participated in certain of the negotiations leading to, the Transaction and will receive a fee for its services, substantially all of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. In the past, UBS and its predecessors have provided investment banking services to the Company and P&G and received customary compensation for the rendering of such services, including acting as the Company’s financial advisor on its acquisition of Zooth, Inc in June 2004 and acting as the Company’s general strategic and financial advisor during 2002, 2003 and 2004. In the ordinary course of business, UBS, its successors and affiliates may hold or trade securities of the Company, P&G or their respective affiliates for their own accounts and the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.
      In arriving at our opinion, we have, among other things: (i) reviewed the Merger Agreement; (ii) reviewed certain publicly available business and financial information relating to the Company and P&G; (iii) reviewed certain financial estimates and forecasts relating to the business and financial prospects of the Company prepared by certain research analysts that were publicly available; (iv) reviewed certain internal financial information and other data relating to the business and financial prospects of the Company, including financial analyses and forecasts for the Company prepared by its management (the “Company Forecasts”), and certain cost savings and operating synergies projected by the managements of the Company and P&G to result from the Transaction (collectively, the “Synergies”), in each case provided to us by the management of the Company and not publicly available; (v) reviewed certain financial information and other data relating to the business of P&G provided to us by the managements of the Company and P&G and which were not publicly available, which information did not include forecasts for P&G; (vi) reviewed certain financial estimates and forecasts relating to the business and financial prospects of P&G prepared by certain research analysts that were publicly available, as adjusted and provided to us by the management of the Company following their discussions with the management of P&G as to public guidance expected to be given by P&G contemporaneously with the announcement of the Transaction (the “P&G Adjusted Street Forecasts”); (vii) reviewed the reported price and trading activity for the Company Common Stock and the P&G Common Stock; (viii) compared certain publicly available financial and stock market information for the Company and P&G with similar financial and stock market information with respect to certain other companies in lines of business we believe to be generally comparable to those of the Company and P&G; (ix) compared the financial terms of the Transaction with certain other transactions which we believe to be generally relevant; (x) considered certain pro forma effects of the Transaction on P&G’s financial statements; (xi) conducted discussions with members of the senior management of the Company and P&G concerning their assessment of the strategic rationale for, and the potential benefits of, the Transaction and the past and current business operations, financial condition and future prospects of the Company and P&G (including as a result of the significant stock buyback being announced by P&G contemporaneously with the Transaction); and (xii) conducted such other financial studies, analyses, and investigations and considered such other information as we deemed necessary or appropriate.
      In connection with our review, with your consent, we have relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by us, with your consent have assumed such accuracy and completeness for purposes of rendering this opinion, and with your consent have not assumed any responsibility for independent verification of any of such information. With respect to the Company Forecasts, the Synergies, and any other estimates or pro forma effects discussed with or reviewed by us, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company. With respect to the Synergies and such pro forma effects, we have assumed with your consent that they will be realized in the amounts and time periods forecasted. We were not provided P&G’s internal financial analyses and forecasts for the year 2005 and beyond, and therefore we did not consider such analyses and forecasts in connection with our review or the rendering of this opinion. Based on our discussions with you and at your direction, we have assumed that the P&G Adjusted Street Forecasts were a reasonable basis upon which to evaluate the future performance of P&G, and at your direction we have used the P&G Adjusted Street Forecasts for purposes of our analyses and this opinion. In addition, at your direction, we have not made an independent evaluation or appraisal of the assets and liabilities (contingent or otherwise) of the Company or P&G or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We also have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or P&G or on the expected benefits of the Transaction in any way meaningful to our analyses. We have assumed that the transaction will qualify as a tax-free reorganization for U.S. federal income tax purposes. In rendering this opinion, we have assumed that the Company and P&G will comply with all the material terms of the Merger Agreement.
      Our opinion does not address the underlying business decision of the Company to engage in the Transaction nor are we expressing any opinion as to the value of the P&G Common Stock when and if issued in the Transaction or the prices at which shares of the P&G Common Stock or the Company Common Stock will trade at any time. We have not been asked to, nor do we, offer any opinion as to the terms of the Merger Agreement (other than as to the fairness from a financial point of view of the Exchange Ratio to the holders of the Company Common Stock as set forth herein) or as to the form of the Transaction or any other matter. Our opinion is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of the Company Common Stock should vote with respect to such transaction. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

      Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio pursuant to the Merger Agreement is fair, from a financial point of view, to the holders of the Company Common Stock.

Very truly yours,

/s/ UBS SECURITIES LLC

UBS SECURITIES LLC

ANNEX E
SECTION 1701.85 OF THE OHIO REVISED CODE
Qualifications of and procedures for dissenting shareholders

(A)(1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.
(2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which he seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal. Not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to him of the fair cash value of the shares as to which he seeks relief, which demand shall state his address, the number and class of such shares, and the amount claimed by him as the fair cash value of the shares.
(3) The dissenting shareholder entitled to relief under division (C) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (E) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 of the Revised Code shall be a record holder of the shares of the corporation as to which he seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within twenty days after he has been sent the notice provided in section 1701.80 or 1701.801 of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(2) of this section.
(4) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation.
(5) If the corporation sends to the dissenting shareholder, at the address specified in his demand, a request for the certificates representing the shares as to which he seeks relief, the dissenting shareholder, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may forthwith endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return such endorsed certificates to the dissenting shareholder. A dissenting shareholder’s failure to deliver such certificates terminates his rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of such shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only such rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

(B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to such a complaint is required. Upon the filing of such a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from such evidence as is submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have such power and authority as is specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at such rate and from such date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505 of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to such payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.
(C) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken and, in the case of a merger pursuant to section 1701.80 or 1701.801 of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing such fair cash value, any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders shall be excluded.

(D)(1) The right and obligation of a dissenting shareholder to receive such fair cash value and to sell such shares as to which he seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:
(a) The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;
(b) The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption of the action involved;
(c) The dissenting shareholder withdraws his demand, with the consent of the corporation by its directors;
(d) The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or joined in a complaint under division (B) of this section within the period provided in that division.
(2) For purposes of division (D)(1) of this section, if the merger or consolidation has become effective and the surviving or new entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the general partners of a surviving or new partnership or the comparable representatives of any other surviving or new entity.
(E) From the time of the dissenting shareholder’s giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.
      Indemnification Under Procter & Gamble’s Articles of Incorporation and Regulations and Ohio Law. Article III, Section 8 of Procter & Gamble’s Regulations provide for the indemnification of directors and officers. This section provides that Procter & Gamble shall indemnify each present and future director and officer, his heirs, executors and administrators against all costs, expenses (including attorneys’ fees), judgments, and liabilities, reasonably incurred by or imposed on him in connection with or arising out of any claim or any action, suit or proceeding, civil or criminal, in which he may be or become involved by reason of his being or having been a director or officer of Procter & Gamble, or of any of its subsidiary companies, or of any other company in which he served or serves as a director or officer at the request of Procter & Gamble. This indemnification is provided irrespective of whether or not he continues to be a director or an officer at the time he incurs or becomes subjected to such costs, expenses (including attorneys’ fees), judgments, and liabilities. However, such indemnification shall not be operative with respect to any matter as to which in any such action, suit or proceeding he shall have been finally adjudged to have been derelict in the performance of his duties as such director or officer.
      Such indemnification shall apply when the adjudication in such action, suit or proceeding is otherwise than on the merits and also shall apply when a settlement or compromise is effected, but in such cases indemnification shall be made only if the Procter & Gamble board of directors, acting at a meeting at which a majority of the quorum of the board of directors is unaffected by self interest, shall find that such director or officer has not been derelict in the performance of his duty as such director or officer with respect to the matter involved, and shall adopt a resolution to that effect and in cases of settlement or compromise shall also approve the same; in cases of settlement or compromise such indemnification shall not include reimbursement of any amounts which by the terms of the settlement or compromise are paid or payable to Procter & Gamble itself by the director or officer (or in the case of a director or officer of a subsidiary or another company in which such director or officer is serving at the request of Procter & Gamble any amounts paid or payable by such director or officer to such company).
      If the Procter & Gamble board of directors as herein provided refuses or fails to act or is unable to act due to the self interest of some or all of its members, Procter & Gamble at its expense shall obtain the opinion of counsel and indemnification shall be had only if it is the opinion of such counsel that the director or officer has not been derelict in the performance of his duties as such director or officer with respect to the matter involved.
      The right of indemnification provided for in Procter & Gamble’s Regulations is not be exclusive of other rights to which any director or officer may be entitled as a matter of law and such rights, if any, shall also inure to the benefit of the heirs, executors or administrators of any such director or officer.
      Procter & Gamble D&O Insurance. The directors and officers of Procter & Gamble are insured under a policy of directors’ and officers’ liability insurance.

Item 21.	Exhibits and Financial Statement Schedules.
      (a) List of Exhibits

Exhibit	Description

2.1	Agreement and Plan of Merger dated as of January 27, 2005 among The Procter & Gamble Company, Aquarium Acquisition Corp., and The Gillette Company.*

3.1	Amended Articles of Incorporation of The Procter & Gamble Company (incorporated herein by reference to Exhibit 3-1 in the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004) (File No. 001-00434).

S4-II-1

Exhibit	Description

3.2	Regulations of The Procter & Gamble Company (incorporated herein by reference to Exhibit 3-2 in the Registrant’s Annual Report on Form 10-K for fiscal the year ended June 30, 2003) (File No. 001-00434).

5.1	Opinion of Chris B. Walther, Associate General Counsel and Assistant Secretary of The Procter & Gamble Company, regarding the validity of the securities being registered.

8.1	Opinion of Cadwalader, Wickersham & Taft LLP regarding material federal income tax consequences relating to the merger.

8.2	Opinion of Davis Polk & Wardwell regarding material federal income tax consequences relating to the merger.

10.1	Amendment No. 1 to the Amended and Restated Employment Agreement dated as of December 23, 2004, entered into as of January 27, 2005, between The Gillette Company and James M. Kilts (incorporated herein by reference to Exhibit 10.2 in The Gillette Company’s Form 8-K filed on January 28, 2005).

21.1	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21 in the Registrant’s Annual Report on Form 10-K filed for the fiscal year ended June 30, 2004 (File No. 001-00434).

23.1	Consent of Deloitte & Touche LLP (for The Procter & Gamble Company).

23.2	Consent of KPMG LLP (for The Gillette Company).

23.3	Consent of Cadwalader, Wickersham & Taft LLP (included in the opinion filed as Exhibit 8.1 to this Registration Statement).

23.4	Consent of Davis Polk & Wardwell (included in the opinion filed as Exhibit 8.2 to this Registration Statement).

23.5	Consent of Chris B. Walther, Associate General Counsel and Assistant Secretary of The Procter & Gamble Company (included in the opinion filed as Exhibit 5.1 to this registration statement).

24.1	Power of Attorney (included on signature page to this registration statement filed on March 14, 2005).*

99.1	Form of The Procter & Gamble Company Proxy Card.

99.2	Form of The Gillette Company Proxy Card.

99.3	Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated (attached as Annex B to the joint proxy statement/ prospectus which is part of this registration statement).

99.4	Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated.

99.5	Opinion of Goldman, Sachs & Co. (attached as Annex C to the joint proxy statement/ prospectus which is part of this registration statement).

99.6	Consent of Goldman, Sachs & Co.

99.7	Opinion of UBS Securities LLC (attached as Annex D to the joint proxy statement/ prospectus which is part of this registration statement).
99.8	Consent of UBS Securities LLC.
99.9	Agreement of The Procter & Gamble Company to furnish supplementally to the SEC, upon request, copies of omitted exhibits and schedules.*

*	Previously filed.
Item 22.     Undertakings.
      (a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

S4-II-2

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(5) That every prospectus (i) that is filed pursuant to paragraph (4) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) To respond to requests for information that is incorporated by reference into the joint proxy statement/ prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(8) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

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      (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, on May 25, 2005.

The Procter & Gamble Company (Registrant)

By:	/s/ Alan G. Lafley

Name: Alan G. Lafley

Title:	Chairman of the Board, President

and Chief Executive
(Principal Executive Officer)
      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on behalf of the Registrant in the capacities indicated on May 25, 2005.

Signature	Title

/s/ Alan G. Lafley Alan G. Lafley	Chairman of the Board, President, and Chief Executive (Principal Executive Officer)

* Clayton C. Daley, Jr.	Chief Financial Officer (Principal Financial Officer)

* John K. Jensen	Comptroller (Principal Accounting Officer)

* Norman R. Augustine	Director

* Bruce L. Byrnes	Director

* R. Kerry Clark	Director

* Scott D. Cook	Director

* Joseph T. Gorman	Director

* Charles R. Lee	Director

* Lynn M. Martin	Director

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Signature		Title

* W. James McNerney, Jr.		Director

* Johnathan A. Rodgers		Director

* John F. Smith, Jr.		Director

* Ralph Snyderman		Director

* Robert D. Storey		Director

* Margaret C. Whitman		Director

* Ernesto Zedillo		Director

* Alan G. Lafley hereby signs this amendment on behalf of each of the indicated persons for whom he is attorney-in-fact on May 25, 2005

By:	/s/ Alan G. Lafley Alan G. Lafley (Attorney-in-fact)

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INDEX TO EXHIBITS

Exhibit	Description

2.1	Agreement and Plan of Merger dated as of January 27, 2005 among The Procter & Gamble Company, Aquarium Acquisition Corp., and The Gillette Company.*

3.1	Amended Articles of Incorporation of The Procter & Gamble Company (incorporated herein by reference to Exhibit 3-1 in the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004) (File No. 001-00434).

3.2	Regulations of The Procter & Gamble Company (incorporated herein by reference to Exhibit 3-2 in the Registrant’s Annual Report on Form 10-K for fiscal the year ended June 30, 2003) (File No. 001-00434).

5.1	Opinion of Chris B. Walther, Associate General Counsel and Assistant Secretary of The Procter & Gamble Company, regarding the validity of the securities being registered.

8.1	Opinion of Cadwalader, Wickersham & Taft LLP regarding material federal income tax consequences relating to the merger.

8.2	Opinion of Davis Polk & Wardwell regarding material federal income tax consequences relating to the merger.

10.1	Amendment No. 1 to the Amended and Restated Employment Agreement dated as of December 23, 2004, entered into as of January 27, 2005, between The Gillette Company and James M. Kilts (incorporated herein by reference to Exhibit 10.2 in The Gillette Company’s Form 8-K filed on January 28, 2005).

21.1	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21 in the Registrant’s Annual Report on Form 10-K filed for the fiscal year ended June 30, 2004 (File No. 001-00434).

23.1	Consent of Deloitte & Touche LLP (for The Procter & Gamble Company).

23.2	Consent of KPMG LLP (for The Gillette Company).

23.3	Consent of Cadwalader, Wickersham & Taft LLP (included in the opinion filed as Exhibit 8.1 to this Registration Statement).

23.4	Consent of Davis Polk & Wardwell (included in the opinion filed as Exhibit 8.2 to this Registration Statement).

23.5	Consent of Chris B. Walther, Associate General Counsel and Assistant Secretary of The Procter & Gamble Company (included in the opinion filed as Exhibit 5.1 to this registration statement).

24.1	Power of Attorney (included on signature page to this registration statement filed on March 14, 2005).*

99.1	Form of The Procter & Gamble Company Proxy Card.

99.2	Form of The Gillette Company Proxy Card.

99.3	Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated (attached as Annex B to the joint proxy statement/ prospectus which is part of this registration statement).

99.4	Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated.

99.5	Opinion of Goldman, Sachs & Co. (attached as Annex C to the joint proxy statement/ prospectus which is part of this registration statement).

99.6	Consent of Goldman, Sachs & Co.

99.7	Opinion of UBS Securities LLC (attached as Annex D to the joint proxy statement/ prospectus which is part of this registration statement).

99.8	Consent of UBS Securities LLC.

99.9	Agreement of The Procter & Gamble Company to furnish supplementally to the SEC, upon request, copies of omitted exhibits and schedules.*

*	Previously filed